    As filed with the Securities and Exchange Commission on August 25, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                                  MEDIACOM LLC
                          MEDIACOM CAPITAL CORPORATION
           (Exact name of registrants as specified in their charters)

        New York                     4841                     06-1433421
        New York                     4841                     06-1513997
                              (Primary Standard            (I.R.S. Employer
       (State of                  Industrial           Identification Numbers)
     incorporation)          Classification Code
                                   Numbers)

                              100 Crystal Run Road
                           Middletown, New York 10941
                                 (914) 695-2600
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                               Rocco B. Commisso
                                    Manager
                                  Mediacom LLC
                              100 Crystal Run Road
                           Middletown, New York 10941
                                 (914) 695-2600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:

                            Robert L. Winikoff, Esq.
                             Harris S. Jaffe, Esq.
                Cooperman Levitt Winikoff Lester & Newman, P.C.
                                800 Third Avenue
                            New York, New York 10022
                                 (212) 688-7000

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes affective.
                                ---------------

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                       Proposed
                                         Proposed      Maximum
 Title of Each Class of     Amount       Maximum      Aggregate    Amount of
    Securities to be        to be     Offering Price   Offering   Registration
       Registered         Registered   Per Unit(1)     Price(1)       Fee
------------------------------------------------------------------------------
7 7/8% Senior Notes due
 2011..................  $125,000,000      100%      $125,000,000   $34,750
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

                                ---------------

   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell these notes until the registration statement filed with the          +
+Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these notes and it is not soliciting an offer to buy these +
+notes in any state where the offer or sale is not permitted.                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion, dated August 25, 1999

Preliminary Prospectus

                                  MEDIACOM LLC

                          MEDIACOM CAPITAL CORPORATION

       Offer to Exchange $125,000,000 of our 7 7/8% Senior Notes due 2011

                                  -----------

    The notes being offered by this prospectus are being issued in exchange for notes sold by us in a private placement in February 1999. The exchange notes will be governed by the same indenture governing the initial notes. The exchange notes will be substantially identical to the initial notes, except the transfer restrictions and registration rights relating to the initial notes will not apply to the exchange notes.

      . The exchange offer expires at 5:00 p.m., New York City time, on
         , 1999 [30 days after the effective date of the registration statement], unless extended.

      . No public market exists for the initial notes or the exchange notes.
        We do not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system.

                                  -----------

    Before you tender your initial notes, you should consider carefully the section entitled "Risk Factors" beginning on page 17 of this prospectus.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is       , 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3

Risk Factors.............................................................  17
Use of Proceeds..........................................................  25
Capitalization...........................................................  25
Selected Historical and Pro Forma Consolidated Financial and Operating
 Data....................................................................  26
Unaudited Pro Forma Consolidated Financial Statements....................  31
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  42
Business.................................................................  52
Legislation and Regulation...............................................  68
Management...............................................................  77
Certain Relationships and Related Transactions...........................  81
Membership Interests of Certain Beneficial Owners and Management.........  82
Description of the Operating Agreement...................................  83
Description of the Notes.................................................  87
Description of Other Indebtedness........................................ 120
Material Federal Tax Considerations...................................... 123
Exchange Offer........................................................... 127
Book-Entry; Delivery and Form............................................ 137
Plan of Distribution..................................................... 140
Legal Matters............................................................ 140
Experts.................................................................. 141
Additional Available Information......................................... 142
Glossary................................................................. G-1
Index to Financial Statements............................................ F-1

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before tendering your notes for the notes offered hereby. We urge you to read this entire prospectus carefully, including the section entitled "Risk Factors" beginning on page 17.

                                    MEDIACOM

      We are the 10th largest operator of cable television systems in the United States, serving 711,300 basic subscribers in 21 states as of June 30, 1999, after giving effect to our pending acquisitions and other recently announced industry transactions. We were founded in July 1995 by Rocco B. Commisso, our Chairman and Chief Executive Officer, principally to acquire and develop underperforming cable television systems in non-metropolitan markets.

      Since commencement of our operations in March 1996, we have experienced significant growth in subscribers, revenues, and cash flows, primarily as a result of completing nine acquisitions of cable systems that served 355,800 basic subscribers as of June 30, 1999. We also have grown internally by improving the financial performance of our systems, largely by introducing new services to our customers resulting from substantial investments in our cable network, and by enhancing the operating efficiencies of our systems.

      During the second quarter of 1999, we signed agreements to purchase the Triax and Zylstra cable systems, for an aggregate purchase price of $761.5 million, before closing costs and adjustments. As of June 30, 1999, these pending acquisitions served 355,500 basic subscribers in nine states, principally Illinois, Indiana, Iowa and Minnesota. We anticipate completion of the Triax and Zylstra acquisitions during the second half of 1999. Giving effect to our completed and pending acquisitions, our revenues were $272.3 million in 1998 and $143.9 million in the first six months of 1999.

      We believe that the impact of digital technologies on video and telecommunications delivery systems, together with the emergence of the Internet as an interactive medium for communications, information, entertainment, and electronic commerce, have positioned cable's high-speed, interactive, broadband network as the primary platform for the delivery of video, voice, and data services to the homes and businesses of our customers. We also believe that there is considerable demand, including in the smaller communities we serve, for new and enhanced products and services.

      We intend to exploit these business opportunities by rapidly upgrading our cable network to provide our customers with an expanded array of core cable television services and new and enhanced products and services, such as digital cable television, interactive video, high-speed Internet access, and telephony.

Recent Development

      In July 1999, we signed an agreement, subject to completion of final documentation, with SoftNet Systems, Inc., a high-speed Internet access and content services company, to deploy SoftNet's services throughout our cable television systems. Through this arrangement and the upgrade plan for our cable network, by December 2002, we expect to have high-speed Internet access available to 900,000 homes that are passed by our cable network, including the Triax and Zylstra systems.

Business Strategy

      Our management team has developed and is executing a business strategy with the goal of becoming the leading cable operator focused on providing entertainment, information, and telecommunications services in the smaller markets of the United States. The elements of our strategy are to:

    .  pursue acquisitions in non-metropolitan markets;

    .  improve the financial performance of our acquired systems;

    .  build and manage regionalized operating clusters;

    . upgrade our cable network to increase channel capacity, activate two-way communications capability and consolidate headend facilities;

    . launch new and enhanced products and services, such as digital cable television, interactive video and two-way, high-speed Internet access;

    . maximize customer satisfaction by providing reliable, high-quality service offerings, superior customer service and attractive programming choices at reasonable rates; and

    . implement financing plans that will support our operating strategy and provide financial flexibility to pursue acquisition opportunities.

Principal Executive Offices

      Our principal executive offices are located at 100 Crystal Run Road, Middletown, New York 10941. Our telephone number is (914) 695-2600.

Initial Offering

      The initial notes were originally issued by us on February 26, 1999 in a private offering. We are parties to an exchange and registration rights agreement with the initial purchaser pursuant to which we agreed, among other things, to file a registration statement with respect to the exchange notes on or before August 25, 1999, to use our reasonable best efforts to have the registration statement declared effective by December 23, 1999 and complete this exchange offer by February 21, 2000. We must pay liquidated damages to the holders of the initial notes if we do not meet these deadlines.

                           Summary of Exchange Offer

      We are offering to exchange $125.0 million aggregate principal amount of our exchange notes for $125.0 million aggregate principal amount of our initial notes. To exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Expiration Date...........  The exchange offer will expire at 5:00 p.m., New
                            York City time on {XX}, 1999, unless we extend it.

Exchange and Registration
Rights Agreement..........  You have the right to exchange the initial notes that you hold for exchange notes with substantially identical terms. This exchange offer is intended to satisfy these rights. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

Accrued Interest on the
Exchange Notes and          The exchange notes will bear interest from their
Initial Notes.............  issuance date. Holders of initial notes which are accepted for exchange will receive, in cash, accrued interest on the initial notes to, but not including, the issuance date of the exchange notes.
                            Such interest will be paid with the first interest payment on the exchange notes.

Conditions to the           The exchange offer is subject to customary
Exchange Offer............  conditions, which we may waive. You should read the discussion under "Exchange Offer--Conditions to the Exchange Offer" for more information regarding conditions of the exchange offer.

Procedures for Tendering
Initial Notes.............  If you are a holder of initial notes and wish to accept the exchange offer, you must either:

                            . complete, sign and date the accompanying Letter
                              of Transmittal, or a facsimile thereof; or

                            . arrange for the Depository Trust Company to
                              transmit required information to the exchange agent in connection with a book-entry transfer.

                            You must mail or otherwise deliver such
                            documentation together with the initial notes to the exchange agent at the address set forth in this prospectus under "The Exchange Offer--Exchange Agent."

Representation Upon         By tendering your notes in this manner, you will be
Tender....................  representing, among other things, that:

                            . the exchange notes you acquire in the exchange
                              offer are being acquired in the ordinary course of your business;

                            . you are not participating, do not intend to
                              participate, and have no arrangement or
                              understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

                            . you are not a party related to us.

Procedures for Beneficial   If you are the beneficial owner of initial notes
Owners....................  registered in the name of a broker, dealer or other nominee and you wish to tender your notes, you should contact the person in whose name your notes are registered and promptly instruct the person to tender on your behalf.

Material Federal Tax
Consequences..............  It is our counsel's opinion that the exchange of initial notes for exchange notes will not result in any gain or loss to you for federal income tax purposes. Your holding period for the exchange notes will include the holding period for the initial notes and your adjusted tax basis of the exchange notes will be the same as your adjusted tax basis of the initial notes at the time of the exchange. For additional information, you should read the discussion under "Material Federal Tax Considerations."

Failure to Exchange Will
Affect You Adversely......  Initial notes that are not tendered, or that are tendered but not accepted, will be subject to the existing transfer restrictions on the initial notes after the exchange offer. We will have no further obligation to register the initial notes under the Securities Act. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.

Guaranteed Delivery         If you wish to tender your initial notes and time
Procedures................  will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your notes according to the guaranteed delivery procedures.
                            For additional information, you should read the discussion under "Exchange Offer--Guaranteed
                            Delivery Procedure."

Acceptance of Initial
Notes; Delivery of          Subject to customary conditions, we will accept
Exchange Notes............  initial notes which are properly tendered in the exchange offer and not withdrawn, before 5:00 p.m., New York City time, on the expiration date of the exchange offer. The exchange notes will be delivered as promptly as practicable following the expiration date.

Use of Proceeds...........
                            We will not receive any proceeds from the exchange offer.

Exchange Agent............  Harris Trust Company of New York is the exchange agent for the exchange offer.

                     Summary of Terms of the Exchange Notes

      The exchange notes are substantially identical to the initial notes, with limited exceptions. The exchange notes will evidence the same debt as the initial notes. The exchange notes are subject to the same indenture as the initial notes. For additional information, you should read the discussion under "Description of Notes."

Issuers...................  Mediacom LLC and Mediacom Capital Corporation

Interest..................  The exchange notes will bear interest at the rate of 7 7/8% per annum, payable in cash on February 15 and August 15 of each year.

Maturity Date.............  February 15, 2011.

Optional Redemption.......  On or after February 15, 2006, we may redeem the exchange notes, in whole or in part. Before
                            February 15, 2002, we may redeem up to 35% of the aggregate principal amount of the notes originally issued:

                            . only with the proceeds of one or more equity
                              offerings; and

                            . only if at least 65% of the aggregate principal
                              amount of the notes originally issued remains outstanding after each redemption.

                            The prices for the above optional redemptions are set forth under "Description of the Notes--Optional Redemption."

Change of Control.........  If we sell specified assets or if we experience specific kinds of changes of control, holders of the exchange notes will have the opportunity to sell their exchange notes to us at 101% of the principal amount of such notes plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

Ranking...................  The exchange notes:

                            . will be our general unsecured obligations;

                            . will rank on the same level, or "pari passu",
                              with any of our existing and future senior indebtedness, including the 8 1/2% senior notes due 2008 in the aggregate principal amount of $200.0 million; and

                            . will be subordinated to all indebtedness and
                              other liabilities and commitments of our subsidiaries, including their credit facilities and trade payables.

                            The indenture governing the exchange notes permits us and our operating subsidiaries to incur additional indebtedness subject to limitations. As of June 30, 1999, before giving effect to the Triax and Zylstra acquisitions:

                            . we had approximately $359.6 million of
                              indebtedness outstanding (including approximately $34.6 million of indebtedness of the subsidiaries), with the subsidiaries having the ability to borrow up to approximately an additional $260.0 million under the subsidiary credit facilities. We expect to incur approximately $766.0 million of additional indebtedness to complete the Triax and Zylstra acquisitions.

Covenants................
                           The indenture governing the initial notes and the exchange notes limits our activities and the activities of our restricted subsidiaries. The provisions of the indenture limit our ability to:

                           . incur additional indebtedness;

                           . pay dividends or make other restricted payments;

                           . sell assets or subsidiary stock;

                           . enter into transactions with related parties;

                           . create liens;

                           . enter into agreements that restrict dividends or
                             other payments from restricted subsidiaries;

                           . merge, consolidate or sell all or substantially
                             all of our assets; and

                           . with respect to restricted subsidiaries, issue
                             capital stock.

                           These convenants are subject to important exceptions. For more information about the exchange notes, you should read the discussion under "Description of the Notes."

Risk Factors.............  You should carefully consider all of the information under "Risk Factors" as well as other information and data included in this prospectus before tendering your initial notes in exchange for exchange notes.

                    Unaudited Summary Pro Forma Consolidated
                          Financial and Operating Data

      The table below sets forth our unaudited summary pro forma consolidated financial and operating data for the year ended December 31, 1998, and as of and for the six months ended June 30, 1999. Such summary pro forma data has been adjusted to illustrate the estimated effects of the following acquisitions and transactions as if they had occurred at the beginning of the period presented for the statement of operations and other data and as of June 30, 1999 for the balance sheet data:

    . our acquisition of the Clearlake system on January 9, 1998;

    . our acquisition of the Cablevision systems on January 23, 1998;

    . our acquisition of the Caruthersville system on October 1, 1998;

    . our pending acquisition of the Triax systems, which is expected to be completed in the fourth quarter of 1999;

    . our pending acquisition of the Zylstra systems, which is expected to be completed in the second half of 1999;

    . receipt of approximately $194.5 million of net proceeds in connection with our 8 1/2% senior notes on April 1, 1998;

    . receipt of approximately $121.9 million of net proceeds in connection with our 7 7/8% senior notes on February 26, 1999--the initial notes referred to in this prospectus;

    . borrowings under our subsidiary credit facilities; and

    . related equity contributions by our members.

      The unaudited summary pro forma consolidated financial data give effect to the acquisitions under the purchase method of accounting, other operating assumptions and the impact of the offering of our senior notes. The purchase price allocation among property, plant and equipment, intangible assets, other assets and liabilities of the Triax and Zylstra systems is preliminary and will be completed upon receipt of appraisal reports. We do not believe that the adjustment resulting from the final allocation of the purchase price will be material to our financial statements.

      The unaudited summary pro forma consolidated financial data have been prepared based upon the historical financial statements and do not purport to represent what our results of operations or financial condition would have actually been or what operations in any future period would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. See "Capitalization," "Unaudited Pro Forma Consolidated Financial Statements" and the financial statements and related notes included elsewhere in this prospectus.

          Summary Pro Forma Consolidated Financial and Operating Data

                                                                   Six Months
                                                   Year Ended         Ended
                                                December 31, 1998 June 30, 1999
                                                ----------------- -------------
                                                 (dollars in thousands, except
                                                     per subscriber data)
Statement of Operations Data:
Revenues......................................      $ 272,258      $  143,923
Service costs.................................         89,966          48,157
Selling, general and administrative expenses..         52,317          24,489
Management fee expense........................         10,334           6,059
Depreciation and amortization.................        175,803          94,786
                                                    ---------      ----------
Operating loss................................        (56,162)        (29,568)
Interest expense, net(/1/)....................         85,537          40,298
Other expenses................................          4,058             734
                                                    ---------      ----------
Net loss from continuing operations...........      $(145,757)     $  (70,600)
                                                    =========      ==========
Other Data:
System cash flow(/2/).........................      $ 129,975      $   71,277
System cash flow margin(/3/)..................           47.7%           49.5%
Annualized system cash flow(/4/)..............                     $  142,554
Adjusted EBITDA(/5/)..........................      $ 119,641      $   65,218
Adjusted EBITDA margin(/6/)...................           43.9%           45.3%
Annualized Adjusted EBITDA(/7/)...............                     $  130,436
Ratio of total indebtedness to annualized
 Adjusted EBITDA..............................                           8.6x
Ratio of Adjusted EBITDA to interest expense,
 net..........................................                           1.6x
Net cash flows from operating activities......      $  81,461      $   35,258
Net cash flows from investing activities......        (89,877)        (59,518)
Net cash flows from financing activities......          8,631          22,871
Deficiency of earnings to fixed charges(/8/)..        145,757          70,600
Operating Data (end of period, except
 average):
Homes passed(/9/).............................      1,051,000       1,065,500
Basic subscribers(/10/).......................        700,100         711,300
Basic penetration(/11/).......................           66.6%           66.8%
Premium service units(/12/)...................        592,850         554,000
Premium penetration(/13/).....................           84.7%           77.9%
Average monthly revenues per basic
 subscriber(/14/).............................                         $33.72
Annual system cash flow per basic
 subscriber(/15/).............................                           $200
Annual Adjusted EBITDA per basic
 subscriber(/16/).............................                           $183
Balance Sheet Data (end of period):
Total assets..................................                     $1,225,410
Total indebtedness............................                      1,125,629
Total members' equity.........................                         63,262

                                                   (footnotes on following page)

      Notes to Summary Pro Forma Consolidated Financial and Operating Data

 (1) Net of interest income. Interest income for the periods presented is not material.

 (2) Represents Adjusted EBITDA (as defined below in note 5) before management fee expense. System cash flow is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. System cash flow is included in this prospectus because our management believes that system cash flow is a meaningful measure of performance as it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity and a company's overall ability to service its debt. Our definition of system cash flow may not be identical to similarly titled measures reported by other companies.

 (3) Represents system cash flow as a percentage of revenues. This measurement is used by us, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance, for the reasons noted above in note 2.

 (4) Represents system cash flow for the six months ended June 30, 1999, multiplied by two. Our management believes this calculation provides a meaningful measure of performance, on an annualized basis, for the reasons noted above in note 2.

 (5) Represents operating income (loss) before depreciation and amortization. Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity and is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Adjusted EBITDA is included in this prospectus because our management believes that Adjusted EBITDA is a meaningful measure for purposes of acquisitions and monitoring performance as it is commonly used in the cable television industry and by the investment community to analyze and compare cable television companies on the basis of operating performance, debt leverage, ability to incur additional indebtedness and a company's overall ability to service its debt. In addition, our primary debt instruments contain certain covenants, compliance with which is measured by computations similar to determining Adjusted EBITDA. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

 (6) Represents Adjusted EBITDA as a percentage of revenues. This measurement is used by us, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance, for the reasons noted above in note 5.

 (7) Represents Adjusted EBITDA for the six months ended June 30, 1999, multiplied by two. This calculation provides the measure by which the ratio of total indebtedness to annualized Adjusted EBITDA is determined. This ratio is commonly used in the cable television industry as a measure of leverage, for the reasons noted above in note 5.

 (8) For purposes of this computation, earnings are defined as income (loss) before fixed charges. Fixed charges are interest costs and other debt costs.

      Notes to Summary Pro Forma Consolidated Financial and Operating Data

 (9) Homes passed are the number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system's service area.

(10) Basic subscribers are subscribers of a cable television system who receive a package of over-the-air broadcast stations, local access channels and/or certain satellite-delivered cable television services, and who are usually charged a flat monthly rate for a number of channels.

(11) Basic penetration means basic subscribers as a percentage of total number of homes passed.

(12) Premium service units mean the number of subscriptions to premium services, which are paid for on an individual basis. A subscriber may purchase more than one premium service, each of which is counted as a separate premium service unit.

(13) Premium penetration means premium service units as a percentage of total number of basic subscribers. This ratio may be greater than 100% if the average customer subscribes to more than one premium service unit.

(14) Represents average monthly revenues for the period divided by the number of basic subscribers as of the end of such period. This measurement is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance.

(15) Represents annualized system cash flow for the period divided by the number of basic subscribers at the end of such period. This measurement is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance.

(16) Represents annualized Adjusted EBITDA for the period divided by the number of basic subscribers at the end of such period. This measurement is used in the cable television industry to analyze and compare cable television companies on the basis of operating performance.

          Summary Historical Consolidated Financial and Operating Data

      The following table presents:

      . summary historical consolidated financial and operating data as of and for the period from the commencement of operations (March 12, 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998, derived from our audited consolidated financial statements and should be read in conjunction with those statements, which are included in this prospectus; and

      . unaudited summary historical consolidated financial and operating data as of and for the six months ended June 30, 1998 and 1999, derived from our unaudited consolidated financial statements and should be read in conjunction with those statements, which are included in this prospectus.

      In our opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial position and the results of operations for the interim periods. Financial and operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the full year.

      See "Management's Discussion and Analysis of Financial Condition" and "Selected Historical and Pro Forma Consolidated Financial and Operating Data."

          Summary Historical Consolidated Financial and Operating Data

                                                                 Six Months
                          March 12     Year        Year            Ended
                           Through     Ended      Ended           June 30,
                          Dec. 31,   Dec. 31,    Dec. 31,   ---------------------
                            1996       1997        1998        1998       1999
                          --------------------------------- ----------  ---------
                          (dollars in thousands, except per subscriber data)
Statement of Operations
 Data:
Revenues................  $   5,411  $  17,634  $  129,297  $   60,068  $  74,178
Service costs...........      1,511      5,547      43,849      21,463     24,175
Selling, general and
 administrative
 expenses...............        931      2,696      25,596      11,541     14,502
Management fee expense..        270        882       5,797       2,782      3,588
Depreciation and
 amortization...........      2,157      7,636      65,793      27,422     41,431
                          ---------  ---------  ----------  ----------  ---------
Operating income
 (loss).................        542        873     (11,738)     (3,140)    (9,518)
Interest expense,
 net(/1/)...............      1,528      4,829      23,994      11,738     13,392
Other expenses..........        967        640       4,058       3,568        734
                          ---------  ---------  ----------  ----------  ---------
Net loss................  $  (1,953) $  (4,596) $  (39,790) $  (18,446) $ (23,644)
                          =========  =========  ==========  ==========  =========
Other Data:
System cash flow(/2/)...  $   2,969  $   9,391  $   59,852  $   27,064  $  35,501
System cash flow
 margin(/3/)............       54.9%      53.3%       46.3%       45.1%      47.9%
Annualized system cash
 flow(/4/)..............                                                $  71,002
Adjusted EBITDA(/5/)....  $   2,699  $   8,509  $   54,055  $   24,282  $  31,913
Adjusted EBITDA
 margin(/6/)............       49.9%      48.3%       41.8%       40.4%      43.0%
Annualized Adjusted
 EBITDA(/7/)............                                                $  63,826
Ratio of total
 indebtedness to
 annualized
 Adjusted EBITDA........                                                     5.6x
Ratio of Adjusted EBITDA
 to interest expense,
 net....................                                                     2.4x
Net cash flows from
 operating activities...  $     237  $   7,007  $   53,556  $   31,803  $  17,306
Net cash flows from
 investing activities ..    (45,257)   (60,008)   (397,085)   (354,079)   (36,205)
Net cash flows from
 financing activities...     45,416     53,632     344,714     322,657     18,242
Deficiency of earnings
 to fixed charges(/8/)..      1,953      4,596      39,790      18,446     23,644
Operating Data (end of
 period, except
 average):
Homes passed(/9/).......     38,749     87,750     520,000     486,000    523,000
Basic
 subscribers(/10/)......     27,153     64,350     354,000     345,000    355,800
Basic
 penetration(/11/)......       70.1%      73.3%       68.1%       71.0%      68.0%
Premium service
 units(/12/)............     11,691     39,288     407,100     398,500    385,400
Premium
 penetration(/13/)......       43.1%      61.1%      115.0%      115.5%     108.3%
Average monthly revenues
 per basic
 subscriber(/14/).......                                                   $34.75
Annual system cash flow
 per basic
 subscriber(/15/).......                                                     $200
Annual Adjusted EBITDA
 per basic
 subscriber(/16/).......                                                     $179
Balance Sheet Data (end
 of period):
Total assets............  $  46,560  $ 102,791  $  451,152  $  449,225  $ 448,410
Total indebtedness......     40,529     72,768     337,905     315,129    359,629
Total members' equity...      4,537     24,441      78,651      99,995     55,007

                                                   (footnotes on following page)

     Notes to Summary Historical Consolidated Financial and Operating Data

 (1) Net of interest income. Interest income for the periods presented is not material.

 (2) Represents Adjusted EBITDA (as defined below in note 5) before management fee expense. System cash flow is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. System cash flow is included in this prospectus because our management believes that system cash flow is a meaningful measure of performance as it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity and a company's overall ability to service its debt. Our definition of system cash flow may not be identical to similarly titled measures reported by other companies.

 (3) Represents system cash flow as a percentage of revenues. This measurement is used by us, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance, for the reasons noted above in note 2.

 (4) Represents system cash flow for the six months ended June 30, 1999, multiplied by two. Our management believes this calculation provides a meaningful measure of performance, on an annualized basis, for the reasons noted above in note 2.

 (5) Represents operating income (loss) before depreciation and amortization. Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity and is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Adjusted EBITDA is included in this prospectus because our management believes that Adjusted EBITDA is a meaningful measure for purposes of acquisitions and monitoring performance as it is commonly used in the cable television industry and by the investment community to analyze and compare cable television companies on the basis of operating performance, debt leverage, ability to incur additional indebtedness and a company's overall ability to service its debt. In addition, our primary debt instruments contain certain covenants, compliance with which is measured by computations similar to determining Adjusted EBITDA. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

 (6) Represents Adjusted EBITDA as a percentage of revenues. This measurement is used by us, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance, for the reasons noted above in note 5.

 (7) Represents Adjusted EBITDA for the six months ended June 30, 1999, multiplied by two. This calculation provides the measure by which the ratio of total indebtedness to annualized Adjusted EBITDA is determined. This ratio is commonly used in the cable television industry as a measure of leverage, for the reasons noted above in note 5.

 (8) For purposes of this computation, earnings are defined as income (loss) before fixed charges. Fixed charges are interest costs and other debt costs.

     Notes to Summary Historical Consolidated Financial and Operating Data

 (9) Homes passed are the number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system's service area.

(10) Basic subscribers are subscribers of a cable television system who receive a package of over-the-air broadcast stations, local access channels and/or certain satellite-delivered cable television services and who are usually charged a flat monthly rate for a number of channels.

(11) Basic penetration means basic customers as a percentage of total number of homes passed.

(12) Premium service units mean the number of subscriptions to premium services, which are paid for on an individual basis. A subscriber may purchase more than one premium service, each of which is counted as a separate premium service unit.

(13) Premium penetration means premium service units as a percentage of total number of basic customers. This ratio may be greater than 100% if the average customer subscribes to more than one premium service unit.

(14) Represents average monthly revenues for the period divided by the number of basic subscribers as of the end of such period. This measurement is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance.

(15) Represents annualized system cash flow for the period divided by the number of basic subscribers at the end of such period. This measurement is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance.

(16) Represents annualized Adjusted EBITDA for the period divided by the number of basic subscribers at the end of such period. This measurement is used in the cable television industry to analyze and compare cable television companies on the basis of operating performance.

                                  RISK FACTORS

      You should carefully consider the risk factors set forth below, as well as the other information in this prospectus, before tendering initial notes in exchange for exchange notes.

We have substantial existing debt and may incur substantial additional debt. Such debt may adversely affect our ability to obtain financing in the future and requires our operating subsidiaries to apply a substantial portion of their cash flow to debt service

      As of June 30, 1999, we had outstanding consolidated indebtedness of $359.6 million. Consolidated interest expense was $13.4 million for the six months ended June 30, 1999. Giving effect to the Triax and Zylstra acquisitions, our total indebtedness on June 30, 1999 would have been approximately $1.1 billion. This high level of debt and our debt service obligations could have material adverse consequences, including:

    . we may have limited ability to obtain additional financing for working capital, capital expenditures or acquisitions in the future;

    . our operating subsidiaries will be dedicating a substantial portion of their cash flow from operations to the payment of the principal of and interest on their debt, thereby reducing funds available for future operations and for distribution to us; and

    . we may be more vulnerable to economic downturns and we may be limited in our ability to withstand competitive pressures.

      We anticipate incurring additional debt to finance subsequent acquisitions, and to fund the expansion, maintenance and upgrade of our existing systems and the Triax and Zylstra systems. If new debt is added to our current debt levels, the related risks that we now face could intensify.

      There can be no assurance that we will continue to generate cash and obtain financing sufficient to meet our debt service, capital expenditure and working capital obligations. For additional information, you should read the discussion under "Description of the Notes," "Description of Other Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

We do not have sufficient earnings to cover fixed charges and are dependent on the future performance of our operating subsidiaries to satisfy our obligations

      Our earnings were insufficient to cover fixed charges by $39.8 million for the year ended December 31, 1998 and $23.6 million for the six months ended June 30, 1999. In these periods, however, earnings were reduced by substantial non-cash charges, principally consisting of depreciation and amortization of $65.8 million for the year ended December 31, 1998 and $41.4 million for the six months ended June 30, 1999. For additional information, you should read the discussion under "Selected Historical and Pro Forma Consolidated Financial and Operating Data."

      Our ability to make scheduled debt payments or to refinance our debt will depend on the future operating performances and cash flows of our subsidiary operating companies, which are subject to prevailing economic conditions and interest rate levels, and financial, competitive, business and other factors, many of which are beyond our control. In addition, our business strategy includes making substantial capital expenditures to maintain and improve our cable systems, expand services offered to our customers and make acquisitions of additional cable systems. Based upon current levels of operations, we believe that our subsidiaries will be able to meet their debt service obligations, including distributions to Mediacom to enable us to make payments on the exchange notes when due and implement our business strategy. However, if our subsidiaries cannot generate sufficient cash flow from operations for these purposes, they may have to adopt alternative strategies which may include reducing or delaying capital expenditures and acquisitions, selling assets, restructuring or refinancing debt or seeking additional equity capital. We cannot assure you that we will be permitted or able to refinance debt under the terms of the indenture governing the initial notes and our exchange notes or our operating subsidiaries' credit facilities or that we can do so on satisfactory terms. For additional information, you should read the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

We have a history of net losses and may not be profitable in the future

      We have had a history of net losses and expect to continue to report net losses for the foreseeable future, which could adversely affect our access to capital markets. We reported net losses of $4.6 million, $39.8 million and $23.6 million, for the years ended December 31, 1997 and 1998, and the six months ended June 30, 1999. The Triax systems experienced net losses of $24.5 million, $38.5 million, and $20.0 million, for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999. The principal reasons for our prior and anticipated net losses include the depreciation and amortization expenses associated with our acquisitions, the capital expenditures related to construction and upgrading of our systems, and interest costs on borrowed money. We expect that we will continue to incur such non-operating expenses at increased levels as a result of our network upgrade program and recent acquisitions, which expenses will result in continued net losses. For additional information, you should read the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

The terms of our indebtedness require us to comply with various financial and operational restrictions, and may adversely affect our ability to obtain financing in the future and react to changes in our business

      The indentures governing the notes and our other senior notes and the credit facilities of our operating subsidiaries contain numerous restrictive covenants. These covenants place restrictions on, among other things, our ability and the ability of our operating subsidiaries to:

    . incur additional indebtedness;

    . create liens and other encumbrances;

    . pay dividends and make other payments, investment, loans and guarantees;

    . enter into transactions with related parties; and

    . sell or otherwise dispose of assets and merge or consolidate with another entity.

      The credit facilities of our subsidiaries also contain a number of financial covenants that require the operating subsidiaries to meet specified financial ratios and tests. For additional information, you should read the discussion under "Description of Other Indebtedness" and "Description of the Notes--Covenants." Events beyond the control of our subsidiaries may affect their ability to meet these ratios and tests. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument, which could result in acceleration of the debt. Any default under our credit facilities or our indentures may adversely affect our growth, our financial condition and our results of operations.

Mediacom is a holding company and we rely on cash distributions from our subsidiaries to pay amounts due under the exchange notes

      Mediacom is a holding company with no significant assets other than our investments in and advances to our operating subsidiaries. Mediacom Capital, a wholly owned subsidiary, was formed solely for the purpose of serving as a co-issuer of senior unsecured notes, including the exchange notes and initial notes, and has no assets or operations from which it can make payments on the exchange notes. We will be the sole obligors on the exchange notes. The exchange notes will not be guaranteed by any of our subsidiaries. Therefore, the exchange notes will be subordinated to all debt and other liabilities of the operating subsidiaries. Claims of creditors of our subsidiaries, including general trade creditors, will have priority as to the assets of our subsidiaries over our claims and the claims of the holders of the exchange notes. As of June 30, 1999, our operating subsidiaries had approximately $34.6 million of debt outstanding, including debt outstanding under the credit facilities, and $33.8 million of trade payables and other liabilities outstanding. Additionally, on April 29, 1999, a bank issued two irrevocable letters of credit in the aggregate amount of $30.0 million in favor of the seller of Triax systems to secure our performance under the related definitive agreement. Giving effect to the Triax and Zylstra acquisitions, our operating subsidiaries would have had approximately $800.6 million of debt outstanding, and an additional $2.7 million of trade payables and other liabilities.

      We will rely on cash distributions from our operating subsidiaries as the sole source of funds to meet debt service obligations under the exchange notes. The ability of the subsidiaries to make cash distributions will be subject to restrictions in the credit facilities governing indebtedness of the subsidiaries. Subject to certain conditions, the credit facilities permit the subsidiaries to make cash distributions to us in amounts sufficient for us to pay interest when due on the exchange notes. We cannot assure you that such conditions will be satisfied at the time interest and other payments under the exchange notes are payable. For additional information, you should read the discussion under "Description of Other Indebtedness."

We may not have the ability to obtain the funds necessary to pay amounts due under the exchange notes following a change of control offer. This would place us in default under the indenture governing the exchange notes

      Under the indenture governing the exchange notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase. In addition, a change of control would constitute an event of default under our subsidiaries' credit facilities. Because the exchange notes are subordinated to the payment of all debt and other liabilities of our operating subsidiaries including their credit facilities, the credit facilities would have to be repaid by our operating subsidiaries before their assets could be distributed to us for repurchase of the exchange notes. Our failure to make or complete an offer to repurchase the exchange notes would place us in default under the indenture.

We have a limited history of operating our current cable television systems and these systems may not generate operating results at or exceeding historical levels and our business has grown primarily through acquisitions

      We commenced operations in 1996 and have grown principally through acquisitions. We acquired a substantial portion of our operations in early 1998. The proposed Triax and Zylstra acquisitions will nearly double the number of customers served by systems under our management. Accordingly, you have limited information about our operations and the results that we can achieve through our management. You also have limited information upon which you can evaluate our performance and your investment in the exchange notes. We cannot assure you that we will succeed at effectively managing our various cable systems or the systems that we plan to acquire. We cannot assure you that the past operating history of any or all of the cable systems that we have acquired will be indicative of our future results.

If we were to lose key personnel and could not find appropriate replacements in a timely manner, our business could be adversely affected

      If any of our key personnel become unable or unwilling to participate in our business and operations, our profitability could suffer. Our success is substantially dependent upon the retention and continued performance of key individuals, including Rocco B. Commisso, our chairman and chief executive officer. The subsidiary credit facilities provide that a default will result if Mr. Commisso ceases to be the chairman and chief executive officer of Mediacom Management, which manages the day-to-day operations of our operating subsidiaries. You should read the discussion under "Management" for information concerning the experience of Mr. Commisso and our executive officers.

      Our success will also depend upon our ability to attract and retain personnel for customer relations and field operations. We continually need to hire, integrate and retain personnel for positions that require a high level of technical expertise and the ability to communicate technical concepts to our customers. There is no guarantee that we will be able to recruit or retain these skilled workers. Failure to do so could impair our ability to operate efficiently and maintain our reputation for high quality service. This could also impair our ability to retain current customers and attract new customers, which would cause our financial performance to decline.

If we are unable to successfully integrate our newly acquired cable systems, our business could be adversely affected

      The integration of the new cable systems will place significant demands on our management and our operational, financial and marketing resources. Since January 1, 1998, we have completed three acquisitions that comprise approximately 81% of our current basic subscribers. We expect to continue to acquire cable systems as an element of our business strategy. Subject to satisfaction of closing conditions, we have agreed to acquire the Triax and Zylstra systems. The acquisitions, if completed as expected in the second half of 1999, will nearly double the number of our subscribers. Our current operating and financial systems and controls may not be adequate and any steps taken to improve these systems and controls may not be sufficient. Our business, financial condition and results of operations could suffer materially if we fail to successfully integrate and manage acquired cable systems in a timely manner.

We may have to obtain equity financing in addition to anticipated borrowings under our new credit facilities to acquire the Triax systems

      We anticipate acquiring the Triax systems in the fourth quarter of 1999. We expect to use proceeds from borrowings by our subsidiaries under our new credit facilities as the primary source of funds to pay the estimated $740.0 million purchase price. Under the terms of the indentures governing our notes, our subsidiaries cannot be liable for indebtedness in excess of six times operating cash flow of our systems. As of June 30, 1999, and based on pro forma operating cash flow for the three months ended June 30, 1999, our subsidiaries could not borrow the entire $740.0 million amount without exceeding this limitation. Based on our estimates of pro forma operating cash flow for the three months ended September 30, 1999, our subsidiaries will be able to borrow $740.0 million without being in violation of this limitation. If actual operating results are less than our projected results, we will need to obtain additional equity contributions from our members or others to complete the purchase of the Triax systems in compliance with the indenture limitation. There is no assurance we will be able to obtain this equity financing or that it will be on terms acceptable to us. For additional information, you should read the discussion under "Description of Notes--Covenants--Limitation on Indebtedness."

We may be unable to negotiate construction contracts on favorable terms and our construction costs may increase significantly. This could adversely affect our growth, financial condition and results of operations

      The expansion and upgrade of our existing systems and the systems we have agreed to acquire in our pending acquisitions will require us to hire contractors and enter into a number of construction agreements. We may have difficulty hiring experienced contractors, and the contractors we hire may encounter cost overruns or delays in construction. Although we have recently been able to negotiate construction contracts at rates which we believe are competitive relative to the cable industry as a whole, our construction costs may increase significantly over the next few years as existing contracts expire and as demand for cable construction services continues to grow. We cannot assure you that we will be able to construct new systems or expand or rebuild existing or acquired systems in a timely manner or at a reasonable cost. This may adversely affect our growth, financial condition and results of operations.

If we are unsuccessful in implementing our growth strategy, our financial condition and results of operations could be adversely affected

      We expect that a substantial portion of our future growth will be achieved through revenues from new products and services and the acquisition of additional cable systems. We may not be able to offer these new products and services successfully to our customers and these new products and services may not generate adequate revenues. In addition, we cannot predict the success of our acquisition strategy. In the past year, the cable television industry has undergone dramatic consolidation, which has reduced the number of future acquisition prospects. This consolidation may increase the purchase price of future acquisitions, and we may not be successful in identifying attractive acquisition targets in the future.

We may need additional financing to continue the development of our business

      Our capital investment program may not generate projected results and we may need to obtain additional financing to provide for, among other things:

    . planned capital expenditures;

    . unanticipated expenses and cost overruns;

    . technologies and services which may be introduced in the future; and

    . other events which we cannot predict at this time.

      There can be no guarantee that we will be able to issue additional debt or obtain other additional equity capital on satisfactory terms, or at all, to meet our future financing needs. Our failure to raise additional financing could have a material adverse effect on our business, results of operations, prospects and financial condition.

The competition we face from other cable networks and alternative service providers may cause us to lose market share

      Our industry is very competitive. The nature and level of the competition affects, among other things, how much we must spend to upgrade our cable systems, how much we must spend on marketing and promotions and the prices we can charge. We cannot assure you that we will have the resources to compete effectively. Many of our present and potential competitors have substantially greater resources, greater brand name recognition and long-standing relationships with regulatory authorities. Also, some of our competitors may use technology that customers may find superior to ours.

      Our current and potential competitors include:

    . broadcast television providers, which transmit to "off-air" antennas;

    . direct broadcast satellite providers, which transmit programming signals via satellite;

    . telephone companies providing video, Internet and other telecommunications services;

    . operators of satellite master antenna television systems, a distribution system that feeds satellite signals to multiple dwelling units such as hotels and apartments;

    . utilities which possess fiber optic transmission lines capable of transmitting signals with minimum signal loss or distortion; and

    . multichannel multipoint distribution systems, or wireless cable, which distribute cable television signals through microwave technology.

      Direct broadcast satellite, known as DBS, has emerged as significant competition to cable operators. DBS has grown rapidly over the last several years, far exceeding the growth rate of the cable television industry. The U.S. Congress is considering legislation which would permit DBS providers to transmit local broadcast signals. If DBS operators are able to deliver local broadcast signals, cable system operators will lose a significant competitive advantage over DBS providers. The continued growth of DBS providers and other competitors may adversely affect our growth, financial condition and results of operations.

      Recent changes in federal law and recent administrative and judicial decisions have also removed restrictions that have limited entry into the cable television business by potential competitors such as telephone companies, registered utility holding companies and their subsidiaries. Such developments will enable local telephone companies to provide a wide variety of video services in the telephone company's service area which will be directly competitive with services provided by cable television systems. We cannot predict the extent to which competition will materialize in our franchise areas from other cable television operators, other video programming distribution systems and other broadband telecommunications services to the home. We also cannot predict whether we will face new competitors or their impact on us. You should read the discussion under "Business--Competition" for additional information.

Our non-exclusive franchises are subject to non-renewal or termination, which could cause us to lose our right to operate some of our systems

      Cable television companies operate under non-exclusive franchises granted by local authorities that are subject to renewal and renegotiation from time to time. Our cable systems are dependent upon the retention and renewal of their respective local franchises. A franchise is generally granted for a fixed term ranging from five to fifteen years, but in many cases is terminable if the franchisee fails to comply with its material provisions. Franchises typically impose conditions relating to the operation of cable television systems, including requirements relating to the payment of fees, system bandwidth capacity, customer service, franchise renewal and termination. No assurance can be given that our cable systems will be able to retain or renew such franchises or that the terms of any such renewal will be on terms as favorable as their respective existing franchises. Furthermore, it is possible that a franchise authority might grant a franchise to another cable company or a local utility or telephone company. The non-renewal or termination of franchises or the granting of competing franchises with respect to a significant portion of any of our cable systems would have a material adverse effect on our ability to provide service to current or future customers and on our financial performance. You should read the discussion under the "Business--Franchises" and "Legislation and Regulation--State and Local Regulation" for additional information concerning our franchises.

Our programming costs are substantial and they may increase, which could result in a decrease in profitability if we are unable to pass that increase on to our customers

      In recent years the cable industry has experienced a rapid escalation in the cost of programming, particularly sports programming. The escalation in programming costs may continue and we may not be able to pass programming cost increases on to our customers. In addition, as we upgrade the channel capacity of our systems and add programming to our basic and expanded basic tiers, we may face additional market constraints on our ability to pass programming costs on to our customers. The inability to pass these increases on to our customers could negatively impact our financial condition and results of operations. Programming has been and is expected to continue to be our largest single expense item and accounted for approximately 22.1% and 24.4% of our total operating expenses for the years ended December 31, 1997 and 1998.

Our business has been and continues to be subject to extensive governmental legislation and regulation, and changes in this legislation and regulation could increase our costs of compliance and reduce the profitability of our business

      The cable television industry is subject to extensive legislation and regulation at the federal and local levels and, in some instances, at the state level, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Federal Communications Commission has principal regulatory responsibility. In addition, operating in a regulated industry generally increases the cost of doing business. We may also become subject to additional regulatory burdens and related increased costs. As we continue to offer telecommunication services, we may be required to obtain federal, state and local licenses or other authorizations to offer such services. We may not be able to obtain such licenses or authorizations in a timely manner, or at all, or conditions could be imposed upon such licenses and authorizations that may not be favorable to us. Future changes in legislation or regulations could have an adverse impact on us and our business operations. You should read the discussion under "Legislation and Regulation" for additional information.

We may be required to provide access to our networks to other Internet service providers. This could significantly increase our competition and adversely affect the rebuild of our systems and our ability to provide new products and services.

      Proposals are currently before Congress and the FCC to require cable operators to provide equal access over their cable systems to other Internet service providers. To date, the FCC has declined to impose such requirements. This same "open access" issue is being considered by some local franchising authorities as well. Recently, a federal district court in Portland, Oregon, upheld the authority of the local franchising authority to impose an open access requirement in connection with a cable television franchise transfer and that decision has been appealed to the U.S. Court of Appeals for the Ninth Circuit. If we are required to provide such open access, it could adversely impact our anticipated revenues from high-speed cable modem services and could complicate marketing and technical issues associated with the introduction of such services.

If our computer systems or those of third parties with whom we do business are not Year 2000 compliant, our operations may be disrupted

      We are evaluating the impact of the Year 2000 problem on our business operations, as well as our products and services. Areas that could be adversely impacted by the Year 2000 problem include the following:

    . information process and financial reporting systems;

    . customer billing systems;

    . customer service systems;

    . cable headend equipment and advertising insertion equipment; and

    . services from third-party vendors.

      System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services. We presently do not have a formal contingency plan in place if we or any third parties with which we have material relationships sustain business interruptions caused by Year 2000 problems.

      For a description of our Year 2000 compliance efforts you should read the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

Your failure to participate in the exchange offer will have adverse consequences

      Holders of initial notes who do not exchange their initial notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the initial notes as a consequence of the issuance of the initial notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, initial notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will register the initial notes under the Securities Act.

This prospectus includes forward-looking statements that may not be accurate indicators of our future performance

      Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they:

    . discuss our future expectations;

    . contain projections of our future results of operations or of our financial condition; or

    . state other forward-looking information.

      We believe it is important to communicate our expectations to the holders of our notes. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS

      The exchange offer is intended to satisfy our obligations under the exchange and registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

      We received net proceeds of approximately $121.9 million from the private offering of the initial notes. We contributed such proceeds to our operating subsidiaries in the form of subordinated loans. Our subsidiaries used such amounts to repay a portion of the outstanding principal indebtedness and related accrued interest under the revolving credit lines of their respective credit facilities. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Other Indebtedness."

                                 CAPITALIZATION

      The following table sets forth our capitalization as of June 30, 1999, as adjusted to give effect to additional borrowings under our proposed credit facilities and an additional equity contribution in connection with the pending Triax and Zylstra acquisitions as if such transactions occurred on June 30, 1999. The following table should be read in conjunction with our financial statements and accompanying notes thereto, which are contained later in this prospectus. For additional information, see "Unaudited Pro forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Other Indebtedness."

                                                           As of June 30, 1999
                                                          ----------------------
                                                          Historical As Adjusted
                                                          ---------- -----------
                                                          (dollars in millions)
Long-term debt (including current maturities):
  Mediacom:
    Senior notes due 2008................................   $200.0    $  200.0
    Senior notes due 2011................................    125.0       125.0
  Subsidiaries:
    Southeast credit facility(/1/).......................     18.0         --
    Western credit facility(/2/).........................     13.0         --
    Mediacom USA credit facility(/3/)....................      --        428.5
    Acquisition credit facility(/4/).....................      --        368.5
    Seller note..........................................      3.6         3.6
                                                            ------    --------
        Total long-term debt.............................    359.6     1,125.6
Total members' equity(/5/)...............................     55.0        63.3
                                                            ------    --------
        Total capitalization.............................   $414.6    $1,188.9
                                                            ======    ========

-----------------------------
(/1/) Southeast credit facility had $177.0 million of unused credit commitments, all of which could have been borrowed and distributed to Mediacom under the most restrictive covenants of such credit facility.
(/2/) Western credit facility had $83.0 million of unused credit commitments, all of which could have been borrowed and distributed to Mediacom under the most restrictive covenants of such credit facility.
(/3/) Mediacom USA credit facility will replace the Southeast and Western credit facilities. We have received commitment letters from lenders for a $500.0 million credit facility, although definitive loan documentation has not yet been signed.
(/4/) Acquisition credit facility represents an anticipated $500.0 million credit facility.
n(/5/) Total members' equity, as adjusted, is increased by $10.5 million, the additional equity that is expected from our members in connection with our pending acquisitions, and is decreased by the write off of unamortized financing fees of $2.2 million related to our existing credit facilities.

                 SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED
                          FINANCIAL AND OPERATING DATA

      In the table below, we provide you with:

    . selected historical financial data, as of and for the years ended
      December 31, 1994 and 1995 and for the period from January 1, 1996 through March 11, 1996, derived from the audited financial statements of Benchmark Acquisition Fund II Limited Partnership;

    . selected historical consolidated financial and operating data as of and for the period from the commencement of operations (March 12, 1996) to December 31, 1996 and for the years ended December 31, 1997 and 1998, derived from our audited consolidated financial statements and should be read in conjunction with those statements, which are included in this prospectus; and

    . unaudited selected historical consolidated financial and operating data as of and for the six months ended June 30, 1998 and 1999, derived from our consolidated financial statements and should be read in conjunction with those statements, which are included in this prospectus.

      In our opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial position and the results of operations for the interim periods. Financial and operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the full year.

      In addition, the table below presents our unaudited selected pro forma consolidated financial and operating data for the year ended December 31, 1998 and as of and for the six months ended June 30, 1999. Such data has been adjusted to illustrate the estimated effects of the following acquisitions and transactions as if they had occurred at the beginning of the period presented for the statement of operations data and as of June 30, 1999 for the balance sheet data:

    . our acquisition of the Clearlake system on January 9, 1998;

    . our acquisition of the Cablevision systems on January 23, 1998;

    . our acquisition of the Caruthersville system on October 1, 1998;

    . our pending acquisition of the Triax systems, which is expected to be completed in the fourth quarter of 1999;

    . our pending acquisition of the Zylstra systems, which is expected to be completed in the second half of 1999;

    . receipt of approximately $194.5 million of net proceeds in connection with our 8 1/2% senior notes on April 1, 1998;

    . receipt of approximately $121.9 million of net proceeds in connection with our 7 7/8% senior notes on February 26, 1999--the initial notes referred to in this prospectus;

    . borrowings under our subsidiary credit facilities; and

    . related equity contributions by our members.

                 SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED
                   FINANCIAL AND OPERATING DATA--(continued)

      The unaudited selected pro forma consolidated financial data give effect to the acquisitions of the systems under the purchase method of accounting, other operating assumptions and the impact of the offering of our senior notes. The purchase price allocation among property, plant and equipment, intangible assets, other assets and liabilities of the Triax and Zylstra systems is preliminary and will be completed upon receipt of appraisal reports. We do not believe that the adjustment resulting from the final allocation of the purchase price will be material to our financial statements.

      The unaudited selected pro forma consolidated financial data have been prepared based upon the historical financial statements and do not purport to represent what our results of operations or financial condition would have actually been or what operations in any future period would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. See "Capitalization," "Unaudited Pro Forma Consolidated Financial Statements," and the financial statements and related notes included elsewhere in this prospectus.

  Selected Historical and Pro Forma Consolidated Financial and Operating Data

                          Predecessor(/1/)                        Mediacom(/2/)                           Pro Forma
                     ----------------------------- ------------------------------------------------  ---------------------
                                                                                    Six Months                     Six
                       Year      Year     Jan. 1   March 12    Year      Year          Ended           Year       Months
                      Ended     Ended     Through  Through    Ended     Ended        June 30,          Ended      Ended
                     Dec. 31,  Dec. 31,  March 11, Dec. 31,  Dec. 31,  Dec. 31,  ------------------  Dec. 31,    June 30,
                       1994      1995      1996      1996      1997      1998      1998      1999      1998        1999
                     --------  --------  --------- --------  --------  --------  --------  --------  ---------  ----------
                                          (dollars in thousands, except per subscriber data)
Statement of
Operations Data:
Revenues..........   $ 5,075   $ 5,171    $1,038   $ 5,411   $ 17,634  $129,297  $ 60,068  $ 74,178  $ 272,258  $  143,923
Service costs.....     1,322     1,536       297     1,511      5,547    43,849    21,463    24,175     89,966      48,157
Selling, general
and administrative
expenses..........     1,016     1,059       222       931      2,696    25,596    11,541    14,502     52,317      24,489
Management fee
expense...........       252       261        52       270        882     5,797     2,782     3,588     10,334       6,059
Depreciation and
amortization......     4,092     3,945       527     2,157      7,636    65,793    27,422    41,431    175,803      94,786
                     -------   -------    ------   -------   --------  --------  --------  --------  ---------  ----------
Operating (loss)
income............    (1,607)   (1,630)      (60)      542        873   (11,738)   (3,140)   (9,518)   (56,162)    (29,568)
Interest expense,
net(/3/)..........       878       935       201     1,528      4,829    23,994    11,738    13,392     85,537      40,298
Other expenses....       --        --        --        967        640     4,058     3,568       734      4,058         734
                     -------   -------    ------   -------   --------  --------  --------  --------  ---------  ----------
Net loss from
continuing
operations........   $(2,485)  $(2,565)   $ (261)  $(1,953)  $ (4,596) $(39,790) $(18,446) $(23,644) $(145,757) $  (70,600)
                     =======   =======    ======   =======   ========  ========  ========  ========  =========  ==========
Other Data:
System cash
flow(/4/).........   $ 2,737   $ 2,576    $  519   $ 2,969   $  9,391  $ 59,852  $ 27,064  $ 35,501  $ 129,975  $   71,277
System cash flow
margin(/5/).......      53.9%     49.8%     50.0%     54.9%      53.3%     46.3%     45.1%     47.9%      47.7%       49.5%
Annualized system
cash flow(/6/)....                                                                                              $  142,554
Adjusted
EBITDA(/7/).......   $ 2,485   $ 2,315    $  467   $ 2,699   $  8,509  $ 54,055  $ 24,282  $ 31,913  $ 119,641  $   65,218
Adjusted EBITDA
margin(/8/).......      49.0%     44.8%     45.0%     49.9%      48.3%     41.8%     40.4%     43.0%      43.9%       45.3%
Annualized
Adjusted
EBITDA(/9/).......                                                                                              $  130,436
Ratio of total
indebtedness to
annualized
Adjusted EBITDA...                                                                                                     8.6x
Ratio of Adjusted
EBITDA to interest
expense, net......                                                                                                     1.6x
Net cash flows
from operating
activities........   $ 1,395   $ 1,478    $  226   $   237   $  7,007  $ 53,556  $ 31,803  $ 17,306  $  81,461  $   35,258
Net cash flows
from investing
activities........      (552)     (261)      (86)  (45,257)   (60,008) (397,085) (354,079)  (36,205)   (89,877)    (59,518)
Net cash flows
from financing
activities........      (919)   (1,077)      --     45,416     53,632   344,714   322,657    18,242      8,631      22,871
Deficiency of
earnings to fixed
charges(/10/).....     2,485     2,565       261     1,953      4,596    39,790    18,446    23,644    145,757      70,600
Operating Data
(end of period,
except average):
Homes
passed(/11/)......                                  38,749     87,750   520,000   486,000   523,000  1,051,000   1,065,500
Basic
subscribers(/12/)..                                 27,153     64,350   354,000   345,000   355,800    700,100     711,300
Basic
penetration(/13/)..                                   70.1%      73.3%     68.1%     71.0%     68.0%      66.6%       66.8%
Premium service
units(/14/).......                                  11,691     39,288   407,100   398,500   385,400    592,850     554,000
Premium
penetration(/15/)..                                   43.1%      61.1%    115.0%    115.5%    108.3%      84.7%       77.9%
Average monthly
revenues per basic
subscriber(/16/)..                                                                                                  $33.72
Annual system cash
flow per basic
subscriber(/17/)..                                                                                                    $200
Annual Adjusted
EBITDA per basic
subscriber(/18/)..                                                                                                    $183
Balance Sheet Data
(end of period):
Total assets......   $11,755   $ 8,149             $46,560   $102,791  $451,152  $449,225  $448,410             $1,225,410
Total
indebtedness......    13,294    12,217              40,529     72,768   337,905   315,129   359,629              1,125,629
Total members'
equity............    (2,003)   (4,568)              4,537     24,441    78,651    99,995    55,007                 63,262

                                                   (footnotes on following page)

Notes to Selected Historical and Pro Forma Consolidated Financial and Operating
                                      Data

 (1) The selected historical financial data for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 through March 11, 1996 have been derived from the audited financial statements of the Benchmark Acquisition Fund II Limited Partnership. The Benchmark Acquisition Fund II Limited Partnership is our predecessor company.

 (2) We commenced operations on March 12, 1996 with the acquisition of the Ridgecrest system and have since completed eight additional acquisitions. See the financial statements and related notes included elsewhere in this prospectus. The historical amounts represent the results of operations of the systems acquired from the date of acquisition to the end of the period presented.

 (3) Net of interest income. Interest income for the periods presented is not material.

 (4) Represents Adjusted EBITDA (as defined below in note 7) before management fee expense. System cash flow is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. System cash flow is included in this prospectus because our management believes that system cash flow is a meaningful measure of performance as it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity and a company's overall ability to service its debt. Our definition of system cash flow may not be identical to similarly titled measures reported by other companies.

 (5) Represents system cash flow as a percentage of revenues. This measurement is used by us, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance, for the reasons noted above in note 4.

 (6) Represents system cash flow for the six months ended June 30, 1999, multiplied by two. Our management believes this calculation provides a meaningful measure of performance, on an annualized basis, for the reasons noted above in note 4.

 (7) Represents operating income (loss) before depreciation and amortization. Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Adjusted EBITDA is included in this prospectus because our management believes that Adjusted EBITDA is a meaningful measure for purposes of acquisitions and monitoring performance as it is commonly used in the cable television industry and by the investment community to analyze and compare cable television companies on the basis of operating performance, debt leverage, ability to incur additional indebtedness and a company's overall ability to service its debt. In addition, our primary debt instruments contain certain covenants, compliance with which is measured by computations similar to determining Adjusted EBITDA. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

 (8) Represents Adjusted EBITDA as a percentage of revenues. This measurement is used by us, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance, for the reasons noted above in note 7.

Notes to Selected Historical and Pro Forma Consolidated Financial and Operating
                                      Data

 (9) Represents Adjusted EBITDA for the six months ended June 30, 1999, multiplied by two. This calculation provides the measure by which the ratio of total indebtedness to annualized Adjusted EBITDA is determined. This ratio is commonly used in the cable television industry as a measure of leverage, for the reasons noted above in note 7.

(10) For purposes of this computation, earnings are defined as income (loss) before fixed charges. Fixed charges are interest costs and other debt costs.

(11) Homes passed are the number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system's service area.

(12) Basic subscribers are subscribers of a cable television system who receive a package of over-the-air broadcast stations, local access channels and/or certain satellite-delivered cable television services, and who are usually charged a flat monthly rate for a number of channels.

(13) Basic penetration means basic subscribers as a percentage of total number of homes passed.

(14) Premium service units mean the number of subscriptions to premium services, which are paid for on an individual basis. A subscriber may purchase more than one premium service, each of which is counted as a separate premium service unit.

(15) Premium penetration means premium service units as a percentage of total number of basic subscribers. This ratio may be greater than 100% if the average customer subscribes to more than one premium service unit.

(16) Represents average monthly revenues for the period divided by the number of basic subscribers as of the end of such period. This measurement is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance.

(17) Represents annualized system cash flow for the period divided by the number of basic subscribers at the end of such period. This measurement is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance.

(18) Represents annualized Adjusted EBITDA for the period divided by the number of basic subscribers at the end of such period. This measurement is used in the cable television industry to analyze and compare cable television companies on the basis of operating performance.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

      The table below sets forth our unaudited pro forma consolidated financial and operating data for the year ended December 31, 1998, and as of and for the six months ended June 30, 1999. Such pro forma data has been adjusted to illustrate the estimated effects of the following acquisitions and transactions as if they had occurred at the beginning of the period presented for the statement of operations data and as of June 30, 1999 for the balance sheet data:

    .   our acquisition of the Clearlake system on January 9, 1998;

    .   our acquisition of the Cablevision systems on January 23, 1998;

    .   our acquisition of the Caruthersville system on October 1, 1998;

    . our pending acquisition of the Triax systems, which is expected to be completed in the fourth quarter of 1999;

    . our pending acquisition of the Zylstra systems, which is expected to be completed in the second half of 1999;

    . receipt of approximately $194.5 million of net proceeds in connection with our 8 1/2% senior notes on April 1, 1998;

    . receipt of approximately $121.9 million of net proceeds in connection with our 7 7/8% senior notes on February 26, 1999--the initial notes referred to in this prospectus;

    .   borrowings under our subsidiary credit facilities; and

    .   related equity contributions by our members.

      The unaudited pro forma consolidated financial statements give effect to the acquisitions of the systems under the purchase method of accounting, other operating assumptions and the impact of the offering of our senior notes. The purchase price allocation among property, plant and equipment, intangible assets, other assets and liabilities of the Triax and Zylstra systems is preliminary and will be completed upon receipt of appraisal reports. We do not believe that the adjustment resulting from the final allocation of the purchase price will be material to our financial statements.

      The unaudited pro forma consolidated financial statements have been prepared based upon the historical financial statements and do not purport to represent what our results of operations or financial condition would have actually been or what operations in any future period would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. See "Unaudited Summary Pro Forma Consolidated Financial and Operating Data," "Capitalization" and the financial statements and related notes included elsewhere in this prospectus.

                         MEDIACOM LLC AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1999
                             (dollars in thousands)

                                                 Pending Acquisitions
                                        ---------------------------------------
                            Mediacom        Triax        Zylstra
                          (as reported) (as reported) (as reported) Adjustments      Total
                          ------------- ------------- ------------- -----------    ----------
Assets
Cash and cash
 equivalents............    $  1,555      $  2,820       $   97      $ (2,917)(a)  $    1,555
Subscriber accounts
 receivable, net........       2,342         1,890          545           --            4,777
Prepaid expenses and
 other assets...........       1,690           --           310           --            2,000
Inventory...............      10,135           --           --            --           10,135
Property, plant and
 equipment, net.........     277,126       162,168        4,914       213,668(b)      657,876
Intangible assets, net..     140,956       165,170           58       221,522(c)      527,706
Other assets, net.......      14,606         5,835          --            920(d)       21,361
                            --------      --------       ------      --------      ----------
  Total assets..........    $448,410      $337,883       $5,924      $433,193      $1,225,410
                            ========      ========       ======      ========      ==========
Liabilities and Members'
 Equity
Debt....................    $359,629      $409,290       $   34      $356,676(e)   $1,125,629
Accounts payable and
 accrued expenses.......      31,000        17,466        1,509       (17,053)(f)      32,922
Subscriber advance
 payments and deposits..       1,888           823          --            --            2,711
Management fees
 payable................         751           --           --            --              751
Other liablilities......         135           --           --            --              135
                            --------      --------       ------      --------      ----------
  Total liabilities.....     393,403       427,579        1,543       339,623       1,162,148
                            --------      --------       ------      --------      ----------
Capital contributions...     124,990           --         1,607         8,893(g)      135,490
Retained earnings
 (accumulated deficit)..     (69,983)      (89,696)       2,774        84,677(h)      (72,228)
                            --------      --------       ------      --------      ----------
  Total members'
   equity...............      55,007       (89,696)       4,381        93,570          63,262
                            --------      --------       ------      --------      ----------
  Total liabilities and
   members' equity......    $448,410      $337,883       $5,924      $433,193      $1,225,410
                            ========      ========       ======      ========      ==========


   See accompanying notes to unaudited pro forma consolidated balance sheet.

                         MEDIACOM LLC AND SUBSIDIARIES
            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1999
                             (dollars in thousands)

      For purposes of determining the pro forma effect of the transactions described above on our consolidated balance sheet as of June 30, 1999, the following adjustments have been made:

    (a) Represents elimination of cash not included in the acquisition of Triax and Zylstra.

    (b) Represents increase to property, plant and equipment as a result of our pending acquisitions based on a preliminary allocation of the purchase price assuming estimated fair values as follows:

                                                Purchase Preliminary Estimated
                                                 Price   Allocation  Fair Value
                                                -------- ----------- ----------
        Triax................................   $740,000    50.0%    $ 370,000
        Zylstra..............................     21,500    50.0%       10,750
                                                                     ---------
                                                                       380,750
        Historical balance of property, plant
         and equipment--Triax and Zylstra....                         (167,082)
                                                                     ---------
        Increase to property, plant and
         equipment...........................                        $ 213,668
                                                                     =========

    (c) Represents increase to intangible assets as a result of our pending acquisitions based on a preliminary allocation of the purchase price and assumes estimated fair values as follows:

                                                Purchase Preliminary Estimated
                                                 Price   Allocation  Fair Value
                                                -------- ----------- ----------
        Triax................................   $740,000    50.0%    $ 370,000
        Zylstra..............................     21,500    50.0%       10,750
        Closing costs........................                            6,000
                                                                     ---------
                                                                       386,750
        Historical balance of property, plant
         and equipment--Triax and Zylstra....                         (165,228)
                                                                     ---------
        Increase to intangible assets........                        $ 221,522
                                                                     =========

    (d) Represents adjustment to other assets in connection with:

            . an addition of $9,000 in closing costs in connection with our new credit facilities;

            . elimination of unamortized financing fees related to our existing credit facilities of $2,245; and

            . elimination of historical other assets of Triax and Zylstra of
              $5,835.

    (e) Represents the following adjustments to debt related to the acquisition of Triax and Zylstra:

        Proceeds from the Mediacom USA credit facility..............  $ 428,500
        Proceeds from the Acquisition credit facility...............    368,500
        Repayment of our existing credit facilities.................    (31,000)
        Elimination of existing debt of Triax and Zylstra...........   (409,324)
                                                                      ---------
        Increase to debt............................................  $ 356,676
                                                                      =========

                         MEDIACOM LLC AND SUBSIDIARIES
      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET--(continued)
                                 JUNE 30, 1999
                             (dollars in thousands)

    (f) Represents elimination of accounts payable and accrued expenses of Triax and Zylstra not assumed by us.

    (g) Represents elimination of historical capital contributions of Zylstra of $1,607 and additional capital contributions to us by our members of $10,500.

    (h) Represents adjustment to accumulated deficit in connection with:

      . elimination of historical accumulated deficits of Triax and Zylstra of $86,922; and

      . write-off of unamortized fees related to the existing credit facilities of $2,245.

                         MEDIACOM LLC AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (dollars in thousands)

                                                                 Pending Acquisitions
                                                        ---------------------------------------
                     Mediacom                               Triax        Zylstra                                Other
                   (as reported) Adjustments  Subtotal  (as reported) (as reported) Adjustments   Subtotal   Adjustments
                   ------------- -----------  --------  ------------- ------------- -----------   ---------  -----------
Revenues.........    $129,297      $ 6,888(a) $136,185    $119,669       $4,970      $ 11,434(d)  $ 272,258     $ --
Service costs....      43,849        2,803(a)   46,652      37,534        1,883         3,897(d)     89,966       --
Selling, general
 and
 administrative
 expenses........      25,596        2,274(a)   27,870      21,808          747         1,892(d)     52,317       --
Management fee
 expense.........       5,797            7(a)    5,804       4,048          482           --         10,334       --
Depreciation and
amortization.....      65,793        3,090(b)   68,883      65,391          279        40,948(e)    175,501       302(g)
                     --------      -------    --------    --------       ------      --------     ---------     -----
 Operating (loss)
  income.........     (11,738)      (1,286)   (13,024)      (9,112)       1,579       (35,303)      (55,860)     (302)
Interest expense
 (income), net...      23,994        2,605(c)   26,599      29,358          (51)       28,975(f)     84,881       656(h)
Other expenses...       4,058          --        4,058         --           --            --          4,058       --
                     --------      -------    --------    --------       ------      --------     ---------     -----
 Net (loss)
  income.........    $(39,790)     $(3,891)   $(43,681)   $(38,470)      $1,630      $(64,278)    $(144,799)    $(958)
                     ========      =======    ========    ========       ======      ========     =========     =====
 Deficiency of
  earnings to
  fixed charges..    $ 39,790
                     ========
                     Total
                   ----------
Revenues.........  $ 272,258
Service costs....     89,966
Selling, general
 and
 administrative
 expenses........     52,317
Management fee
 expense.........     10,334
Depreciation and
amortization.....    175,803
                   ----------
 Operating (loss)
  income.........    (56,162)
Interest expense
 (income), net...     85,537
Other expenses...      4,058
                   ----------
 Net (loss)
  income.........  $(145,757)
                   ==========
 Deficiency of
  earnings to
  fixed charges..  $ 145,757
                   ==========



    See accompanying notes to unaudited pro forma consolidated statement of operations.

                         MEDIACOM LLC AND SUBSIDIARIES
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (dollars in thousands)

      For purposes of determining the pro forma effects of the transactions described above on our consolidated statement of operations for the year ended December 31, 1998, the following adjustments have been made:

    (a) The table below represents actual revenues, service costs, and selling, general and administrative expenses and management fee expense of the Clearlake, Cablevision and Caruthersville systems recognized prior to the dates of their respective acquisition. See "Business--Development of the Systems."

                                    Clearlake Cablevision Caruthersville Total
                                    --------- ----------- -------------- ------
       Revenues..................     $133      $5,603        $1,152     $6,888
       Service costs.............      152       2,272           379      2,803
       Selling, general and
        administrative expenses..      139       1,839           296      2,274
       Management fee expense....        7         --            --           7

    (b) Represents additional depreciation and amortization related to the step-up in value of the Clearlake, Cablevision and Caruthersville systems based on the final allocation of their purchase price. See note 3 of our December 31, 1998 consolidated financial statements.

    (c) Represents increase to interest expense due to incremental indebtedness arising from the purchase of the Clearlake, Cablevision and Caruthersville systems as if the purchases occurred on January 1, 1998 and additional interest as if the 8 1/2% senior note offering occurred on January 1, 1998. An 1/8% change in the interest rates will increase or decrease the interest expense per annum by $75 after adjusting for interest rate swap agreements. Outstanding principal under the subsidiary credit facilities represents average borrowings during the period.

                                                              Interest Pro Forma
                                                    Principal   Rate    Expense
                                                    --------- -------- ---------
       Subsidiary credit facilities...............  $122,365    7.61%   $ 9,312
       Seller note................................     3,193    9.00%       287
       8 1/2% senior notes........................   200,000    8.50%    17,000
                                                                        -------
       Pro forma interest expense.................                      $26,599
       Historical-Mediacom........................                      (23,994)
                                                                        -------
       Increase to interest expense...............                      $ 2,605
                                                                        =======

    (d) The table below represents historical revenues, service costs, and selling, general and administrative expenses of the Jones systems and the Marcus systems, recognized prior to the date of their respective acquisition by Triax Midwest Associates, L.P. These systems were acquired by Triax Midwest Associates on June 30, 1998 and September 30, 1998, respectively. See note 3 to the December 31, 1998 financial statements of Triax Midwest Associates, L.P.

                                                          Jones  Marcus  Total
                                                          ------ ------ -------
       Revenues.........................................  $2,920 $8,514 $11,434
       Service costs....................................     936  2,961   3,897
       Selling, general and administrative expenses.....     702  1,190   1,892

                         MEDIACOM LLC AND SUBSIDIARIES
 NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS--(continued)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (dollars in thousands)
    (e) Represents increase to historical depreciation and amortization as a result of our pending acquisitions based on estimated fair values as follows:

                                  Preliminary
                                  Allocation          Pro
                                  of Purchase Asset  Forma
       Triax                         Price    Life  Expense
       -----                      ----------- ----- --------
       Property, plant and
        equipment..............    $370,000      7  $ 52,857
       Franchise costs.........     185,000     15    12,333
       Subscriber lists........     185,000      5    37,000
                                   --------         --------
       Total...................    $740,000         $102,190
                                   ========         ========
                                  Preliminary
                                  Allocation          Pro
                                  of Purchase Asset  Forma
       Zylstra                       Price    Life  Expense
       -------                    ----------- ----- --------
       Property, plant and
        equipment..............    $ 10,750      7  $  1,536
       Franchise costs.........       5,375     15       358
       Subscriber lists........       5,375      5     1,075
                                   --------         --------
       Total...................    $ 21,500         $  2,969
                                   ========         ========
                                  Preliminary
                                  Allocation          Pro
                                  of Purchase Asset  Forma
       Triax and Zylstra             Price    Life  Expense
       -----------------          ----------- ----- --------
       Property, plant and
        equipment..............    $380,750      7  $ 54,393
       Franchise costs.........     190,375     15    12,692
       Subscriber lists........     190,375      5    38,075
       Other...................         --     --      1,458
                                   --------         --------
       Pro forma depreciation
        and amortization.......    $761,500          106,618
                                   ========
       Historical--Triax and
        Zylstra................                      (65,670)
                                                    --------
       Increase to depreciation
        and amortization.......                     $ 40,948
                                                    ========

                         MEDIACOM LLC AND SUBSIDIARIES
 NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS--(continued)
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (dollars in thousands)

    (f) Represents increase to interest expense due to incremental indebtedness arising from the purchase of the Triax and Zylstra systems as if such purchases occurred on January 1, 1998. An 1/8% change in the interest rates will increase or decrease the interest expense per annum by $1,033 after adjusting for interest rate swap agreements. Historical interest expense has been eliminated, as we have not assumed the debt obligations of Triax and Zylstra. Outstanding principal under the subsidiary credit facilities represents average borrowings during the period.

                                                                       Pro
                                                            Interest  Forma
                                                  Principal   Rate   Expense
                                                  --------- -------- --------
       Subsidiary credit facilities.............  $888,226    7.61%  $ 67,594
       Seller note..............................     3,193    9.00%       287
       Senior notes.............................   200,000    8.50%    17,000
                                                                     --------
       Pro forma interest expense...............                       84,881
       Historical-Triax and Zylstra.............                      (55,906)
                                                                     --------
       Increase to interest expense.............                     $ 28,975
                                                                     ========

    (g) Represents amortization of $302 in deferred offering fees and expenses of our 7 7/8% senior notes due 2011.

    (h) Represents increase to interest expense as if the 7 7/8% senior note offering occurred on January 1, 1998. An 1/8% change in the interest rates will increase or decrease the interest expense per annum by $882 after adjusting for interest rate swap agreements. Outstanding principal under the subsidiary credit facilities represents average borrowings during the period.

                                                                       Pro
                                                            Interest  Forma
                                                  Principal   Rate   Expense
                                                  --------- -------- --------
       Subsidiary credit facilities.............  $767,411    7.61%  $ 58,400
       Seller note..............................     3,193    9.00%       287
       Senior notes due 2008....................   200,000    8.50%    17,000
       Senior notes due 2011....................   125,000    7.88%     9,850
                                                                     --------
       Pro forma interest expense after
        offering................................                       85,537
       Pro forma interest expense prior to
        offering................................                      (84,881)
                                                                     --------
       Increase to interest expense.............                     $    656
                                                                     ========

                         MEDIACOM LLC AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                             (dollars in thousands)

                                                 Pending Acquisitions
                                        ---------------------------------------
                            Mediacom        Triax        Zylstra                               Other
                          (as reported) (as reported) (as reported) Adjustments   Subtotal  Adjustments  Total
                          ------------- ------------- ------------- -----------   --------  ----------- --------
Revenues................    $ 74,178      $ 67,257       $2,488      $    --      $143,923     $ --     $143,923
Service Costs...........      24,175        22,924        1,058           --        48,157       --       48,157
Selling, general and
 administrative
 expenses...............      14,502         9,592          395           --        24,489       --       24,489
Management fee expense..       3,588         2,218          253           --         6,059       --        6,059
Depreciation and
 amortization...........      41,431        35,644          274        17,391(a)    94,740        46(d)   94,786
                            --------      --------       ------      --------     --------     -----    --------
Operating (loss)
 income.................      (9,518)       (3,121)         508       (17,391)     (29,522)      (46)    (29,568)
Interest expense
 (income), net..........      13,392        16,252          (30)       10,473(b)    40,087       211(e)   40,298
Other expenses
 (income)...............         734           --            (2)            2(c)       734       --          734
                            --------      --------       ------      --------     --------     -----    --------
Net (loss) income from
 continuing operations..    $(23,644)     $(19,373)      $  540      $(27,866)    $(70,343)    $(257)   $(70,600)
                            ========      ========       ======      ========     ========     =====    ========
Deficiency of earnings
 of fixed charges.......    $ 23,644                                                                    $ 70,600
                            ========                                                                    ========


    See accompanying notes to unaudited pro forma consolidated statement of operations.

                         MEDIACOM LLC AND SUBSIDIARIES
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                             (dollars in thousands)

      For purposes of determining the pro forma effects of the transactions described above on our consolidated statement of operations for the six months ended June 30, 1999, the following adjustments have been made:

    (a) Represents increase to historical depreciation and amortization expense as a result of our pending acquisitions based on estimated fair values as follows:

                                                    Preliminary
                                                    Allocation          Pro
                                                    of Purchase Asset  Forma
       Triax                                           Price    Life  Expense
       -----                                        ----------- ----- --------
       Property, plant and equipment.............    $370,000      7  $ 52,857
       Franchise costs...........................     185,000     15    12,333
       Subscriber lists..........................     185,000      5    37,000
                                                     --------         --------
       Total.....................................    $740,000         $102,190
                                                     ========         ========
                                                    Preliminary
                                                    Allocation          Pro
                                                    of Purchase Asset  Forma
       Zylstra                                         Price    Life  Expense
       -------                                      ----------- ----- --------
       Property, plant and equipment.............    $ 10,750      7  $  1,536
       Franchise costs...........................       5,375     15       358
       Subscriber lists..........................       5,375      5     1,075
                                                     --------         --------
       Total.....................................    $ 21,500         $  2,969
                                                     ========         ========
                                                    Preliminary
                                                    Allocation          Pro
                                                    of Purchase Asset  Forma
       Triax and Zylstra                               Price    Life  Expense
       -----------------                            ----------- ----- --------
       Property, plant and equipment.............    $380,750      7  $ 54,393
       Franchise costs...........................     190,375     15    12,692
       Subscriber lists..........................     190,375      5    38,075
       Other.....................................         --     --      1,458
                                                     --------         --------
       Pro forma depreciation and amortization-
        annualized (A)...........................    $761,500          106,618
                                                     ========
       Pro forma depreciation and amortization--
        Six months ended June 30, 1999 (A divided
        by 2)....................................                       53,309
       Historical--Triax and Zylstra.............                      (35,918)
                                                                      --------
       Increase to depreciation and
        amortization.............................                     $ 17,391
                                                                      ========

                         MEDIACOM LLC AND SUBSIDIARIES
 NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS--(continued)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                             (dollars in thousands)

    (b) Represents increase to interest expense due to incremental indebtedness arising from the purchase of the Triax and Zylstra systems as if the purchases occurred on January 1, 1999. An 1/8% change in the interest rates will increase or decrease the interest expense per annum by $895 after adjusting for interest rate swap agreements.

       Additional indebtedness required for acquisitions.............  $766,000
       Interest rate.................................................      6.97%
                                                                       --------
       Pro forma interest expense--annualized (A)....................  $ 53,390
       Pro forma interest expense--Six months ended June 30, 1999
        (A divided by 2).............................................  $ 26,695
       Historical--Triax and Zylstra.................................   (16,222)
                                                                       --------
       Increase to interest expense..................................  $ 10,473
                                                                       ========

    (c) Represents elimination of other income of Zylstra.

    (d) Represents amortization of $46 in deferred offering fees and expenses of our 7 7/8% senior notes due 2011.

    (e) Represents increase to interest expense as if the 7 7/8% senior note offering occurred on January 1, 1999. The increase to interest expense is based on a 55 day period (from January 1, 1999 to February 25, 1999) prior to receiving the proceeds from the offering on February 26, 1999. An 1/8% change in the interest rates will increase or decrease the interest expense per annum by $895 after adjusting for interest rate swap agreements.

                                                                        Pro
                                                              Interest  Forma
                                                    Principal   Rate   Expense
                                                    --------- -------- -------
       Interest on 7 7/8% senior notes...........   $125,000   7.875%  $ 9,844
       Interest on bank indebtedness.............    125,000   6.970%   (8,713)
       Interest on discount and closing costs....      3,625   6.970%      253
                                                                       -------
       Increase to interest expense--annualized..                      $ 1,384
                                                                       -------
       Increase to interest expense (January 1,
        1999 to February 25, 1999)...............                      $   211
                                                                       =======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

      We materially expanded our business in 1997 and 1998 through acquisitions. The pending acquisitions of the Triax and Zylstra systems will approximately double the number of basic subscribers we currently serve. As such, we do not believe the discussion and analysis of our historical financial condition and results of operations set forth below are indicative of our future performance. All acquisitions have been accounted for under the purchase method of accounting and, therefore, our historical results of operations include the results of operations for each acquired system subsequent to its respective acquisition date.

General

      Our revenues are primarily attributable to monthly subscription fees charged to basic subscribers for our basic and premium cable television programming services. Basic revenues consist of monthly subscription fees for all services other than premium programming, and also include monthly charges for customer equipment rental and installation fees. Premium revenues consist of monthly subscription fees for programming provided on a per channel basis. Other revenues represent pay-per-view charges, late payment fees, advertising revenues and commissions related to the sale of goods by home shopping services. We generated significant increases in revenues for the three and six months ended June 30, 1999, each of the past two years and for the period ended December 31, 1996, primarily through acquisitions and increases in monthly revenues per basic subscriber. The following table sets forth for the periods indicated the percentage of our total revenues attributable to the sources indicated:

                                          Six months ended       Year ended
                                              June 30,          December 31,
                                          ----------------- --------------------
                                            1999     1998    1998   1997   1996
                                          -------- -------- ------ ------ ------
     Basic revenues......................    81.0%    80.0%  80.0%  81.0%  80.0%
     Premium revenues....................    13.0%    15.0%  15.0%   9.0%   8.0%
     Other revenues......................     6.0%     5.0%   5.0%  10.0%  12.0%
                                          -------- -------- ------ ------ ------
                                            100.0%   100.0% 100.0% 100.0% 100.0%
                                          ======== ======== ====== ====== ======

      Our operating expenses consist of service costs and selling, general, and administrative expenses directly attributable to our cable television systems. Service costs include fees paid to programming suppliers, expenses related to copyright fees, wages and salaries of technical personnel and plant operating costs. Programming fees have historically increased at rates in excess of inflation due to increases in the number of programming services we have offered and improvements in the quality of programming. We believe that under the FCC's existing cable rate regulations, we will be able to increase our rates for cable television services to more than cover any increases in the costs of programming. However, competitive factors may limit our ability to increase our rates. We benefit from our membership in a cooperative of cable television companies which serve over twelve million basic subscribers, which provides its members with significant volume discounts from programming suppliers and cable equipment vendors. Selling, general and administrative expenses directly attributable to our cable television systems include wages and salaries for customer service and administrative personnel, franchise fees and expenses related to billing, marketing, bad debt, advertising sales and office administration.

      Mediacom Management provides strategic, managerial, financial and operational oversight and advice services to us. In exchange for all such services, Mediacom Management receives annual management fees, ranging from 4.0% to 5.0% of our annual gross revenues. Also, Mediacom Management receives a fee of 0.5% of the purchase price of the acquisitions we complete and such fees are included in other expenses.

      The high level of depreciation and amortization associated with our acquisition activities as well as the interest expense related to our financing activities have caused us to report net losses in our limited operating history. We believe that such net losses are common for cable television companies, and anticipate that we will continue to incur net losses for the foreseeable future.

      Adjusted EBITDA represents operating income (loss) before depreciation and amortization. Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance, or an alternative to the statement of cash flows as a measure of liquidity as determined in accordance with generally accepted accounting principles. Adjusted EBITDA is included in this prospectus because our management believes that Adjusted EBITDA is a meaningful measure of performance as it is commonly used by the cable television industry and by the investment community to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, the credit facilities of our operating subsidiaries contain certain covenants, compliance with which is measured by computations similar to determining Adjusted EBITDA. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

Results of Operations

   Three Months Ended June 30, 1999 Compared to Three Months Ended June 30,
   1998

      The following historical information for the three months ended June 30, 1999 and 1998 includes the results of operations of the Caruthersville system-- acquired on October 1, 1998--from the date of acquisition.

      Revenues increased 11.9% to approximately $38.2 million for the three months ended June 30, 1999, as compared to approximately $34.1 million for the three months ended June 30, 1998 primarily as a result of:

    . an increase in the average monthly basic service rate of $2.89 per basic subscriber; and

    . internal basic subscriber growth of 2.0%, excluding the acquisition of the Caruthersville system.

      Average monthly revenue per basic subscriber increased to $35.75 for the three months ended June 30, 1999, from $32.89 for the corresponding period of 1998. At June 30, 1999, we served approximately 355,800 basic subscribers compared to approximately 345,000 basic subscribers at June 30, 1998.

      Service costs increased by 6.1% to approximately $12.4 million for the three months ended June 30, 1999, as compared to approximately $11.6 million for the three months ended June 30, 1998. The Caruthersville system accounted for approximately 28.6% of the total increase. Excluding the Caruthersville system, these costs increased by approximately $571,000 primarily as a result of increased programming costs, additional programming carried by our systems and increased employee expenses. As a percentage of revenues, service costs were 32.3% for the three months ended June 30, 1999 as compared with 34.1% for the three months ended June 30, 1998.

      Selling, general and administrative expenses increased by 17.0% to approximately $7.3 million for the three months ended June 30, 1999, as compared to approximately $6.2 million for the three months ended June 30, 1998. The Caruthersville system accounted for approximately 10.6% of the total increase. Excluding the Caruthersville system, these costs increased by approximately $983,000 primarily as a result of increased marketing costs associated with the promotion of new programming services and higher personnel expenses. As a percentage of revenues, selling, general and administrative expenses were 19.1% for the three months ended June 30, 1999 as compared with 18.3% for the three months ended June 30, 1998.

      Management fee expense increased by 22.1% to approximately $1.9 million for the three months ended June 30, 1999, from approximately $1.6 million in the comparable 1998 period, due to the higher revenues generated in the 1999 period.

      Depreciation and amortization increased by 29.9% to approximately $21.0 million for the three months ended June 30, 1999, from approximately $16.2 million in the comparable 1998 period. This increase was substantially due to our acquisitions in 1998 and additional capital expenditures associated with the upgrade of our systems.

      Interest expense, net, increased by 4.3% to approximately $7.0 million for the three months ended June 30, 1999, from approximately $6.7 million for the three months ended June 30, 1998. This increase was substantially due to higher average debt outstanding during the 1999 period. Other income was approximately $259,000 for the three months ended June 30, 1999 as compared to other expense of approximately $228,000 for the three months ended June 30, 1998. This change was principally due to a decrease in the fair value of interest rate swaps.

      Due to the factors described above, we generated a net loss of approximately $11.2 million for the three months ended June 30, 1999 compared to a net loss of approximately $8.5 million for the three months ended June 30, 1998.

      Adjusted EBITDA increased 13.2% to approximately $16.6 million for the three months ended June 30, 1999, from approximately $14.7 million for the three months ended June 30, 1998. This increase was substantially due to the reasons noted above. Adjusted EBITDA as a percentage of revenues increased to 43.5% for the three months ended June 30, 1999, from 43.0% for the three months ended June 30, 1998. On a pro forma basis, assuming the Caruthersville system was owned and operated by us as of April 1, 1998, Adjusted EBITDA increased by 12.1% for the three months ended June 30, 1999 over the comparable period in 1998.

   Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

      The following historical information for the six months ended June 30, 1999 and 1998 includes the results of operations of the Clearlake system-- acquired on January 9, 1998, the Cablevision systems--acquired on January 23, 1998, and the Caruthersville system--acquired on October 1, 1998, only for that portion of the respective period that such cable television systems were owned by us.

      Revenues increased 23.5% to approximately $74.2 million for the six months ended June 30, 1999, as compared to approximately $60.1 million for the six months ended June 30, 1998 primarily as a result of:

    . the inclusion of the results of operations of the cable television systems owned by us on June 30, 1999 for the full six month period in 1999;

    . an increase in the average monthly basic service rate of $2.98 per basic subscriber; and

    . internal basic subscriber growth of 2.0%, excluding the acquisition of the Caruthersville system.

      Service costs increased by 12.6% to approximately $24.2 million for the six months ended June 30, 1999, as compared to approximately $21.5 million for the six months ended June 30, 1998. The Clearlake, Cablevision and Caruthersville systems accounted for substantially all of this increase. As a percentage of revenues, service costs were 32.6% for the six months ended June 30, 1999, as compared with 35.7% for the six months ended June 30, 1998.

      Selling, general and administrative expenses increased by 25.7% to approximately $14.5 million for the six months ended June 30, 1999, from approximately $11.5 million for the six months ended June 30, 1998. The Clearlake, Cablevision and Caruthersville systems accounted for approximately 43.3% of the total increase. Excluding systems acquired in 1998, these costs increased by approximately $1.7 million primarily as a result of increased marketing costs associated with the promotion of new programming services and increased personnel expenses. As a percentage of revenues, selling, general and administrative expenses were 19.6% for the six months ended June 30, 1999 as compared with 19.2% for the six months ended June 30, 1998.

      Management fee expense increased by 29.0% to approximately $3.6 million for the six months ended June 30, 1999, from approximately $2.8 million in the comparable 1998 period, due to the higher revenues generated in the 1999 period.

      Depreciation and amortization increased by 51.1% to approximately $41.4 million for the six months ended June 30, 1999, from approximately $27.4 million in the comparable 1998 period. This increase was substantially due to our acquisitions in 1998 and additional capital expenditures associated with the upgrade of our systems.

      Interest expense, net, increased by 14.1% to approximately $13.4 million for the six months ended June 30, 1999, from approximately $11.7 million for the six months ended June 30, 1998. This increase was substantially due to higher average debt outstanding during the 1999 period as a result of debt incurred in connection with our acquisitions. Other expenses decreased by 79.4% to approximately $734,000 for the six months ended June 30, 1999, from approximately $3.6 million for the six months ended June 30, 1998. This decrease was principally due to acquisition fees incurred in the 1998 period in connection with the acquisition of the Clearlake system and the Cablevision systems.

      Due to the factors described above, we generated a net loss of approximately $23.6 million for the six months ended June 30, 1999, compared to a net loss of approximately $18.4 million for the six months ended June 30, 1998.

      Adjusted EBITDA increased 31.4% to approximately $31.9 million for the six months ended June 30, 1999, from approximately $24.3 million for the six months ended June 30, 1998. This increase was substantially due to the inclusion of the results of operations of the Clearlake, Cablevision and Caruthersville systems for the full six-month period in 1999, and the other factors described above. Adjusted EBITDA as a percentage of revenues increased to 43.0% for the six months ended June 30, 1999, from 40.4% for the six months ended June 30, 1998. On a pro forma basis, assuming the Clearlake, Cablevision and Caruthersville systems were owned and operated by us as of January 1, 1998, Adjusted EBITDA increased by 17.6% for the six months ended June 30, 1999 over the comparable period in 1998.

   Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

      The following historical information for the years ended December 31, 1998 and 1997 includes the results of operations of the Lower Delaware system-- acquired on June 24, 1997, the Sun City system--acquired on September 19, 1997, the Clearlake system--acquired on January 9, 1998, the Cablevision systems-- acquired on January 23, 1998, and the Caruthersville system--acquired on October 1, 1998, only for that portion of the respective period that such cable television systems were owned by us.

      The Cablevision, Caruthersville, Clearlake, Lower Delaware and Sun City systems comprise a substantial portion of our basic subscribers. At December 31, 1998, these systems served 328,350 basic subscribers, representing 92.8% of the 354,000 subscribers served by us as of such date. Accordingly, the Cablevision, Caruthersville, Clearlake, Lower Delaware and Sun City systems have had a significant impact on the results of operations for the year ended December 31, 1998, compared to the prior year. Consequently, we believe that any comparison of our results of operations between the years ended December 31, 1998 and 1997 are not indicative of our results of operations in the future.

      Revenues increased to approximately $129.3 million for the year ended December 31, 1998, from approximately $17.6 million for the prior fiscal year principally due to:

    . the inclusion of the results of operations of the Lower Delaware system and the Sun City system for the full year ended December 31, 1998;

    . the inclusion of the results of operations of the Clearlake, Cablevision and the Caruthersville systems from their respective acquisition dates;

    . the implementation of average monthly basic service rate increases of $3.34 per basic subscriber; and

    . internal basic subscriber growth of 2.5%.

      Service costs increased to approximately $43.8 million for the year ended December 31, 1998, as compared to approximately $5.5 million for the prior year. Substantially all of this increase was due to the inclusion of the results of operations of the Cablevision, Caruthersville, Clearlake, Lower Delaware and Sun City systems. Service costs were approximately 33.9% of revenues in 1998, as compared to approximately 31.5% of revenues in 1997.

      Selling, general and administrative expenses increased to approximately $25.6 million for the year ended December 31, 1998, as compared to approximately $2.7 million for the prior year. Substantially all of this increase was due to the inclusion of the results of operations of the Cablevision, Caruthersville, Clearlake, Lower Delaware and Sun City systems. Selling, general and administrative expenses were approximately 19.8% of revenues in 1998, as compared to approximately 15.3% of revenues in 1997.

      Management fee expense increased to approximately $5.8 million for the year ended December 31, 1998, as compared to approximately $882,000 for the prior year due to the higher revenues generated in 1998.

      Depreciation and amortization increased to approximately $65.8 million for the year ended December 31, 1998, as compared to approximately $7.6 million for the prior year.

      Due to the factors described above, we generated an operating loss of approximately $11.7 million for the year ended December 31, 1998, as compared to operating income of approximately $873,000 for the prior year.

      Interest expense, net, increased to approximately $24.0 million for the year ended December 31, 1998, as compared to approximately $4.8 million for the prior year. This increase was substantially due to the additional debt incurred in connection with the purchase of the Cablevision, Caruthersville, Clearlake, Lower Delaware and Sun City systems. Other expenses increased to approximately $4.1 million for the year ended December 31, 1998, as compared to approximately $640,000 for the prior year. This increase was substantially due to acquisition fees paid to Mediacom Management in connection with the acquisitions of the Cablevision, Clearlake and Caruthersville systems.

      Due to the factors described above, we generated a net loss of approximately $39.8 million for the year ended December 31, 1998, as compared to a net loss of approximately $4.6 million for the prior year.

      Adjusted EBITDA increased to approximately $54.1 million for the year ended December 31, 1998, as compared to approximately $8.5 million for the prior year. This increase was substantially due to the inclusion of the results of operations of the Cablevision, Caruthersville, Clearlake, Lower Delaware and Sun City systems. Adjusted EBITDA as a percentage of revenues decreased to 41.8% for the year ended December 31, 1998, as compared to 48.3% for the prior year. This decrease was principally due to the higher programming costs and selling, general and administrative expenses of the Cablevision, Caruthersville, Clearlake, Lower Delaware and Sun City systems in relation to the revenues generated by such cable television systems.

   Year Ended December 31, 1997 Compared to the Period from March 12, 1996 to December 31, 1996

      The following historical information includes the results of operations of the Ridgecrest system--acquired on March 12, 1996, which is the date of commencement of our operations, the Kern Valley system--acquired on June 28, 1996, the Valley Center and Nogales systems--acquired on December 27, 1996, the Lower Delaware system--acquired on June 24, 1997 and the Sun City system-- acquired on September 19, 1997, only for that portion of the respective period that such systems were owned by us.

      The results of operations for the year ended December 31, 1997, were impacted by the inclusion of:

    . the full year of results of operations of the Ridgecrest, Kern Valley, Nogales and the Valley Center systems;

    . the results of operations of the Lower Delaware system from the date of its acquisition on June 24, 1997; and

    . the results of operations of the Sun City system from the date of its acquisition on September 19, 1997.

      Revenues increased to approximately $17.6 million for the year ended December 31, 1997, from approximately $5.4 million for the period ended December 31, 1996.

      Service costs increased to approximately $5.5 million for the year ended December 31, 1997, as compared to approximately $1.5 million for the period ended December 31, 1996. Substantially all of this increase was due to the inclusion of the results of operations of Lower Delaware and Sun City systems and the full year of results of the Ridgecrest, Kern Valley, Nogales and Valley Center systems. Service costs were approximately 31.5% of revenues in 1997, as compared to approximately 27.9% of revenues in 1996.

      Selling, general and administrative expenses increased to approximately $2.7 million for the year ended December 31, 1997, as compared to approximately $931,000 for the period ended December 31, 1996. Substantially all of this increase was due to the inclusion of the results of operations of the aforementioned acquisitions in 1997 and the full year of results of operations of the Ridgecrest, Kern Valley, Nogales and Valley Center systems. Selling, general and administrative expenses were approximately 15.3% of revenues in 1997, as compared to approximately 17.2% of revenues in 1996.

      Management fee expense increased to approximately $882,000 for the year ended December 31, 1997, as compared to approximately $270,000 for the period ended December 31, 1996, due to the higher revenues generated in 1997.

      Depreciation and amortization increased to approximately $7.6 million for the year ended December 31, 1997, as compared to approximately $2.2 million for the period ended December 31, 1996. This increase was substantially due to the inclusion of the results of operations of the Lower Delaware, Sun City, Ridgecrest, Kern Valley, Nogales and Valley Center systems.

      Due to the factors described above, we had operating income of approximately $873,000 for the year ended December 31, 1997, as compared to approximately $542,000 for the period ended December 31, 1996.

      Interest expense increased to approximately $4.8 million for the year ended December 31, 1997, from approximately $1.5 million for the period ended December 31, 1996. This increase was principally due to the increased levels of debt incurred in connection with the Lower Delaware and Sun City systems. Other expenses decreased to approximately $640,000 for the year ended December 31, 1997, as compared to approximately $967,000 for the period ended December 31, 1996. This decrease was principally due to pre-acquisition expenses recorded in 1996.

      Due to the factors described above, we generated a net loss of approximately $4.6 million for the year ended December 31, 1997, as compared to a net loss of approximately $2.0 million for the period ended December 31, 1996.

      Adjusted EBITDA increased by to approximately $8.5 million for the year ended December 31, 1997, as compared to approximately $2.7 million for the period ended December 31, 1996. This increase was substantially due to the inclusion of the results of operations of the Lower Delaware and Sun City systems and the results of operations for the full year of the Ridgecrest, Kern Valley, Nogales and Valley Center systems. Adjusted EBITDA as a percentage of revenues decreased to 48.3% for the year ended December 31, 1997, as compared to 49.9% for the period ended December 31, 1996. This decrease was principally due to the higher programming costs of the cable television systems acquired during 1997 in relation to the revenues generated by such cable television systems.

Liquidity and Capital Resources

      Our business requires substantial capital for the upgrade, expansion and maintenance of the cable network. In addition, we have pursued, and will continue to pursue, a business strategy that includes selective acquisitions. We have funded our working capital requirements, capital expenditures and acquisitions through a combination of internally generated funds, long-term borrowings and equity contributions. We intend to continue to finance such expenditures through the same sources.

      During the third quarter of 1998, we modified our previously disclosed five-year capital improvement program by accelerating its planned completion date to June 30, 2000. Upon completion, we anticipate that 85% of our existing customers will be served by systems with 550MHz to 750MHz bandwidth capacity.

      As a result of these strategic initiatives, total capital expenditures were $53.7 million for the year ended December 31, 1998 and $35.9 million for the six months ended June 30, 1999. For the year ended December 31, 1998, and for the six months ended June 30, 1999, net cash flows from operating activities were $53.6 million and $17.3 million, respectively, which together with borrowings under our subsidiary bank credit facilities, funded such capital expenditures. We anticipate that total capital expenditures will be $66.0 million during 1999. We intend to use net cash flows from operating activities and borrowings under our subsidiary bank credit facilities to fund these capital expenditures.

      As a result of the pending acquisitions of the Triax and Zylstra systems, we have updated our capital improvement program and now expect to spend approximately $350.0 million over the three-year period ending December 2002, of which approximately $210.0 million will be invested to upgrade the cable network and approximately $140.0 million will be used for plant expansion, new services, converters and maintenance. By December 2002, including the Triax and Zylstra systems, we anticipate:

    . 91.0% of our basic subscribers will be served by systems with 550MHz to 750MHz bandwidth capacity and two-way communications capability; and

    . eliminating 369 headend facilities of our systems, resulting in 90 headend facilities serving all of our basic subscribers and 30 headend facilities serving 84% of our basic subscribers.

      From commencement of our operations in March 1996 through December 1998, we acquired cable television systems serving 355,800 basic subscribers as of June 30, 1999, for an aggregate purchase price of $432.4 million before closing costs and adjustments.

      To finance such acquisitions, working capital requirements and capital expenditures and to provide liquidity for future capital needs, we had completed the following financing arrangements as of June 30, 1999:

    . $100.0 million subsidiary bank credit agreement expiring in September
      2005;

    . $225.0 million subsidiary bank credit agreement expiring in September
      2006;

    . $2.8 million original principal amount seller note issued in connection with the acquisition of a cable television system;

    . $200.0 million offering of our 8 1/2% senior notes in April 1998;

    . $125.0 million offering of our 7 7/8% senior notes in February 1999;
      and

    . $125.0 million of equity capital contributed by our investors.

      As of June 30, 1999, we had entered into interest rate swap agreements to hedge a notional amount of $50.0 million of borrowings under the bank credit agreements, which expire from 2000 through 2002. For the three months ended June 30, 1999, the weighted average interest rate on all indebtedness outstanding under our credit facilities was approximately 6.3%, before giving effect to the aforementioned interest rate swap agreements.

      As of June 30, 1999, a bank had issued two irrevocable letters under our existing bank credit agreements in the aggregate amount of $30.0 million in favor of the seller of the Triax systems to secure our performance under the related agreement to acquire these systems.

      As a result of these financing arrangements, as of June 30, 1999, we had $260.0 million of unused credit commitments, all of which could have been borrowed and distributed to us under the most restrictive covenants in the bank credit agreements. Debt leverage and interest coverage ratios are commonly used in the cable television industry to measure liquidity and financial condition. For the three-month period ended June 30, 1999, the debt leverage ratio-- defined as total debt at the end of the period divided by annualized Adjusted EBITDA for the period--was 5.41x and the interest coverage ratio--defined as Adjusted EBITDA divided by interest expense, net, for the period--was 2.37x. For additional information, see "Description of Other Indebtedness."

      We expect to spend $761.5 million, before adjustments and closing costs, to acquire the Triax and Zylstra systems. In order to finance these acquisitions and to provide liquidity for future capital needs, we plan to establish two new subsidiary credit facilities in an aggregate amount of $1.0 billion. We have received commitments from lenders for the first facility which will replace and combine our existing subsidiary bank credit facilities and provide a $400.0 million revolving credit facility and a $100.0 million term loan. These commitments are subject to numerous conditions, including completion of documentation acceptable to the lenders. It is anticipated that the second facility would provide for an additional $500.0 million in credit commitments. There can be no assurance that either or both new credit facilities will be completed. We also expect to receive $10.5 million of new capital commitments from our existing members. We anticipate that these financing arrangements will be completed prior to closing the acquisition of the Triax systems. For additional information, see "Description of Other Indebtedness."

      We are regularly presented with opportunities to acquire cable television systems that are evaluated on the basis of our acquisition strategy. Although we presently do not have any definitive agreements to acquire or sell any of our cable television systems, other than the definitive agreements to acquire the Triax and Zylstra systems, from time to time we negotiate with prospective sellers to acquire additional cable television systems. These potential acquisitions are subject to the negotiation and completion of definitive documentation, which will include customary representations and warranties and will be subject to a number of closing conditions. No assurance can be given that such definitive documents will be entered into or that, if entered into, the acquisitions will be completed.

      Although we have not generated earnings sufficient to cover fixed charges, we have generated cash and obtained financing sufficient to meet our debt service, working capital, capital expenditure and acquisition requirements. We expect that we will continue to be able to generate funds and obtain financing sufficient to service our obligations and complete our pending acquisitions. There can be no assurance that we will be able to complete the financing arrangements described above, or, if we were able to do so, that the terms would be favorable to us.

Recent Developments

      In July 1999, we signed an agreement, subject to completion of final documentation, with SoftNet Systems, Inc., a high-speed Internet access and content services company, to deploy SoftNet's services throughout our cable television systems. In addition to a revenue sharing arrangement, we will receive 3.5 million shares of SoftNet's common stock in exchange for SoftNet's exclusive rights to deliver their services to our customers. Through this arrangement and the upgrade plan of our cable network, by December 2002, we expect to have two-way, high-speed Internet access available to 900,000 homes that are passed by our cable network, including the Triax and Zylstra systems.

Impact of Recently Issued Accounting Standards

      In 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. We will adopt SFAS 133 in 2001, but have not quantified the impact or not yet determined the timing or method of the adoption.

Inflation and Changing Prices

      Our systems' costs and expenses are subject to inflation and price fluctuations. Since changes in costs can be passed through to subscribers, such changes are not expected to have a material effect on our results of operations.

Year 2000 Compliance

      We have formed a Year 2000 program management team responsible for overseeing, coordinating and reporting on the Year 2000 remediation efforts. We have implemented a company-wide effort to assess and remediate our computer systems, related software and equipment to ensure such systems, software and equipment recognize, process and store information in the year 2000 and thereafter. Such Year 2000 remediation efforts include an assessment of our most critical systems, such as customer service and billing systems, headend facilities, business support operations, and other equipment and facilities. We are also verifying the Year 2000 readiness of our significant suppliers and vendors.

      Our program management team has defined a four-phase approach to determining the Year 2000 readiness of our internal systems, software and equipment. Such approach is intended to provide a detailed method for tracking the evaluation, repair and testing of systems, software and equipment, as follows:

    1. Assessment--involves the inventory of all systems, software and equipment and the identification of any Year 2000 issues.

    2. Remediation--involves repairing, upgrading and/or replacing any non-compliant equipment and systems.

    3. Testing--involves testing systems, software, and equipment for Year 2000 readiness, or in certain cases, relying on test results provided to us by outside vendors.

    4. Implementation--involves placing compliant systems, software and equipment into production or service.

      As of June 30, 1999, our assessment and remediation were substantially complete, and testing and implementation were 50% complete, with final completion expected by the fourth quarter of 1999.

      The completion dates set forth above are based on current expectations. However, due to the uncertainties inherent in Year 2000 remediation, no assurances can be given as to whether such projects will be completed on such dates.

      We are in the process of acquiring the Triax and Zylstra systems, and we are monitoring the Year 2000 remediation process for such systems to ensure completion of remediation promptly after we acquire these systems. However, we cannot determine at this time the materiality of information technology and non-information technology issues, if any, relating to the Year 2000 problem affecting those cable television systems. We are in the process of including these pending acquisitions in our Year 2000 program and we are not currently aware of any likely material system failures relating to the Year 2000 affecting those systems.

   Third Party Systems, Software and Equipment

      We purchase most of our technology from third parties. Our program management team has surveyed the significant third-party vendors and suppliers whose systems, services or products are important to our operations: e.g., suppliers of addressable controllers and set-top boxes, and the provider of billing services. The Year 2000 readiness of such providers is critical to the continued provision of cable television service without interruption. Our project management team has received information that the most critical systems, services or products supplied to our cable television systems by third-parties are either Year 2000 ready or are expected to be Year 2000 ready by the fourth quarter. Our project management team is developing contingency plans for systems provided by vendors who have not responded to its surveys or systems that may not be Year 2000 ready in a timely fashion. As of June 30, 1999, approximately 40% of our significant third-party vendors had not responded to the project management team surveys.

      In addition to the survey process described above, our project management team has identified our most critical supplier/vendor relationships and has instituted a verification process to determine the vendors' Year 2000 readiness. Such verification includes reviewing vendors' test and other data and engaging in regular communications with vendors' Year 2000 teams. We are currently testing to validate the Year 2000 compliance of critical products and services.

   Costs

      As of June 30, 1999, Year 2000 costs incurred were not material. Although no assurances can be given, we currently expect that the total projected costs associated with the Year 2000 program for our existing operations will be less than $350,000.

   Contingency Plans

      The failure to correct a material Year 2000 problem could result in an interruption or failure of important business operations. We believe that our Year 2000 program will significantly reduce risks associated with the changeover to the Year 2000 and are currently developing contingency plans to minimize the effect of any potential Year 2000 related disruptions which relate to systems, software, equipment, and services that we have deemed critical in regard to customer service, business operations, financial impact or safety. These include:

    . the failure of addressable controllers contained in some headend facilities could disrupt the delivery of premium services to customers and could necessitate crediting customers for failure to receive such premium services;

    . a failure of the services provided by our billing systems service provider could result in a loss of customer records which could disrupt the ability to bill customers for a protracted period; and

    . advertising revenue could be adversely affected by the failure of advertising insertion equipment which could impede or prevent the insertion of advertising spots in cable television programming.

      The financial impact of any or all of the above worst-case scenarios has not been and cannot be estimated by us due to the numerous uncertainties and variables associated with such scenarios.

                                    BUSINESS

      The following section and other parts of this prospectus contain cable industry terms and technical jargon which readers of this prospectus may find unfamiliar. We have therefore included a glossary in this prospectus beginning on page G-1 to assist readers unfamiliar with such terms.

Introduction

      We are the 10th largest operator of cable television systems in the United States, passing 1,065,500 homes and serving 711,300 basic subscribers in 21 states as of June 30, 1999, after giving effect to our pending acquisitions and other recently announced industry transactions. We were founded in July 1995 by Rocco B. Commisso, our Chairman and Chief Executive Officer, principally to acquire and develop underperforming cable television systems in selected non-metropolitan markets.

      Since the commencement of our operations in March 1996, we have experienced significant growth in subscribers, revenues, and cash flows, primarily as a result of our acquisition activities. Through December 1998, we spent $432.4 million, before closing costs and adjustments, to complete nine acquisitions of cable systems that, as of June 30, 1999, passed 523,000 homes and served 355,800 subscribers in 14 states, principally Alabama, California, Florida, Kentucky, Missouri and North Carolina.

      During the second quarter of 1999, we signed agreements to purchase the Triax and Zylstra cable systems for an aggregate purchase price of $761.5 million, before closing costs and adjustments. As of June 30, 1999, the Triax and Zylstra systems passed 542,500 homes and served 355,500 basic subscribers in nine states, principally Illinois, Indiana, Iowa and Minnesota. Giving effect to our completed and pending acquisitions, our 1998 revenues were $272.3 million, our Adjusted EBITDA was $119.6 million and our net cash flows from operations were $81.5 million. On the same basis, for the six months ended June 30, 1999, our revenues were $143.9 million, Adjusted EBITDA was $65.2 million and our net cash flows from operations were $35.3 million.

      We also have improved the financial performance of our systems, largely as a result of introducing new services to our customers and enhancing the operating efficiencies of our systems. Assuming all our existing systems were acquired on January 1, 1997, in 1998 our revenues increased by 13.0%, Adjusted EBITDA rose by 35.0%, the Adjusted EBITDA margin improved from 35.1% to 42.0%, and internal subscriber growth was 2.5%. On the same assumptions, comparing six months ended June 30, 1999 to the corresponding period in 1998, our revenues increased by 11.4%, Adjusted EBITDA rose by 17.6%, the Adjusted EBITDA margin improved from 40.8% to 43.0%, and internal subscriber growth was 2.0%.

      As a whole, our systems serve communities with favorable demographic profiles but their customers were generally underserved prior to our ownership. To increase customer satisfaction and improve the financial performance of our systems, we have made and will continue to make substantial investments in our cable network so that it is capable of delivering more information and entertainment services with greater technical reliability. As of June 30, 1999, over 62% of our existing customers were served by systems with 550MHz to 750MHz bandwidth capacity. By June 2000, we expect that 85% of our existing customers will be served by systems with 550MHz to 750MHz bandwidth capacity.

      We believe that the impact of digital technologies on video and telecommunications delivery systems, together with the emergence of the Internet as an interactive medium for communications, information, entertainment, and electronic commerce, have positioned cable's high-speed, interactive, broadband network as the primary platform for the delivery of video, voice, and data services to the homes and businesses of our customers. We also believe that there is considerable demand, including in the smaller communities we serve, for new and enhanced products and services. We intend to exploit these business opportunities by rapidly upgrading our cable network. By December 2002, including the Triax and Zylstra systems, we plan to spend approximately $210.0 million to upgrade our cable network so that 91% of our customers will be served by systems with 550 MHz to 750MHz bandwidth capacity and two-way communications capability and 84% of our customers will be served by 30 headend facilities.

Organization

     Mediacom serves as the holding company for our operating subsidiaries, each of which is wholly owned, except for a 1.0% ownership interest in Mediacom California LLC, held by Mediacom Management. Mediacom Capital, a New York corporation wholly-owned by Mediacom, was formed in 1998 specifically to permit Mediacom to issue debt in the public market and does not conduct operations of its own.

     Pursuant to separate management agreements with the operating subsidiaries, Mediacom Management, a corporation wholly owned by Mr. Commisso, is paid management fees for managing the day-to-day operations of our subsidiaries. In accordance with the operating agreement governing the affairs and operations of Mediacom, Mr. Commisso is the sole manager of Mediacom and has overall management and effective control of our business and affairs.

Pending Acquisitions

     We anticipate that the Triax and Zylstra acquisitions will be completed during the second half of 1999. There can be no assurance that either the Triax or Zylstra acquisitions will be completed on the terms described in this prospectus, or at all. Completion of each of the Triax and Zylstra acquisitions is subject to several conditions including:

    . receipt (or waiver) of all necessary material consents from third parties;

    . absence of any material adverse changes in the condition, properties or business of the systems to be purchased; and

    . notification, approval and compliance with the requirements of appropriate governmental agencies, including, without limitation, transfer of cable television franchises.

Cable Television Industry

  Overview

     Cable television systems receive a variety of television, radio, and data signals transmitted to the headend facilities by means of off-air antennas, microwave relay systems and satellite earth stations. These signals are then modulated, amplified and distributed, primarily through fiber optic and coaxial cable, to customers who pay a fee for this service. Cable television systems may also originate their own television programming and other information services for distribution through the system. The FCC, some state governments and substantially all local governments regulate the cable television industry. Cable television systems generally are constructed and operated pursuant to non-exclusive franchises or similar licenses granted by local governmental authorities for a specified term of years, generally for extended periods of up to 15 years.

     Cable television systems offer customers various levels, or tiers, of cable television services consisting of:

    . off-air television signals of local network, independent and educational stations;

    . a limited number of television signals from so-called superstations originating from distant cities, such as WGN;

    . various satellite-delivered, non-broadcast channels, such as CNN, MTV, USA Network, ESPN and TNT;

    . programming originated locally by the cable television system, such as public, governmental and educational access programs; and

    . informational displays featuring news, weather, stock market and financial reports, and public service announcements.

      For an extra monthly charge, cable television systems also offer premium television services to their customers, such as HBO, Showtime and regional sports networks. These services are satellite-delivered channels consisting principally of feature films, live sports events, concerts and other special entertainment features, usually presented without commercial interruption.

      A customer generally pays an initial installation charge and fixed monthly fees for basic and premium television services and for other services, such as the rental of converters and remote control devices. Such monthly service fees constitute the primary source of revenue for cable operators. In addition to customer revenue from these services, cable operators generate revenue from additional fees paid by customers for pay-per-view programming of movies and special events and from the sale of available advertising spots on advertiser-supported programming. Cable operators also offer to their customers home shopping services, which pay the cable operators a share of revenue from sales of products in the cable operators' service areas.

   Digital Video

      We have begun to utilize our upgraded network to offer a wide array of new broadband video services to our customers. Digital video technology is a computerized method of defining, transmitting and storing information that makes up a television signal. We are installing headend equipment capable of delivering digitally encoded cable transmissions to a digital-capable set-top converter box in the customer's home. Digital video technology offers significant advantages. For example, since digital signals can be compressed, they can transmit up to 12 channels in the space currently used to transmit just one analog channel. This will allow us to significantly increase programming and service offerings, including near video-on-demand, to our customers.

      In June 1999, we introduced digital cable television in an existing system serving approximately 16,000 basic subscribers and plan to introduce digital cable television in other existing systems during the second half of 1999 serving approximately 140,000 basic subscribers. We are providing to our digital video subscribers programming packages which include up to 42 additional multichannel premium services, enhanced pay-per-view options with up to 30 movie and sports channels, up to 40 channels of CD-quality music and an interactive on-screen program guide to help them navigate the new digital choices. We expect to rapidly introduce digital cable television in our remaining systems, including the Triax and Zylstra systems, as we increase the channel capacity of our cable network and consolidate our headend facilities.

   High-Speed Data Services

      The broadband cable network enables data to be transmitted up to 100 times faster than traditional telephone modem technologies. This high-speed capability allows the cable modem customer to download large files from the Internet in a fraction of the time required when using the traditional telephone modem. It also allows much quicker response times when surfing the Internet, providing a richer experience for the customer. In addition, for systems with two-way communications capability, the cable Internet connection eliminates the need for a telephone line, is always on and does not require the customer to dial into the Internet service provider and await authorization. We believe that these factors of speed and easy accessibility will increase the use and impact of the Internet. Although other high-speed alternatives are being developed to compete with cable, we believe that the cable platform currently is best able to deliver these services to our customers.

      The cable industry has developed standards so that inter-operable, non-proprietary cable modems could be made available for purchase by customers. Such availability will allow customers to use these modems in different systems similar to the traditional telephone modem. In March 1998, the Data Over Cable Service Interface Specifications created by Cable Television Laboratories, Inc. and others was approved by the International Telecommunications Union as an international standard for transmitting data over cable systems. Cable Television Laboratories also established a formal certification process for cable modems equipment suppliers to obtain a compliance certificate for their equipment based on this standard. The cable industry expects that standardized cable modems will become available for purchase in the second half of 1999 at retail outlets.

      In one of our systems, we currently provide high-speed Internet access to approximately 300 customers through the use of one-way cable modems, which permit data to be downstreamed at high-speed while utilizing a telephone line return path. We also provide dial-up telephone Internet access to approximately 4,500 customers in this market and one other market. The provision of this dial-up service creates a customer base that can be upgraded to the high-speed cable modem service in the future.

      In July 1999, we signed an agreement, subject to completion of final documentation, with SoftNet Systems, Inc., a high-speed broadband Internet access and content services company, to deploy SoftNet's high-speed Internet access services throughout our cable television systems, under its branded name, ISP Channel. Through this arrangement with SoftNet, by December 2002, we are required to upgrade our cable network to provide two-way communications capability in systems passing 900,000 homes, including the Triax and Zylstra systems, and make available such homes to SoftNet. ISP Channel also provides several additional services, such as the ability to dial-up away from the customer's home or business, multiple computer access and Internet fax services. By June 2000, we plan to introduce two-way, high-speed Internet access in systems passing 250,000 homes. There can be no assurance that we will complete final documentation of this transaction with SoftNet.

   Telephony

      During the last several years, the cable industry has been developing the capability to provide telephony services. Several of the nation's largest cable operators now offer residential and/or commercial phone service. We believe recent developments, including AT&T's purchase of Tele-Communications, Inc., its proposed purchase of MediaOne, Inc. and its proposed joint ventures with six other cable operators, will likely accelerate the pace of development of the voice telephony business for the cable industry. We are exploring technologies using Internet protocol telephony as well as traditional switching technologies that are currently available to transmit voice telephony signals over our cable network. We believe the investments we are making to upgrade our cable network will position us to provide telephony services in the future.

Business Strategy

      Our management team has developed and is executing a business strategy with the goal of becoming the leading cable operator focused on providing entertainment, information, and telecommunications services in the smaller markets of the United States. The key elements of our strategy are:

      Pursue Acquisitions in Non-Metropolitan Markets. We have acquired regionalized clusters of cable television systems serving primarily suburban areas within the top 50 to 100 television markets and small and medium sized communities where customers generally require cable television to clearly receive a full complement of off-air television signals. We believe that there are advantages in acquiring and operating cable television systems in such markets, such as:

    . less direct competition given the lower housing densities and the resulting higher costs per customer of constructing a cable network;

    . higher penetration levels of our services and lower customer turnover as a result of fewer competing entertainment alternatives; and

    . generally lower overhead and operating costs than those incurred by cable operators serving larger markets.

      Integrate and Improve Acquired Systems. We seek to rapidly integrate acquired systems and implement our core operating strategies to improve the financial and operating performance of these systems. Prior to completion of our acquisitions, we formulate plans for customer care and billing, plant upgrades, headend consolidation, new product and service launches, competitive positioning and human resource requirements. Upon acquisition, we implement managerial, operating, purchasing, personnel and engineering changes designed to effect these plans. Critical to our operating strategies is the attraction and retention of high quality management at both the regional and local levels.

      Build and Manage Regionalized Operating Clusters. We operate regionally clustered systems in 21 states, including the Triax and Zylstra systems. Our acquisition strategy is focused, in part, on acquiring or trading for systems in close proximity to our own systems. By further concentrating the geographic clustering of our cable systems, we expect to realize operating efficiencies through the consolidation of many managerial, customer service, marketing, administrative and technical functions. This clustering of systems also enables us to consolidate headend facilities, resulting in lower fixed capital costs on a per home basis as we introduce new products and services because of the larger number of customers served by a single headend facility.

      We manage our systems through four operating regions. Our regional management teams oversee local system activities and operate autonomously within financial and operating guidelines established by our corporate office. We believe that as a result of our strong regional and local management presence, we are more responsive to customer needs and preferences and better positioned to strengthen relations with the local government authorities and the communities we serve.

      Upgrade Our Cable Network. We are rapidly upgrading our cable network to provide new and enhanced services, improve our competitive position and increase overall customer satisfaction. By June 2000, we expect that substantially all of our existing systems will have a minimum bandwidth capacity of 450MHz and that over 85% of our existing basic subscribers will be served by systems with 550MHz to 750MHz bandwidth capacity. By December 2002, we plan to upgrade the remainder of our existing systems and the Triax and Zylstra systems. Our upgrade plans will allow us to:

    . offer an array of new and enhanced services, such as digital cable television, high-speed Internet access and interactive video;

    . increase channel capacity up to a minimum of 82 channels, or more if digital video technology is used; and

    . activate the two-way communications capability of our systems, which will give our customers the ability to send and receive signals over the cable network so that high-speed Internet access will not require a separate telephone line at the customer's home.

      By December 2002, we anticipate that 91% of our basic subscribers will be served by cable systems with 550MHz to 750MHz bandwidth capacity and two-way communications capability.

      Our upgrade plans will result also in the consolidation of headend facilities. We expect to reduce the number of headend facilities from 459 as of June 30, 1999 to 90 by December 2002, including the Triax and Zylstra systems.

      Launch New and Enhanced Products and Services. We have acquired cable television systems that have generally underserved their customers. We believe that significant opportunities exist to increase the revenues of our systems by expanding the array of products and services we offer. We have used and will continue to use the expanded channel capacity of our upgraded systems to introduce several new basic programming services, additional premium services and numerous pay-per-view channels.

      Utilizing digital video technology, we are offering multiple packages of premium services, several pay-per-view channels on a near video-on-demand basis, digital music services and interactive program guides. By December 31, 1999, we anticipate introducing digital cable television in systems serving 156,000 of our existing customers. In addition, we have launched high-speed Internet access in one of our existing systems and are currently exploring opportunities in interactive video programming and telephony services. To accelerate the deployment of our high-speed Internet access business, we have entered into an exclusive agreement with SoftNet. See "Business--Cable Television Industry--High Speed Data Services."

      Maximize Customer Satisfaction. We seek a high level of customer satisfaction by providing superior customer service and attractively priced product and service offerings. We believe our investments in the cable network are increasing customer satisfaction as a result of a wide array of new product and service introductions, greater technical reliability and improved quality of service. We have implemented stringent internal customer service standards, which we believe meet or exceed those established by the National Cable Television Association. We have regional calling centers servicing 76% of our existing customers that are staffed with dedicated personnel who provide service 24 hours a day, seven days a week. We believe that our focus on customer service has enhanced our reputation in the communities we serve and will increase the demand for our new products and services.

      Deploy Flexible Financing Structure. To support our business strategy and to allow us to pursue our acquisition strategy, we have developed a financing strategy utilizing a blend of equity and debt capital to complement our acquisition and operating activities. Through our holding company structure, we raise equity from our members and issue public long-term debt at the holding company level, while utilizing our subsidiaries to access debt capital, principally in the commercial bank market, through two stand-alone borrowing groups. We believe this financing strategy is beneficial because it broadens our access to various debt markets, enhances our flexibility in managing our capital structure, reduces the overall cost of debt capital and permits us to maintain a substantial liquidity position in the form of unused and available bank credit commitments.

Development of the Systems

      Since commencement of our operations in March 1996, we have completed nine acquisitions of cable television systems. The following table summarizes information relating to completed and pending acquisitions of cable television systems in chronological order:

                                                                            Purchase
   Location of                                           Acquisition         Price             Basic
     Systems              Predecessor Owner(/1/)             Date      (in millions)(/2/) Subscribers(/3/)
------------------  ----------------------------------- -------------- ------------------ ----------------
Ridgecrest, CA      Benchmark Communications            March 1996          $   18.8            9,200
Kern Valley, CA     Booth American Company              June 1996               11.0            6,000
Nogales, AZ         Saguaro Cable TV Investors, L.P.    December 1996           11.4            7,900
Valley Center, CA   Valley Center CableSystems, L.P.    December 1996            2.5            1,950
Dagsboro, DE        American Cable TV Investors 5, Ltd. June 1997               42.6           31,700
Sun City, CA        Cox Communications, Inc.            September 1997          11.5            9,950
Clearlake, CA       Jones Intercable, Inc.              January 1998            21.4           17,900
Various States      Cablevision Systems Corporation     January 1998           308.2          267,150
Caruthersville, MO  Cablevision Systems Corporation     October 1998             5.0            4,050
Various States      Triax Midwest Associates, L.P.      Pending                740.0          341,500
Various States      Zylstra Communications Corporation  Pending                 21.5           14,000
                                                                            --------          -------
                                                                            $1,193.9          711,300
                                                                            ========          =======

-----------------------------
(/1/)Purchased from the named party, one or more of its related parties, or the controlling or managing operator.
(/2/)Represents the final purchase price before closing costs and adjustments. (/3/)As of June 30, 1999.

Description of the Operating Regions

      We have established four operating regions to manage our existing systems: Southern, Mid-Atlantic, Central and Western. The table below and the discussion that follows provide an overview of selected operating and technical statistics for our existing regions and the Triax and Zylstra systems, as of and for the three months ended June 30, 1999--unless otherwise indicated.

                                      Mid-
                          Southern  Atlantic  Central  Western   Triax   Zylstra    Total
                          --------  --------  -------  -------  -------  -------  ---------
Homes passed............  190,800   125,700   125,000  81,500   521,000  21,500   1,065,500
Miles of plant..........    4,800     2,950     2,975   1,350     9,720     280      22,075
Density(/1/)............       40        43        42      60        54      77          48
Headend facilities......       55        15        70       9       305       5         459
Planned headend
 elimination............       45         8        52       0       263       1         369
Basic subscribers.......  134,700    87,100    81,100  52,900   341,500  14,000     711,300
Basic penetration.......     70.6%     69.3%     64.9%   64.9%     65.5%   65.1%       66.8%
Premium service units...  178,900    78,500   105,400  22,600   164,700   3,900     554,000
Premium penetration.....    132.8%     90.1%    130.0%   42.7%     48.2%   27.9%       77.9%
Average monthly revenues
 per basic
 subscriber(/2/)........   $36.83    $33.00    $34.98  $36.86    $33.07  $29.42      $34.20
Percentage of basic
 subscribers at 550MHz
 to 750MHz(/3/).........     50.6%     91.0%     49.3%   65.7%     23.0%    0.0%       42.3%

-----------------------------
(/1/)  Homes passed divided by miles of plant.
(/2/) Represents average monthly revenues for the three months ended June 30, 1999, divided by basic subscribers as of the end of such period.
(/3/) Represents percentage of basic subscribers within a region or within the Triax and Zylstra systems served by the indicated bandwidth capacity.

      Southern Region. Over 82% of the region's basic subscribers are located in the suburbs and outlying areas of Pensacola, Fort Walton Beach and Panama City, Florida, Mobile and Huntsville, Alabama and Biloxi, Mississippi. As of June 30, 1999, the region's systems passed approximately 190,800 homes and served approximately 134,700 basic subscribers. The internal subscriber growth for this region was 2.9% for the period ending June 30, 1999. We measure internal subscriber growth as the percentage change in basic subscribers over a 12-month period, excluding the effects of acquisitions. All of the region's basic subscribers are serviced from a regional customer service center in Gulf Breeze, Florida, which provides 24-hour, 7-day per week service.

      We have made and continue to make significant investments to upgrade the Southern region's cable network. By June 2000, we expect that 85% of this region's basic subscribers will be served by systems with 550MHz to 750MHz bandwidth capacity. In June 1999, we introduced digital cable television in one of the region's systems serving approximately 16,000 basic subscribers and plan to introduce digital cable television in five other systems during the second half of 1999, serving approximately 40,000 basic subscribers. By December 2002, we expect that 95% of the region's basic subscribers will be served by systems with two-way communications capability and that the number of headend facilities will be reduced from 55 to ten. At that time, we expect that 85% of this region's basic subscribers will be served by five headend facilities.

      Mid-Atlantic Region. The Mid-Atlantic region's systems serve communities in lower Delaware, southeastern Maryland and the northeastern and western areas of North Carolina. As of June 30, 1999, the region's systems passed approximately 125,700 homes and served approximately 87,100 basic subscribers. The internal subscriber growth for this region was 3.2% for the period ending June 30, 1999. Approximately 65% of the region's basic subscribers are serviced from a regional customer service center in Hendersonville, North Carolina, which provides 24-hour, 7-day per week service.

      The Mid-Atlantic region's systems have been significantly upgraded with 91% of the region's basic subscribers served by systems with at least 550MHz bandwidth capacity. During the second half of 1999, we plan to launch digital cable television in three of the Mid-Atlantic region's systems serving approximately 52,000 basic customers. By December 2002, we expect that 95% of the region's basic subscribers will be served by systems with two-way communications capability and that the number of headend facilities will be reduced from 15 to seven. At that time, we expect that 94% of the region's basic subscribers will be served by three headend facilities.

      Central Region. The Central region's systems serve the suburbs and outlying areas of Kansas City and Springfield, Missouri, Topeka, Kansas, and communities in the western portion of Kentucky. As of June 30, 1999, the region's systems passed approximately 125,000 homes and served approximately 81,100 basic subscribers. The internal subscriber growth rate of this region was 0.5% for the period ending June 30, 1999. Substantially all of the region's basic subscribers are serviced from a regional customer service center in Benton, Kentucky, which provides 24-hour, 7-day per week service.

      As a result of our continuing investments in the cable network, the Central region has seen significant increases in channel capacity. By June 2000, we expect that 89% of this region's basic subscribers will be served by systems with 550MHz to 750MHz bandwidth capacity. During the second half of 1999, we plan to introduce digital cable television in two of the Central region's systems serving approximately 14,000 basic subscribers. By December 2002, we expect that 90% of the Central region's basic subscribers will be served by systems with two-way communications capability and that the number of headend facilities will be reduced from 70 to 18. At that time, we expect that 60% of the region's basic subscribers will be served by three headend facilities.

      Western Region. The Western region's systems serve communities in the following areas: Clearlake, California; the Indian Wells Valley in central California; portions of Riverside County and San Diego County, California; and Nogales, Arizona and outlying areas. As of June 30, 1999, the region's systems passed approximately 81,500 homes and served approximately 52,900 basic subscribers. The region's internal subscriber growth was flat for the period ending June 30, 1999. The region's basic subscribers are serviced from seven local offices.

      The Western region's systems have been significantly upgraded with all of the region's basic subscribers served by systems with a minimum 450MHz bandwidth capacity and over 65% served by systems with 550MHz bandwidth capacity. During the second half of 1999, we plan to launch digital cable television in three of the Western region's systems serving approximately 34,000 basic subscribers. The region's basic subscribers are served by nine headend facilities. By December 2002, we expect that 90% of the Western region's basic subscribers will be served by systems with at least 550MHz bandwidth capacity and two-way communications capability.

      Triax Systems. The Triax systems serve communities in Arizona, Illinois, Indiana, Iowa, Michigan, Minnesota, Ohio and Wisconsin. As of June 30, 1999, these systems passed approximately 521,000 homes and served approximately 341,500 basic subscribers. Substantially all of Triax's basic subscribers are serviced from two regional customer service centers located in Chillicothe, Illinois and Waseca, Minnesota, which provide 24-hour, 7-day per week service.

      As of June 30, 1999, approximately 55% of Triax's subscribers were served by systems with at least 450MHz bandwidth capacity. We plan to make significant capital investments in the Triax systems to increase bandwidth capacity, activate two-way communications capability and consolidate headend facilities. By December 2002, as a result of our planned investments to upgrade Triax's cable network, we expect that 88% of Triax's basic subscribers will be served by systems with 550MHz to 750MHz bandwidth capacity and two-way communications capability. At that time, we expect the number of Triax's headend facilities will be reduced from 305 to 42 and that 60% of Triax's basic subscribers will be served by five headend facilities.

      Zylstra Systems. The Zylstra systems serve communities in Iowa, Minnesota and South Dakota. As of June 30, 1999, these systems passed approximately 21,500 homes and served approximately 14,000 basic subscribers. Upon completion of the Triax and Zylstra acquisitions, we expect that Zylstra's subscribers will be serviced from Triax's customer service centers and receive 24-hour, 7-day per week service.

      As of June 30, 1999, approximately 36% of Zylstra's subscriber were served by systems with at least 400MHz bandwidth capacity. By December 2000, as a result of our planned investments to upgrade Zylstra's cable network, we expect that all of Zylstra's basic subscribers will be served by systems with 750MHz bandwidth capacity and two-way communications capability.

Technology Overview

      As part of our commitment to maximize customer satisfaction, to improve our competitive position and to introduce new and enhanced products and services to our customers, we plan to make significant investments in our cable network, including the Triax and Zylstra systems, over the three-year period ending December 2002. During such period, we intend to invest approximately $350.0 million, with approximately $210.0 million used to upgrade our cable network. The remaining capital of $140.0 million will be spent on plant expansion, new services, converters and maintenance. The objectives of our upgrade program are to increase the bandwidth capacity to 750MHz or higher, to activate two-way communications capability and to consolidate our headend facilities, through the extensive deployment of fiber optics networks. The upgrade of our cable network will allow us to provide digital cable television, interactive video, high-speed Internet access and other telecommunication services.

      The following table describes the technological state of our cable network, including the Triax and Zylstra systems, as of June 30, 1999 and through December 31, 2002, based on our current upgrade plans:

                                                Percentage of Basic Subscribers
                                                --------------------------------
                                                Less than        550MHz- Two-Way
                                                 450MHz   450MHz 750MHz  Capable
                                                --------- ------ ------- -------
     June 30, 1999.............................     35%     23%     42%      4%
     December 31, 1999.........................     19%     23%     58%      9%
     December 31, 2000.........................      7%     21%     72%     41%
     December 31, 2001.........................      0%     19%     81%     65%
     December 31, 2002.........................      0%      9%     91%     91%


      By December 2002, we expect that 91% of our basic subscribers will be served by systems with two-way communications capability. This will permit our customers to send and receive signals over the cable network so that interactive services, such as video-on-demand, will be accessible and high-speed Internet access will not require a separate telephone line. Two-way communications capability will also position us to offer cable telephony, using either Internet protocol telephony as it becomes commercially feasible, or the traditional switching technologies that are currently available.

      As of June 30, 1999, our systems were operated from 459 headend facilities. We plan to eliminate 369 headend facilities by December 2002. At that time, we expect that 84% of our basic subscribers will be served by 30 headend facilities. The consolidation of headend facilities allows us to realize operating efficiencies and results in lower fixed capital costs on a per home basis as we introduce new products and services.

      A central feature of our upgrade program is the deployment of high capacity, hybrid fiber-optic coaxial architecture referred to as HFC architecture. The HFC architecture combines the use of fiber optic cable, which can carry hundreds of video, data and voice channels over extended distances, with coaxial cable, which requires a more extensive signal amplification in order to obtain the desired levels for delivering channels. In most of our systems, we connect fiber optic cable to individual nodes serving an average of 250 homes or commercial buildings. A node is a single connection to a system's main, high-capacity fiber optic cable that is shared by a number of customers. Coaxial cable is then connected from each node to the individual homes or buildings. We believe HFC architecture provides higher capacity, superior signal quality, greater network reliability and reduced operating costs than traditional cable network design. Together with our plans for two-way communications capability, we believe HFC network design will enhance our cable network's capability to provide advanced telecommunications services.

Sales and Marketing

      Our marketing programs and campaigns are based upon offering a variety of cable services creatively packaged and tailored to appeal to our different markets and to segments within each market. We routinely survey our customers to ensure that we are meeting the demands of our customers and stay abreast of our competition in order to effectively counter competitors' service offerings and promotional campaigns. We use a coordinated array of marketing techniques to attract and retain customers and to increase premium service penetration, including door-to-door and direct mail solicitation, telemarketing, media advertising, local promotional events typically sponsored by programming services and cross-channel promotion of new services and pay-per-view.

Programming Supply

      We have various contracts to obtain basic and premium programming for the systems from program suppliers whose compensation is typically based on a fixed fee per customer. Our programming contracts are generally for a fixed period of time and are subject to negotiated renewal. Some program suppliers provide volume discount pricing structures or offer marketing support to us. Our successful marketing of multiple premium service packages emphasizing customer value enables us to take advantage of such cost incentives. In addition, we are a member of the National Cable Television Cooperative, Inc., a programming consortium consisting of small to medium-sized multiple system operators serving, in the aggregate, over twelve million cable subscribers. The consortium helps create efficiencies in the areas of obtaining and administering programming contracts, as well as secures more favorable programming rates and contract terms for small to medium-sized cable operators. We intend to negotiate programming contract renewals both directly and through the consortium to obtain the best available contract terms.

      Our programming costs are expected to increase in the future due to additional programming being provided to our customers, increased costs to purchase programming, inflationary increases and other factors affecting the cable television industry. We believe that we will be able to pass through expected increases in our programming costs to customers, although there can be no assurance that we will be able to do so. We also have various retransmission consent arrangements with commercial broadcast stations which generally expire in December 1999 and beyond. None of these consents require payment of fees for carriage. However, we have entered into agreements with certain stations to carry satellite-delivered cable programming which is affiliated with the network carried by such stations.

Programming Services

      Although services vary from system to system due to differences in channel capacity, viewer interests and community demographics, the majority of systems offer a basic service tier, consisting of local television channels, network and independent stations, available over-the-air, satellite-delivered superstations originating from distant cities such as WGN, and local public, government, home-shopping and leased access channels. A majority of our systems offer, for a monthly fee, an expanded basic tier of various satellite-delivered, non-broadcast channels, such as CNN, MTV, USA Network, ESPN and TNT. In addition to these services, our systems typically provide one or more premium services such as HBO, Cinemax, Showtime, The Movie Channel and Starz, which are combined in different packages to appeal to the various segments of the viewing

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

audience. These services are satellite-delivered channels consisting principally of feature films, original programming, live sports events, concerts and other special entertainment features, usually presented without commercial interruption. Such premium programming services are offered by the systems both on a per-channel basis and as part of premium service packages designed to enhance customer value and to enable us to take advantage of programming agreements offering cost incentives based on premium service unit growth. Basic subscribers may subscribe for one or more premium service units. A premium service unit is a single premium service for which a subscriber must pay an additional monthly fee in order to receive the service. The significant expansion of bandwidth capacity, resulting from our capital improvement program, will allow us to expand the use of tiered and multichannel packaging strategies for marketing and promoting premium and niche programming services. We believe that these packaging strategies will increase basic and premium penetration as well as revenue per basic subscriber. The systems also typically provide one or more pay-per-view services purchased from independent suppliers such as Viewer's Choice and Showtime Event Television. These services are satellite-delivered channels, consisting principally of feature films, live sporting events, concerts and other special events, usually presented without commercial interruption. Such pay-per-view services are offered by us on a per-viewing basis, with subscribers only paying for programs which they select for viewing.

Customer Rates

      Monthly customer rates for services vary from market to market, primarily according to the amount of programming provided. At June 30, 1999, for our existing systems, our monthly basic service rates for residential customers ranged from $4.73 to $35.95, the combined monthly basic and expanded basic service rates for residential customers ranged from $23.95 to $36.95 and per-channel premium service rates, not including special promotions, ranged from $1.75 to $12.50 per service. For the three months ended June 30, 1999, for our existing systems, the weighted average monthly rate for our combined basic and expanded basic services was approximately $27.08.

      A one-time installation fee, which we may wholly or partially waive during a promotional period, is usually charged to new customers. We charge monthly fees for converters and remote control tuning devices and also charge administrative fees for delinquent payments for service. Customers are free to discontinue service at any time without additional charge in the majority of the systems and may be charged a reconnection fee to resume service. Commercial customers, such as hotels, motels and hospitals, are charged negotiated monthly fees and a non-recurring fee for the installation of service. Multiple dwelling unit accounts may be offered a bulk rate in exchange for single-point billing and basic service to all units.

      In addition to customer fees, we derive modest amounts of revenues from the sale of local spot advertising time on locally originated and satellite-delivered programming and from affiliations with home shopping services, which offer merchandise for sale to customers and compensate system operators with a percentage of their sales receipts.

      We are an eligible small cable company under FCC rules, which enables us to utilize a simplified rate setting methodology for most of the systems in establishing maximum rates for basic and expanded basic services. This methodology almost always results in rates that exceed those produced by the cost-of-service rules applicable to larger cable operators. Approximately 74% of the basic subscribers served by our existing systems are covered by such FCC rules. Upon the completion of the Triax systems, we will no longer be an eligible small cable company. For additional information, see "Legislation and Regulation--Federal Regulation--Rate Regulation" We believe that our rate practices are generally consistent with the current practices in the industry.

Customer Service and Community Relations

      We are dedicated to providing superior customer service. Our emphasis on system reliability and customer satisfaction is a cornerstone of our business strategy. We expect that on-going investments in our

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cable network will significantly strengthen customer service as it will enhance the reliability of our cable network and allow us to introduce new programming and other services to our customers. We have implemented stringent internal customer service standards, which we believe meet or exceed those established by the National Cable Television Association. As of June 30, 1999, we maintained three regional calling centers in three of our four regions, which service 76% of our systems' customers. They are staffed with dedicated personnel who provide service to our customers 24 hours a day, seven days a week, on a toll-free basis. We believe our regional calling centers allow us to coordinate more effectively installation appointments and response time to customer inquiries. We continue to invest in both personnel and equipment of our regional calling centers to ensure that these operating units are professionally managed and employ state-of-the-art technology. Substantially all of Triax's customers are serviced from two regional calling centers that provide service 24 hours a day, seven days a week.

      In addition, we are dedicated to fostering strong community relations in the communities served by the systems. We support local charities and community causes in various ways, including staged events and promotional campaigns to raise funds and supplies for persons in need and in-kind donations that include production services and free airtime on cable networks. We participate in the "Cable in the Classroom" program, which is a national effort by cable companies to provide schools with free cable television service. We also install and provide free cable television service and, where available, Internet access to schools, government buildings and not-for-profit hospitals in its franchise areas. We believe that our relations with the communities in which our systems operate are good.

Franchises

      Cable television systems are generally operated under non-exclusive franchises granted by local governmental authorities. These franchises typically contain many conditions, such as: time limitations on commencement and completion of construction; conditions of service, including number of channels, types of programming and the provision of free service to schools and other public institutions; and the granting of insurance and indemnity bonds by the company. The provisions of local franchises are subject to federal regulation under the Cable Communications Policy Act of 1984, as amended by the Cable Television Consumer Protection and Competition Act of 1992.

      As of June 30, 1999, our systems, including the Triax and Zylstra systems, were subject to 891 franchises. These franchises, which are non-exclusive, provide for the payment of fees to the issuing authority. In most of the systems, such franchise fees are passed through directly to the customers. The 1984 Cable Act prohibits franchising authorities from imposing franchise fees in excess of 5% of gross revenues and also permits the cable television system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances.

      Substantially all of our systems' basic subscribers are in service areas that require a franchise. The table below groups the franchises of the systems, including the Triax and Zylstra systems, by date of expiration and presents the approximate number and percentage of basic subscribers for each group of franchises on a pro forma basis as of June 30, 1999.

                                         Percentage of  Number of  Percentage of
     Year of Franchise        Number of      Total        Basic     Total Basic
     Expiration               Franchises  Franchises   Subscribers  Subscribers
     -----------------        ---------- ------------- ----------- -------------
     1999 through 2002.......    313         35.1%       253,222       35.6%
     2003 and thereafter.....    578         64.9%       458,078       64.4%
                                 ---        ------       -------      ------
       Total.................    891        100.0%       711,300      100.0%
                                 ===        ======       =======      ======

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

      The 1984 Cable Act provides, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld or, if renewal is denied and the franchising authority acquires ownership of the system or effects a transfer of the system to another person, the operator generally is entitled to the "fair market value" for the system covered by such franchise. In addition, the 1984 Cable Act established comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merits and not as part of a comparative process with competing applications.

      We believe that we generally have good relationships with our franchising communities. We have never had a franchise revoked or failed to have a franchise renewed. In addition, substantially all of our franchises eligible for renewal have been renewed or extended prior to their stated expirations, and no franchise community has refused to consent to a franchise transfer to us.

Competition

      Cable television systems compete with other communications and entertainment media, including over-the-air television broadcast signals that a viewer is able to receive directly. The extent to which a cable system competes with over-the-air broadcasting depends upon the quality and quantity of the broadcast signals available by direct antenna reception compared to the quality and quantity of such signals and alternative services offered by a cable system. Cable systems also face competition from alternative methods of distributing and receiving television signals and from other sources of entertainment such as live sporting events, movie theaters and home video products, including videotape recorders and videodisc players. In recent years, the FCC has adopted policies authorizing new technologies and a more favorable operating environment for certain existing technologies that provide, or may provide, substantial additional competition for cable television systems. The extent to which a cable television service is competitive depends in significant part upon the cable television system's ability to provide a greater variety of programming than is available over the air or through competitive alternative delivery sources.

      Individuals can purchase home satellite dishes, which allow them to receive satellite-delivered broadcast and non-broadcast program services that formerly were available only to cable television subscribers. Most satellite-distributed program signals are electronically scrambled to permit reception only with authorized decoding equipment for which the consumer must pay a fee. The 1992 Cable Act enhances the right of cable competitors to purchase non-broadcast satellite-delivered programming. For additional information, see "Legislation and Regulation-Federal Regulation."

      Television programming is now also being delivered to individuals by high-powered direct broadcast satellites utilizing video compression technology. This technology can provide more than 100 channels of programming over single high-powered satellites with significantly higher capacity available if, as is the case with DIRECTV, multiple satellites are placed in the same orbital position. Unlike cable television systems, however, direct broadcast satellite cannot legally deliver local broadcast signals. However, legislation has passed both houses of Congress that would permit direct broadcast satellite operators to elect to provide local broadcast signals to their customers under the Copyright Act. When direct broadcast satellite providers are permitted to deliver local broadcast signals, cable television systems will lose a significant competitive advantage. Direct broadcast satellite service can be received virtually anywhere in the continental United States through the installation of a small roof top or side-mounted antenna, and it is more accessible than cable television service where a cable plant has not been constructed or where it is not cost effective to construct cable television facilities. Direct broadcast satellite service is being heavily marketed on a nationwide basis by several service providers. In addition, medium-power fixed-service satellites can deliver direct-to-home satellite services over small home satellite dishes, and one provider, PrimeStar, currently provides service to subscribers using such a satellite. DIRECTV's owner, Hughes Electronics Corp., recently purchased PrimeStar.

      Multichannel multipoint distribution systems deliver programming services over microwave channels licensed by the FCC and received by subscribers with special antennas. These wireless cable systems are less capital intensive, are not required to obtain local franchises or pay franchise fees, and are subject to fewer regulatory requirements than cable television systems. To date, the ability of wireless cable services to compete with cable television systems has been limited by channel capacity (35-channel maximum) and the need for

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

unobstructed line-of-sight over-the-air transmission. Although relatively few wireless cable systems in the United States are currently in operation or under construction, virtually all markets have been licensed or tentatively licensed. The use of digital compression technology, and the FCC's recent amendment to its rules to permit reverse path or two-way transmission over wireless facilities, may enable multichannel multipoint distribution systems to deliver more channels and additional services.

      Private cable television systems compete with conventional cable television systems for the right to service condominiums, apartment complexes and other multiple unit residential developments. The operators of these private systems, known as satellite master antenna television systems, often enter into exclusive agreements with apartment building owners or homeowners' associations that preclude franchised cable television operators from serving residents of such private complexes. However, the 1984 Cable Act gives franchised cable operators the right to use existing compatible easements within their franchise areas on nondiscriminatory terms and conditions. Accordingly, where there are preexisting compatible easements, cable operators may not be unfairly denied access or discriminated against with respect to access to the premises served by those easements. Conflicting judicial decisions have been issued interpreting the scope of the access right granted by the 1984 Cable Act, particularly with respect to easements located entirely on private property. Under the 1996 Telecom Act, satellite master antenna television systems can interconnect non-commonly owned buildings without having to comply with local, state and federal regulatory requirements that are imposed upon cable systems providing similar services, as long as they do not use public rights of way. The FCC has held that the latter provision is not violated so long as interconnection across public rights of way is provided by a third party.

      The FCC has authorized a new interactive television service which permits non-video transmission of information between an individual's home and entertainment and information service providers. This service, which can be used by direct broadcast satellite systems, television stations, and other video programming distributors, including cable television systems, is an alternative technology for the delivery of interactive video services. It does not appear at the present time that this service will have a material impact on the operations of cable television systems.

      The FCC has allocated spectrum in the 28GHz range for a new multichannel wireless service that can be used to provide video and telecommunications services. The FCC recently completed the process of awarding licenses to use this spectrum via a market-by-market auction. We do not know whether such a service would have a material impact on the operations of cable television systems.

      The 1992 Cable Act permits franchising authorities to build and operate their own cable systems. Municipally-owned cable systems enjoy certain competitive advantages such as lower-cost financing and exemption from the payment of franchise fees. The 1992 Cable Act also prohibits the grant of exclusive franchises, thus other private entities can obtain franchises in the communities in which we operate.

      The 1996 Telecom Act eliminates the restriction against ownership, subject to certain exceptions, and operation of cable systems by local telephone companies within their local exchange service areas. Telephone companies are now free to enter the retail video distribution business through any means, such as direct broadcast satellite, wireless cable, satellite master antenna television or as traditional franchised cable system operators. Alternatively, the 1996 Telecom Act authorizes local telephone companies to operate open video systems, a facilities-based distribution system, like a cable system, but which is open, i.e., also available for use by programmers other than the owner of the facility. Up to two-thirds of the channel capacity on an "open video system" must be available to programmers unaffiliated with the local telephone company. As a result of these changes, well financed businesses from outside the cable television industry--such as public utilities that own the poles to which cable is attached--may become competitors for franchises or providers of competing services. The 1996 Telecom Act, however, also includes numerous provisions designed to make it easier for cable operators and others to compete directly with local exchange telephone carriers in the provision of traditional telephone service and other telecommunications services.

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

      The 1996 Telecom Act directed the FCC to establish, and the FCC has adopted, regulations and policies for the issuance of licenses for digital television to incumbent television broadcast licensees. Digital television can deliver high definition television pictures and multiple digital-quality program streams, as well as CD-quality audio programming and advanced digital services, such as data transfer or subscription video. The FCC also has authorized television broadcast stations to transmit textual and graphic information that may be useful to both consumers and businesses. The FCC also permits commercial and noncommercial FM stations to use their subcarrier frequencies to provide non-broadcast services, including data transmission.

      The cable television industry competes with radio, television, print media, and the Internet for advertising revenues. As the cable television industry continues to offer more of its own programming channels, such as Discovery and USA Network, income from advertising revenues can be expected to increase.

      We plan to accelerate the offering by our cable systems of high-speed Internet access to our basic subscribers. These cable systems will compete with a number of other companies, many of which have substantial resources, such as existing Internet service providers and local and long distance telephone companies. Recently, a number of Internet service providers have asked local authorities and the FCC to give them rights of access to cable systems' broadband infrastructure so that they can deliver their services directly to cable systems' customers. Several local franchising authorities have been examining the issue and a few have required cable operators to provide such access. A U.S. District Court recently ruled that localities are authorized to require such access. This decision is being appealed. In a recent report, the FCC declined to institute a proceeding to examine this issue, and concluded that alternative means of access are or soon will be made to a broad range of Internet service providers. Although the FCC declined to take action on Internet service providers access to broadband cable facilities, it indicated that it would continue to monitor this issue. Congress and several state and local jurisdictions are also reviewing this issue.

      Telephone companies are accelerating the deployment of Asymmetric Digital Subscriber Line technology. These companies report this technology will allow Internet access to subscribers at peak data transmission speeds greater than that of modems over conventional telephone lines. Several of the Regional Bell Operating Companies have asked the FCC to deregulate packet-switched networks to allow them to provide high-speed broadband services, including interactive online services, without regard to present service boundaries and other regulatory restrictions. Packet-switched networks are a type of data communication in which small blocks of data are independently transmitted and reassembled at their destination. The online services offered by these competitors could affect our business.

      Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, are constantly occurring. Thus, it is not possible to predict the competitive effect that ongoing or future developments might have on the cable industry. See the discussion under "Legislation and Regulation."

Properties

      Our principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headend facilities and distribution systems and customer house drop equipment for each of the systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headend facilities, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. Some basic subscribers of the systems utilize converters that can be addressed by sending coded signals from the headend facility over the cable network. Our distribution system consists primarily of coaxial and fiber optic cables and related electronic equipment.

      We own or lease parcels of real property for signal reception sites, microwave facilities and business offices, and own all of our service vehicles. We believe that our properties both owned and leased, are in good condition and are suitable and adequate for our operations.

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

      Our cables generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The physical components of the systems require periodic upgrading to improve system performance and capacity.

Employees

      Other than the executive officers named in the "Management" section of this prospectus, we have no employees. As of June 30, 1999, our operating subsidiaries had approximately 654 full-time equivalent employees. None of our employees is represented by a labor union. We consider our relations with our employees to be good.

Legal Proceedings

      There are no material pending legal proceedings to which we are a party or to which any of our properties are subject.

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

                           LEGISLATION AND REGULATION

      A federal law known as the Communications Act of 1934, as amended, establishes a national policy to guide the regulation, development and operation of cable communications systems. In 1996, a comprehensive amendment to the Communications Act became effective and is expected to promote competition and decrease governmental regulation of various communications industries, including the cable television industry. However, until the desired competition develops, various federal, state and local governmental units will have broad regulatory authority and responsibilities over telecommunications and cable television matters. The courts, especially the federal courts, will continue to play an important oversight role as the statutory and regulatory provisions are interpreted and enforced by the various federal, state and local governmental units.

      The Communications Act allocates principal responsibility for enforcing the federal policies between the FCC, state and local governmental authorities. The FCC and state regulatory agencies regularly conduct administrative proceedings to adopt or amend regulations implementing the statutory mandate of the Communications Act. At various times, interested parties to these administrative proceedings challenge the new or amended regulations and policies in the courts with varying levels of success. We expect that further court actions and regulatory proceedings will occur and will refine the rights and obligations of various parties, including the government, under the Communications Act. The results of these judicial and administrative proceedings may materially affect the cable industry and our business and operations. In the following paragraphs, we summarize the federal laws and regulations materially affecting the growth and operation of the cable industry. We also provide a brief description of certain state and local laws.

Federal Regulation

      The Communications Act and the regulations and policies of the FCC affect significant aspects of our cable system operations, including:

    . subscriber rates;

    . the content of the programming we offer to subscribers, as well as the way we sell our program packages to subscribers;

    . the use of our cable systems by the local franchising authorities, the public and other unrelated companies;

    . our franchise agreements with local governmental authorities;

    . cable system ownership limitations and prohibitions; and

    . our use of utility poles and conduit.

   Rate Regulation

      The Communications Act and the FCC's regulations and policies limit the ability of cable systems to raise rates for basic services and equipment. Federal law prohibits rate regulation of cable services and customer equipment only in communities that are subject to "effective competition," as defined by federal law. Federal law also prohibits the regulation of cable operators' rates where comparable video programming services, other than direct broadcast satellites, are offered by local telephone companies, or their related parties, or by third parties using the local telephone company's facilities.

      Where there is no effective competition to the cable operator's services, federal law gives local franchising authorities the responsibility to regulate the rates charged by the operator for:

    . the lowest level of programming service offered by cable operator, typically called basic service, which includes the local broadcast channels and any public access or governmental channels that are required by the operator's franchise; and

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

    . the installation, sale and lease of equipment used by subscribers to receive basic service, such as converter boxes and remote control units.

      Local franchising authorities who wish to regulate basic service rates and related equipment rates must first obtain FCC certification to regulate by following a simplified FCC certification process and agreeing to follow established FCC rules and policies when regulating the operator's rates.

      Several years ago, the FCC adopted detailed rate regulations, guidelines and rate forms that a cable system operator and the local franchising authority must use in connection with the regulation of basic service and equipment rates. The FCC adopted a benchmark methodology as the principal method of regulating rates. However, if this methodology produces unacceptable rates, the operator may also justify rates using a detailed cost-of-service methodology. The FCC's rules also require franchising authorities to regulate equipment rates on the basis of "actual cost plus a reasonable profit," as defined by the FCC.

      If the local franchising authority concludes that an operator's rates are too high under the FCC's rate rules, the local franchising authority may require the operator to reduce rates and to refund overcharges to subscribers, with interest. The operator may appeal adverse local rate decisions to the FCC.

      The FCC's regulations allow an operator to modify regulated rates on a quarterly or annual basis to account for changes in:

    . the number of regulated channels;

    . inflation; and

    . certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise-related obligations.

      As a further alternative, in 1995 the FCC adopted a simplified cost-of-service methodology which can be used by "small cable systems" owned by "small cable companies". A "small cable system" is defined as a cable television system which has, on a headend basis, 15,000 or fewer basic customers. A "small cable company" is defined as an entity serving a total of 400,000 for fewer basic customers that is not affiliated with a larger cable television company: i.e., a larger cable television company does not own more that a 20 percent equity share or exercise de jure control. This small system rate-setting methodology almost always results in rates which exceed those produced by the cost-of-service rules applicable to larger cable television operators. Once the initial rates are set they can be adjusted periodically for inflation and external cost changes as described above. When an eligible "small system" grows larger than 15,000 basic customers, it can maintain its then current rates, but it cannot increase its rates in the normal course until an increase would be warranted under the rules applicable to systems that have more than 15,000 customers. When a small cable company grows larger than 400,000 basic customers, the qualified systems it then owns will not lose their small system eligibility. If a small cable company sells a qualified system, or if the company itself is sold, the qualified systems retain that status even if the acquiring company is not a small cable company. We are a small cable company, but upon the completion of the Triax acquisition, we will no longer enjoy this status. However, as noted above, the systems with less than 15,000 customers owned by us prior to the completion of the Triax acquisition will remain eligible for small cable system rate regulation.

      The Communications Act and the FCC's regulations also:

    . require operators to charge uniform rates throughout each franchise area that is not subject to effective competition;

    . prohibit regulation of non-predatory bulk discount rates offered by operators to subscribers in commercial and residential developments; and

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

    . permit regulated equipment rates to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level.

   Content Requirements

      The Communications Act and the FCC's regulations contain broadcast signal carriage requirements that allow local commercial television broadcast stations:

    . to elect once every three years to require a cable system to carry the station, subject to certain exceptions; or

    . to negotiate with us on the terms by which we carry the station on our cable system, commonly called retransmission consent.

      The Communications Act requires a cable operator to devote up to one-third of its activated channel capacity for the mandatory carriage of local commercial television stations. The Communications Act also gives local non-commercial television stations mandatory carriage rights; however, such stations are not given the option to negotiate retransmission consent for the carriage of their signals by cable systems. Additionally, cable systems must obtain retransmission consent for:

    . all distant commercial television stations, except for commercial satellite-delivered independent superstations such as WGN;

    . commercial radio stations; and

    . certain low-power television stations.

      The FCC has also initiated an administrative proceeding to consider the requirements, if any, for mandatory carriage of digital television signals offered by local television broadcasters. We are unable to predict the ultimate outcome of this proceeding or the impact of new carriage requirements on the operations of our cable systems.

      The Communications Act requires our cable systems to permit subscribers to purchase video programming we offer on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic cable service tier. However, we are not required to comply with this requirement until December 2002 for any of our cable systems that do not have addressable converter boxes or that have other substantial technological limitations. Many of our cable systems do not have the technological capability to offer programming in the manner required by the statute and thus currently are exempt from complying with the requirement. We anticipate having significant capital expenditures over the next two to three years in order for us to meet this requirement. We are unable to predict whether the full implementation of this statutory provision in December 2002 will have a material impact on the operation of our cable systems.

      To increase competition between cable operators and other video program distributors, the Communications Act and the FCC's regulations:

    . preclude any satellite video programmer affiliated with a cable company, or with a common carrier providing video programming directly to its subscribers, from favoring an affiliated company over competitors;

    . require such programmers to sell their programming to other video program distributors; and

    . limit the ability of such programmers to offer exclusive programming arrangements to their related parties.

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

      The Communications Act and FCC regulations contain restrictions on the transmission by cable operators of obscene or indecent programming. It requires cable operators to fully block both the video and audio portion of sexually explicit or indecent programming on channels that are primarily dedicated to sexually oriented programming or alternatively to carry such programming only at safe harbor time periods, which are currently defined by the FCC as the hours between 10 p.m. to 6 a.m. A federal district court recently determined that this provision was unconstitutional. The federal government has announced that it will appeal the lower court's ruling.

      The FCC actively regulates other aspects of our programming, involving such areas as:

    . our use of syndicated and network programs and local sports broadcast programming;

    . advertising in children's programming;

    . political advertising;

    . origination cablecasting;

    . sponsorship identification; and

    . closed captioning of video programming.

   Use of Our Cable Systems by the Government and Unrelated Third Parties

      The Communications Act allows local franchising authorities and unrelated third parties to have access to our cable systems' channel capacity for their own use. For example, it:

    . permits franchising authorities to require cable operators to set aside channels for public, educational and governmental access programming; and

    . requires a cable system with 36 or more activated channels to designate a significant portion of its channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator.

      The FCC regulates various aspects of third party commercial use of channel capacity on our cable systems, including:

    . the maximum reasonable rate a cable operator may charge for third party commercial use of the designated channel capacity;

    . the terms and conditions for commercial use of such channels; and

    . the procedures for the expedited resolution of disputes concerning rates or commercial use of the designated channel capacity.

      The FCC is also considering proposals by Internet service providers to gain access to our cable systems. We cannot predict if these or other similar proposals will be adopted, or, if adopted, whether they will have an adverse impact on our business and operations.

Franchise Matters

      We have franchises in virtually every community in which we operate that authorize us to construct, operate and maintain our cable systems. Although franchising matters are normally regulated at the local level

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

through a franchise agreement and/or a local ordinance, the Communications Act provides oversight and guidelines to govern our relationship with local franchising authorities. For example, the Communications Act:

    . affirms the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions;

    . generally prohibits us from operating in communities without a franchise;

    . encourages competition with existing cable systems by:

     -allowing municipalities to operate their own cable systems without franchises; and

     -preventing franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises covering an existing cable system's service area;

    . permits local authorities, when granting or renewing our franchises, to establish requirements for cable-related facilities and equipment, but prohibits franchising authorities from establishing requirements for specific video programming or information services other than in broad categories;

    . permits us to obtain modification of our franchise requirements from the franchise authority or by judicial action if warranted by commercial impracticability;

    . generally prohibits franchising authorities from:

     -imposing requirements during the initial cable franchising process or during franchise renewal that require, prohibit or restrict us from providing telecommunications services;

     -imposing franchise fees on revenues we derived from providing telecommunications services over our cable systems;

     -restricting our use of any type of subscriber equipment or transmission technology; and

     -limits our payment of franchise fees to the local franchising authority to 5.0% of our gross revenues derived from providing cable services over our cable system.

      The Communications Act contains renewal procedures designed to protect us against arbitrary denials of renewal of our franchises although, under certain circumstances, the franchising authority could deny us a franchise renewal. Moreover, even if our franchise is renewed, the franchising authority may seek to impose upon us new and more onerous requirements, such as significant upgrades in facilities and services or increased franchise fees as a condition of renewal. Similarly, if a franchising authority's consent is required for the purchase or sale of our cable system or franchise, the franchising authority may attempt to impose more burdensome or onerous franchise requirements on us in connection with a request for such consent. Historically, cable operators providing satisfactory services to their subscribers and complying with the terms of their franchises have almost always obtained franchise renewals. We believe that we have generally met the terms of our franchises and have provided quality levels of service. We anticipate that our future franchise renewal prospects generally will be favorable.

      Various courts have considered whether franchising authorities have the legal right to limit the number of franchises awarded within a community and to impose substantive franchise requirements. These decisions have been inconsistent and, until the U.S. Supreme Court rules definitively on the scope of cable operators' First Amendment protections, the legality of the franchising process generally and of various specific franchise requirements is likely to be in a state of flux.

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

   Ownership Limitations

      The Communications Act generally prohibits us from owning or operating a satellite master antenna television system or multichannel multipoint distribution system in any area where we provide franchised cable service and do not have "effective competition," as defined by federal law. We may, however, acquire and operate a satellite master antenna television system in our existing franchise service areas if the programming and other services provided to the satellite master antenna television system subscribers are offered according to the terms and conditions of our local franchise agreement.

      The Communications Act also authorizes the FCC to adopt nationwide limits on the number of subscribers under the control of a cable operator. A federal district court has concluded that this subscriber limitation is unconstitutional and the FCC has stayed its enforcement; an appeal of this decision is pending in a federal appellate court. Pending further action by the federal courts, the FCC recently reconsidered its cable ownership regulations and:

    . reaffirmed its 30% nationwide subscriber ownership limit, but maintained its voluntary stay on enforcement of that limitation pending further action;

    . reaffirmed its subscriber ownership information reporting rules that require any person holding an attributable interest, as defined by FCC rules, in cable systems reaching 20% or more of homes passed by cable plant nationwide to notify the FCC of any incremental change in that person's cable ownership interests; and

    . opened an administrative proceeding to reevaluate its cable television ownership attribution rules.

      The Communications Act and FCC regulations also impose limits on the number of channels that can be occupied on a cable system by a video programmer in which a cable operator has an interest. A federal district court has also declared this statutory provision unconstitutional. An appeal of the district court's decision has been consolidated with the appeal challenging the FCC's subscriber ownership limitation regulations.

      The 1996 amendments to the Communications Act eliminated the statutory prohibition on the common ownership, operation or control of a cable system and a television broadcast station in the same service area. The identical FCC regulation remains in place pending re-examination, although the FCC has eliminated its regulatory restriction on cross-ownership of cable systems and national broadcasting networks.

      The 1996 amendments to the Communications Act also made far-reaching changes in the relationship between local telephone companies and cable service providers. These amendments:

    . eliminated federal legal barriers to competition in the local telephone and cable communications businesses, including allowing local telephone companies to offer video services in their local telephone service areas;

    . preempted legal barriers to telecommunications competition that previously existed in state and local laws and regulations;

    . set basic standards for relationships between telecommunications providers; and

    . generally limited acquisitions and prohibited joint ventures between local telephone companies and cable operators in the same market.

      Local telephone companies may provide service as traditional cable operators with local franchises or they may opt to provide their programming over open video systems, subject to certain conditions, including, but not limited to, setting aside a portion of their channel capacity for use by unaffiliated program distributors

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

on a non-discriminatory basis. A federal appellate court recently overturned various parts of the FCC's open video rules, including the FCC's preemption of local franchising requirements for open video operators. We expect the FCC to modify its open video rules to comply with the federal court's decision, but we are unable to predict the impact any rule modifications may have on our business and operations.

   Pole Attachment Regulation

      The Communications Act requires the FCC to regulate the rates, terms and conditions imposed by public utilities for cable systems' use of utility pole and conduit space unless state authorities have demonstrated to the FCC that they adequately regulate pole attachment rates, as is the case in certain states in which we operate. In the absence of state regulation, the FCC administers pole attachment rates on a formula basis. The FCC's current rate formula, which is being reevaluated by the FCC, governs the maximum rate certain utilities may charge for attachments to their poles and conduit by cable operators providing only cable services and until 2001, by certain companies providing telecommunications services. The FCC also adopted a second rate formula that will be effective in 2001 and will govern the maximum rate certain utilities may charge for attachments to their poles and conduit by companies providing telecommunications services, including cable operators.

      Any resulting increase in attachment rates due to the FCC's new rate formula will be phased in over a five-year period in equal annual increments, beginning in February 2001. Several parties have requested the FCC to reconsider its new regulations and several parties have challenged the new rules in court. A federal district court recently upheld the constitutionality of the new statutory provision which requires that utilities provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by the utility. The utilities involved in that litigation have appealed the lower court's decision. We are unable to predict the outcome of this litigation or the ultimate impact of any revised FCC rate formula or of any new pole attachment rate regulations on our business and operations.

   Other Regulatory Requirement of the Communications Act and The FCC

      The Communications Act also includes provisions, among others, regulating:

    . customer service;

    . subscriber privacy;

    . equal employment opportunity; and

    . regulation of technical standards and equipment compatibility.

      The FCC has adopted cable inside wiring rules to provide a more specific procedure for the disposition of residential home wiring and internal building wiring that belongs to an incumbent cable operator that is forced by the building owner to terminate its cable services in a building with multiple dwelling units. The FCC is also considering additional rules relating to inside wiring that, if adopted, may disadvantage incumbent cable operators.

      The FCC actively regulates other parts of our cable operations, involving such areas as:

    . equal employment opportunity;

    . consumer protection and customer service;

    . technical standards and testing of cable facilities;

    . consumer electronics equipment compatibility;

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

    . registration of cable systems;

    . maintenance of various records and public inspection files;

    . microwave frequency usage; and

    . antenna structure notification, marking and lighting.

      The FCC may enforce its regulations through the imposition of fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate transmission facilities often used in connection with cable operations. The FCC has ongoing rulemaking proceedings that may change its existing rules or lead to new regulations. We are unable to predict the impact that any further FCC rule changes may have on our business and operations.

      Other bills and administrative proposals pertaining to cable communications have previously been introduced in Congress or considered by other governmental bodies over the past several years. It is probable that Congress and other governmental bodies relating to the regulation of cable communications services will make further attempts.

   Copyright

      Our cable systems typically include in their channel line-ups local and distant television and radio broadcast signals, which are protected by the copyright laws. We generally do not obtain a license to use this programming directly from the owners of the programming, but instead comply with an alternative federal compulsory copyright licensing process. In exchange for filing certain reports and contributing a percentage of our revenues to a federal copyright royalty pool, we obtain blanket permission to retransmit the copyrighted material carried on these broadcast signals. The nature and amount of future copyright payments for broadcast signal carriage cannot be predicted at this time.

      In a report to Congress, the U.S. Copyright Office recommended that Congress make major revisions to the cable television compulsory license. The possible simplification, modification or elimination of the compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect our ability to obtain suitable programming and could substantially increase the cost of programming that remains available for distribution to our subscribers. We cannot predict the outcome of this legislative activity.

      Copyrighted music performed in programming supplied to cable television systems by pay cable networks and basic cable networks is licensed by the networks through private agreements with the American Society of Composers and Publishers, commonly referred to as ASCAP, and BMI, Inc., the two major performing rights organizations in the United States. Both ASCAP and BMI offer "through to the viewer" licenses to the cable networks which cover the retransmission of the cable networks' programming by cable television systems to their customers.

      Our cable systems also utilize music in other programming and advertising that we provide to subscribers. The rights to use this music are controlled by various music performing rights organizations which negotiate on behalf of their copyright owners for license fees covering each performance. The cable industry and the major music performing rights organizations are negotiating a standard licensing agreement covering the performance of music contained in advertising and other information inserted by operators into cable programming and on local access and origination channels carried on cable systems. Rate courts established by a New York federal court exist to determine appropriate copyright coverage and royalty fees in the event the parties fail to reach a settlement or to negotiate renewals of licensing agreements. Although we cannot predict the ultimate outcome of these industry negotiations or the amount of any license fees we may be required to pay for past and future use of music, we do not believe such license fees will be significant to our financial position, results of operations or liquidity.

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

State and Local Regulation

      Our cable systems use local streets and rights-of-way. Consequently, we must comply with state and local regulation, which is typically imposed through the franchising process. Our cable systems generally are operated pursuant to non-exclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Our franchises generally are granted for fixed terms and in many cases are terminable if we fail to comply with material provisions. The terms and conditions of our franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing:

    . franchise fees;

    . franchise term;

    . system construction and maintenance obligations;

    . system channel capacity;

    . design and technical performance;

    . customer service standards; and

    . sale or transfer of the franchise; territory of the franchise;
      indemnification of the franchising authority; and use and occupancy of public streets; and types of cable services provided.

      A number of states subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable systems are continuing and can be expected to increase. To date, no state in which we operate has enacted such state level regulation. State and local franchising jurisdiction is not unlimited, however; it must be exercised consistently with federal law. The Communications Act immunizes franchising authorities from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments.

      The foregoing describes all material present and proposed federal, state and local regulations and legislation affecting the cable industry. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which cable systems operate. Neither the outcome of these proceedings nor their impact upon the cable industry or our cable operations can be predicted at this time.

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

                                   MANAGEMENT

      The table below sets forth information concerning our executive officers, none of whom are compensated by us for their respective services. The executive officers are instead compensated by Mediacom Management, which receives management fees pursuant to management agreements with us. All executive officers hold the same positions in Mediacom Management and in our operating subsidiaries. Mr. Commisso is also our sole manager pursuant to our operating agreement, and the President and sole Director of Mediacom Management and Mediacom Capital. Mr. Stephan is also the Treasurer and Secretary of Mediacom Capital. Mr. Commisso and Mr. Stephan are members of our executive committee, for which Mr. Commisso acts as chairman.

Executive Officers

     Name                          Age                    Position
     ----                          ---                    --------
     Rocco B. Commisso...........   49 Chairman and Chief Executive Officer
     Mark E. Stephan.............   43 Senior Vice President, Chief Financial Officer
                                       and Treasurer
     Joseph Van Loan.............   57 Senior Vice President, Technology
     Italia Commisso Weinand.....   45 Senior Vice President, Programming
                                       and Human Resources and Secretary
     Calvin G. Craib.............   45 Vice President, Business Development
     Bruce J. Gluckman...........   46 Vice President, Legal and Regulatory Affairs
     John G. Pascarelli..........   38 Vice President, Marketing
     Brian M. Walsh..............   33 Vice President and Controller
     William D. Wegener..........   37 Vice President, Network Development

      The following table sets forth information concerning persons who hold key operating management positions with our operating subsidiaries:

Field Management

     Name                          Age                    Position
     ----                          ---                    --------
     James M. Carey..............   48 Senior Vice President, Operations
     Richard L. Hale.............   50 Vice President, Southern Region
     Arnold Cool.................   51 Regional Manager, Central Region
     Louis Gentile...............   39 Regional Manager, Western Region
     Donald E. Zagorski..........   40 Regional Manager, Mid-Atlantic Region

      Rocco B. Commisso has 21 years of experience with the cable television industry and has served as Chairman and Chief Executive Officer since founding us in July 1995. From August 1986 to March 1995, he served as Executive Vice President, Chief Financial Officer and Director of Cablevision Industries Corporation, the eighth largest cable television company in the United States before its sale to Time Warner. Prior to that time, Mr. Commisso served as Senior Vice President of Royal Bank of Canada's affiliate in the United States from 1981 to August 1986, where he founded and directed a specialized lending group to media and communications companies. Mr. Commisso began his association with the cable television industry in 1978 at The Chase Manhattan Bank, where he was assigned to manage the bank's lending activities to communications firms including the cable television industry. He serves on the board of directors of the National Cable Television Association. Mr. Commisso holds a Bachelor of Science in Industrial Engineering and a Masters of Business Administration from Columbia University.

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

      Mark E. Stephan has 12 years of experience with the cable television industry and has served as Senior Vice President, Chief Financial Officer and Treasurer since March 1996. Previously, Mr. Stephan served as Vice President, Finance for Cablevision Industries from July 1993 to February 1996. From 1987 to June 1993, he served as Manager of the telecommunications and media-lending group of Royal Bank of Canada. Mr. Stephan holds a Bachelor of Science in Economics from Colorado State University.

      Joseph Van Loan has 23 years of experience in the cable television industry and has served as Senior Vice President, Technology since November 1996. Previously, Mr. Van Loan served as Senior Vice President, Engineering for Cablevision Industries from 1990. From 1988 to 1990, he managed a private telecommunications consulting practice specializing in domestic and international cable television and broadcasting. Prior to that time, Mr. Van Loan served as Vice President, Engineering for Viacom Cable from 1976 to 1988. Mr. Van Loan received the 1986 Vanguard Award for Science and Technology from the National Cable Television Association. Mr. Van Loan holds a Bachelor of Science in Electrical Engineering from California State Polytechnic University.

      Italia Commisso Weinand has 22 years of experience in the cable television industry and has served as Senior Vice President, Programming and Human Resources and Secretary since February 1998. Ms. Weinand joined us in April 1996 as Vice President, Operations. Previously, she served as System Manager and Regional Manager for Comcast Corporation from July 1985 to March 1996. Prior to that time, Ms. Weinand held various management positions in system operations, marketing, customer service, and government relations with Time Warner, Times Mirror Cable, and Tele-Communications, Inc. Ms. Weinand holds a Bachelor of Science in Marketing from Fordham University. Ms. Weinand is the sister of Mr. Commisso.

      Calvin G. Craib has 17 years experience in the cable television industry and has served as Vice President, Business Development since April 1999. Previously, he served as Vice President, Finance and Administration for Interactive Marketing Group from June 1997 to December 1998. Prior to that time, Mr. Craib served as Senior Vice President, Operations, and Chief Financial Officer for Douglas Communications from 1986 to May 1997. He joined the industry in 1981, and has worked at Warner Amex Cable Communications and Tribune Cable Communications. Mr. Craib holds a Bachelor of Arts in Economics from the University of New Hampshire and a Masters of Business Administration in Finance from Columbia University.

      Bruce J. Gluckman has six years of experience in the cable television industry and has served as Vice President, Legal and Regulatory Affairs since June 1999. Mr. Gluckman joined us in February 1998 as Director of Legal Affairs. Previously, Mr. Gluckman was in private law practice from January 1996 to October 1997. From June 1993 to January 1996, he served as a Staff Attorney for Cablevision Industries. Mr. Gluckman has twenty years experience in the practice of law. Mr. Gluckman holds a Bachelor of Arts from the University of Chicago and a Juris Doctor from Washington University.

      John G. Pascarelli has 19 years of experience in the cable television industry and joined us as Vice President, Marketing in March 1998. Previously, Mr. Pascarelli served as Vice President, Marketing for Helicon from January 1996 to February 1998 and as Corporate and Divisional Director of Marketing for Cablevision Industries from November 1988 to December 1995. Mr. Pascarelli has worked in the cable television industry since 1980 when he joined Continental Cablevision, Inc. as a sales manager and thereafter held positions in sales and marketing with Cablevision Systems Corporation and Storer Communications.

      Brian M. Walsh has 11 years of experience in the cable television industry and has served as Vice President and Controller since February 1998. Mr. Walsh joined us in April 1996 as Director of Accounting. Previously, he served as Divisional Business Manager from January 1994 to December 1995 and as Regional Business Manager from January 1992 to December 1993 for Cablevision Industries. Mr. Walsh has worked in the cable television industry since 1988 when he joined Cablevision Industries as a staff accountant. Mr. Walsh holds a Bachelor of Science in Accounting from Siena College.

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

      William D. Wegener has 18 years of experience in the Cable Television industry and has served as Vice President, Network Development, since June 1999. Mr. Wegener joined us in February 1998 as Director of Network Development. Previously, he served as Senior Sales Engineer for C-Cor Electronics from October 1995 to October 1997. Prior to that, he served as Manager of Network Planning from 1992 to September 1995. Manager of System Design from 1989 to September 1992, and as System Designer from 1981 to 1988 for Cablevision Industries. He is a senior member of the Society of Cable Telecommunications Engineers.

      James M. Carey has 18 years of experience in the cable television industry and has served as Senior Vice President, Operations since February 1998 and as a consultant to us since September 1997. Previously, Mr. Carey was founder and President of Infinet Results, a consulting firm to the telecommunications industry, from December 1996 to August 1997. Prior to that time, Mr. Carey served as Executive Vice President, Operations at MediaOne Group from August 1995 to November 1996, where he was responsible for MediaOne's Atlanta cluster comprising of 500,000 basic subscribers. From December 1988 to July 1995, he served as Regional Vice President of Cablevision Industries' Southern Region serving 180,000 basic subscribers. Mr. Carey holds a Bachelor of Business Administration in Management from Georgia College.

      Richard L. Hale has 15 years of experience in the cable television industry and has served as Vice President, Southern region since June 1999. Previously, Mr. Hale served as Regional Manager of the Southern region since September 1998 and as Regional Manager for the Central region from January 1998. Prior to that time, Mr. Hale served as Regional Manager of Cablevision System's Kentucky/Missouri region from February 1996 to December 1997, as General Manager of Cablevision Systems' cable television systems in Arkansas and Missouri from February 1992 to January 1996, and as Regional Sales and Marketing Director of such systems from 1988 to 1991. Mr. Hale began his career in the cable television industry in 1984 as Regional Sales and Marketing Director of Adams-Russell.

      Arnold Cool has 21 years of experience in the cable television industry and has served as Regional Manager of the Central region since September 1998. Previously, Mr. Cool served as Director of Engineering, Central region from February 1998 to September 1998. Prior to that time, he served as Chief Engineer from November 1996 to January 1998, and as Technical Supervisor from April 1993 to October 1996, for Cablevision Systems' cable television systems in Kentucky and Missouri. Mr. Cool has held various technical and supervisory responsibilities for Cablevision Systems and for smaller cable television companies since 1978.

      Louis Gentile has 10 years of experience in the cable television industry and has served as Regional Manager of the Western region since February 1999. Previously, Mr. Gentile served as Divisional Financial Director for Mediacom Southeast from February 1998 to January 1999. Prior to that time, he served as Regional Business Manager for Cablevision Systems from March 1995 to January 1998 and as Business Manager for Cablevision Systems' Florida systems from January 1992 to February 1995. Mr. Gentile began his career in the cable television industry in 1989 when he joined MultiVision Cable Television as an accountant. Mr. Gentile holds a Bachelor of Science in Accounting from Mercy College and a Masters of Business Administration from the Sacred Heart University Graduate School of Business Administration.

      Donald E. Zagorski has 18 years of experience in the cable television industry and has served as Regional Manager of the Mid-Atlantic region since September 1998. Previously, Mr. Zagorski served as General Manager of our Lower Delaware system since June 1997. Prior to that time, he served as System and Regional Manager for Tele-Media Company from March 1990 to May 1997. From 1981 to 1988, Mr. Zagorski held various technical and supervisory positions with Outer Banks Cablevision and Group W Cable. Mr. Zagorski holds a Bachelor of Arts in Business Administration from the State University of New York.

Management and Executive Committee

      Our operating agreement provides that one Manager shall have overall management and control of its business and affairs, and that Rocco B. Commisso is to serve as Manager. Mr. Commisso may designate a corporation or other entity controlled by him to serve as Manager.

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

      The operating agreement provides for the establishment of a five-member Executive Committee to whom Mr. Commisso, as Manager, is required to report with respect to certain matters. Approval of the Executive Committee must be obtained for certain extraordinary actions. Mr. Commisso serves as Chairman of the Executive Committee and is entitled to designate two additional members, one of whom may be an employee of Mediacom Management or one of our operating subsidiaries. The remaining two members of the Executive Committee are designated by the other member or members having the largest equity holdings in us. The Executive Committee's current members are Rocco B. Commisso, Mark E. Stephan, Robert L. Winikoff, William S. Morris III and Craig S. Mitchell. Each member of the Executive Committee shall serve until a successor is duly elected and duly qualified.

Executive and Other Compensation

      We do not make any payments in respect to compensation to any of our executive officers. Such executive officers receive compensation from Mediacom Management, which is entitled to receive management fees from our subsidiaries in exchange for providing management services.

401(k) Plan

      We maintain a retirement plan established in conformity with Section 401(k) of the Internal Revenue Code of 1986, covering all of our eligible employees. Pursuant to the 401(k) plan, employees may elect to defer up to 15% of their current pre-tax compensation and have the amount of such deferral contributed to the 401(k) plan. The maximum elective deferral contribution was $10,000 in 1998, subject to adjustment for cost-of-living in subsequent years. Certain highly compensated employees may be subject to a lesser limit on their maximum elective deferral contribution. The 401(k) plan permits, but does not require, us to make matching contributions and non-matching (profit sharing) contributions up to a maximum dollar amount or maximum percentage of participant or employee contributions.

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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreements

      Separate management agreements with each of our operating subsidiaries provide for Mediacom Management to be paid annual management fees of 5% of the first $50.0 million of our annual gross operating revenues, 4.5% of such revenues in excess of $50.0 million, up to $75.0 million, and 4% of such revenues in excess of $75.0 million. For the year ended 1998 and the six months ended June 30, 1999, management fees paid to Mediacom Management were approximately $5.8 million and $3.8 million, respectively.

Transaction Fees and Expense Reimbursement

      Our operating agreement provides that Mediacom Management is paid an acquisition fee of 1% of the purchase price of acquisitions made by Mediacom until our pro forma consolidated annual revenues equal $75.0 million. After consolidated annual revenues equal such an amount, the fee paid to Mediacom Management is reduced to 0.5% of the purchase price of such acquisition. In 1998, acquisition fees paid to Mediacom Management were $3.3 million. No such fees were paid during the six months ended June 30, 1999.

Other Relationships with Our Members

      Chase Manhattan Capital, L.P. and CB Capital Investors, L.P., which collectively hold approximately 9.5% of our membership interests, are parties related to Chase Securities Inc. and The Chase Manhattan Bank. The Chase Manhattan Bank is the administrative agent and a lender under each of our subsidiaries bank credit facilities and has received customary fees for acting in such capacities. We repaid promissory notes in the aggregate principal amount of $20.0 million, plus accrued interest in the amount of $0.3 million, to The Chase Manhattan Bank in April 1998. In 1998, The Chase Manhattan Bank received fees in the amount of $0.2 million for providing a letter of credit. Chase Securities was the initial purchaser of the 8 1/2% senior notes and received fees of $5.5 million in 1998 in connection with the offering of such notes. Chase Securities acted as placement agent in connection with the placement of our membership interests and as advisory agent in connection with our purchase of the Cablevision systems. For such placement and advisory services, Chase Securities received fees totaling $3.5 million in 1998. Chase Securities was the initial purchaser of the 7 7/8% senior notes and received fees of $3.1 million in connection with the offering of such notes.

      Morris Communications Corporation, which holds approximately 64.5% of our membership interests, received fees in 1998 of $2.0 million with respect to its equity contribution.

      In connection with the purchase of a cable television system in Kern County, California from Booth American Company, Mediacom California issued to Booth American Company, which holds approximately 6.9% of our membership interests, the seller note in the original principal amount of $2.8 million. Interest is deferred throughout the term of the seller note and is payable at maturity on June 28, 2006. The annual interest rate was 9.0% in 1998. See Note 8 of our audited consolidated financial statements.

        MEMBERSHIP INTERESTS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The table below sets forth, as of the date of this prospectus, information regarding each of the beneficial owners of membership interests in Mediacom. Rocco B. Commisso is the only executive officer owning such interests. Mediacom Capital was incorporated in March 1998 and is a wholly owned subsidiary of Mediacom, has no assets and does not conduct any operations.

                                                               Percentage
                                                             of Outstanding
                                               Number of       Membership
   Beneficial Owner                         Membership Units   Interests
   ----------------                         ---------------- --------------
   Rocco B. Commisso                            14,474.37          9.65%
   c/o Mediacom LLC
   100 Crystal Run Road
   Middletown, NY 10941

   Morris Communications Corporation            96,776.25         64.51
   725 Broad Street
   Augusta, GA 30901

   CB Capital Investors, L.P.(/1/)              14,306.01          9.54
   c/o Chase Manhattan Capital Corporation
   380 Madison Avenue
   New York, NY 10017

   U.S. Investor, Inc.(/2/)                     10,379.76          6.92
   333 West Fort Street
   Detroit, MI 48226

   Private Market Fund, L.P.                     7,931.33          5.29
   c/o Pacific Corporate Group
   1200 Prospect Street,
   Suite 200
   La Jolla, CA 92037

   BMO Financial                                 5,682.52          3.79
   c/o Bank of Montreal
   430 Park Avenue
   New York, NY 10022

   Other Investors                                 449.76          0.30
                                               ----------       -------
                                               150,000.00        100.00%
                                               ==========       =======

-----------------------------
(/1/)Includes approximately 2% in respect of membership interests owned by its related party, Chase Manhattan Capital, L.P.
(/2/)A party related to Booth American Company.

                    DESCRIPTION OF THE OPERATING AGREEMENT

     The following is a summary of certain provisions of our Operating Agreement. This summary does not purport to be a complete description of the Operating Agreement, and is qualified in its entirety by reference to the Operating Agreement which is available upon request of us at 100 Crystal Run Road, Middletown, New York 10941, Attention: Chief Financial Officer.

Establishment, Purpose and Duration

     We were formed as a limited liability company on July 17, 1995, pursuant to the provisions of the New York Limited Liability Company Law. Our purposes, as set forth in our Operating Agreement, are to acquire, directly or through investments, franchises to operate, and to own, invest in, design, construct, maintain, manage and operate, exchange and dispose of, one or more cable television systems or other businesses providing telecommunications services, and to do all things reasonably incidental thereto, including borrowing and lending money and securing such borrowings by mortgage, pledge, or other lien, and leasing or disposing of such systems or businesses.

     We will be dissolved upon the first to occur of the following:

    . December 31, 2020;

    . certain events of bankruptcy involving the Manager or the occurrence of any other event terminating the continued membership of the Manager, unless within one hundred eighty days after such event we are continued by the vote or written consent of no less than two-thirds of the remaining membership interests; or

    . the entry of a decree of judicial dissolution.

Management and Executive Committee

     The Operating Agreement provides that one Manager shall have overall management and control of our business and affairs and designates Rocco B. Commisso as Manager until his resignation and the subsequent approval of his successor by the vote of a majority of the outstanding membership interests. However, without the consent or approval of members, Mr. Commisso may designate a corporation or other entity controlled by him and of which he and members of his immediate family own at least 51% of the equity interests to serve as our Manager. The Manager may resign at any time and may be removed for gross negligence or willful misconduct by a vote of no less than two-thirds of the outstanding membership interests exclusive of those held by the Manager.

     The Operating Agreement provides for a five-member Executive Committee to whom the Manager is required to report with respect to certain matters, including our financial status. As manager, Mr. Commisso is the Chairman of the Executive Committee and is entitled to designate two additional members, one of whom may be an employee of Mediacom Management or a subsidiary. The remaining two members of the Executive Committee are designated by our member or members having the largest equity holdings, which presently is Morris Communications Corporation. Informational meetings must be held at least quarterly.

     Approval of the Executive Committee, acting by majority vote, is required for the following actions:

    . acquisitions requiring a capital call in excess of $10.0 million or having a purchase price in excess of $40.0 million;

    . the making of a capital call exceeding $8.0 million not involving an acquisition;

    . financing transactions increasing our indebtedness by $40.0 million or more;

    . dispositions of assets having a sale price in excess of $40.0 million;

    . transactions with our related parties or manager requiring payments in excess of $1.0 million, exclusive of fee payments and reimbursement of expenses specified in the Operating Agreement;

    . offerings of our membership interests or other equity interests, and any amendments to the Operating Agreement necessary or desirable to complete the offering;

    . determination of our equity value upon the occurrence of events specified in the Operating Agreement;

    . proposed transfers of more than 5,000 units of membership interest by any member, other than a party related to such member;

    . the resolution of conflicts of interest between us and our related parties, including the Manager;

    . our merger or consolidation with or into any other business entity;
      and

    . taking any actions relating to bankruptcy or similar relief.

      The number of members of the Executive Committee will be increased to seven upon the occurrence of any of the following:

    . bankruptcy, incapacity or withdrawal of the Manager or any other event that terminates the membership of the Manager;

    . the Manager is no longer chief executive officer and controlling shareholder of Mediacom Management while any management agreement between Mediacom Management and one of our subsidiaries is in effect;

    . we have not disposed of our assets and redeemed the membership interests of all members other than Mr. Commisso and his related parties within two years of the approval by the members of such a disposition, as discussed below under "--Voting Rights"; or

    . our consolidated system cash flow for any two consecutive fiscal quarters is less than 80% of the financial projections for such fiscal quarters, as provided to our lenders in connection with proposed acquisitions or refinancings.

      In such a case, Mr. Commisso and his related parties would be entitled to designate three of the members of the Executive Committee and our other members would designate the remaining four.

Right of First Offer

      If the Executive Committee or our members determine to sell any or all of our assets or subsidiaries, the Manager has the right of first offer with respect to such sale. Within 30 days of a determination to sell, the Manager may present the proposed terms of an offer for purchase to the members, a majority of which will be necessary to approve the transaction. Within 30 days of delivery of the Manager's offer, we shall hold a meeting at which a vote of the majority of the membership interests not held by the Manager and his related parties shall be required to accept or reject the Manager's offer. If the Manager's offer is rejected, the Executive Committee would have 120 days within which to solicit offers from prospective buyers, including other members. If within such 120-day period, the Executive Committee is unable to solicit a bona fide offer from a qualified buyer or negotiate a contract on terms at least as favorable as those offered by the Manager and for a purchase price of not less than 105% of the Manager's offered purchase price, the Executive Committee must accept the Manager's offer unless such sale is to be effected prior to December 31, 2004, in which case it may reject the offer. If the Manager's offer is accepted, we, acting through the Executive Committee, and the Manager shall proceed to prepare a contract of sale.

Voting Rights

      Our members generally do not have the right to vote on any matters. However, a vote of no less than two-thirds of the outstanding membership interests is required for:

    . the disposition of substantially all of our assets which, if to be effected prior to December 31, 2004, shall also require the approval of the manager;

    . the amendment of the Operating Agreement, other than for administrative purposes;

    . a material change to our business purposes;

    . the removal of the Manager for gross negligence or willful misconduct;
      and

    . the continuation of our business following the bankruptcy, death, disability, legal incapacity, removal or withdrawal of the Manager.

Capital Contributions; Capital Calls

      Under the Operating Agreement, our members have made capital contributions pursuant to capital commitment agreements. To the extent any member has a capital commitment in excess of such member's capital contributions, the Manager may make capital calls on a pro rata basis to all members with respect to no less than 5% of the difference between each member's capital commitment and capital contribution. The Operating Agreement provides us with several remedies in the event a member fails to pay any of the amounts requested pursuant to a capital call, including redeeming the defaulting member's membership interests for 50% of the equity value, less costs of collection and interest accrued on unpaid capital call amounts.

Put Rights

      Each member has the right to require us to redeem its membership interests at any time if the holding of such interests exceeds the amount permitted, or its otherwise prohibited or becomes unduly burdensome, by any law to which such member is subject, or, in the case of any member which is a "Small Business Investment Company," as defined in and subject to regulation under the Small Business Investment Act of 1958, as amended, upon a change in our principal business activities to an activity not eligible for investment by a Small Business Investment Company or a change in the reported use of proceeds of a member's investment in Mediacom. If we are unable to redeem for cash any or all of such membership interests at such time, we will issue as payment for such interests a junior subordinated promissory note with a five-year maturity date and deferred interest which accrues and compounds at an annual rate of 5.0% over prime.

      In addition, in connection with the acquisition of the Cablevision systems on January 23, 1998, the FCC issued a transactional forbearance from its cross-ownership restrictions, effective for a period of one year, permitting CB Capital Investors, L.P. to purchase additional units of membership interest in us. The FCC extended the forbearance period to January 23, 2000. If at the end of such forbearance period, CB Capital Investors' membership interest in us remains above the limitations imposed by the FCC's cross-ownership restrictions, we will be required to repurchase such number of CB Capital Investors' units of membership interest which exceed the permissible ownership level. If such repurchase were to occur on January 23, 2000 (i.e., upon expiration of the transactional forbearance), and assuming no changes in the number of our outstanding membership units and no changes in such cross-ownership rules, the repurchase price for such excess membership interests would be approximately $7.5 million. See "Membership Interests of Certain Beneficial Owners and Management" and "Legislation and Regulation." Except as set forth above, no member has the right to have its membership interests redeemed or its capital contributions returned prior to our dissolution.

Transfer of Membership Interests; Preemptive Rights

      Under the Operating Agreement, members may not transfer their interests in us without the Manager's consent, except for transfers to related parties of the members, and certain significant transfers that also require the consent of the Executive Committee. If it becomes illegal for a member to hold membership interests or, if by reason of legal or regulatory restrictions the cost to such member of holding such interests becomes significantly increased, the affected member, upon three business days prior notice to the other members, may transfer its interests to accredited investors and qualified institutional buyers who are "U.S. Persons" for Federal income tax purposes and who may lawfully hold such interests under the Communications Act and the FCC rules and regulations adopted under the Communications Act. Any permitted transferee must agree to be bound by the provisions of the Operating Agreement.

      We may admit additional members provided that, other than in connection with an acquisition or other business combination or in contemplation of an initial public offering of equity securities, notice is first given to each of the members. Each member shall then have the preemptive right to purchase a portion of the offered interests up to such member's pro rata share based upon the ratio of such member's interests to all outstanding interests. If any member does not exercise its preemptive right, the other members exercising the preemptive right, if any, may subscribe for the remaining offered interests.

                            DESCRIPTION OF THE NOTES

      You can find the definitions of certain terms used in this description under the subheading "Certain Definitions."

      The initial notes were issued and the exchange notes will be issued under an indenture, dated as of February 19, 1999, between us and Harris Trust Company of New York, formerly known as Bank of Montreal Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

      The form and terms of the exchange notes are the same in all material respects as the form and terms of the initial notes, except that the exchange notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer. The initial notes have not been registered under the Securities Act and are subject to transfer restrictions.

      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of these notes. Copies of the indenture are available as set forth under "Available Information."

Brief Description of the Notes

      The notes:

    (1) are our general unsecured obligations;

    (2) are equal in right of payment to all our existing and future unsubordinated, unsecured indebtedness, including our 8 1/2% senior notes due 2008 in the principal amount of $200.0 million; and

    (3) are effectively subordinated in right of payment to all our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and to all liabilities, including trade payables, of our subsidiaries, other than Mediacom Capital Corporation.

Principal, Maturity and Interest

      The notes initially were issued in an aggregate principal amount of $125.0 million and will mature on February 15, 2011. Interest on the notes will accrue at the rate of 7 7/8% per annum from February 26, 1999 or from the most recent date on which interest has been paid or provided for, payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1999. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      Up to $250.0 million aggregate principal amount of additional notes having substantially identical terms and conditions as the notes may be issued pursuant to the indenture, subject to compliance with the covenants contained in the indenture, including those discussed under "Covenants--Limitation on Indebtedness" below, as a new incurrence of indebtedness by us. The notes will be issued in denominations of $1,000 and integral multiples of $1,000.

      Principal of, premium, if any, and interest, including Liquidated Damages, if any, on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency we maintain for such purpose in the Borough of Manhattan, The City of New York, which initially shall be the corporate trust office of the trustee at 88 Pine Street, New York, New York 10005. At our option payment of interest and Liquidated Damages, if any, may be made by check mailed to the registered holders of the notes at their registered addresses; provided that all payments with respect to global notes and certificated notes the holders of which have given written wire transfer instructions to the trustee by no later than five business days prior to the relevant payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders of such notes.

Optional Redemption

     At any time prior to February 15, 2002, we may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the notes, including any additional notes, on a pro rata basis or nearly as pro rata as practicable, at a redemption price of 107.85% of the principal amount of the notes, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

    . at least 65% of the aggregate principal amount of the notes remains outstanding immediately after the occurrence of such redemption; and

    . the redemption must occur within 90 days of the date of the closing of such Equity Offering.

     On or after February 15, 2006, we may redeem all or any part of the notes, on not less than 30 and not more than 60 days' notice, at the following redemption prices, expressed as percentages of principal amount, if redeemed during the twelve-month period beginning with February 15 of the year indicated below, in each case together with accrued and unpaid interest and Liquidated Damages, if any, relating to the notes to the date of redemption:

                                                                      Redemption
      Year                                                              Price
      ----                                                            ----------
      2006...........................................................  103.938%
      2007...........................................................  101.969%
      2008 and thereafter............................................  100.000%

Selection and Notice

     If less than all the notes are to be redeemed, the trustee will select the notes for redemption as follows:

    . if the notes are listed on a national securities exchange, selection will be made in accordance with the rules of such exchange; or

    . if the notes are not so listed, on a pro rata basis or by lot or by such other method that the trustee deems to be fair and equitable to holders.

     If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount of such note to be redeemed and a new note or notes in principal amount equal to the unredeemed principal portion of such note will be issued; provided, that no notes of a principal amount of $1,000 or less shall be redeemed in part.

     Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at his registered address. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption.

Repurchase at the Option of Holders

  Change of Control

     If a Change of Control occurs, each holder of notes shall have the right to require us to repurchase all or any part of such holder's notes pursuant to Change of Control Offer at a purchase price equal to 101% of the principal amount of the notes plus any accrued and unpaid interest and Liquidated Damages, if any, on the notes to the date of repurchase (the "Change of Control Payment").

      Within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the "Change of Control" and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14 e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

      On the Change of Control Payment Date, we will, to the extent lawful:

    (1) accept for payment notes or portions of notes tendered pursuant to the Change of Control Offer;

    (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

    (3) deliver or cause to be delivered to the trustee the notes so accepted, together with an Officers' Certificate stating the notes or portions of the notes tendered to us.

      The Paying Agent will promptly mail to each holder of notes so accepted payment in an amount equal to the Change in Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to such holder, a new note equal in principal amount to any unpurchased portion of the notes surrendered; provided that each such new note shall be issued in an original principal amount in denominations of $1,000 and integral multiples of $1,000.

      We will send to the trustee and the holders of notes on or as soon as practicable after the Change of Control Payment Date a notice setting forth the results of the Change of Control Offer.

      We will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes or portions of notes validly tendered and not withdrawn under such Change of Control Offer. In addition, we will not be required to make a Change of Control Offer in the event of a highly leveraged transaction that does not constitute a Change of Control.

      The subsidiary credit facilities provide that certain "change of control" events with respect to Mediacom constitute an event of default thereunder. The subsidiary credit facilities will not permit the subsidiaries to make distributions to us so as to permit us to effect a purchase of the notes upon the Change of Control without the prior satisfaction of certain financial tests and other conditions. Any future credit facilities or other agreements relating to indebtedness to which we or our subsidiaries become a party may contain similar restrictions and provisions. If a Change of Control were to occur, we may not have sufficient available funds to pay the Change of Control Payment for all notes that might be delivered by holders of the notes seeking to accept the Change of Control Offer after payment of the subsidiaries' obligations under the subsidiary credit facilities or other agreements relating to indebtedness, under which an event of default has occurred. Our failure to make or complete the Change of Control Offer or to pay the Change of Control Payment when due will give the trustee and the holders of the notes the rights described under "Events of Default" below.

      The definition of Change of Control includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of "all or substantially all" of our assets and the assets of our Subsidiaries. Although there is a developing body of case law interpreting the phrase substantially all, there is not a precise or established definition of the phrase under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase such notes as a result of a sale, assignment, conveyance, transfer, lease or other disposition of less than all of our assets and the assets of our Subsidiaries to another Person or group may be uncertain.

Asset Sales

     Mediacom will not, and will not permit any Restricted Subsidiary to, complete an Asset Sale unless:

    (1) Mediacom or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof, as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution;

    (2) not less than 75% of the consideration received by Mediacom or such restricted subsidiary, as the case may be, is in the form of cash or cash equivalents; and

    (3) the Asset Sale Proceeds received by Mediacom or such restricted subsidiary are applied:

           (a) first, to the extent Mediacom elects, or is required, to prepay, repay or purchase debt under any then existing Indebtedness of Mediacom or any Restricted Subsidiary, within 360 days following the receipt of the Asset Sale Proceeds from any Asset Sale or, to the extent Mediacom elects, to make an investment in assets, including Equity Interests or other securities purchased in connection with the acquisition of Equity Interests or property of another Person, used or useful in a Related Business, provided that such investment occurs and such Asset Sale Proceeds are so applied within 360 days following the receipt of such Asset Sale Proceeds (the "Reinvestment Date"); and

           (b) second, on a pro rata basis:

                 (1) to the repayment of an amount of Other Pari Passu Debt not exceeding the Other Pari Passu Debt Pro Rata Share; provided that any such repayment shall result in a permanent reduction of any commitment in respect of such Other Pari Passu Debt in an amount equal to the principal amount so repaid); and

                 (2) if on the Reinvestment Date with respect to any Asset
                     Sale the Excess Proceeds exceed $10.0 million, we shall apply an amount equal to such Excess Proceeds to an offer to repurchase the notes, at a purchase price in cash equal to 100% of the principal amount of such notes plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase (an "Excess Proceeds Offer"); provided, that so long as any of the 8 1/2% notes are outstanding, we shall make such an Excess Proceeds Offer, together with a similar pro rata offer to the holders of the 8 1/2% notes and purchase any notes and 8 1/2% notes tendered in such offers within 359 days following the receipt of the Asset Sale Proceeds. If an Excess Proceeds Offer is not fully subscribed, we may retain the portion of the Excess Proceeds not required to repurchase notes.

     For purposes of determining the percentage of cash consideration received by Mediacom or any Restricted Subsidiary, the amount of any:

    . liabilities--as shown on Mediacom's or such Restricted Subsidiary's most recent balance sheet--of Mediacom or any Restricted Subsidiary that are actually assumed by the transferee in such Asset Sale and from which Mediacom and the Restricted Subsidiaries are fully released shall be deemed to be cash; and

    . securities, notes or other similar obligations received by Mediacom or such Restricted Subsidiary from such transferee that are immediately converted, or are converted within 30 days of the related Asset Sale, by Mediacom or such Restricted Subsidiary into cash shall be deemed to be cash in an amount equal to the net cash proceeds realized upon such conversion.

      If we are required to make an Excess Proceeds Offer, within 30 days following the Reinvestment Date, we will mail a notice to the holders of notes stating, among other things:

    (1) that such holders have the right to require us to apply the Excess Proceeds to repurchase such notes at a purchase price in cash equal to 100% of the principal amount of such notes plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase;

    (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed;

    (3) the instructions, determined by us, that each holder must follow in order to have such notes repurchased; and

    (4) the calculations used in determining the amount of Excess Proceeds to be applied to the repurchase of such notes.

      If the aggregate principal amount of notes surrendered by holders of such notes exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis or by lot or by such other method that the Trustee deems to be fair and equitable to holders. Upon completion of the Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

      We will comply, to the extent applicable, with the requirements of
Section 14(e) of the Securities Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of an Excess Proceeds Offer.

      Notwithstanding the foregoing, Mediacom and any Restricted Subsidiary will be permitted to complete an Asset Swap if:

    (1) at the time of entering into the related Asset Swap Agreement or immediately after giving effect to such Asset Swap no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Asset Swap; and

    (2) such Asset Swap shall have been approved in good faith by the Executive Committee, whose approval shall be conclusive and evidenced by a Committee Resolution, which states that such Asset Swap is fair to Mediacom or such Restricted Subsidiary, as the case may be, from a financial point of view.

      If a Restricted Subsidiary were to complete an Asset Sale, the Subsidiary Credit Facilities will not permit such Restricted Subsidiary to make a distribution to us of the related Asset Sale Proceeds so as to permit us to effect an Excess Proceeds Offer with such Asset Sale Proceeds without the prior satisfaction of certain financial tests and other conditions. Any future credit agreements or other agreements relating to Indebtedness to which we or our Subsidiaries become a party may contain similar restrictions or other provisions which would prohibit us from purchasing any notes from Asset Sale Proceeds. In the event an Excess Proceeds Offer occurs at a time when we are prohibited from receiving Asset Sale Proceeds or purchasing the notes, we could seek the consent of their lenders to the distribution of Asset Sales Proceeds or the purchase of notes or could attempt to refinance the Indebtedness that contains such prohibition. If we do not obtain such a consent or repay such Indebtedness, we may remain prohibited from purchasing the notes. In such case, our failure to purchase tendered notes when due will give the trustee and the holders of the notes the rights described under "Events of Default" below.

Events of Default

      Each of the following is an Event of Default:

    (1) default in payment of any principal of, or premium, if any, on the notes when due;

    (2) default for 30 days in payment of any interest or Liquidated Damages, if any, on the notes when due;

    (3) default by us for 60 days after written notice by holders of not less than 25% in principal amount of the notes then outstanding in the observance or performance of any other covenant in the notes or the indenture;

    (4) default in the payment at maturity, continued for the longer of any applicable grace period or 30 days, of any Indebtedness aggregating $15.0 million or more of us or any Significant Subsidiary or any group of Restricted Subsidiaries of Mediacom which, if merged into each other, would constitute a Significant Subsidiary; or

    (5) the acceleration of any such Indebtedness which default shall not be cured or waived, or such acceleration shall not be rescinded or annulled, within 30 days after written notice by holders of not less than 25% in principal amount of the notes then outstanding;

    (6) any final judgment or judgments for the payment of money in excess of $15.0 million, net of amounts covered by insurance, shall be rendered against us or any Significant Subsidiary or any group of Restricted Subsidiaries of Mediacom which, if merged into each other, would constitute a Significant Subsidiary, and shall not be discharged for any period of 60 consecutive days, during which a stay of enforcement of such judgment shall not be in effect; and

    (7) certain events involving bankruptcy, insolvency or reorganization of us or a Significant Subsidiary or any group of Restricted
        Subsidiaries of Mediacom which, if merged into each other, would constitute a Significant Subsidiary.

      The indenture provides, except for a default in payment of principal of or premium, if any, or interest on the notes, that the trustee may withhold notice to the holders of notes of any default if the trustee considers it to be in the best interest of the holders of the notes to do so.

      If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal of all the notes shall be due and payable immediately without further action or notice on the part of the trustee or the holders of the notes. If any other Event of Default occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the notes then outstanding may declare the principal of all the notes to be due and payable immediately. If we shall cure--or the holders of a majority in principal amount of the notes, if permitted by the indenture, shall waive--all defaults, other than the nonpayment of principal, interest and premium, if any, on any notes which shall have become due by acceleration and other conditions are met, such declaration may be annulled by the holders of a majority in principal amount of the notes then outstanding.

      The holders of a majority in principal amount of the notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee subject to limitations specified in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders have offered to the trustee reasonable indemnity.

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Covenants

  Limitation on Restricted Payments

     Mediacom will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment if:

    . at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment;

    . immediately after giving effect to such proposed Restricted Payment, Mediacom would not be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" below; or

    . immediately after giving effect to any such Restricted Payment, the aggregate of all Restricted Payments which shall have been made on or after the date of the indenture would exceed an amount equal to the difference between:

           (a) the Cumulative Credit; and

           (b) 1.4 times Cumulative Interest Expense.

     For the purposes of this limitation, the amount of any non-cash Restricted Payment will be its fair market value on the date of such Restricted Payment, without giving effect to subsequent changes in value, as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution.

     The preceding provisions will not prevent:

    (1) the retirement of any of Mediacom's Equity Interests in exchange for, or out of the proceeds of, the substantially concurrent sale of Equity Interests of Mediacom other than from a sale to a Subsidiary of Mediacom or an employee stock ownership plan or to a trust established by Mediacom or any Subsidiary of Mediacom for the benefit of its employees;

    (2) the payment of any dividend or distribution on, or redemption of Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the indenture;

    (3) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the provisions described under "Repurchase at the Option of Holders--Asset Sales" above;

    (4) payments of compensation to officers, directors and employees of Mediacom or any Restricted Subsidiary so long as the Executive Committee or the manager of Mediacom in good faith shall have approved the terms of such payments;

    (5) the payment of dividends on any Equity Interests of any Restricted Subsidiary following the issuance of such Equity Interests in an amount per annum of up to 6% of the net proceeds received by Mediacom or such Restricted Subsidiary from an Equity Offering of such Equity Interests;

    (6) the payment of management, consulting and advisory fees, and any related reimbursement of expenses or indemnity, to Mediacom Management or any of its Affiliates and other amounts payable pursuant to the Operating Agreement, other than any dividend or distribution on or with

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      respect to any Equity Interests of Mediacom or any redemption, repurchase, retirement or other direct or indirect acquisition of any Equity Interests of Mediacom, or any warrants, rights or options to purchase or acquire any such Equity Interests or any securities exchangeable for or convertible into any such Equity Interests;

    (7) the payment of amounts in connection with any merger, consolidation, or sale of assets effected in accordance with the "--Merger or Sales of Assets" covenant below, provided that no such payment may be made pursuant to this clause unless, after giving effect to such transaction--and the Incurrence of any Indebtedness in connection therewith and the use of the proceeds of such transaction--Mediacom would be able to Incur $1.00 of additional Indebtedness in compliance with the first paragraph of "--Limitation on Indebtedness" below such that after incurring that $1.00 of additional Indebtedness, the Debt to Operating Cash Flow Ratio would be less than or equal to 6.0 to 1.0;

    (8) the retirement, redemption or repurchase (a "Regulatory Equity Interest Repurchase") of any of Mediacom's Equity Interests pursuant to Article 11 of the Operating Agreement as a result of the occurrence of a Triggering Event, as defined in the Operating Agreement and which relates to business investment company, Federal Communications Commission and other regulatory violations described in the Operating Agreement;

    (9) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligations in exchange for, or out of net cash proceeds of the substantially concurrent of Equity Interests of Mediacom or Subordinated Obligations of Mediacom sale, other than to a Subsidiary of Mediacom or an employee stock ownership plan or to a trust established by Mediacom or any Subsidiary of Mediacom for the benefit of its employees;

    (10) the payment of any dividend or distribution on or distribution on or with respect to any Equity Interests of any Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

    (11) the making and consummation of (A) an Excess Proceeds Offer in accordance with the provisions of the indenture with any Excess Proceeds or (B) a Change of Control Offer with respect to the notes in accordance with the provisions of the indenture;

    (12) during the period Mediacom is treated as a partnership for U.S. federal income tax purposes and after such period to the extent relating to the liability for such period, the payment of distributions in respect of members' or partners' income tax liability with respect to Mediacom in an amount not to exceed the aggregate amount of tax distributions, if any, permitted to be made by Mediacom to its members under the Operating Agreement, such amount not to include amounts in respect of taxes resulting from Mediacom's reorganization as or change in the status to a corporation;

    (13) the payment by any Restricted Subsidiary to Mediacom or another Restricted Subsidiary of principal and interest due in respect of intercompany Indebtedness and dividends and other distributions in respect of Preferred Equity Interests in such Restricted
         Subsidiary;

    (14) the payment by Mediacom California of all amounts due in respect of the promissory note in the original principal amount of $2.8 million issued to Booth American Company; and

    (15) the distribution of any Investment originally made by Mediacom or any Restricted Subsidiary pursuant to the first paragraph of this covenant to holders of Equity Interests of Mediacom or such Restricted Subsidiary, as the case may be; provided, however, that in the case of clauses (2), (5), (7), (10), (11) and (15) of this paragraph, no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or as a result of such

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        Restricted Payment. In determining the aggregate amount of
        Restricted Payments made on or after the date of the indenture, Restricted Payments made pursuant to clauses (2) and (5) and any Restricted Payment deemed to have been made pursuant to the "-- Limitation on Transactions with Affiliates" covenant below shall be included in such calculation.

   Limitation on Indebtedness

      Mediacom will not, and will not permit any of its Restricted Subsidiaries, to directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness, or issue any Disqualified Equity Interests except for Permitted Indebtedness; provided, however, that Mediacom or any Restricted Subsidiary may Incur Indebtedness or issue Disqualified Equity Interests if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Equity Interests and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to 7.0 to 1.0.

      The foregoing limitations will not apply to the Incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which will be given independent effect:

    (1) indebtedness under the initial notes, the exchange notes and the indenture;

    (2) indebtedness and Disqualified Equity Interests of Mediacom and the Restricted Subsidiaries outstanding on the Issue Date other than Indebtedness described in clause (1), (3), (4) or (6) of this paragraph;

    (3) (A) Indebtedness of the Restricted Subsidiaries under the Subsidiary Credit Facilities, including any refinancing of such Indebtedness, and (B) Indebtedness of the Restricted Subsidiaries, including any refinancing of such Indebtedness, if, at the time of and immediately after giving pro forma effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to 6.0 to 1.0; provided, however, that for purposes of the calculation of such Ratio, the term "Consolidated Total Indebtedness" shall refer only to the Consolidated Total Indebtedness of the Restricted Subsidiaries (including Indebtedness Incurred under the Subsidiary Credit Facilities and the Future Subsidiary Credit Facilities) outstanding as of the Determination Date (as defined hereafter in the term "Debt to Operating Cash Flow Ratio") and the term "Operating Cash Flow" shall refer only to the Subsidiary Operating Cash Flow of the Restricted Subsidiaries for the related Measurement Period (as defined hereafter in the term "Debt to Operating Cash Flow Ratio");

    (4) Indebtedness and Disqualified Equity Interests of (x) any Restricted Subsidiary owed to or issued to and held by Mediacom or any Restricted Subsidiary and (y) Mediacom owed to and held by any Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of our obligations under the indenture and the notes; provided, however, that an Incurrence of Indebtedness and Disqualified Equity Interests that is not permitted by this clause (4) shall be deemed to have occurred upon
        (i) any sale or other disposition of any Indebtedness or Disqualified Equity Interests of Mediacom or a Restricted Subsidiary referred to in this clause (4) to any Person, other than Mediacom or a Restricted Subsidiary, (ii) any sale or other disposition of Equity Interests of a Restricted Subsidiary which holds Indebtedness or Disqualified Equity Interests of Mediacom or another Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Restricted Subsidiary or (iii) any designation of a Restricted Subsidiary which holds Indebtedness or Disqualified Equity Interests of Mediacom as an Unrestricted Subsidiary;

    (5) guarantees by any Restricted Subsidiary of Indebtedness of Mediacom or any other Restricted Subsidiary Incurred in accordance with the provisions of the indenture;

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    (6) Hedging Agreements of Mediacom or any Restricted Subsidiary relating to any Indebtedness of Mediacom or such Restricted Subsidiary, as the case may be, incurred in accordance with the provisions of the indenture, and entered into for bona fide business purposes and not for speculation;

    (7) Indebtedness or Disqualified Equity Interests of Mediacom or any Restricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness or Disqualified Equity Interests of Mediacom or any Restricted Subsidiary, as the case may be, Incurred in compliance with the Debt to Operating Cash Flow Ratio of the first paragraph of this covenant or clause (1) or (2) of this paragraph provided, however, that:

      . Indebtedness or Disqualified Equity Interests of Mediacom may not be refinanced under this clause (7) with Indebtedness or Disqualified Equity Interests of any Restricted Subsidiary;

      . any such refinancing shall not exceed the sum of the principal amount or liquidation preference or redemption payment value--or, if such Indebtedness or Disqualified Equity Interests provides for a lesser amount to be due and payable upon a declaration of acceleration thereof at the time of such refinancing, an amount no greater than such lesser amount--of the Indebtedness or Disqualified Equity Interests being refinanced plus the amount of accrued interest or dividends thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith;

      . Indebtedness representing a refinancing of Indebtedness of Mediacom shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced;

      . Subordinated Obligations of Mediacom or Disqualified Equity
        Interests of Mediacom may only be refinanced with Subordinated Obligations of Mediacom or Disqualified Equity Interests of Mediacom; and

      . Other Pari Passu Debt which is unsecured may only be refinanced with unsecured Indebtedness, which is either Other Pari Passu Debt or Subordinated Obligations, or with Disqualified Equity
        Interests.

    (8) Indebtedness of Mediacom or a Restricted Subsidiary Incurred as a result of the pledge by Mediacom or such Restricted Subsidiary of intercompany indebtedness or Equity Interests in another Restricted Subsidiary or Equity Interests in an Unrestricted Subsidiary in the circumstance where recourse to Mediacom or such Restricted Subsidiary is limited to the value of the intercompany Indebtedness or the Equity Interests so pledged;

    (9) Indebtedness of Mediacom or a Restricted Subsidiary represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or letters of credit, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Mediacom or such Restricted Subsidiary or a Related Business in an aggregate principal amount not to exceed $15.0 million at any time outstanding;

    (10) Indebtedness of Mediacom Incurred to finance, including any refinancing of such Indebtedness, one or more Regulatory Equity Interest Repurchases occurring in accordance with and pursuant to the Operating Agreement; and

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    (11) in addition to any Indebtedness described in clauses (1) through
         (10) above, Indebtedness of Mediacom or any of the Restricted Subsidiaries so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause does not exceed $10.0 million at any one time outstanding.

      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Mediacom shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof.

   Limitation on Transactions with Affiliates

      Mediacom will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any transaction, or series of related transactions, involving in the aggregate $5.0 million or more with any Affiliate unless such transaction, or series of related transactions shall have been approved pursuant to a Committee Resolution rendered in good faith by the Executive Committee or, if applicable, a committee comprising the independent members of the Executive Committee.

      Pursuant to the indenture, such approval is conclusive evidence that such transaction, or series of related transactions, is (a) in the best interest of Mediacom or such Restricted Subsidiary and (b) upon terms which would be obtainable by Mediacom or a Restricted Subsidiary in a comparable arm's-length transaction with a Person which is not an Affiliate.

      The foregoing limitation will not apply in the case of any of the following--the "Specified Affiliate Transactions":

    (1) the making of any Restricted Payment, including the making of any Permitted Investment that is permitted pursuant to "--Limitation on Restricted Payments";

    (2) any transaction or series of transactions between Mediacom and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

    (3) the payment of compensation--including, without limitation, amounts paid pursuant to employee benefit plans--for the personal services of, and indemnity provided on behalf of, officers, members, directors and employees of Mediacom or any Restricted Subsidiary, and management, consulting or advisory fees and reimbursements of expenses and indemnity in each case so long as the Executive Committee in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefore;

    (4) any payments for goods or services purchased in the ordinary course of business, upon terms which would be obtainable by Mediacom or a Restricted Subsidiary in a comparable arm's-length transaction with a Person which is not an Affiliate; and

    (5) any transaction pursuant to any agreement with any Affiliate in effect on the date of the indenture--including, but not limited to, the Operating Agreement and other agreements relating to the payment of management fees, acquisition fees and expense reimbursements, including any amendments thereto entered into after the date of the indenture--provided, that the terms of any such amendment are not less favorable to Mediacom than the terms of the relevant agreement in effect prior to any such amendment, as determined in good faith by the Executive Committee.


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      Except in the case of a Specified Affiliate Transaction, Mediacom will not, and will not permit any Restricted Subsidiary, directly or indirectly, to engage in any transaction, or series of related transactions, involving in the aggregate $25.0 million or more with any Affiliate unless:

    (1) such transaction, or series of related transactions, have been approved pursuant to a Committee Resolution rendered in good faith by the Executive Committee or, if applicable, a committee comprising the independent members of the Executive Committee to the effect set forth in clauses (a) and (b) of the first paragraph of this covenant above; and

    (2) Mediacom has received an opinion from an independent nationally recognized accounting, appraisal or investment banking firm experienced in the review of similar types of transactions stating that the terms of such transaction, or series of related transactions, are fair to Mediacom or such Restricted Subsidiary, as the case may be, from a financial point of view.

      Notwithstanding the foregoing, any transaction, or series of related transactions, entered into by Mediacom or any Restricted Subsidiary with any Affiliate without complying with the foregoing provisions of this covenant shall not constitute a violation of this covenant if Mediacom or such Restricted Subsidiary would be permitted to make a Restricted Payment pursuant to the first paragraph of "--Limitation on Restricted Payments" at the time of the completion of such transaction, or series of related transactions, in an amount equal to the fair market value of such transaction, or series of related transactions, as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution. In such a case, Mediacom or such Restricted Subsidiary, as the case may be, shall be deemed to have made a Restricted Payment for purposes of the calculation of Restricted Payments pursuant to clause (3) of the first paragraph of "-- Limitation on Restricted Payments."

   Limitation on Liens

      Mediacom will not Incur any Indebtedness secured by a Lien against or on any of its property or assets now owned or hereafter acquired by Mediacom except for Permitted Liens unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with such secured Indebtedness.

      Permitted Liens means:

    (1) Liens, if any, in effect on the date of the indenture;

    (2) Liens in favor of governmental bodies to secure progress or advance payments;

    (3) Liens on Equity Interests or Indebtedness existing at the time of the acquisition of such Equity Interests or Indebtedness, including acquisition through merger or consolidation; provided that such Liens were not Incurred in anticipation of such acquisition;

    (4) Liens securing industrial revenue or pollution control bonds;

    (5) Liens securing the notes;

    (6) Liens securing Indebtedness of Mediacom in an amount not to exceed $10.0 million at any time outstanding;

    (7) Other Permitted Liens; and

    (8) any extension, renewal or replacement of any Lien referred to in the above clauses.

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   Limitation on Business Activities of Mediacom Capital

      Mediacom Capital will not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to Mediacom or any Wholly Owned Restricted Subsidiary, the Incurrence of Indebtedness as a co-obligor or guarantor of Indebtedness Incurred by Mediacom, including the notes, if any, that is permitted to be Incurred by Mediacom under "--Limitation on Indebtedness" above, provided that the net proceeds of such Indebtedness are retained by Mediacom or loaned to or contributed as capital to one or more of the Restricted Subsidiaries other than Mediacom Capital, and activities incidental thereto. Neither Mediacom nor any Restricted Subsidiary will engage in any transactions with Mediacom Capital in violation of the immediately preceding sentence.

   Designation of Unrestricted Subsidiaries

      The Executive Committee may designate any Subsidiary, including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment in such Subsidiary, as an "Unrestricted Subsidiary" under the indenture only if:

    (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to the designation;

    (b) at the time of and after giving effect to such Designation, Mediacom would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "-- Limitation on Indebtedness" above; and

    (c) Mediacom would be permitted to make a Restricted Payment at the time of designation pursuant to the first paragraph of "--Limitation on Restricted Payments" above in an amount equal to Mediacom's proportionate interest in the fair market value of such Subsidiary on such date, as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution. Neither Mediacom Capital nor any of its Subsidiaries may be designated as Unrestricted Subsidiaries.

      In addition, at the time of designation all of the Indebtedness of such Unrestricted Subsidiary will consist of, and will at all times thereafter consist of, Non-Recourse Indebtedness, and that neither Mediacom nor any Restricted Subsidiary will at any time have any direct or indirect obligation to:

    . make additional Investments, other than Permitted Investments, in any Unrestricted Subsidiary; or

    . maintain or preserve the financial condition of any Unrestricted
      Subsidiary or cause any Unrestricted Subsidiary to achieve any specified levels of operating results; or

    . be party to any agreement, contract, arrangement or understanding with any Unrestricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Mediacom or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not parties related to Mediacom.

      If, at any time, any Unrestricted Subsidiary would violate the foregoing requirements, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

      Mediacom may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary if:

    (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to the revocation;


                                       99
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    (2) at the time of and after giving effect to such Revocation, Mediacom would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "-- Limitation on Indebtedness" above; and

    (3) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following the Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the indenture.

   Limitation on Guarantees of Certain Indebtedness

      Mediacom will not:

    . permit any Restricted Subsidiary to guarantee any Indebtedness of either of us other than the notes (the "Other Indebtedness"); or

    . pledge any intercompany Indebtedness representing obligations of any of its Restricted Subsidiaries to secure the payment of Other Indebtedness;

in each case unless such Restricted Subsidiary, we and the trustee execute and deliver a supplemental indenture causing such Restricted Subsidiary to guarantee the issuers' obligations under the indenture and the notes to the same extent that such Restricted Subsidiary guaranteed our obligations under the Other Indebtedness, including waiver of subrogation, if any. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

      The guarantee of a Restricted Subsidiary will be released upon:

    (1) the sale of all of the Equity Interests, or all or substantially all of the assets, of the applicable Guarantor, in each case other than to Mediacom or a subsidiary;

    (2) the designation by Mediacom of the applicable Guarantor as an Unrestricted Subsidiary; or

    (3) the release of the guarantee of such Guarantor with respect to the obligations which caused such Guarantor to deliver a guarantee of the notes in accordance with the preceding paragraph;

in each case in compliance with the indenture--including, in the event of a sale of Equity Interests or assets described in clause (1) above, that the net cash proceeds are applied in accordance with the requirements of the applicable provision of the indenture described under "Repurchase at the Option of Holders--Asset Sales" above.

   Limitation on Dividends and Other Payment Restrictions Affecting
   Subsidiaries

      Mediacom will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions to Mediacom or any Restricted Subsidiary on its Equity Interests;

    (2) pay any Indebtedness owed to Mediacom or any Restricted Subsidiary;

    (3) make loans or advances, or guarantee any such loans or advances, to Mediacom or any Restricted Subsidiary;

    (4) transfer any of its properties or assets to Mediacom or any Restricted Subsidiary;


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    (5) grant Liens on the assets of Mediacom or any Restricted Subsidiary in favor of the holders of the notes; or

    (6) guarantee the notes or any renewals or refinancings of the notes (any of the actions described in clauses (1) through (6) above is referred to in this covenant as a "Specified Action").

      The first paragraph of this covenant will not prohibit:

    (1) such encumbrances or restrictions arising by reason of Acquired Indebtedness of any Restricted Subsidiary existing at the time such Person became a Restricted Subsidiary, provided that such encumbrances or restrictions were not created in anticipation of such Person becoming a Restricted Subsidiary and are not applicable to Mediacom or any other Restricted Subsidiary;

    (2) such encumbrances or restrictions arising under refinancing Indebtedness permitted by clause (6) of the second paragraph under "Limitation on Indebtedness" above; provided that the terms and conditions of any such restrictions are no less favorable to the holders of notes than those under the Indebtedness being refinanced;

    (3) customary provisions restricting the assignment of any contract or interest of Mediacom or any Restricted Subsidiary;

    (4) restrictions contained in the indenture or any other indenture governing debt securities that are no more restrictive than those contained in the indenture; and

    (5) restrictions under the Subsidiary Credit Facilities and under the Future Subsidiary Credit Facilities, provided that, in the case of any Future Subsidiary Credit Facility Mediacom will have used commercially reasonable efforts to include in the agreements relating to such Future Subsidiary Credit Facility provisions concerning the encumbrance or restriction on the ability of any Restricted Subsidiary to take any Specified Action that are no more restrictive than those in effect in the Subsidiary Credit Facilities on the date of the creation of the applicable restriction in such Future Subsidiary Credit Facility--"Comparable Restriction Provisions"; and provided further that if Mediacom concludes in its sole discretion based on then prevailing market conditions that it is not in the best interest of Mediacom and the Restricted Subsidiaries to comply with the foregoing proviso, the failure to include Comparable Restriction Provisions in the agreements relating to such Future Subsidiary Credit Facility will not constitute a violation of the provisions of this covenant.

   Reports

      Whether or not we are then subject to Section 13(a) or 15(d) of the Securities Exchange Act or any successor provision thereto, we shall file with the Securities and Exchange Commission, if permitted by Securities and Exchange Commission practice and applicable law and regulations, so long as the notes are outstanding, the annual reports, quarterly reports and other periodic reports which we would have been required to file with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) or any successor provision thereto if we were so subject on or prior to the respective dates-- the "Required Filing Dates"--by which we would have been required to file such documents if we were so subject. We shall also in any event:

    (a) within 15 days of each Required Filing Date, whether or not permitted or required to be filed with the Securities and Exchange Commission, (i) transmit or cause to be transmitted by mail to all holders of notes, at such holder's address appearing in the register maintained by the Registrar, without cost to such holders; and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which we are required to file with the Securities and Exchange Commission pursuant to the preceding sentence, or if such filing is not so permitted, information and data of a similar nature; and

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    (b) if notwithstanding the preceding sentence, our filing such documents with the Securities and Exchange Commission is not permitted by Securities and Exchange Commission practice or applicable law or regulations, promptly upon written request supply copies of such documents to any holder of notes. In addition, for so long as any notes remain outstanding and prior to the later of the consummation of the exchange offer and the effectiveness of the shelf registration statement, if required, we shall furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

   Merger or Sales of Assets

      Neither of us will consolidate or merge with or into, or transfer all or substantially all of its assets to another Person unless:

    (1) either (A) we shall be the continuing Person, or (B) the Person formed by or surviving any such consolidation or merger, if other than us, or to which any such transfer shall have been made, is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, any State thereof or the District of Columbia;

    (2) the surviving Person, if other than us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture;

    (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

    (4) immediately after giving effect to such transaction, the surviving Person would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "-- Limitation on Indebtedness" above; and

    (5) Mediacom shall have delivered to the Trustee prior to the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that the proposed consolidation, merger or transfer and such supplemental indenture will comply with the indenture.

      No Guarantor will consolidate or merge with or into, or transfer all or substantially all of its assets to another Person unless:

    (1) either (A) such Guarantor shall be the continuing Person, or (B) the Person formed by or surviving any such consolidation or merger, if other than such Guarantor, or to which any such transfer shall have been made, is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, any State thereof or the District of Columbia;

    (2) the surviving Person, if other than such Guarantor, expressly assumes by supplemental indenture all the obligations of such Guarantor under its guarantee of the notes and the indenture;

    (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

    (4) Mediacom shall have delivered to the trustee prior to the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that the proposed consolidation, merger or transfer and such supplemental indenture will comply with the indenture.

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   No Liability of Managers, Officers, Employees, or Shareholders

      No manager, director, officer, employee, member, shareholder, partner or incorporator of either of us or any Subsidiary, as such, will have any liability for any of our obligations under the notes, the exchange notes, if any, or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance and Covenant Defeasance

      We may, at our option, elect either:

    (1) to have all our obligations with respect to the notes discharged except for the obligations to register the transfer or exchange of such notes, to replace temporary or mutilated, destroyed, lost or stolen notes, and maintain an office or agency in respect of the notes and to hold moneys for payment in trust ("defeasance"); or

    (2) to be released from our obligations with respect to the notes under certain covenants, and related Events of Default, contained in the indenture, including but not limited to those described above under "Covenants" ("covenant defeasance"), upon the deposit with the trustee, or other qualifying trustee, in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the notes, on the scheduled due dates therefor.

      Such a trust may only be established if, among other things:

    . no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to Events of Default resulting from certain events of bankruptcy, insolvency or reorganization, would occur at any time in the period ending on the 91st day after the date of deposit; and

    . We have delivered to the trustee an opinion of counsel to the effect that:

            (a) defeasance or covenant defeasance, as the case may be, will not require registration of us, the trustee or the trust fund under the Investment Company Act of 1940 or the Investment Advisors Act of 1940; and

            (b) the holders of the notes will recognize income, gain or loss for Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.

      Such opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a private ruling concerning the notes of the Internal Revenue Service or a ruling of general effect published by the Internal Revenue Service.

Modification of Indenture

      Without the consent of holders of the notes, we and the trustee may enter into one or more supplemental indentures for specified purposes, including providing for a successor or successors to us, adding guarantees, releasing Guarantors when permitted by the indenture, providing for security for the notes, adding to our covenants, surrendering any right or power conferred upon us, providing for uncertificated notes in addition to or in place of certificated notes, making any change that does not adversely affect the rights of any

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holder, complying with any requirement of the Trust Indenture Act or curing ambiguities, defects or inconsistencies.

      In addition, we and the trustee, with the consent of holders of at least a majority in aggregate principal amount of the notes at the time outstanding, may modify the indenture or any supplemental indenture or the rights of the holders of the notes, except that no such modification shall, without the consent of each holder affected thereby:

    . change or extend the fixed maturity of any notes, reduce the rate or extend the time of payment of interest or Liquidated Damages thereon, reduce the principal amount of any note or premium, if any, on any note or change the currency in which the notes are payable;

    . reduce the premium payable upon any redemption of notes in accordance with the optional redemption provisions of the notes or change the time before which no such redemption may be made;

    . waive a default in the payment of principal or interest or Liquidated
      Damages on the notes (except that holders of a majority in aggregate principal amount of the notes at the time outstanding may (a) rescind an acceleration of the notes that resulted from a non-payment default and (b) waive the payment default that resulted from such acceleration) or alter the rights of holders to waive defaults; or

    . reduce the aforesaid percentage of notes, the consent of the holders of which is required for any such modification. Any existing Event of Default, other than a default in the payment of principal or interest or Liquidated Damages on the notes, or compliance with any provision of the notes or the indenture, other than any provision related to the payment of principal or interest or Liquidated Damages on the notes, may be waived with the consent of holders of at least a majority in aggregate principal amount of the notes at the time outstanding.

Compliance Certificate

      Mediacom will deliver to the trustee within 120 days after the end of each fiscal year of Mediacom an Officers' Certificate stating whether or not the signers know of any Event of Default that has occurred and, if they do, the certificate will describe the Event of Default and its status.

Concerning the trustee

      Harris Trust Company of New York is the trustee under the indenture and serves as Registrar and Paying Agent with regard to the notes. Bank of Montreal, a party related to the trustee, is a lender under each of the subsidiary credit facilities. A party related to The Bank of Montreal holds approximately 3.8% of our membership interests.

      As of the date of this prospectus, we are in compliance with the financial and other covenants provided for in the indenture.

Certain Definitions

      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms as well as any other capitalized terms used in this prospectus for which no definition is provided.

      "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.


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      "Affiliate" of any specified Person means:

    (1) any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with Mediacom;

    (2) any spouse, immediate family member or other relative who has the same principal residence as any Person described in clause (1) above;

    (3) any trust in which any such Persons described in clauses (1) and (2) above has a beneficial interest; and

    (4) any corporation or other organization of which any such Persons described above collectively owns 5% or more of the equity of such entity.

      For purposes of this definition, "control," as used with respect to any specified Person, includes the direct or indirect beneficial ownership of more than 5% of the voting securities of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

      "Asset Acquisition" means:

    (1) an Investment by Mediacom or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into Mediacom or any Restricted Subsidiary; or

    (2) any acquisition by Mediacom or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit, a division or a line of business of such Person or which is otherwise outside of the ordinary course of business.

      "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease or other disposition to any Person other than Mediacom or any Wholly Owned Restricted Subsidiary or any Controlled Subsidiary, in one transaction or a series of related transactions of:

    (1) any Equity Interest of any Restricted Subsidiary;

    (2) any material license, franchise or other authorization of Mediacom or any Restricted Subsidiary;

    (3) any assets of Mediacom or any Restricted Subsidiary which constitute substantially all of an operating unit, a division or a line of business of Mediacom or any Restricted Subsidiary; or

    (4) any other property or asset of Mediacom or any Restricted Subsidiary outside of the ordinary course of business.

      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

    (1) any transaction completed in compliance with "Repurchase at the Option of Holders--Change of Control" above and "Covenants--Merger or Sales of Assets" above, and the creation of any Lien not prohibited under "Covenants--Limitation on Liens" above;

    (2) the sale of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Mediacom or any Restricted Subsidiary, as the case may be;

    (3) any transaction completed in compliance with "Covenants--Limitation on Restricted Payments" above; and

    (4) Asset Swaps permitted pursuant to "Repurchase at the Option of Holders--Asset Sales."


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      In addition, solely for purposes of "Repurchase at the Option of
Holders--Asset Sales" above, any sale, conveyance, transfer, lease or other disposition, whether in one transaction or a series of related transactions, involving assets with a fair market value not in excess of $2.0 million in any fiscal year shall be deemed not to be an Asset Sale. "Asset Sale Proceeds" means, with respect to any Asset Sale:

    (A) cash received by Mediacom or any of its Restricted Subsidiaries from such Asset Sale, including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale, after:

            (1) provision for all income or other taxes measured by or resulting from such Asset Sale;

            (2) payment of all brokerage commissions, underwriting, legal, accounting and other fees and expenses related to such Asset Sale, and any relocation expenses incurred as a result of such Asset Sale;

            (3) provision for minority interest holders in any Restricted
                Subsidiary as a result of such Asset Sale by such Restricted Subsidiary;

            (4) payment of amounts required to be applied to the repayment of
                Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness; and

            (5) deduction of appropriate amounts to be provided by Mediacom or such Restricted Subsidiary as a reserve, in accordance with generally accepted accounting principles consistently applied, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by Mediacom or such Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and

    (B) promissory notes and other non-cash consideration received by Mediacom or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash.

      "Asset Swap" means the substantially concurrent purchase and sale, or exchange, of Productive Assets between Mediacom or any of the Restricted Subsidiaries and another Person or group of affiliated Persons, which Person or group of affiliated Persons is not affiliated with Mediacom and the Restricted Subsidiaries, pursuant to an Asset Swap Agreement; it being understood that an Asset Swap may include a cash equalization payment made in connection therewith, provided that such cash payment, if received by Mediacom or any of the Restricted Subsidiaries, shall be deemed to be proceeds received from an Asset Sale and shall be applied in accordance with "Repurchase at the Option of Holders--Asset Sales."

      "Asset Swap Agreement" means a definitive agreement, subject only to customary closing conditions that Mediacom in good faith believes will be satisfied, providing for an Asset Swap provided, however, that any amendment to, or waiver of, any closing condition that individually or in the aggregate is material to such Asset Swap shall be deemed to be a new Asset Swap.

      "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clause (3)(a) and that have not yet been the basis for application in accordance with clause (3)(b) of the first paragraph of "Repurchase at the Option of Holders--Asset Sales" above.


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      "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles consistently applied.

      "Cash Equivalents" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

    (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to any Subsidiary Credit Facility or any Future Subsidiary Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in the preceding two clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in the immediately preceding clause (3) above;

    (5) commercial paper having a rating of at least P-1 from Moody's or a rating of at least A-1 from S&P; and

    (6) money market mutual or similar funds having assets in excess of $100.0 million, at least 95% of the assets of which are comprised of assets specified in clauses (1) through (5) above.

      A "Change of Control" means the occurrence of any of the following events:

    (1) any Person, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act--other than one or more Permitted Holders, is or becomes the "beneficial owner"--as defined in Rule 13d-3 and 13d-5 under the Securities Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise--directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Equity Interests of Mediacom;

    (2) Mediacom consolidates with, or merges with or into, another Person, other than a Wholly Owned Restricted Subsidiary, or Mediacom or any its Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Mediacom and its Subsidiaries on a consolidated basis to any Person, other than Mediacom or any Wholly Owned Restricted Subsidiary, other than any such transaction where immediately after such transaction the Person or Persons that "beneficially owned"--as defined in Rule 13d-3 and 13d-5 under the Securities Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise--immediately prior to such transaction, directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of Mediacom, "beneficially own" (as so determined), directly or indirectly, more than 50% of the total voting power of the then outstanding Voting Equity Interests of the surviving or transferee Person;


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    (3) Mediacom is liquidated or dissolved or adopts a plan of liquidation or dissolution, whether or not otherwise in compliance with the provisions of the indenture;

    (4) a majority of the members of the Executive Committee of Mediacom shall consist of Persons who are not Continuing Members; or

    (5) Mediacom ceases to own 100% of the issued and outstanding Equity Interests of Mediacom Capital, other than by reason of a merger of Mediacom Capital into and with a corporate successor to Mediacom; provided, however, that a Change of Control will be deemed not to have occurred in any of the circumstances described above if after the occurrence of any such circumstance (A) Rocco B. Commisso continues to be the manager of Mediacom pursuant to the Operating Agreement and/or the chief executive officer of Mediacom, or the surviving or transferee Person, or (B) Rocco B. Commisso and the other Permitted Holders together with their respective designees constitute the majority of the members of the Executive Committee.

      "Committee Resolution" means, with respect to Mediacom, a duly adopted resolution of the Executive Committee of Mediacom.

      "Consolidated Income Tax Expense" means, with respect to Mediacom for any period, the provision for federal, state, local and foreign income taxes payable by Mediacom and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

      "Consolidated Interest Expense" means, with respect to Mediacom and the Restricted Subsidiaries for any period, without duplication, the sum of:

    (1) the interest expense of Mediacom and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, including, without limitation, amortization of original issued discount on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Hedging Agreements, however denominated, with respect to such Indebtedness;

    (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Mediacom and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied; and

    (3) dividends and distributions in respect of Disqualified Equity Interests actually paid in cash by Mediacom and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

      For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Mediacom to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with generally accepted accounting principles consistently applied.

      "Consolidated Net Income" means, with respect to any period, the net income (loss) of Mediacom and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication;

    (1) all extraordinary, unusual or nonrecurring items of income or expense and of gains or losses and all gains and losses from the sale or other disposition of assets out of the ordinary course of

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        business, net of taxes, fees and expenses relating to the
        transaction giving rise thereto, for such period;

    (2) that portion of such net income (loss) derived from or in respect of Investments in Persons other than any Restricted Subsidiary, except to the extent actually received in cash by Mediacom or any Restricted Subsidiary;

    (3) the portion of such net income (loss) allocable to minority interests in unconsolidated Persons for such period, except to the extent actually received in cash by Mediacom or any Restricted Subsidiary;

    (4) net income (loss) of any other Person combined with Mediacom or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination;

    (5) net income (loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income (loss) is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or the holders of its Equity Interests;

    (6) the cumulative effect of a change in accounting principles after the date of the indenture;

    (7) net income (loss) attributable to discontinued operations;

    (8) management fees payable to the "manager" as defined in the Operating Agreement and to Mediacom Management and its Affiliates pursuant to management agreements with Subsidiaries of Mediacom accrued for such period that have not been paid during such period; and

    (9) any other item of expense, other than "interest expense," which appears on Mediacom's consolidated statement of income (loss) below the line item "Operating Income," determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

      "Consolidated Total Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness and the aggregate liquidation preference or redemption payment value of all Disqualified Equity Interests of Mediacom and the Restricted Subsidiaries outstanding as of such date of determination, less the obligations of Mediacom or any Restricted Subsidiary under any Hedging Agreement as of such date of determination that would appear as a liability on the balance sheet of such Person, in each case determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

      "Continuing Member" means, as of the date of determination, any Person whom:

    (1) was a member of the Executive Committee of Mediacom on the date of the indenture;

    (2) was nominated for election or elected to the Executive Committee of Mediacom with the affirmative vote of a majority of the Continuing Members who were members of the Executive Committee at the time of such nomination or election; or

    (3) is a representative of, or was approved by, a Permitted Holder.


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      "Controlled Subsidiary" means a Restricted Subsidiary which is engaged in a Related Business:

    (1) 80% or more of the outstanding Equity Interests of which, other than Equity Interests constituting directors' qualifying shares to the extent mandated by applicable law, are owned by Mediacom or by one or more Wholly Owned Restricted Subsidiaries or Controlled Subsidiaries or by Mediacom and one or more Wholly Owned Restricted Subsidiaries or Controlled Subsidiaries;

    (2) of which Mediacom possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of Voting Equity Interests, by agreement or otherwise; and

    (3) all of whose Indebtedness is Non-Recourse Indebtedness.

      "Cumulative Credit" means the sum of:

    (1) $10.0 million; plus

    (2) the aggregate Net Cash Proceeds received by Mediacom or a Restricted Subsidiary from the issue or sale, other than to a Restricted Subsidiary, of Equity Interests of Mediacom or a Restricted Subsidiary, other than Disqualified Equity Interests, on or after April 1, 1998; plus

    (3) the principal amount--or accreted amount, determined in accordance with generally accepted accounting principles, if less--of any Indebtedness, or the liquidation preference or redemption payment value of any Disqualified Equity Interests, of Mediacom or any Restricted Subsidiary which has been converted into or exchanged for Equity Interests of Mediacom or a Restricted Subsidiary, other than Disqualified Equity Interests, on or after April 1, 1998; plus

    (4) cumulative Operating Cash Flow on or after April 1, 1998, to the end of the fiscal quarter immediately preceding the date of the proposed Restricted Payment, or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero; plus

    (5) to the extent not already included in Operating Cash Flow, if any Investment constituting a Restricted Payment that was made after the date of the indenture is sold or otherwise liquidated or repaid or any Unrestricted Subsidiary which was designated as an Unrestricted Subsidiary after the date of the indenture is sold or otherwise liquidated, the fair market value of such Restricted Payment, less the cost of disposition, if any, on the date of such sale, liquidation or repayment, as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution; plus

    (6) if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such Subsidiary were redesignated as an Unrestricted Subsidiary at such time, determined in accordance with the provisions described under "Covenants--Designation of Unrestricted Subsidiaries" above.

      "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense paid or accrued by us and the Restricted Subsidiaries on or after April 1, 1998, to the end of the fiscal quarter immediately preceding the proposed Restricted Payment.

      "Debt to Operating Cash Flow Ratio" means the ratio of (x) the Consolidated Total Indebtedness as of the date of calculation (the "Determination Date") to (y) four times the Operating Cash Flow for the latest three months for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date:

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    (1) any Person that is a Restricted Subsidiary on the Determination
        Date--or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Operating Cash Flow--will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period;

    (2) any Person that is not a Restricted Subsidiary on such Determination Date--or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Operating Cash Flow--will be deemed not have been a Restricted Subsidiary at any time during such Measurement Period; and

    (3) if Mediacom or any Restricted Subsidiary shall have in any manner:

            (x) acquired, including through an Asset Acquisition or the commencement of activities constituting such operating business; or

            (y) disposed of, including by way of an Asset Sale or the
                termination or discontinuance of activities constituting such operating business, any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date;

such calculation will be made on a pro forma basis in accordance with generally accepted accounting principles consistently applied, as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been completed on the first day of such Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been completed prior to the first day of such Measurement Period.

      "Disqualified Equity Interest" means:

    (1) any Equity Interest issued by Mediacom which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder of such Equity Interest, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of such Equity Interest--except, in each such case, upon the occurrence of a Change of Control or a Regulatory Equity Interest Repurchase--in whole or in part, or is exchangeable into Indebtedness, on or prior to the earlier of the maturity date of the notes or the date on which no notes remain outstanding; and

    (2) any Equity Interest issued by any Restricted Subsidiary which, by its terms--or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder of such Equity Interest--or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of such Equity Interest, in whole or in part, or is exchangeable into Indebtedness.

      "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, corporate stock or other equity participations, including partnership interests, whether general or limited, and membership interests in such Person, including any Preferred Equity Interests.

      "Equity Offering" means a public or private offering by Mediacom or a Restricted Subsidiary for cash of its respective Equity Interests, other than Disqualified Equity Interests, or options, warrants or rights with respect to such Equity Interests.


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      "Excess Proceeds" means, with respect to any Asset Sale, the then
Available Asset Sale Proceeds less any such Available Asset Sale Proceeds that are required to be applied and are applied in accordance with clause (3)(b)(1) of the first paragraph of "Repurchase at the Option of Holders--Asset Sales" above.

      "Executive Committee" means:

    (1) so long as Mediacom is a limited liability company, (x) while the Operating Agreement is in effect, the Executive Committee authorized thereunder, and (y) at any other time, the manager or board of managers of Mediacom, or management committee or similar governing body responsible for the management of the business and affairs of Mediacom;

    (2) if Mediacom were to be reorganized as a corporation, the board of directors of Mediacom; and

    (3) if Mediacom were to be reorganized as a partnership, the board of directors of the corporate general partner of such partnership, or if such general partner is itself a partnership, the board of directors of such general partner's corporate general partner.

      "Future Subsidiary Credit Facilities" means one or more debt facilities, other than the Subsidiary Credit Facilities, entered into from time to time after the date of the indenture by one or more Restricted Subsidiaries or groups of Restricted Subsidiaries with banks or other institutional lenders, together with all loan documents and instruments thereunder, without limitation, any guarantee agreements and security documents, including any amendment, including any amendment and restatement, modification or supplement thereto or any refinancing, refunding, deferral, renewal, extension or replacement of such debt facilities--including, in any such case and without limitation, adding or removing Subsidiaries of Mediacom as borrowers or guarantors thereunder--whether by the same or any other lender or group of lenders.

      "Guarantor" means any Subsidiary of Mediacom that guarantees our obligations under the indenture and the notes issued after the date of the indenture pursuant to "Covenants--Limitation on Guarantees of Certain Indebtedness" above.

      "Hedging Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies.

      "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur, including by conversion, exchange or otherwise, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person. Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary--or is merged into or consolidates with Mediacom or any Restricted Subsidiary--whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary--or being merged into or consolidated with Mediacom or any Restricted Subsidiary--shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with Mediacom or any Restricted Subsidiary. The terms "Incurrence", "Incurred" and "Incurring" shall have meanings correlative to the foregoing.

      "Indebtedness" means, with respect to any Person, without duplication, any indebtedness, secured or unsecured, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion of such Indebtedness), or evidenced by bonds, notes, debentures or similar instruments or letters of credit or representing the deferred and unpaid balance of the purchase price of property or services--but excluding trade payables incurred in the ordinary course of business--and non-interest bearing installment obligations and other accrued liabilities arising in the ordinary course of business if and to the extent any of the preceeding indebtedness would appear as a liability upon a

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balance sheet of such Person prepared in accordance with generally accepted accounting principles, and shall also include, to the extent not otherwise included, but without duplication:

    (1) any Capitalized Lease Obligations;

    (2) obligations secured by a lien to which any property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed;

    (3) guarantees of items of other Persons which would be included within this definition for such other Persons, whether or not such items would appear upon the balance sheet of the guarantor;

    (4) obligations of Mediacom or any Restricted Subsidiary under any Hedging Agreement applicable to any of the foregoing--if and only to the extent any amount due in respect of such Hedging Agreement would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles.

      Notwithstanding the foregoing, Indebtedness:

    (1) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, Incurred in the ordinary course of business, including in connection with pole rental or conduit attachments and the like or the requirements of cable television franchising authorities, and otherwise consistent with industry practice;

    (2) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided such obligations are extinguished within five business days of their Incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; and

    (3) which provides that an amount less than the principal amount of such Indebtedness shall be due upon any declaration of acceleration of such Indebtedness shall be deemed to be Incurred or outstanding in an amount equal to the accreted value of such Indebtedness at the date of determination.

      "Investment" means, directly or indirectly, any advance, loan or other extension of credit, including by means of a guarantee, or capital contribution to--by means of transfers of property to others, payments for property or services for the account or use of others or otherwise--the acquisition, by purchase or otherwise, of any stock, bonds, notes, debentures, partnership, membership or joint venture interests or other securities or other evidence of beneficial interest of any Person, provided that the term "Investment" shall not include any such advance, loan or extension of credit having a term not exceeding 90 days arising in the ordinary course of business or any pledge of Equity Interests pursuant to the Subsidiary Credit Facilities or any Future Subsidiary Credit Facilities. If Mediacom or any Restricted Subsidiary sells or otherwise disposes of any Voting Equity Interest of any direct or indirect Restricted Subsidiary such that, after giving effect to such sale or disposition, Mediacom no longer owns, directly or indirectly, greater than 50% of the outstanding Voting Equity Interests of such Restricted Subsidiary, Mediacom shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Voting Equity Interests of such former Restricted Subsidiary not sold or disposed of.

      "Lien" means any mortgage, pledge, lien, charge, security interest, hypothecation, assignment for security or encumbrance of any kind, including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof or any agreement to give a security interest.

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      "Liquidated Damages" has the meaning specified in the section of this prospectus entitled "Exchange and Registration Rights Agreement."

      "Mediacom Management" means Mediacom Management Corporation, a Delaware corporation.

      "Moody's" means Moody's Investors Service, Inc.

      "Net Cash Proceeds" means, with respect to any issuance or sale of Equity Interests, the proceeds in the form of cash or Cash Equivalents received by Mediacom or any Restricted Subsidiary of such issuance or sale, net of attorneys' fees, accountants fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

      "Non-Recourse Indebtedness" means Indebtedness of a Person:

    (1) as to which neither of us nor any of the Restricted Subsidiaries, other than such Person or any Subsidiaries of such Person, (a) provides any guarantee or credit support of any kind--including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness--or (b) is directly or indirectly liable, as a guarantor or otherwise; and

    (2) the incurrence of which will not result in any recourse against any of the assets of either of us or the Restricted Subsidiaries--other than to such Person or to any Subsidiaries of such Person and other than to the Equity Interests in such Person or in another Restricted Subsidiary or an Unrestricted Subsidiary pledged by Mediacom, a Restricted Subsidiary or an Unrestricted Subsidiary--provided, however, that Mediacom or any Restricted Subsidiary may make a loan to a Controlled Subsidiary or an Unrestricted Subsidiary, or guarantee a loan made to a Controlled Subsidiary or an Unrestricted Subsidiary, if such loan or guarantee is permitted by "Covenants-- Limitation on Restricted Payments" above at the time of the making of such loan or guarantee, and such loan or guarantee shall not constitute Indebtedness which is not Non-Recourse Indebtedness.

      "Operating Agreement" means the Third Amended and Restated Operating Agreement of Mediacom dated as of January 20, 1998, as the same may be amended, supplemented or modified from time to time.

      "Operating Cash Flow" means, with respect to Mediacom and the Restricted Subsidiaries on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period increased (without duplication) by the sum of:

    (1) Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period;

    (2) Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period; and

    (3) depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period--other than any non-cash item, other than the management fees referred to in clause (8) of the definition of "Consolidated Net Income", which requires the accrual of, or a reserve for, cash charges for any future period--of Mediacom and the Restricted Subsidiaries, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, and decreased by non-cash items to the extent they increase Consolidated Net Income, including the partial or entire reversal of reserves taken in prior periods, for such period.


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      "Other Pari Passu Debt" means Indebtedness of Mediacom or any Restricted
Subsidiary that does not constitute Subordinated Obligations, is not senior in right of payment to the notes and has a stated final maturity which is the same as the stated final maturity of the notes.

      "Other Pari Passu Debt Pro Rata Share" means the amount of the applicable Available Asset Sale Proceeds obtained by multiplying the amount of such Available Asset Sale Proceeds by a fraction, (i) the numerator of which is the aggregate principal amount and/or accreted value, as the case may be, of all Other Pari Passu Debt outstanding at the time of the applicable Asset Sale with respect to which Mediacom or any Restricted Subsidiary is required to use Available Asset Sale Proceeds to repay or make an offer to purchase or repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all notes outstanding at the time of the applicable Asset Sale and
(b) the aggregate principal amount and/or accreted value, as the case may be, of all Other Pari Passu Debt outstanding at the time of the applicable Asset Sale Offer with respect to which Mediacom or any Restricted Subsidiary is required to use the applicable Available Asset Sale Proceeds to offer to repay or make an offer to purchase or repay.

      "Other Permitted Liens" means:

    (1) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with generally accepted accounting principles consistently applied;

    (2) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with generally accepted accounting principles consistently applied;

    (3) easements, rights of way, and other restrictions on use of property or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the property subject thereto or interfere with the ordinary conduct of the business of Mediacom or its subsidiaries;

    (4) Liens related to Capitalized Lease Obligations, mortgage financings or purchase money obligations, including refinancings thereof, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Mediacom or any Restricted Subsidiary or a Related Business, provided that any such Lien encumbers only the asset or assets so financed, purchased, constructed or improved;

    (5) Liens resulting from the pledge by Mediacom of Equity Interests in a Restricted Subsidiary in connection with a Subsidiary Credit Facility or a Future Subsidiary Credit Facility or in an Unrestricted Subsidiary in any circumstance, in each such case where recourse to Mediacom is limited to the value of the Equity Interests so pledged;

    (6) Liens resulting from the pledge by Mediacom of intercompany indebtedness owed to Mediacom in connection with a Subsidiary Credit Facility or a Future Subsidiary Credit Facility;

    (7) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    (8) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases

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        or licenses or other obligations of a like nature incurred in the ordinary course of business, including without limitation, landlord Liens on leased properties;

    (9) leases or subleases granted to third Persons not interfering with the ordinary course of business of Mediacom;

    (10) deposits made in the ordinary course of business to secure liability to insurance carriers;

    (11) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds of such property;

    (12) Liens on the assets of Mediacom to secure hedging agreements with respect to Indebtedness permitted by the indenture to be Incurred;

    (13) attachment or judgment Liens not giving rise to a Default or an Event of Default;

    (14) any interest or title of a lessor under any capital lease or operating lease; and

    (15) Liens resulting from the pledge of "Unfunded Capital Commitments," as defined in the Operating Agreement, securing the repayment of Indebtedness in respect of reimbursement obligations for letters of credit given in connection with or in contemplation of the acquisition of a Related Business.

      "Permitted Holder" means:

    (1) Rocco B. Commisso or his spouse or siblings, any of their lineal descendants and their spouses;

    (2) any controlled Affiliate of any individual described in clause (1) above;

    (3) in the event of the death or incompetence of any individual described in clause (1) above, such Person's estate, executor, administrator, committee or other personal representative, in each case who at any particular date will beneficially own or have the right to acquire, directly or indirectly, Equity Interests of Mediacom;

    (4) any trust or trusts created for the benefit of each Person described in this definition, including any trust for the benefit of the parents or siblings of any individual described in clause (1) above;

    (5) any trust for the benefit of any such trust;

    (6) any of the holders of Equity Interests in Mediacom on the date of the indenture; or

    (7) any of the Affiliates of any Person described in the immediately preceding clause.

      "Permitted Investments" means:

    (1) Cash Equivalents;

    (2) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

    (3) the extension of credit to vendors, suppliers and customers in the ordinary course of business;

    (4) Investments existing as of the date of the indenture, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not

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        require Mediacom or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith;

    (5) Hedging Agreements;

    (6) any Investment for which the sole consideration provided is Equity Interests, other than Disqualified Equity Interests, of Mediacom;

    (7) any Investment consisting of a guarantee permitted under clause (5) of the second paragraph of "Covenants--Limitation on Indebtedness" above;

    (8) Investments in Mediacom, in any Wholly Owned Restricted Subsidiary or in any Controlled Subsidiary or any Person that, as a result of or in connection with such Investment, becomes a Wholly Owned Restricted Subsidiary or a Controlled Subsidiary or is merged with or into or consolidated with Mediacom or a Wholly Owned Restricted Subsidiary or a Controlled Subsidiary;

    (9) loans and advances to officers, directors and employees of Mediacom and the Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses in each case incurred in the ordinary course of business;

    (10) any acquisition of assets solely in exchange for the issuance of Equity Interests, other than Disqualified Equity Interests, of Mediacom;

    (11) Related Business Investments; and

    (12) other investments made pursuant to this clause (12) at any time, and from time to time, after the date of the indenture, in addition to any Permitted Investments described in the above clauses, in an aggregate amount at any one time outstanding not to exceed $10 million.

      "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

      "Preferred Equity Interest" means, in any Person, an Equity Interest of any class or classes, however designated, which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

      "Productive Assets" means assets of a kind used or useable by Mediacom and the Restricted Subsidiaries in any Related Business and specifically includes assets acquired through Asset Acquisitions, it being understood that "assets" may include Equity Interests of a Person that owns such Productive Assets, provided that after giving effect to such transaction, such Person would be a Restricted Subsidiary.

      "Related Business" means a cable television, media and communications, telecommunications or data transmission business, and businesses ancillary, complementary or reasonably related thereto, and reasonable extensions thereof.

      "Related Business Investment" means:

    (1) any capital expenditure or Investment, in each case related to the business of Mediacom and its Restricted Subsidiaries as conducted on the date of the Indenture and as such business may thereafter evolve in the fields of Related Businesses;

    (2) any Investment in any other Person primarily engaged in a Related Business; and

    (3) any customary deposits or earnest money payments made by Mediacom or any Restricted Subsidiary in connection with or in contemplation of the acquisition of a Related Business.

      "Restricted Payment" means:

    (1) any dividend, whether made in cash, property or securities, on or with respect to any Equity Interests of Mediacom or of any Restricted Subsidiary, other than with respect to Disqualified Equity Interests and other than any dividend made to Mediacom or another Restricted Subsidiary or any dividend payable in Equity Interests of Mediacom or any Restricted Subsidiary; or

    (2) any distribution, whether made in cash, property or securities, on or with respect to any Equity Interests of Mediacom or of any Restricted Subsidiary, other than with respect to Disqualified Equity Interests and other than any distribution made to Mediacom or another Restricted Subsidiary or any distribution payable in Equity Interests of Mediacom or any Restricted Subsidiary; or

    (3) any redemption, repurchase, retirement or other direct or indirect acquisition of any Equity Interests of Mediacom, other than Disqualified Equity Interests, or any warrants, rights or options to purchase or acquire any such Equity Interests or any securities exchangeable for or convertible into any such Equity Interests; or

    (4) any redemption, repurchase, retirement or other direct or indirect acquisition for value or other payment of principal, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Obligations; or

    (5) any Investment, other than a Permitted Investment.

      "Restricted Subsidiary" means any Subsidiary of Mediacom that has not been designated by the Executive Committee of Mediacom by a Committee Resolution delivered to the trustee as an Unrestricted Subsidiary pursuant to "Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a Committee Resolution delivered to the trustee, subject to the provisions of such covenant.

      "S&P" means Standard & Poor's Ratings Group.

      "Significant Subsidiary" means any Restricted Subsidiary which at the time of determination had:

    (1) total assets which, as of the date of Mediacom's most recent quarterly consolidated balance sheet, constituted at least 10% of Mediacom's total assets on a consolidated basis as of such date; or

    (2) revenues for the three-month period ending on the date of Mediacom's most recent quarterly consolidated statement of income which constituted at least 10% of Mediacom's total revenues on a consolidated basis for such period; or

    (3) Mediacom's most recent quarterly consolidated statement of income which constituted at least 10% of Mediacom's total Operating Cash Flow on a consolidated basis for such period.

      "Subordinated Obligations" means, with respect to either us, any Indebtedness of either of us which is expressly subordinated in right of payment to the notes.

      "Subsidiary" means a Person the majority of whose voting stock, membership interests or other Voting Equity Interests is or are owned by Mediacom or a subsidiary. Voting stock in a corporation is Equity Interests having voting power under ordinary circumstances to elect directors.

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      "Subsidiary Credit Facilities" means the Southeast Credit Facility and the Western Credit Facility, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), including any amendment, any amendment and restatement, modification or supplement thereto or any refinancing, refunding, deferral, renewal, extension or replacement thereof (including, in any such case and without limitation, adding or removing Subsidiaries of Mediacom as borrowers or guarantors thereunder), whether by the same or any other lender or group of lenders, pursuant to which (i) an aggregate amount of Indebtedness up to $325.0 million may be Incurred pursuant to clause (3)(i) of the second paragraph of "Covenants--Limitation on Indebtedness" and (ii) any additional amount of Indebtedness in excess of $325 million may be Incurred pursuant to the first paragraph or pursuant to clause (3)(ii) or any other applicable clause (other than clause (3)(i) of the second paragraph of "Covenants--Limitation on Indebtedness."

      "Subsidiary Operating Cash Flow" means, with respect to any Subsidiary for any period, the "Operating Cash Flow" of such Subsidiary and its Subsidiaries for such period determined by utilizing all of the elements of the definition of "Operating Cash Flow" in the indenture, including the defined terms used in such definition, consistently applied only to such Subsidiary and its Subsidiaries on a consolidated basis for such period.

      "Unrestricted Subsidiary" means any Subsidiary of Mediacom designated as such pursuant to the provisions of "Covenants--Designation of Unrestricted Subsidiaries" above, and any Subsidiary of an Unrestricted Subsidiary. Any such designation may be revoked by a Committee Resolution delivered to the trustee, subject to the provisions of such covenant.

      "Voting Equity Interests" means Equity Interests in any Person with voting power under ordinary circumstances entitling the holders of such Equity Interests to elect the Executive Committee, the board of managers, board of directors or other governing body of such Person.

      "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect of such Indebtedness by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

      "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary, 99% or more of the outstanding Equity Interests of which, other than Equity Interests constituting directors' qualifying shares to the extent mandated by applicable law, are owned by Mediacom or by one or more Wholly Owned Restricted Subsidiaries or by Mediacom and one or more Wholly Owned Restricted Subsidiaries.

                       DESCRIPTION OF OTHER INDEBTEDNESS

Current Subsidiary Credit Facilities

      Our operating subsidiaries currently obtain bank financing through two stand-alone borrowing groups, the Western group and the Southeast group. The credit arrangements for each borrowing group are non-recourse to us, have no cross-default provisions relating directly to each other, have different revolving credit periods and contain separately negotiated covenants tailored for each borrowing group. The credit arrangements permit the relevant subsidiaries, subject to covenant and other restrictions, to make distributions to us.

      We currently obtain financing for the operations of the Western group through a credit agreement among our subsidiaries included in the Western group, the lenders party thereto, and The Chase Manhattan Bank, as administrative agent. The Western credit facility is a $100.0 million reducing revolving credit facility expiring September 30, 2005. At June 30, 1999, there was $13.0 million outstanding under the Western credit facility. Interest under the Western credit facility is payable at a Eurodollar rate, plus a floating percentage tied to the leverage ratio ranging from 1.375% to 2.750% for Eurodollar rate borrowings. The floating percentage is one percentage point lower in the case of base rate loans. The weighted average interest rate at June 30, 1999 on the outstanding borrowings under the Western credit facility was approximately 6.5%. At June 30, 1999, an interest rate swap agreement had been entered into to hedge the underlying Eurodollar rate exposure in the notional amount of $10.0 million with an expiration date of February 2000.

      We currently obtain financing for the operations of the Southeast group through a credit agreement, among Mediacom Southeast, the lenders party thereto and The Chase Manhattan Bank, as administrative agent. The Southeast credit facility is a $225.0 million reducing revolving credit facility expiring June 30, 2006. At June 30, 1999, there was $18.0 million outstanding under the Southeast credit facility and $30.0 million of letters of credit issued under the Southeast credit facility on the account of Mediacom Southeast. Interest under the Southeast credit facility is payable at a Eurodollar base rate, plus a floating percentage tied to the leverage ratio ranging from 1.25% to 2.25% for Eurodollar rate borrowings. The floating percentage is one percentage point lower in the case of base rate loans. The weighted average interest rate at June 30, 1999 on the outstanding borrowings under the Southeast credit facility was approximately 6.5%. At June 30, 1999, separate interest rate swap agreements had been entered into to hedge the underlying Eurodollar rate exposure in the notional amount of $40.0 million with expiration dates ranging from May 2000 through October 2002.

      In general, the subsidiary credit facilities require the respective borrowing groups to use the proceeds from specified equity and debt issuances, as well as specified asset dispositions, to prepay borrowings under the respective subsidiary credit facilities and to reduce permanently commitments thereunder. The subsidiary credit facilities also require mandatory prepayments of amounts outstanding and permanent reductions in the commitments thereunder, beginning on December 31, 1999, based on a percentage of excess cash flow.

      The subsidiary credit facilities are secured by our pledge of the ownership interests in the subsidiaries and a first priority lien on all the tangible and intangible assets of our subsidiaries, other than real property in the case of the Southeast credit facility. The indebtedness under the subsidiary credit facilities is guaranteed by us on a limited recourse basis to the extent of our ownership interests in the subsidiaries.

      The subsidiary credit facilities contain covenants, including, but not limited to, insurance requirements, limitations on mergers and acquisitions, consolidations and sales of certain assets, restrictions on certain transactions with related parties, the maintenance of specified financial ratios, limitations on liens, the incurrence of additional indebtedness and restricted payments, and restrictions on the ability to engage in any business. In addition, an event of default will occur under the subsidiary credit facilities if:

    . Mr. Commisso ceases to be the Chairman and Chief Executive Officer of
      Mediacom Management;

    . Mediacom Management shall cease to act as manager of our subsidiaries;

    . we cease to own all of the equity interests of our subsidiaries that we currently own; or

    . ""change of control" events specified in the subsidiary credit facilities occur and are continuing.

      As of June 30, 1999, we had inter-company loans to and preferred equity investments in our subsidiaries in the aggregate amount of approximately $322.9 million. The subsidiary credit facilities allow the subsidiaries to pay to us interest on inter-company loans and make similar distributions in respect of preferred equity contributions if no default is then continuing under the subsidiary credit facilities. We can use such payments and distributions to make interest payments on our senior notes, including the exchange notes. Additionally, the subsidiaries can repay or redeem, as appropriate, such inter-company loans and preferred equity investments if: (i) the leverage ratio on a pro forma basis is less than 5.5 to 1.0 (reducing over five years to 3.0 to 1.0); and (ii) the subsidiaries are in compliance with other specified financial covenants and no default is then continuing. As of June 30, 1999, the leverage ratio of Mediacom Southeast under the Southeast credit facility and the leverage ratio of the Western group under the Western credit facility were each less than 1.0 to 1.0. Accordingly, the subsidiaries were able to make distributions to us in respect of such repayments or redemptions in the aggregate amount of approximately $260.0 million as of June 30, 1999. Leverage ratio is defined, at any date, as the ratio of (a) total indebtedness (excluding inter-company indebtedness) to (b) four times system cash flow for the most recent fiscal quarter.

New Subsidiary Credit Facilities

      The description set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the definitive documents which will set forth the terms and conditions of our new subsidiary credit facilities.

      To finance the acquisition of the Triax and Zylstra systems, our subsidiaries will enter into two separate new credit facilities. The first facility, referred to as the Mediacom USA facility, will combine and replace the existing Western group and Southeast group credit facilities. This facility will consist of the following:

                                                            Maximum
                                                           Percentage  Maximum
                                                              over    Percentage
      Mediacom USA                                         Eurodollar over Base
        Facility             Amount           Term         Rate(/1/)  Rate(/1/)
      ------------    --------------------- ---------      ---------- ----------
                      (dollars in millions)
    Revolving credit
     facility                $400.0         8.5 years(/2/)    2.25%      1.25%
    Term loan                 100.0         9.0 years(/3/)    2.75%      1.75%
                             ------
    Total                    $500.0
                             ======

-----------------------------
(/1/) Pricing based on leverage ratio in the case of revolving credit loans. Term loans bear interest at maximum percentage over applicable rate.
(/2/   Subject)to reduction by nine months if we do not refinance our 8 1/2%
    senior notes.
(/3/   Subject)to reduction by 12 months if we do not refinance our 8 1/2%
    senior notes.

      The reducing revolving credit facility will be available to our existing subsidiaries for general business purposes, for refinancing indebtedness outstanding under the existing Southeast and Western credit facilities (a total of approximately $31.0 million at June 30, 1999), to make restricted payments to us, to make investments and to fund acquisitions. Up to $100.0 million of the revolving credit facility will be available for letters of credit. The term loan will be available in up to two drawings, with the first drawing to occur at the closing of this credit facility and the second drawing to occur within forty-five days thereafter. The proceeds of the term loan will be available to refinance indebtedness, make distributions to us and to purchase cable systems from affiliates of the borrowers. We have obtained commitments from the lenders for the full amount of the revolving credit facility and term loan. These commitments are subject to numerous conditions, including completion of documentation acceptable to the lenders.

      In general, the Mediacom USA Facility will require our subsidiaries to use the proceeds from specified equity and debt issuances, as well as specified asset dispositions, to prepay borrowings under this facility and to reduce permanently commitments thereunder. This facility will also require mandatory prepayments of amounts outstanding and permanent reductions in the commitments thereunder, beginning with the year 2002, based on a percentage of excess cash flow.

      The Mediacom USA Facility will be secured by our pledge of the ownership interests in the subsidiaries. The indebtedness under this facility will be guaranteed by us on a limited recourse basis to the extent of our ownership interests in the subsidiaries.

      The Mediacom USA Facility will contain covenants and other restrictions similar to those set forth in the current facilities.

      It is anticipated that the second new credit facility, referred to as the Acquisition Credit Facility, will be for $500.0 million. The borrowers under this facility will be our newly formed subsidiaries that will operate the Triax and Zylstra systems following our acquisition of these systems. This facility will be available to our new subsidiaries to fund, in part, the acquisition of the Triax and Zylstra systems. We anticipate the terms and conditions of the Acquisition Credit Facility will be similar to those of the Mediacom USA facility.

      There can be no assurance that either or both new subsidiary credit facilities will be completed.

Seller Note

      In connection with the purchase of the Kern Valley system in June 1996, one of our subsidiaries issued the seller note in the original principal amount of $2.8 million. Each of the subsidiaries included in the Western Group is now a co-obligor under the seller note. The seller note matures on June 28, 2006 and accrues interest, payable on such maturity date, at the rate of 9% until June 28, 2001, at which time the rate becomes 15% until June 28, 2003, and becomes 18% thereafter. Interest compounds annually and all interest rate increases described above are deemed retroactive to the issue date of the seller note. The seller note contains default provisions as well as restrictive covenants with respect to the issuance of additional debt by the Western Group.

Other Senior Notes due 2008

      We have outstanding $200.0 million principal amount of 8 1/2% senior notes due 2008. The 8 1/2% senior notes rank on a parity with the exchange notes.

      The indenture governing the 8 1/2% senior notes contains restrictive covenants, mandatory offers to purchase, events of default and other provisions nearly identical to the comparable provisions set forth in the indenture governing the exchange notes. For additional information, see "Description of the Notes."

                      MATERIAL FEDERAL TAX CONSIDERATIONS

      Set forth below are the material United States federal income tax consequences relevant to, in the opinion of Cooperman Levitt Winikoff Lester & Newman, P.C., our legal counsel, the exchange offer. Except where noted, the following deals only with the notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), by a holder of notes that is an individual citizen or resident of the United States or is a United States corporation that has purchased the notes pursuant to their original issue. The following does not deal with special situations such as those of broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, or persons holding notes as part of a hedging or conversion transaction or a straddle. Furthermore, the following is based upon the provisions of the Code and regulations, rulings and judicial decisions promulgated under the Code as of the date hereof. Such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

      As used in this prospectus, a "United States person" is:

    (1) a citizen or resident of the U.S;

    (2) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any of its political subdivision;

    (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source;

    (4) a trust if:

            (a) a United States court is able to exercise primary supervision over the administration of the trust; and

            (b) one or more United States persons have the authority to control all substantial decisions of the trust;

    (5) a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Code; and

    (6) any person otherwise subject to U.S. federal income tax on a net income basis in respect of its worldwide taxable income.

      A "U.S. holder" is a beneficial owner of a note who is a United States Person. A "foreign holder" is a beneficial owner of a note who is not a U.S. holder.

      Prospective investors are advised to consult their own tax advisors with regard to the application of the tax considerations discussed below to their particular situations, as well as the application of any state, local, foreign or other tax laws, or subsequent revisions of such laws.

Federal Income Taxation of U.S. Holders

   Exchange of Notes

      The exchange of exchange notes pursuant to the exchange offer will not be treated as a taxable sale, exchange or other disposition of the corresponding initial notes because the terms of the exchange notes are not materially different from the terms of the initial notes. Accordingly:

    (1) no gain or loss will be realized by a U.S. holder upon receipt of an exchange note;

    (2) the holding period of the exchange note will include the holding period of the initial note exchanged therefor; and

    (3) the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the initial notes exchanged.

      The filing of a shelf registration statement should not result in a taxable exchange to us or any holder of a note.

   Payments of Interest

      A U.S. holder of an exchange note generally will be required to report as ordinary income for federal income tax purposes interest received or accrued on the exchange note in accordance with the U.S. holder's method of tax accounting.

   Market Discount

      If a U.S. holder purchases an exchange note for an amount that is less than its "stated redemption price at maturity" (which is the stated principal amount), the amount of the difference will be treated as "market discount" for federal income tax purposes unless such difference is less than a specified de minimis amount. Under the de minimis exception, an exchange note is considered to have no market discount if the excess of the stated redemption price at maturity of the exchange note over the holder's tax basis in such note immediately after its acquisition is less than 0.25% of the stated redemption price at maturity of the exchange note multiplied by the number of complete years to the maturity date of the exchange note after the acquisition date.

      Under the market discount rules, a U.S. holder of an exchange note that does have market discount is required to treat any principal payment on, or any gain from the sale, exchange, retirement or other disposition of an exchange note as ordinary income to the extent of the accrued market discount not previously included in income at the time of such payment or disposition. In addition, such a holder may be required to defer until maturity of the exchange note or its earlier disposition in a taxable transaction the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such exchange note.

      Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the exchange note, unless the U.S. holder elects to accrue the market discount on a constant interest method. A U.S. holder of an exchange note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

   Bond Premium

      A U.S. holder who purchases an exchange note for an amount in excess of its stated redemption price at maturity will be considered to have purchased the exchange note with "amortizable bond premium" equal to the amount of such excess. A U.S. holder generally may elect to amortize the premium on the constant yield to maturity method. The amount amortized in any year under such method will be treated as a reduction of the holder's interest income from the exchange note during such year and will reduce the holder's adjusted tax basis in the exchange note by such amount. A holder of an exchange note that does not make the election to amortize the premium will not reduce its tax basis in the exchange note, and thus effectively will realize a smaller gain, or a larger loss, on a taxable disposition of the exchange note than it would have realized had the election been made. The election to amortize the premium on a constant yield to maturity method, once made, applies to all debt obligations held or acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenues Service.

   Sale, Exchange or Retirement

      A U.S. holder's tax basis in an exchange note generally will equal the purchase price paid therefor, increased by market discount previously included in income by such U.S. holder and decreased by any amortized premium applied to reduce interest and any principal payments on the exchange note. Upon the sale, exchange or retirement, including redemption, of an exchange note, a holder of an exchange note generally will recognize gain or loss equal to the difference between the amount of cash and the fair market value of other property received from the sale, exchange or retirement of the exchange note (other than in respect of accrued and unpaid interest on the exchange note) and the adjusted tax basis in the exchange note. Such gain or loss generally will be capital gain or loss, except to the extent of any accrued market discount, which will be taxed as ordinary income. Amounts received attributable to accrued but unpaid interest will be treated as ordinary interest income.

      Under current law, net capital gains of individuals generally are subject to the following maximum federal tax rates:

    (1) twenty percent, for property held more than one year; and

    (2) beginning in the year 2006, eighteen percent, for property acquired after the year 2000 and held for more than five years.

      The deductibility of capital losses is subject to limitations.

Federal Income Taxation of Foreign Holders

      The following is a summary of certain United States Federal income tax consequences of the ownership and sale or other disposition of the exchange notes by a foreign holder.

      If the income or gain on the exchange notes is "effectively connected with the conduct of a trade or business within the United States" of the foreign holder of the exchange notes, such income or gain will be subject to tax essentially in the same manner as if the exchange notes were held by a United States person, as discussed above, and in the case of a foreign person that is a foreign corporation, may also be subject to the federal branch profits tax.

      If the income on the exchange notes is not effectively connected with the conduct of a trade or business within the United States, then under the "portfolio interest" exception to the general rules for the withholding of tax on interest paid to a foreign holder, a foreign holder will not be subject to United States tax, or to withholding, on interest on an exchange note, provided that:

    (1) the foreign holder does not actually or constructively own 10% or more of a capital or profits interest in Mediacom within the meaning of Section 871(h)(3) of the Code;

    (2) the foreign holder is not a controlled foreign corporation that is considered related to Mediacom within the meaning of Section 864(d)(4) of the Code; and

    (3) we, our paying agent or the person who would otherwise be required to withhold tax received either:

            (a) a statement on Internal Revenue Service Form W-8, signed under penalties of perjury by the beneficial owner of the exchange note, in which the owner certifies that the owner is not a United States person and which provides the owner's name and address; or

            (b) a statement signed under penalties of perjury by a financial institution holding the exchange note on behalf of the beneficial owners, together with a copy of each beneficial owner's Form W-8.

      Recently finalized regulations, which generally will become effective on January 1, 2000, add certain alternative certification procedures. A foreign holder who does not qualify for the "portfolio interest" exception will be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate upon delivery of requisite certification of eligibility) on interest payments on the exchange notes which are not effectively connected with the conduct of a trade or business within the United States.

      If the gain on the exchange notes is not effectively connected with the conduct of a trade or business within the United States, then gain recognized by a foreign holder upon the redemption, sale or exchange of an exchange note, including any gain representing accrued market discount, will not be subject to United States tax unless the foreign holder is an individual present in the United States for 183 days or more during the taxable year in which the exchange note is redeemed, sold or exchanged, and certain other requirements are met, in which case the foreign holder will be subject to United States tax at a flat rate of 30%, unless exempt by applicable treaty upon delivery of requisite certification of eligibility. Foreign holders who are individuals may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates.

Federal Estate Taxation of Foreign Holders

      An exchange note that is held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of such individual's death, provided that, at the time of the individual's death, payments of interest with respect to such exchange note would have qualified for the portfolio interest exception.

Federal Income Tax Backup Withholding

      Certain (generally, non-corporate) U.S. holders may be subject to back-up withholding at a rate of 31% on payments of principal, premium and interest on, and the proceeds of the disposition of the exchange notes if the holder:

    (1) fails to provide a taxpayer identification number;

    (2) furnishes an incorrect taxpayer identification number;

    (3) is notified by the Internal Revenue Service that he or she has failed to report properly payments of interest and dividends and the Internal Revenue Service has notified us that he or she is subject to backup withholding; or

    (4) fails, under certain circumstances, to provide a signed statement, certified under penalties of perjury, that the taxpayer identification number provided is correct and that he or she is not subject to backup withholding.

      The amount of any backup withholding deducted from a payment to a U.S. holder is allowable as a credit against the U.S. holder's federal income tax liability, provided that certain required information is furnished to the Internal Revenue Service. Certain holders, (including, among others, corporations and foreign individuals who comply with certain certification requirements described above under "Foreign Holders") are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                                EXCHANGE OFFER

Exchange and Registration Rights Agreement

      The initial notes were originally issued on February 26, 1999 to Chase Securities Inc. pursuant to a purchase agreement dated February 19, 1999. The initial purchaser subsequently resold the notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States in accordance with Regulation S under the Securities Act. We are parties to an exchange and registration rights agreement with the initial purchaser entered into as a condition to the closing under the purchase agreement. Pursuant to the exchange and registration rights agreement, we agreed, for the benefit of the holders of the initial notes, at our cost to:

    . file an exchange offer registration statement on or before August 25, 1999 with the Securities and Exchange Commission with respect to the exchange offer for the notes; and

    . use our reasonable best efforts to have the registration statement declared effective under the Securities Act by December 23, 1999.

      Upon the registration statement being declared effective, we will offer the exchange notes in exchange for surrender of the initial notes. We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the initial notes. For each initial note surrendered to us pursuant to the exchange offer, the holder of such initial note will receive an exchange note having a principal amount equal to that of the surrendered initial note.

      Under existing interpretations of the staff of the Securities and Exchange Commission contained in several no-action letters to third parties, we believe that the exchange notes will in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any purchaser of initial notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

    . will not be able to rely on these interpretations of the staff of the Securities and Exchange Commission;

    . will not be able to tender its initial notes in the exchange offer;
      and

    . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the initial notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

      As contemplated by these no-action letters and the exchange and registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that:

    . the exchange notes are to be acquired by the holder or the person receiving such exchange notes, whether or not such person is the holder, in the ordinary course of business;

    . the holder or any such other person, other than a broker-dealer referred to in the next sentence, is not engaging and does not intend to engage, in distribution of the exchange notes;

    . the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

    . neither the holder nor any such other person is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act.

      The holder or any such other person acknowledges that if such holder or any other person participates in the exchange offer for the purpose of distributing the exchange notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes and cannot rely on those no-action letters.

      As indicated above, each broker-dealer that receives exchange notes for its own account in exchange for initial notes must acknowledge that it:

    . acquired the exchange notes for its own account as a result of market-making activities or other trading activities;

    . has not entered into any arrangement or understanding with us or any "affiliate," within the meaning of Rule 405 under the Securities Act, to distribute the exchange notes to be received in the exchange offer; and

    . will deliver a prospectus meeting the requirements of the Securities
      Act in connection with any resale of such exchange notes.

      For a description of the procedures for resales by broker-dealers, see "Plan of Distribution."

Shelf Registration Statement

      If:

    . we determine that the exchange offer is not available or may not be completed on time because it would violate applicable law or its interpretations by the staff of the Securities and Exchange
      Commission; or

    . any notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes before February 20, 2000, which is 360 days from the date the initial notes were issued; or

    . the initial purchaser so requests with respect to initial notes not eligible to be exchanged for exchange notes in the exchange offer; or

    . any holder of initial notes that participates in the exchange offer does not receive freely transferable exchange notes in return for initial notes; or

    . we so elect;

      Then, we will be obligated, at our sole expense, to:

    . file with the Securities and Exchange Commission a shelf registration statement covering resales of the initial notes;

    . use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act as promptly as practicable after filing; and

    . use our reasonable best efforts to keep the shelf registration statement continuously effective, supplemented and amended as required by the Securities Act, to permit the prospectus which is a part of the shelf registration statement to be usable by holders after the shelf registration statement is declared effective through February 21, 2001 or any shorter period of time that will terminate when all of the initial notes covered by the shelf registration statement have been sold under the shelf registration statement or are no longer are considered restricted securities under the Securities Act.

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

      If we file a shelf registration statement, we will provide to each holder of the initial notes being registered copies of the prospectus that is a part of the shelf registration statement. We will also notify each of these holders when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the initial notes being registered. A holder that sells initial notes under the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be liable under some of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to the holder, including indemnification rights and obligations.

      Holders of initial notes will be required to deliver information to be used in connection with the shelf registration statement to have their initial notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth below.

      The exchange and registration rights agreement provides that if:

    (a) we fail to file the registration statement required by the exchange and registration rights agreement on or before the date specified for such filing;

    (b) the registration statement or the shelf registration statement is not declared effective by the Securities and Exchange Commission on or prior to the date specified on the exchange and registration rights agreement for such effectiveness;

    (c) we fail to complete the exchange offer within 360 days of the February 26, 1999 issue date; or

    (d) the shelf registration statement or the registration statement is filed and declared effective but thereafter ceases to be effective or usable in connection with resales of registrable securities during the period specified in the exchange and registration rights agreement (each such event referred to in clauses (a) through (d) above a "registration default");

we will pay liquidated damages to holders of the initial notes at the rate of $.0192 per week of default per $1,000 principal amount of initial notes.

      All accrued liquidated damages will be payable to holders of the initial notes in cash on the semi-annual interest payment dates on the notes, commencing with the first such date occurring after any such registration default, until such registration default is cured.

      "Registrable securities" means each initial note until:

    . the date on which such initial note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

    . following the exchange by a broker-dealer in the exchange offer of an initial note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the registration statement;

    . the date on which such initial note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

    . the date on which such initial note is distributed to the public pursuant to Rule 144 under the Securities Act.

      The summary in this prospectus of certain provisions of the exchange and registration rights agreement is subject to, and is qualified in its entirety by, all the provisions of the exchange and registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

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Expiration Date; Extensions; Amendments; Termination

      The exchange offer will expire at 5:00 p.m., New York City time, on {XX}, unless we extend it in our reasonable discretion. The expiration date of the exchange offer will be at least 30 days after we mail notice of the exchange offer to holders as provided in Rule 14e-1(a) under the Securities Exchange Act and the exchange and registration rights agreement.

      To extend the expiration date, we will need to notify the exchange agent of any extension by oral, promptly confirmed in writing, or written notice. We will also need to notify the holders of the initial notes by mailing an announcement or by means of a press release or other public announcement communicated, unless otherwise required by applicable law or regulation, before 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date.

      We expressly reserve the right:

    . to delay acceptance of any initial notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of initial notes not previously accepted if any of the conditions described below under "--Conditions to the Exchange Offer" have occurred and have not been waived by us, if permitted to be waived, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

    . to amend the terms of the exchange offer in any manner.

      If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the initial notes of the amendment including providing public announcement, or giving oral or written notice to the holders of the initial notes. A material change in the terms of the exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of the exchange offer. If any material change is made to the terms of the exchange offer, we will disclose the change by means of a post-effective amendment to the registration statement of which this prospectus is a part and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will also extend the exchange offer for an additional five to ten business days as required by the Securities Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral, promptly confirmed in writing, or written notice to the exchange agent.

Procedures for Tendering Initial Notes

      To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

    . regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal, guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile, together with the certificates representing your initial notes being tendered and any other required documents, to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

    . book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company ("DTC") as contemplated by the procedures for book-entry transfer described under "--Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

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    . guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described above before the expiration date, comply with the guaranteed delivery procedures described under "--Guaranteed Delivery Procedure" below.

     The method of delivery of initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to tender your initial notes on your behalf.

     Only a holder of initial notes may tender initial notes in this exchange offer. For purposes of this exchange offer, a holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

     If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact this registered holder promptly and instruct this registered holder to tender these notes on your behalf. If you wish to tender these initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by an eligible institution. An eligible institution is:

    (1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

    (2) a commercial bank or trust company having an office or correspondent in the United States; or

    (3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act.

     However, signatures on a letter of transmittal do not have to be guaranteed if initial notes are tendered:

    . by a registered holder, or by a participant in DTC in the case of book-entry transfers, whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions' or "Special Delivery Instructions' on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder, or deposited into this participant's account at DTC in the case of book-entry transfers; or

    . for the account of an eligible institution.

     If the letter of transmittal or any bond powers are signed by:

    (1) the recordholder(s) of the initial notes tendered: The signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever;

    (2) a participant in DTC: The signature must correspond with the name as it appears on the security position listing as the holder of the initial notes;


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    (3) a person other than the registered holder of any initial notes:
        These initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

    (4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity. These persons should so indicate such capacities when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

Book-Entry Delivery Procedure

      Any financial institution that is a participant in DTC's system may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent's account at DTC according to DTC's procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the initial notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

      A delivery of initial notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "-- Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to the Depository Trust Company does not constitute delivery to the Exchange Agent.

Guaranteed Delivery Procedure

      If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date, or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

    . you tender through an eligible institution, on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by this letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    . the certificates for all your tendered initial notes in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.


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Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

      Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the letter of transmittal.

      We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

      All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal tenders will be determined by us in our sole discretion. Our determination will be final and binding.

      We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within the time that we shall determine. Neither the exchange agent any other person or we will be under any duty to give notification of defects or irregularities with respect to tenders of initial notes. Neither the exchange agent nor we will incur any liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until the irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

      If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "--Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if, we give oral or written notice of acceptance to the exchange agent.

      We will issue the exchange notes in exchange for the initial notes tendered by a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at DTC with an agent's message, in each case, in form satisfactory to us and the exchange agent.

      If any tendered initial notes are not accepted for any reason or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

      In addition, we reserve the right in our sole discretion, but in compliance with the provisions of the indenture, to:

    . purchase or make offers for any initial notes that remain outstanding after the expiration date, or, as described under "--Expiration Date; Extensions; Amendments; Termination," to terminate the exchange offer as provided by the terms of our exchange and registration rights agreement, and

    . purchase initial notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted by applicable law.

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      The terms of any of the purchases or offers described above could differ from the terms of the exchange offer.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "-- Exchange Agent" and before acceptance of your tendered initial notes for exchange by us.

      Any notice of withdrawal must:

    . specify the name of the person having tendered the initial notes to be withdrawn;

    . identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;

    . be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender; and

    . state that you are withdrawing your tender of initial notes.

      We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

      You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "--Procedures for Tendering Initial Notes" above at any time before the expiration date.

Conditions to the Exchange Offer

      With exceptions, we will not be required to accept initial notes for exchange, or issue exchange notes in exchange for any initial notes, and we may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the initial notes, if:

    . the exchange offer violates applicable law or any interpretation of the staff of the Securities and Exchange Commission;

    . any required governmental approval has not been obtained; or

    . a court or any governmental authority has issued an injunction, order or decree that would prevent or impair our ability to proceed with the exchange offer.

      These conditions are for our sole benefit. We may assert any of these conditions regardless of the circumstances giving rise to any of them. We may also waive these conditions, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion, but within the limits of applicable law, that any of the foregoing events or conditions has occurred or exists or has not been satisfied. Our failure at any

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time to exercise any of rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which we may assert at any time and from time to time.

      If we determine that we may terminate the exchange offer, as provided above, we may:

    . refuse to accept any initial notes and return any initial notes that have been tendered to their holders;

    . extend the exchange offer and retain all initial notes tendered before the expiration date, allowing, however, the holders of tendered initial notes to exercise their rights to withdraw their tendered initial notes; or

    . waive any termination event with respect to the exchange offer and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under "--Expiration Date; Extensions; Amendments; Termination."

      If we determine that we may terminate the exchange offer, we may be required to file a shelf registration statement with the Securities and Exchange Commission as described under "--Shelf Registration Statement." The exchange offer is not dependent upon any minimum principal amount of initial notes being tendered for exchange.

Accounting Treatment

      We will record the exchange notes at the same carrying value as the initial notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

      We have appointed Harris Trust Company of New York as exchange agent for the exchange offer. You should direct all questions and requests for assistance or additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

        Harris Trust Company of New York
        Wall Street Plaza
        88 Pine Street--19th Floor
        New York, New York 10005
        Attention: Reorganization Department
        Fax number: (212) 701-7636

Fees and Expenses

      We will bear the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders under the exchange offer is being made by mail; however, our officers and other employees may make additional solicitations by telegraph, telephone, telecopy or in person.

      We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange.

      We will pay the expenses incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.


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      We will generally pay all transfer taxes, if any, applicable to the exchange of initial notes under the exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other person, if:

    . certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered; or

    . tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

    . a transfer tax is imposed for any reason other than the exchange of initial notes under the exchange offer.

      If satisfactory evidence of payment of these taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Your Failure to Participate in the Exchange Offer Will Have Adverse
Consequences

      If you do not properly tender your initial notes in the exchange offer, your initial notes will remain outstanding and continue to accrue interest. However, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not governed by, the Securities Act. In addition, you will no longer be able to obligate us to register the initial notes under the Securities Act, except in the limited circumstances provided under our exchange and registration rights agreement. To the extent the initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected. You should refer to "Risk Factors--Your failure to participate in the exchange offer will have adverse consequences."

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                         BOOK-ENTRY; DELIVERY AND FORM

      Principal and interest payments on global securities registered in the name of DTC's nominee will be made in immediate available funds to DTC's nominee as the registered owner of the global securities. We and the trustee will treat DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee, any paying agent and the initial purchaser will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

      So long as DTC or its nominee is the registered owner or holder of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for the purposes of:

    (1) receiving payment on the notes;

    (2) receiving notices; and

    (3) for all other purposes under the Indentures and the notes.

      Beneficial interests in the notes will be evidenced only by, and transfers of the notes will be effected only through, records maintained by DTC and its participants.

      Except as described below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of the global security for any purposes under the Indentures. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC. And, if that person is not a participant, the person must rely on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indentures. Under existing industry practices, if we request any action of holders or an owner of a beneficial interest in a global security desires to take any action under the Indentures, DTC would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

      DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global security are credited. Further, DTC will take action only as to the portion of the aggregate principal amount at maturity of the notes as to which the participant or participants has or have given the direction.

      Although DTC, Euroclear and Cedel have agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants in DTC, Euroclear and Cedel, they are under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of us, the trustee, any agent of the initial purchaser or ours will have any responsibility for the performance by DTC, Euroclear and Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      DTC has provided the following information to us. DTC is a:

    (1) limited-purpose trust company organized under the New York Banking
        Law;

    (2) a banking organization within the meaning of the New York Banking
        Law;

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

    (3) a member of the U.S. Federal Reserve System;

    (4) a clearing corporation within the meaning of the New York Uniform Commercial Code; and

    (5) a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

Certificated Notes

      Notes represented by a global security are exchangeable for certificated notes only if:

    (1) DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a registered clearing agency, and a successor depository is not appointed by us within 90 days;

    (2) we determine not to require all of the notes to be represented by a global security and notifies the trustee of their decision; or

    (3) an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default relating to the notes represented by the global security has occurred and is continuing.

      Any global security that is exchangeable for certificated notes in accordance with the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in the names as DTC or its nominee may direct. However, a global security is only exchangeable for a global security of like denomination to be registered in the name of DTC or its nominee. If a global security becomes exchangeable for certificated notes:

    (1) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples of $1,000;

    (2) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency we maintain for these purposes; and

    (3) no service charge will be made for any issuance of the certificated notes, although the issuers may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the issuance.

      Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines, Brussels time, of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

      Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day, which must be a business day for Euroclear and Cedel, immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a global security by or through a Euroclear or Cedel participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

                              PLAN OF DISTRIBUTION

      A broker-dealer that is the holder of initial notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities, other than initial notes acquired directly from us or any of our affiliates, may exchange such initial notes for exchange notes pursuant to the exchange offer; provided, that each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. All dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other holder of exchange notes. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      For a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the exchange and registration rights agreement, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

      The validity of the exchange notes offered hereby will be passed upon for us by Cooperman Levitt Winikoff Lester & Newman, P.C., New York, New York. Robert L. Winikoff, a member of the Executive Committee of Mediacom, is a member of Cooperman Levitt Winikoff Lester & Newman, P.C.

                                    EXPERTS

      The audited consolidated financial statements and schedule of Mediacom LLC and subsidiaries and the audited financial statement of Mediacom Capital Corporation included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

      The consolidated balance sheets of the Cablevision Systems as of December 31, 1997 and 1996 and the related consolidated statements of operations, partners' capital (deficiency) and cash flows for the year ended December 31, 1997 and for the periods January 1, 1996 to August 12, 1996, and August 13, 1996 to December 31, 1996 and the consolidated balance sheets of the Cablevision Systems as of December 31, 1996 and 1995 and the related consolidated statements of operations, partners' capital (deficiency) and cash flows for the periods January 1, 1996 to August 12, 1996, and August 13, 1996 to December 31, 1996 and for the years ended December 31, 1995 and 1994, have been included in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG LLP include an explanatory paragraph relating to a change in cost basis of the consolidated financial information as a result of a redemption of certain limited and general partnership interests effective August 13, 1996.

      The audited financial statements of Triax Midwest Associates, LP included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                        ADDITIONAL AVAILABLE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-4 to register this exchange offer. This prospectus, which forms a part of the registration statement, does not contain all the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Securities and Exchange Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-1232. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. You can also review such material by accessing the Commission's Internet web site at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

      We intend to furnish to each holder of the exchange notes annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three-quarters of each fiscal year. We will also furnish to each holder of the exchange notes such other reports as may be required by law.

                                    GLOSSARY

      The following is a description of certain terms used in this prospectus:

 Amplifier cascades...............  The operation of two or more amplifiers in series so that the output of one device
                                    feeds the input of the next device.

 Bandwidth........................  Bandwidth measures the information-carrying capacity of a communication channel and
                                    indicates the range of usable frequencies
                                    that can be carried by a cable television
                                    system.

 Basic penetration................  Basic subscribers as a percentage of total number of homes passed.

 Basic service tier...............  A package of over-the-air broadcast stations, local access channels and
                                    satellite delivered cable television
                                    services, other than premium services.

 Basic subscriber.................  A subscriber to a cable television system who receives the basic service tier and who
                                    is usually charged a flat monthly rate for
                                    a number of channels.

 Broadband........................  The ability to deliver multiple channels and/or services to customers.

 Cable modem......................  A device similar to a telephone modem that sends and receives signals over a cable
                                    television network at speeds exceeding 100
                                    times the capacity of a telephone modem.

 Cable television.................  A broadband communications technology in which multiple television channels as well
                                    as audio and video signals are transmitted
                                    either one way or bi-directionally through
                                    a distribution system to single or multiple
                                    specified locations.

 Channel capacity.................  The number of traditional video programming channels that can be carried over a
                                    communications system.

 Clustering.......................  A general term used to describe the strategy of operating cable television
                                    systems in a specific geographic region,
                                    thus allowing for the achievement of
                                    economies of scale and operating
                                    efficiencies in such areas as system
                                    management, marketing and technical
                                    functions.

 Cost-of-service..................  A rate-setting methodology prescribed by the FCC which may give a cable television
                                    operator the ability to establish maximum
                                    rates for regulated services in excess of
                                    the benchmark rate that would otherwise be
                                    applicable.

 Digital..........................  Technology that uses discrete levels
                                    (usually 0 and 1)
                                    to represent characters or numbers.


 Digital compression..............  The conversion of the standard analog video signal into a digital signal, and the
                                    compression of that signal to facilitate
                                    multiple channel transmissions through a
                                    single channel's bandwidth.

 Digital television...............  A distribution technology where video content is delivered in digital format.


 Direct broadcast satellite
  television system...............  A service by which packages of television programming are transmitted via high-
                                    powered satellites to individual homes,
                                    each served by a small satellite dish.

 Expanded basic tier..............  Cable programming services other than programming services provided on the basic
                                    service tier or on a per-channel or per-
                                    program basis.

 Fiber optic cable................  Cable made of glass fibers through which signals are transmitted as pulses of light
                                    to the distribution portion of the cable
                                    television which in turn goes to the
                                    customer's home. Capacity for a very large
                                    number of channels can be more easily
                                    provided.

 Headend facility.................  A collection of hardware, typically including satellite receivers, modulators,
                                    amplifiers and video cassette playback
                                    machines within which signals are processed
                                    and then combined for distribution within
                                    the cable television network.

 High-speed Internet access.......  High speed access to the Internet that is provided over the cable network.

 Homes passed.....................  The number of single residence homes, apartments and condominium units passed by
                                    the cable distribution network in a cable
                                    system's service area.

 Internet.........................  The large, worldwide network of thousands of smaller, interconnected computer
                                    networks. Originally developed for use by
                                    the military and for academic research
                                    purposes, the Internet is now accessible by
                                    millions of users.

 Multiple dwelling units..........  Condominiums, apartment complexes, hospitals, hotels and other commercial
                                    complexes.

 Multichannel multipoint
  distribution service............  A one-way radio transmission of television channels over microwave frequencies from a
                                    fixed station transmitting to multiple
                                    receiving facilities located at fixed
                                    points.

 Multiple system operator.........  A cable television operator that owns or operates more than one cable television
                                    system.

 Near video-on-demand.............  A pay-per-view service that allows customers to select and order a movie of
                                    their choice from a selection of movies
                                    being broadcast on several dedicated
                                    channels. Each movie is broadcast on
                                    multiple channels to offer the customer
                                    several start times for the same movie.


 Network..........................  The distribution network element of a cable television system consisting of coaxial and
                                    fiber optic cable which begins at the
                                    headend and is attached to power or
                                    telephone company poles or buried
                                    underground.

 Node.............................  The interface between the fiber optic and coaxial distribution network.

 Non-metropolitan markets.........  Markets consisting of small cities and their surrounding areas, typically with
                                    populations of 500,000 or less, according
                                    to the metropolitan areas measurement of
                                    the U.S. Census Bureau.

 Pay-per-view.....................  Programming offered by a cable television operator on a per-program basis which a
                                    subscriber selects and for which a
                                    subscriber pays a separate fee.

 Premium penetration..............  Premium service units as a percentage of the total number of basic subscribers. A
                                    customer may purchase more than one premium
                                    service, each of which is counted as a
                                    separate premium service unit. This ratio
                                    may be greater than 100% if the average
                                    customer subscribes to more than one
                                    premium service unit.

 Premium service..................  Individual cable programming service available only for monthly subscriptions on
                                    a per-channel basis.

 Premium service units............  The number of subscriptions to premium services which are paid for on an
                                    individual basis. A subscriber may purchase
                                    more than one premium service, each of
                                    which is counted as a separate premium
                                    service unit.

 Regional cluster.................  Cable television systems grouped in specific geographic regions and managed
                                    together to achieve economies of scale and
                                    operating efficiencies in such areas as
                                    system management, marketing,
                                    administrative and technical service.

 Telephone modem..................  A device either inserted in a computer or attached externally that encodes
                                    (modulates) or decodes (demodulates) an
                                    analog telephone signal to a digital signal
                                    to receive data.

 Telephony........................  The provision of telephone service.

 Tiers............................  Varying levels of cable services consisting of differing combinations of several over-
                                    the-air broadcast and satellite delivered
                                    cable television programming services.

 Two-way communications             The ability to have bandwidth available for
  capability......................  upstream or two-way communication.
 Upgrade..........................  The upgrade or replacement of an existing cable system, usually undertaken to improve
                                    its technological performance and/or to
                                    expand the system's channel capacity in
                                    order to provide more services.

 Video-on-demand..................  A pay-per-view service that allows customers to select and order a movie of
                                    their choice on demand from a large film
                                    library.


                         INDEX TO FINANCIAL STATEMENTS

                         MEDIACOM LLC AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                                 Contents                                  Page
                                 --------                                  ----
Report of Independent Public Accountants.................................. F-3
Consolidated Balance Sheets as of December 31, 1998 and 1997.............. F-4
Consolidated Statements of Operations for the Years Ended December 31,
 1998 and 1997, for the Period from Commencement of Operations (March 12,
 1996) through December 31, 1996, and for the Period from January 1, 1996 through March 11, 1996................................................... F-5
Consolidated Statements of Changes in Members' Equity for the Years Ended
 December 31, 1998 and 1997, and for the Period from Commencement of
 Operations (March 12, 1996) through December 31, 1996.................... F-6
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1998 and 1997, for the Period from Commencement of Operations (March 12,
 1996) through December 31, 1996, and for the Period from January 1, 1996 through March 11, 1996................................................... F-7
Notes to Consolidated Financial Statements................................ F-8
Consolidated Balance Sheets as of June 30, 1999 (unaudited) and December
 31, 1998................................................................. F-20
Consolidated Statements of Operations for the Three and Six Months Ended
 June 30, 1999 and 1998 (unaudited)....................................... F-21
Consolidated Statements of Cash Flows for the Six Months Ended June 30,
 1999 and 1998 (unaudited)................................................ F-22
Notes to Unaudited Consolidated Financial Statements...................... F-23

                          MEDIACOM CAPITAL CORPORATION

                              FINANCIAL STATEMENTS

                                 Contents                                  Page
                                 --------                                  ----
Report of Independent Public Accountants.................................. F-28
Balance Sheets as of June 30, 1999 (unaudited) and December 31, 1998...... F-29
Note to Balance Sheets.................................................... F-30

               U.S. CABLE TELEVISION GROUP, L.P. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                                Contents                                   Page
                                --------                                   ----
Independent Auditors' Report.............................................  F-31
Consolidated Balance Sheets as of December 31, 1997 and 1996.............  F-32
Consolidated Statements of Operations and Partners' Capital (Deficiency),
 Year Ended December 31, 1997, Period from August 13, 1996 to December
 31, 1996, and January 1, 1996 to August 12, 1996........................  F-33
Consolidated Statements of Cash Flows, Year Ended December 31, 1997, Pe-
 riod from August 13, 1996 to December 31, 1996 and January 1, 1996 to
 August 12, 1996.........................................................  F-34
Notes to Consolidated Financial Statements...............................  F-35
Independent Auditors' Report.............................................  F-41
Consolidated Balance Sheets as of December 31, 1996 and 1995.............  F-42
Consolidated Statements of Operations and Partners' Capital (Deficiency),
 Period from January 1, 1996 to August 12, 1996, and August 13, 1996 to
 December 31, 1996, and Years Ended December 31, 1995 and 1994...........  F-43
Consolidated Statements of Cash Flows, Period from January 1, 1996 to
 August 12, 1996, and August 13, 1996 to December 31, 1996, and Years
 Ended December 31, 1995 and 1994........................................  F-44
Notes to Consolidated Financial Statements...............................  F-45

                         TRIAX MIDWEST ASSOCIATES, L.P.

                              FINANCIAL STATEMENTS

                                 Contents                                  Page
                                 --------                                  ----
Report of Independent Public Accountants.................................. F-51
Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999
 (unaudited).............................................................. F-52
Statements of Operations for the Years Ended December 31, 1996, 1997 and
 1998 and for the Six Months Ended June 30, 1998 and 1999 (unaudited)..... F-53
Statements of Partners' Deficit for the Years Ended December 31, 1996,
 1997 and 1998 and for the Six Months Ended June 30, 1999 (unaudited)..... F-54
Statements of Cash Flows for the Years Ended December 31, 1996, 1997 and
 1998 and for the Six Months Ended June 30, 1998 and 1999 (unaudited)..... F-55
Notes to Financial Statements............................................. F-56

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mediacom LLC:

We have audited the accompanying consolidated balance sheets of Mediacom LLC (a New York limited liability company) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in members' equity and cash flows for the years ended December 31, 1998 and 1997, and for the period from the commencement of operations (March 12, 1996) through December 31, 1996 and the statements of operations and cash flows from the period January 1, 1996 through March 11, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mediacom LLC and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations, members' equity and cash flows for the years ended December 31, 1998 and 1997, and for the period from commencement of operations (March 12, 1996) through December 31, 1996 and the statements of operations and cash flows from the period January 1, 1996 through March 11, 1996 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Schedule II--Valuation and Qualifying Accounts is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          Arthur Andersen LLP

Stamford, Connecticut
March 5, 1999

                         MEDIACOM LLC AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                         (All dollar amounts in 000's)

                                                              December 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
                          ASSETS

Cash and cash equivalents.................................. $  2,212  $  1,027
Subscriber accounts receivable, net of allowance for
 doubtful accounts of $298 in
 1998 and $56 in 1997......................................    2,512       618
Prepaid expenses and other assets..........................    1,712     1,358
Investment in cable television systems:
  Inventory................................................    8,240     1,032
  Property, plant and equipment, at cost...................  314,627    51,735
  Less--accumulated depreciation...........................  (45,423)   (5,737)
                                                            --------  --------
    Property, plant and equipment, net.....................  269,204    45,998
  Intangible assets, net of accumulated amortization of
   $26,307 in 1998 and $3,478 in 1997......................  150,928    48,966
                                                            --------  --------
Total investment in cable television systems...............  428,372    95,996
Other assets, net of accumulated amortization of $3,854 in
 1998 and $526 in 1997.....................................   16,344     3,792
                                                            --------  --------
    Total assets........................................... $451,152  $102,791
                                                            ========  ========
              LIABILITIES AND MEMBERS' EQUITY

LIABILITIES
Debt....................................................... $337,905  $ 72,768
Accounts payable...........................................    2,678       853
Accrued expenses...........................................   29,446     4,021
Subscriber advances........................................    1,510       603
Management fees payable....................................      962       105
                                                            --------  --------
    Total liabilities......................................  372,501    78,350
MEMBERS' EQUITY
Capital contributions......................................  124,990    30,990
Accumulated deficit........................................  (46,339)   (6,549)
                                                            --------  --------
    Total members' equity..................................   78,651    24,441
                                                            --------  --------
    Total liabilities and members' equity.................. $451,152  $102,791
                                                            ========  ========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         MEDIACOM LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                         (All dollar amounts in 000's)

                                                                                       The Company              Predecessor
                                                                              ------------------------------- ---------------
                                                                                                  March 12,
                                                                                 Year Ended          1996
                                                                                December 31,       through    January 1, 1996
                                                                              -----------------  December 31,     through
                                                                                1998     1997        1996     March 11, 1996
                                                                              --------  -------  ------------ ---------------
Revenues..................................................................... $129,297  $17,634    $ 5,411        $1,038
Costs and expenses:
  Service costs..............................................................   43,849    5,547      1,511           297
  Selling, general, and administrative expenses..............................   25,596    2,696        931           222
  Management fee expense.....................................................    5,797      882        270            52
  Depreciation and amortization..............................................   65,793    7,636      2,157           527
                                                                              --------  -------    -------        ------
Operating income (loss)......................................................  (11,738)     873        542           (60)
                                                                              --------  -------    -------        ------
Interest expense, net........................................................   23,994    4,829      1,528           201
Other expenses...............................................................    4,058      640        967           --
                                                                              --------  -------    -------        ------
Net loss..................................................................... $(39,790) $(4,596)   $(1,953)       $ (261)
--------------------------------------------------
                                                                              ========  =======    =======        ======



          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         MEDIACOM LLC AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY
                         (All dollar amounts in 000's)

Balance, Commencement of Operations (March 12, 1996).................. $  5,490
  Capital contributions...............................................    1,000
  Net loss............................................................   (1,953)
                                                                       --------
Balance, December 31, 1996............................................    4,537
  Capital contributions...............................................   24,500
  Net loss............................................................   (4,596)
                                                                       --------
Balance, December 31, 1997............................................   24,441
  Capital contributions...............................................   94,000
  Net loss............................................................  (39,790)
                                                                       --------
Balance, December 31, 1998............................................ $ 78,651
                                                                       ========



          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         MEDIACOM LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (All dollar amounts in 000's)

                                                                                          The Company             Predecessor
                                                                                --------------------------------- -----------
                                                                                                      March 12,   January 1,
                                                                                    Year Ended           1996        1996
                                                                                   December 31,        through      through
                                                                                -------------------  December 31,  March 11,
                                                                                  1998       1997        1996        1996
                                                                                ---------  --------  ------------ -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss...................................................................... $ (39,790) $ (4,596)   $ (1,953)     $(261)
 Adjustments to reconcile net loss to net cash flows from operating activities:
 Accretion of interest on seller note..........................................       287       264         129        --
 Depreciation and amortization.................................................    65,793     7,636       2,157        527
 Changes in assets and liabilities, net of effects from acquisitions:
  Increase in subscriber accounts receivable...................................    (1,437)     (351)       (267)       (40)
  Decrease (increase) in prepaid expenses and other assets.....................       329       (34)     (1,323)       --
  Increase (decrease) in accounts payable......................................     1,822      (242)        514        --
  Increase in accrued expenses.................................................    24,843     3,762         840        --
  Increase in subscriber advances..............................................       852       498         105        --
  Increase in management fees payable..........................................       857        70          35        --
                                                                                ---------  --------    --------      -----
   Net cash flows from operating activities....................................    53,556     7,007         237        226
                                                                                ---------  --------    --------      -----
CASH FLOWS USED IN INVESTING ACTIVITIES:
 Capital expenditures..........................................................   (53,721)   (4,699)       (671)       (86)
 Acquisitions of cable television systems......................................  (343,330)  (54,842)    (44,539)       --
 Other, net....................................................................       (34)     (467)        (47)       --
                                                                                ---------  --------    --------      -----
   Net cash flows used in investing activities.................................  (397,085)  (60,008)    (45,257)       (86)
                                                                                ---------  --------    --------      -----
CASH FLOWS FROM FINANCING ACTIVITIES:
 New borrowings................................................................   488,200    72,225      39,200        --
 Repayment of debt.............................................................  (223,350)  (40,250)     (1,600)       --
 Increase in seller note.......................................................       --        --        2,800        --
 Capital contributions.........................................................    94,000    24,500       6,490        --
 Financing costs...............................................................   (14,136)   (2,843)     (1,474)       --
                                                                                ---------  --------    --------      -----
   Net cash flows from financing activities....................................   344,714    53,632      45,416        --
                                                                                ---------  --------    --------      -----
   Net increase in cash and cash equivalents...................................     1,185       631         396        140
CASH AND CASH EQUIVALENTS, beginning of period.................................     1,027       396         --         266
                                                                                ---------  --------    --------      -----
CASH AND CASH EQUIVALENTS, end of period....................................... $   2,212  $  1,027    $    396      $ 406
                                                                                =========  ========    ========      =====
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for interest........................................ $  21,127  $  4,485    $  1,190      $ 201
--------------------------------------------------
                                                                                =========  ========    ========      =====

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)

(1) The Limited Liability Company:

   Organization

      Mediacom LLC ("Mediacom" and collectively with its subsidiaries, the "Company"), a New York limited liability company, was formed on July 17, 1995 and initially conducted its affairs pursuant to an operating agreement dated March 12, 1996 (the "1996 Operating Agreement"). On March 31 and June 16, 1997, the 1996 Operating Agreement was amended and restated upon the admission of new members to Mediacom (the "1997 Operating Agreement"). On January 20, 1998, the 1997 Operating Agreement was amended and restated upon the admission of additional members to Mediacom (the "1998 Operating Agreement"). As of December 31, 1998, the Company had acquired and was operating cable television systems in fourteen states, principally Alabama, California, Florida, Kentucky, Missouri and North Carolina. (See Note 3).

      Mediacom Capital Corporation ("Mediacom Capital"), a New York corporation wholly owned by Mediacom, was organized in March 1998 for the sole purpose of acting as co-issuer with Mediacom of $200,000 aggregate principal amount of 8 1/2% Senior Notes due 2008 (the "8 1/2% Senior Notes"), which were issued on April 1, 1998. Mediacom Capital has nominal assets and does not conduct operations of its own. The 8 1/2% Senior Notes are joint and several obligations of Mediacom and Mediacom Capital, although Mediacom received all the net proceeds of the 8 1/2% Senior Notes.

   Capitalization

      The Company was initially capitalized on March 12, 1996, with equity contributions of $5,445 from Mediacom's members and $45 from Mediacom Management Corporation ("Mediacom Management"), a Delaware corporation. On June 28, 1996, Mediacom received additional equity contributions of $1,000 from an existing member.

      On June 22 and September 18, 1997, Mediacom received additional equity contributions of $19,500 and $5,000, respectively, from its members. On January 22, 1998, Mediacom received additional equity contributions of $94,000 from its members.

   Allocation of Losses, Profits and Distributions

      For 1996, pursuant to the 1996 Operating Agreement, net losses were allocated 98% to the manager as defined in the operating agreements (the "Manager") and the balance to the other members ratably in accordance with their respective membership units. For 1997, pursuant to the 1997 Operating Agreement, net losses were allocated first to the Manager and the balance to the other members ratably in accordance with their respective membership units. For 1998, pursuant to the 1998 Operating Agreement, net losses are to be allocated first to the Manager; second, to the member owning the largest number of membership units in Mediacom; and third, to the members, other than the Manager, ratably in accordance with their respective positive capital account balances and membership units.

      Profits are allocated first to the members to the extent of their deficit capital account; second, to the members to the extent of their preferred capital; third, to the members (including the Manager) until they receive an 8% preferred return on their preferred capital (the "Preferred Return"); fourth, to the Manager until the Manager receives an amount equal to 25% of the amount provided to deliver the Preferred Return to all members; the balance, 80% to the members (including the Manager) in proportion to their respective membership units and 20% to the Manager. The 1997 Operating Agreement increased the Preferred Return from 8% to 12%.

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)

      Distributions are made first to the members (including the Manager) in proportion to their respective membership units until they receive amounts equal to their preferred capital; second, to the members (including the Manager) in proportion to their percentage interests until all members receive the Preferred Return; third, to the Manager until the Manager receives 25% of the amount provided to deliver the Preferred Return; the balance, 80% to the members (including the Manager) in proportion to their percentage interests and 20% to the Manager.

   Redemption Rights

      Except as set forth below, no member has the right to have its membership interests redeemed or its capital contributions returned prior to dissolution of Mediacom. Pursuant to the 1998 Operating Agreement, each member has the right to require Mediacom to redeem its membership interests at any time if the holding of such interests exceeds the amount permitted, or is otherwise prohibited or becomes unduly burdensome, by any law to which such member is subject, or, in the case of any member which is a Small Business Investment Company as defined in and subject to regulation under the Small Business Investment Act of 1958, as amended, upon a change in the Company's principal business activities to an activity not eligible for investment by a Small Business Investment Company or a change in the reported use of proceeds of a member's investment in Mediacom. If Mediacom is unable to redeem for cash any or all of such membership interests at such time, Mediacom will issue as payment for such interests a junior subordinated promissory note with a five-year maturity date and deferred interest which accrues and compounds at an annual rate of 5% over the prime rate.

      In addition, in connection with the Company's acquisition of the Cablevision Systems on January 23, 1998 (See Note 3), the Federal Communications Commission (the "FCC") issued a transactional forbearance from its cross-ownership restrictions, effective for a period of one year, permitting a certain existing member (the "Transactional Member") to purchase additional units of membership interest in Mediacom. This temporary waiver was originally set to expire on January 23, 1999. However, on January 15, 1999, the FCC granted an extension of such waiver to July 23, 1999. If at the end of this extension, the Transactional Member's membership interest in Mediacom remains above the limitations imposed by the FCC's cross-ownership restrictions, Mediacom will be required to repurchase such number of the Transactional Member's units of membership interest which exceed the permissible ownership level. If such repurchase were to occur on July 23, 1999 (i.e., upon expiration of the transactional forbearance), and assuming no changes in the number of outstanding membership units of Mediacom and no changes in such cross-ownership rules, the repurchase price for such excess membership interests would be approximately $7,500 plus accrued interest.

   Duration and Dissolution

      Mediacom will be dissolved upon the first to occur of the following: (i) December 31, 2020; (ii) certain events of bankruptcy involving the Manager or the occurrence of any other event terminating the continued membership of the Manager, unless within one hundred eighty days after such event the Company is continued by the vote or written consent of no less than two-thirds of the remaining membership interests; or (iii) the entry of a decree of judicial dissolution.

(2) Summary of Significant Accounting Policies:

   Basis of Preparation of Consolidated Financial Statements

      The consolidated financial statements include the accounts of Mediacom and its subsidiaries. All significant intercompany transactions and balances have been eliminated. The preparation of financial

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The financial statements for the period from January 1, 1996, through March 11, 1996, and reflecting the results of operations and statement of cash flows, are referred to as the "Predecessor" financial statements. The Predecessor is Benchmark Acquisition Fund II Limited Partnership which owned the assets comprising the cable television system serving at the time of its acquisition by the Company 10,300 subscribers in Ridgecrest, California. Accordingly, the accompanying financial statements of the Predecessor and the Company are not comparable in all material respects since those financial statements report results of operations and cash flows of these two separate entities.

   Revenue Recognition

      Revenues are recognized in the period in which the related services are provided to the Company's subscribers.

   Cash and Cash Equivalents

      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

   Concentration of Credit Risk

      The Company's accounts receivable is comprised of amounts due from subscribers in varying regions throughout the United States. Concentration of credit risk with respect to these receivables is limited due to the large number of customers comprising the Company's customer base and their geographic dispersion.

   Property, Plant and Equipment

      Property, plant and equipment is recorded at purchased and capitalized cost. Repairs and maintenance are charged to operations, and replacements, renewals and additions are capitalized. The Company capitalized a portion of salaries and overhead related to the installation of property, plant and equipment of approximately $6,548 and $681 in 1998 and 1997, respectively.

      The Company capitalizes interest on funds borrowed for projects under construction. Such interest is charged to property, plant and equipment and amortized over the approximate life of the related assets. Capitalized interest was approximately $1,014 in 1998.

      Depreciation is calculated on a straight-line basis over the following useful lives:

     Buildings......................................... 45 years
     Leasehold improvements............................ Life of respective lease
     Cable systems and equipment....................... 5 to 10 years
     Subscriber devices................................ 5 years
     Vehicles.......................................... 5 years
     Furniture, fixtures and office equipment.......... 5 to 10 years

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
   Intangible Assets

      Intangible assets include franchising costs, goodwill, subscriber lists and covenants not to compete. Amortization of intangible assets is calculated on a straight-line basis over the following lives:

     Franchising costs............................................. 15 years
     Goodwill...................................................... 15 years
     Subscriber lists.............................................. 5 years
     Covenants not to compete...................................... 3 to 7 years

   Impairment of Long-Lived Assets

      The Company follows the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by any entity, be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. There has been no impairment of long-lived assets of the Company under SFAS 121.

   Other Assets

      Other assets include financing costs of approximately $8,492 and $3,963 as of December 31, 1998 and 1997, respectively. Financing costs incurred to raise debt and equity capital are deferred and amortized on a straight-line basis over the expected term of such financings.

   Income Taxes

      Since Mediacom is a limited liability company and the Predecessor is a limited partnership, they are not subject to federal or state income taxes, and no provision for income taxes relating to their statements of operations have been reflected in the accompanying financial statements. The members of Mediacom and the limited partners of the Predecessor are required to report their share of income or loss in their respective income tax returns.

   Reclassifications

      Certain reclassifications have been made to prior year's amounts to conform to the current year's presentation.

(3) Acquisitions:

      The Company has completed the undernoted acquisitions (the "Acquired Systems") in 1998 and 1997. These acquisitions were accounted for using the purchase method of accounting, and accordingly, the purchase price of these Acquired Systems have been allocated to the assets acquired and liabilities assumed at their estimated fair values at their respective date of acquisition. The results of operations of the Acquired Systems have been included with those of the Company since the dates of acquisition.

   1998

      On January 9, 1998, Mediacom California LLC ("Mediacom California"), a subsidiary of Mediacom, acquired the assets of a cable television system serving approximately 17,200 subscribers in Clearlake,

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
California and surrounding communities (the "Clearlake System") for a purchase price of $21,400. The purchase price has been preliminarily allocated as follows: $8,560 to property, plant and equipment, and $12,840 to intangible assets. Such allocations are subject to adjustments based upon the final appraisal information received by the Company. The final allocations of the purchase price are not expected to differ materially from the preliminary allocations. Additionally, approximately $226 of direct acquisition costs has been allocated to other assets. In the first quarter of 1998, the Company recorded acquisition reserves related to this acquisition in the amount of approximately $370, which are included in accrued expenses. The acquisition of the Clearlake System and related closing costs and adjustments were financed with borrowings under the Company's bank credit facilities. See Note 8.

      On January 23, 1998, Mediacom Southeast LLC, ("Mediacom Southeast"), a wholly-owned subsidiary of Mediacom, acquired the assets of cable television systems serving approximately 260,100 subscribers in various regions of the United States (the "Cablevision Systems") for a purchase price of $308,200. The purchase price has been allocated based on independent appraisal as follows:
$205,500 to property, plant and equipment, and $102,700 to intangible assets. Additionally, approximately $3,500 of direct acquisition costs has been allocated to other assets. In the first quarter of 1998, the Company recorded acquisition reserves related to this acquisition in the amount of $3,750, which are included in accrued expenses. The acquisition of the Cablevision Systems and related closing costs and adjustments were financed with equity contributions, borrowings under the Company's bank credit facilities, and other bank debt. See Notes 1 and 8.

      On October 1, 1998, Mediacom Southeast acquired the assets of a cable television system serving approximately 3,800 subscribers in Caruthersville, Missouri (the "Caruthersville System") for a purchase price of $5,000. The purchase price has been preliminarily allocated as follows: $2,000 to property, plant and equipment, and $3,000 to intangible assets. Such allocations are subject to adjustments based upon the final appraisal information received by the Company. The final allocations of the purchase price are not expected to differ materially from the preliminary allocations. The acquisition of the Caruthersville System and related closing costs and adjustments were financed with borrowings under the Company's bank credit facilities. See Note 8.

   1997

      On June 24, 1997, Mediacom Delaware LLC ("Mediacom Delaware"), a wholly-owned subsidiary of Mediacom, acquired the assets of cable television systems serving approximately 29,300 subscribers in lower Delaware and southwestern Maryland (the "Lower Delaware System") for a purchase price of $42,600. The purchase price has been allocated as follows: $21,300 to property, plant and equipment, and $21,300 to intangible assets. Additionally, $409 of direct acquisition costs has been allocated to other assets.

      On September 19, 1997, Mediacom California acquired the assets of a cable television system serving approximately 9,600 subscribers in Sun City, California (the "Sun City System") for a purchase price of $11,500. The purchase price has been allocated as follows: $7,150 to property, plant and equipment, and $4,350 to intangible assets. Additionally, $52 of direct acquisition costs has been allocated to other assets.

(4) Pro Forma Results:

      Summarized below are the pro forma unaudited results of operations for the years ended December 31, 1998 and 1997, assuming the purchase of the Acquired Systems had been consummated as of January 1, 1997. Adjustments have been made to: (i) depreciation and amortization reflecting the fair value of the assets

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
acquired; and (ii) interest expense. The pro forma results may not be indicative of the results that would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future.

                                                               1998      1997
                                                             --------  --------
     Revenue................................................ $136,148  $120,511
     Operating loss.........................................  (11,809)  (15,352)
     Net loss............................................... $(41,340) $(42,921)

(5) Recent Accounting Pronouncements:

      In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," Statement of Financial Accounting Standard No. 131, "Disclosure about Segments of an Enterprise and Related Information" and Statement of Financial Accounting Standard No. 132, "Employer's Disclosure about Pension and Other Post Retirement Benefits" which are effective for the Company's fiscal 1998 financial statements. During the years ended December 31, 1998 and 1997 and the period ended December 31, 1996, the Company had no items of comprehensive income. Refer to Note 13 of the consolidated financial statements for disclosure about segments and other related information. Additionally, the Company does not have any defined benefit plans, therefore, additional disclosures are not applicable to the notes of the financial statements.

      In 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133") and Statement of Position 98-5, "Reporting on the Costs of Start up Activities" ("SOP 98-5") were issued. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The Company will adopt SFAS 133 in fiscal 2000 but has not quantified the impact or not yet determined the timing or method of the adoption. SOP 98-5 provides guidance on accounting for the costs of start-up activities, which include preopening costs, preoperating costs, organization costs, and start-up costs. The Company will adopt SOP 98-5 in fiscal 1999, but does not expect any impact on the financial statements.

(6) Property, Plant and Equipment:

      As of December 31, 1998 and 1997, property, plant and equipment consisted of:

                                                                1998     1997
                                                              --------  -------
     Land and land improvements.............................. $    341  $   108
     Buildings and leasehold improvements....................    5,731      337
     Cable systems, equipment and subscriber devices.........  300,051   49,071
     Vehicles................................................    5,051    1,135
     Furniture, fixtures and office equipment................    3,453    1,084
                                                              --------  -------
                                                              $314,627  $51,735
     Accumulated depreciation................................  (45,423)  (5,737)
                                                              --------  -------
                                                              $269,204  $45,998
                                                              ========  =======

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)

(7) Intangible Assets:

      The following table summarizes the net asset value for each intangible asset category as of December 31, 1998 and 1997:

                                              Gross Asset              Net Asset
     1998                                        Value    Amortization   Value
     ----                                     ----------- ------------ ---------
     Franchising costs.......................  $ 87,509     $ 7,983    $ 79,526
     Goodwill................................     8,400       1,313       7,087
     Subscriber lists........................    76,484      15,701      60,783
     Covenants not to compete................     4,842       1,310       3,532
                                               --------     -------    --------
                                               $177,235     $26,307    $150,928
                                               ========     =======    ========
                                              Gross Asset              Net Asset
     1997                                        Value    Amortization   Value
     ----                                     ----------- ------------ ---------
     Franchising costs.......................  $ 22,181     $ 1,732    $ 20,449
     Goodwill................................     6,848         333       6,515
     Subscriber list.........................    18,573       1,085      17,488
     Covenants not to compete................     4,842         328       4,514
                                               --------     -------    --------
                                               $ 52,444     $ 3,478    $ 48,966
                                               ========     =======    ========

(8) Debt:

      As of December 31, 1998 and 1997, debt consisted of:

                                                                 1998    1997
                                                               -------- -------
     Mediacom:
       8 1/2% Senior Notes(a)................................. $200,000 $   --
     Subsidiaries:
       Bank Credit Facilities(b)..............................  134,425  69,575
       Seller Note(c).........................................    3,480   3,193
                                                               -------- -------
                                                               $337,905 $72,768
                                                               ======== =======

(a) On April 1, 1998, Mediacom and Mediacom Capital jointly issued $200,000 aggregate principal amount of 8 1/2% Senior Notes due on April 15, 2008. The 8 1/2% Senior Notes are unsecured obligations of the Company, and the indenture for the 8 1/2% Senior Notes stipulates, among other things, restrictions on incurrence of indebtedness, distributions, mergers and asset sales and has cross-default provisions related to other debt of the Company. Interest accrues at 8 1/2% per annum, beginning from the date of issuance and is payable semi-annually on April 15 and October 15 of each year, commencing on October 15, 1998. The 8 1/2% Senior Notes may be redeemed at the option of Mediacom, in whole or part, at any time after April 15, 2003, at redemption prices decreasing from 104.25% of their principal amount to 100% in 2006, plus accrued and unpaid interest.

(b) On January 23, 1998, Mediacom Southeast entered into an eight and one-half year, $225,000 reducing revolver and term loan agreement (the "Southeast Credit Facility"). On June 24, 1997, Mediacom California, Mediacom Delaware and Mediacom Arizona LLC, a wholly-owned subsidiary of Mediacom (collectively, the "Western Group"), entered into an eight and one-half year, $100,000 reducing revolver and term loan agreement (the "Western Credit Facility" and, together with the Southeast Credit Facility, the "Bank Credit Facilities"). At December 31, 1998, the aggregate commitments under the Bank Credit Facilities were $324,400. The Bank Credit Facilities are non-recourse to Mediacom and have no cross-default provisions relating directly to each other. The reducing revolving credit lines under the Bank Credit Facilities make available a maximum commitment amount for a period of up to eight and one-half years,

                         MEDIACOM LLC AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
  which is subject to quarterly reductions, beginning September 30, 1998, ranging from 0.21% to 12.42% of the original commitment amount of the reducing revolver. The term loans under the Bank Credit Facilities are repaid in consecutive installments beginning September 30, 1998, ranging from 0.42% to 12.92% of the original term loan amount. The Bank Credit Facilities require mandatory reductions of the reducing revolvers and mandatory prepayments of the term loans from excess cash flow, as defined, beginning December 31, 1999. The Bank Credit Facilities provide for interest at varying rates based upon various borrowing options and the attainment of certain financial rations and for commitment fees of 3/8% to 1/2% per annum on the unused portion of available credit under the reducing revolver credit lines. The effective interest rates on outstanding debt under the Bank Credit Facilities were 7.2% and 8.8% for the three months ending December 31, 1998 and December 31, 1997, respectively, after giving effect to the interest rate swap agreements discussed below.

    The applicable margins for the respective borrowing rate options have the following ranges:

     Interest Rate Option                                         Margin Rate
     --------------------                                       ---------------
     Base Rate................................................. 0.250% to 1.625%
     Eurodollar Rate........................................... 1.250% to 2.625%

  The Bank Credit Facilities require Mediacom's subsidiaries to maintain compliance with certain financial covenants including, but not limited to, the leverage ratio, the interest coverage ratio, the fixed charge coverage ratio and the pro forma debt service coverage ratio, as defined in the respective credit agreements. The Bank Credit Facilities also require Mediacom's subsidiaries to maintain compliance with other covenants including, but not limited to, limitations on mergers and acquisitions, consolidations and sales of certain assets, liens, the incurrence of additional indebtedness, certain restrictive payments, and certain transactions with affiliates. The Company was in compliance with all covenants as of December 31, 1998.

  The Bank Credit Facilities are secured by Mediacom's pledge of all its ownership interests in the subsidiaries and a first priority lien on all the tangible and intangible assets of the operating subsidiaries, other than real property in the case of the Southeast Credit Facility. The indebtedness under the Bank Credit Facilities is guaranteed by Mediacom on a limited recourse basis to the extent of its ownership interests in the operating subsidiaries. At December 31, 1998, the Company had approximately $189,900 of unused commitments under the Bank Credit Facilities, all of which could have been borrowed by the operating subsidiaries for purposes of distributing such borrowed proceeds to Mediacom under the most restrictive covenants in the Company's bank credit agreements.

  As of December 31, 1998, the Company had entered into interest rate exchange agreements (the "Swaps") with various banks pursuant to which the interest rate on $60,000 is fixed at a weighted average swap rate of approximately 6.2%, plus the average applicable margin over the Eurodollar Rate option under the Bank Credit Facilities. Any amounts paid or received due to swap arrangements are recorded as an adjustment to interest expense. Under the terms of the Swaps, which expire from 1999 through 2002, the Company is exposed to credit loss in the event of nonperformance by the other parties to the Swaps. However, the Company does not anticipate nonperformance by the counterparties.

(c) In connection with the acquisition of the Kern Valley System, the Western Group issued to the seller an unsecured senior subordinated note (the "Seller Note") in the amount of $2,800, with a final maturity of June 28, 2006. Interest is deferred throughout the term of the note and is payable at maturity or upon prepayment. For the five-year period ending June 28, 2001, the annual interest rate is 9.0%. After the initial five-year period, the annual interest rate increases to 15.0%, with an interest clawback for the first five years. After the initial seven-year period, the interest rate increases to 18.0%, with an interest clawback for the first seven years. The Company intends to prepay the Seller Note plus accrued interest on or before June 28, 2001, subject to prior approval by the parties to the Western Credit Facilities, which the Company

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
  believes it will obtain. The Company expects to repay the Seller Note with cash flow generated from operations and future borrowings. There are no penalties associated with prepayment of this note.

  The Seller Note agreement contains a debt incurrence covenant limiting the ability of the Western Group to incur additional indebtedness. The Seller
  Note is subordinated and junior in right of payment to all senior obligations, as defined in the Western Credit Facility.

    The stated maturities of all debt outstanding as of December 31, 1998, are as follows:

     1999.............................................................. $  2,000
     2000..............................................................    2,300
     2001..............................................................    6,600
     2002..............................................................    9,500
     2003..............................................................   13,600
     Thereafter........................................................  303,905
                                                                        --------
                                                                        $337,905
                                                                        ========

(9) Related Party Transactions:

      Separate management agreements with each of Mediacom's subsidiaries provide for Mediacom Management to be paid compensation for management services performed for the Company. Under such agreements, Mediacom Management, which is wholly-owned by the Manager, is entitled to receive annual management fees calculated as follows: (i) 5.0% of the first $50,000 of annual gross operating revenues of the Company; (ii) 4.5% of such revenues in excess thereof up to $75,000; and (iii) 4.0% of such revenues in excess of $75,000. The Company incurred management fees of approximately $5,797, $882, and $270 for the years ended 1998 and 1997, and for the period ended December 31, 1996, respectively.

      The operating agreement of Mediacom provides for Mediacom Management to be paid a fee of 1.0% of the purchase price of acquisitions made by the Company until the Company's pro forma consolidated annual operating revenues equal $75,000 and 0.5% of such purchase price thereafter. The Company incurred acquisition fees of approximately $3,327, $544, and $441 for the years ended 1998 and 1997, and for the period ended December 31, 1996, respectively. The acquisition fees are included in other expenses in the statement of operations.

      In addition, the operating agreements of the Company provide for the reimbursement of reasonable out-of-pocket expenses of Mediacom Management incurred in connection with the operation of the business of the Company and acting for or on behalf of the Company in connection with any potential acquisitions. The Company reimbursed Mediacom Management approximately $53, $59, and $29 for the years ended 1998 and 1997, and for the period ended December 31, 1996, respectively.

(10) Employee Benefit Plans:

      Substantially all employees of the Company are eligible to participate in a deferred arrangement pursuant to IRC Section 401(k) (the "Plan"). Under such arrangement, eligible employees may contribute up to 15% of their current pre-tax compensation to the Plan. The Plan permits, but does not require, matching contributions and non-matching (profit sharing) contributions to be made by the Company up to a maximum dollar amount or maximum percentage of participant contributions, as determined annually by the Company. The Company presently matches 50% on the first 6% of employee contributions. The Company's contributions under the Plan totaled approximately $264, $14, and $10 for the years ended 1998 and 1997, and for the period ended December 31, 1996, respectively.

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
(11) Commitments and Contingencies:

      Under various lease and rental agreements for offices, warehouses and computer terminals, the Company had rental expense of approximately $588, $138, and $22 for the years ended 1998 and 1997, and for the period ended December 31, 1996, respectively. Future minimum annual rental payments are as follows:

     1999................................................................ $1,815
     2000................................................................  1,190
     2001................................................................    768
     2002................................................................    379
     2003................................................................    267

      In addition, the Company rents utility poles in its operations generally under short-term arrangements, but the Company expects these arrangements to recur. Total rental expense for utility poles was approximately $1,709, $102, and $24 for the years ended 1998 and 1997, and for the period ended December 31, 1996, respectively.

   Legal Proceedings

      Management is not aware of any legal proceedings currently that will have a material adverse impact on the Company's financial statements.

   Regulation in the Cable Television Industry

      The cable television industry is subject to extensive regulation by federal, local and, in some instances, state government agencies. The Cable Television Consumer Protection and Competition Act of 1992 and the Cable Communication Policy Act of 1984 (collectively, the "Cable Acts"), both of which amended the Communications Act of 1934 (as amended, the "Communications Act"), established a national policy to guide the development and regulation of cable television systems. The Communications Act was recently amended by the Telecommunications Act of 1996 (the "1996 Telecom Act"). Principal responsibility for implementing the policies of the Cable Acts and the 1996 Telecom Act has been allocated between the FCC and state or local regulatory authorities.

   Federal Law and Regulation

      The Cable Acts and the FCC's rules implementing such acts generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established, among other things: (i) rate regulations; (ii) mandatory carriage and retransmission consent requirements that require a cable television system under certain circumstances to carry a local broadcast station or to obtain consent to carry a local or distant broadcast station;
(iii) rules for franchise renewals and transfers; and (iv) other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.

      The 1996 Telecom Act deregulates rates for cable programming services tiers ("CPST") on March 31, 1999 and, for certain small cable operators, immediately eliminates rate regulation of CPST, and, in certain limited circumstances, basic services. The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company is currently unable to predict the ultimate effect of the Cable Acts or the 1996 Telecom Act on its financial statements.

      The FCC and Congress continue to be concerned that rates for regulated programming services are rising at a rate exceeding inflation. It is therefore possible that the FCC will further restrict the ability of cable television operators to implement rate increases and/or Congress will enact legislation which would, for example, delay or suspend the scheduled March 1999 termination of CPST rate regulation.

   State and Local Regulation

      Cable television systems generally operate pursuant to non-exclusive franchises, permits or licenses granted by a municipality or other state or local governmental entity. The terms and conditions of franchises

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
vary materially from jurisdiction to jurisdiction. A number of states subject cable television systems to the jurisdiction of centralized state government agencies. To date, other than Delaware, no state in which the Company currently operates has enacted state level regulation. The Company cannot predict whether any of the states in which currently operates will engage in such regulation in the future.

(12) Disclosures about Fair Value of Financial Instruments:

   Debt

      The fair value of the Company's debt is estimated based on the current rates offered to the Company for debt of the same remaining maturities. The fair value of the senior bank debt and the Seller Note approximates the carrying value. The fair value at December 31, 1998 of the 8 1/2% Senior Notes was approximately $204,500.

   Interest Rate Exchange Agreements

      The fair value of the Swaps is the estimated amount that the Company would receive or pay to terminate the Swaps, taking into account current interest rates and the current creditworthiness of the Swap counterparties. At December 31, 1998, the Company would have paid approximately $1,464 to terminate the Swaps, inclusive of accrued interest.

(13) FASB 131--Disclosure about Segments of an Enterprise and Related
Information:

      During the fourth quarter of fiscal year 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosure about Segments of an Enterprise and Related Information". This statement requires the Company to report segment financial information consistent with the presentations made to the Company's management for decision-making purposes. All revenues of the Company are derived solely from cable television operations and related activities. When allocating capital and operational resources to the cable television systems, the Company's management evaluates such factors as the bandwidth capacity and other cable plant characteristics, the offered programming services, and the rate structure. The decision making of the Company's management is based primarily on the impact of such resource allocations on the Company's consolidated system cash flow (defined as operating income before management fee expense, and depreciation and amortization). For the years ended 1998 and 1997, and for the period ended December 31, 1996, the Company's consolidated system cash flow was approximately $59,850, $9,390, and $2,960, respectively.

(14) Subsequent Events:

      On February 26, 1999, Mediacom and Mediacom Capital, a New York corporation wholly-owned by Mediacom, jointly issued $125,000 aggregate principal amount of 7 7/8% Senior Notes due on February 15, 2011. The net proceeds from this offering of approximately $121,900 were used to repay a substantial portion of outstanding indebtedness under the Company's bank credit facilities. Interest on the 7 7/8% Senior Notes will be payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 1999.

      The Company is regularly presented with opportunities to acquire cable television systems that are evaluated on the basis of the Company's acquisition strategy. Although the Company presently does not have any definitive agreements to acquire or sell any of its cable television systems, it is negotiating with prospective sellers to acquire additional cable television systems. If definitive agreements for all such potential acquisitions are executed, and if such acquisitions are then consummated, the Company's customer base would approximately double in size. These acquisitions are subject to the negotiation and completion of definitive documentation, which will include customary representations and warranties and will be subject to a number of closing conditions. Financing for these potential transactions has not been determined; however, if such acquisitions are consummated, the Company believes its total indebtedness would substantially increase. No assurance can be given that such definitive documents will be entered into or that, if entered into, the acquisitions will be consummated.

                                                                     Schedule II

                         MEDIACOM LLC AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                         (All dollar amounts in 000's)

                          Balance at     Additions
                         beginning of charged to costs             Balance at
                            period      and expenses   Deductions end of period
                         ------------ ---------------- ---------- -------------
December 31, 1996
  Allowance for doubtful
   accounts
    Current
     receivables........    $  --          $   91        $   66      $   25
  Acquisition reserves
    Accrued expenses....    $  --          $  --         $  --       $  --
December 31, 1997
  Allowance for doubtful
   accounts
    Current
     receivables........    $   25         $   45        $   14      $   56
  Acquisition reserves
    Accrued expenses....    $  --          $  --         $  --       $  --
December 31, 1998
  Allowance for doubtful
   accounts
    Current
     receivables........    $   56         $1,694        $1,452      $  298
  Acquisition
   reserves(1)
    Accrued expenses....    $  --          $4,120        $  --       $4,120

-----------------------------
(/1/)  Addition was charged to intangible assets

                         MEDIACOM LLC AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                         (All dollar amounts in 000's)

                                                        June 30,   December 31,
                                                          1999         1998
                                                       ----------- ------------
                                                       (Unaudited)
                        ASSETS
Cash and cash equivalents.............................  $  1,555     $  2,212
Subscriber accounts receivable, net of allowance for
 doubtful accounts of $397 in 1999 and $298 in 1998...     2,342        2,512
Prepaid expenses and other assets.....................     1,690        1,712
Investment in cable television systems:
  Inventory...........................................    10,135        8,240
  Property, plant and equipment, at cost..............   346,260      314,627
  Less--accumulated depreciation......................   (69,134)     (45,423)
                                                        --------     --------
    Property, plant and equipment, net................   277,126      269,204
  Intangible assets, net of accumulated amortization
   of $38,888 in 1999 and $26,307 in 1998.............   140,956      150,928
                                                        --------     --------
    Total investment in cable television systems......   428,217      428,372
Other assets, net of accumulated amortization of
 $7,039 in 1999 and $3,854 in 1998....................    14,606       16,344
                                                        --------     --------
    Total assets......................................  $448,410     $451,152
                                                        ========     ========
           LIABILITIES AND MEMBERS' EQUITY
LIABILITIES
  Debt................................................  $359,629     $337,905
  Accounts payable....................................     1,204        2,678
  Accrued expenses....................................    29,931       29,446
  Subscriber advances.................................     1,888        1,510
  Management fees payable.............................       751          962
                                                        --------     --------
    Total liabilities.................................   393,403      372,501
                                                        --------     --------

COMMITMENTS AND CONTINGENCIES.........................       --           --

MEMBERS' EQUITY
  Capital contributions...............................   124,990      124,990
  Accumulated deficit.................................   (69,983)     (46,339)
                                                        --------     --------
    Total members' equity.............................    55,007       78,651
                                                        --------     --------
    Total liabilities and members' equity.............  $448,410     $451,152
                                                        ========     ========

          See accompanying notes to consolidated financial statements

                         MEDIACOM LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                         (All dollar amounts in 000's)
                                  (Unaudited)

                                           Three Months        Six Months
                                          Ended June 30,     Ended June 30,
                                         -----------------  ------------------
                                           1999     1998      1999      1998
                                         --------  -------  --------  --------
Revenues................................ $ 38,178  $34,125  $ 74,178  $ 60,068
Costs and expenses:
  Service costs.........................   12,350   11,641    24,175    21,463
  Selling, general, and administrative
   expenses.............................    7,301    6,238    14,502    11,541
  Management fee expense................    1,923    1,575     3,588     2,782
  Depreciation and amortization.........   21,029   16,193    41,431    27,422
                                         --------  -------  --------  --------
Operating loss..........................   (4,425)  (1,522)   (9,518)   (3,140)
                                         --------  -------  --------  --------
Interest expense, net...................    7,012    6,721    13,392    11,738
Other (income) expenses.................     (259)     228       734     3,568
                                         --------  -------  --------  --------
Net loss................................ $(11,178) $(8,471) $(23,644) $(18,446)
                                         ========  =======  ========  ========



          See accompanying notes to consolidated financial statements

                         MEDIACOM LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (All dollar amounts in 000's)
                                  (Unaudited)

                                                              Six Months
                                                            Ended June 30,
                                                          --------------------
                                                            1999       1998
                                                          ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................... $ (23,644) $ (18,446)
  Adjustments to reconcile net loss to net cash flows
   from operating activities:
    Accretion of interest on seller note.................       149        136
    Depreciation and amortization........................    41,431     27,422
    Decrease (increase) in subscriber accounts
     receivable..........................................       170     (4,425)
    Decrease (increase) in prepaid expenses and other
     assets..............................................        22     (1,403)
    (Decrease) increase in accounts payable..............    (1,474)     4,095
    Increase in accrued expenses.........................       485     24,001
    Increase in subscriber advances......................       378          9
    (Decrease) increase in management fees payable.......      (211)       414
                                                          ---------  ---------
      Net cash flows from operating activities...........    17,306     31,803
                                                          ---------  ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Capital expenditures...................................   (35,891)   (16,884)
  Acquisitions of cable television systems...............       --    (337,195)
  Other, net.............................................      (314)       --
                                                          ---------  ---------
      Net cash flows used in investing activities........   (36,205)  (354,079)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings.........................................   152,800    456,400
  Repayment of debt......................................  (131,225)  (214,175)
  Capital contributions..................................       --      94,000
  Financing costs........................................    (3,333)   (13,568)
                                                          ---------  ---------
      Net cash flows from financing activities...........    18,242    322,657
                                                          ---------  ---------
      Net (decrease) increase in cash and cash
       equivalents.......................................     ( 657)       381
CASH AND CASH EQUIVALENTS, beginning of period...........     2,212      1,027
                                                          ---------  ---------
CASH AND CASH EQUIVALENTS, end of period................. $   1,555  $   1,408
                                                          =========  =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest............... $  10,999  $   7,482
                                                          =========  =========

          See accompanying notes to consolidated financial statements

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
                                  (Unaudited)

(1) Statement of Accounting Presentation and Other Information

      Mediacom LLC ("Mediacom" and collectively with its subsidiaries, the "Company"), a New York limited liability company, was formed in July 1995 principally to acquire and operate cable television systems. As of June 30, 1999, the Company had acquired and was operating cable television systems in fourteen states, principally Alabama, California, Florida, Kentucky, Missouri and North Carolina.

      Mediacom Capital Corporation ("Mediacom Capital"), a New York corporation wholly owned by Mediacom, was organized in March 1998 for the sole purpose of acting as co-issuer with Mediacom of $200,000 aggregate principal amount of 8 1/2% senior notes due 2008 (the "8 1/2% Senior Notes") and of $125,000 aggregate principal amount of 7 7/8% senior notes due 2011 (the "7 7/8% Senior Notes" and collectively with the 8 1/2% Senior Notes, the "Senior Notes") (see
Note 3). Mediacom Capital has nominal assets and does not conduct operations of its own. The Senior Notes are joint and several obligations of Mediacom and Mediacom Capital, although Mediacom received all the net proceeds of the Senior Notes.

      The consolidated financial statements include the accounts of Mediacom and its subsidiaries and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

      The consolidated financial statements as of June 30, 1999 and 1998 are unaudited; however, in the opinion of management, such statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. The accounting policies followed during such interim periods reported are in conformity with generally accepted accounting principles and are consistent with those applied during annual periods. For additional disclosures, including a summary of the Company's accounting policies, the interim financial statements should be read in conjunction with the Company's Annual Report on Form 10-K, as amended (File Nos. 333-57285-01 and 333-57285). The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 1999.

(2) Acquisitions

      The Company completed the undernoted acquisitions (the "Acquired Systems") in 1998. These acquisitions were accounted for using the purchase method of accounting, and accordingly, the purchase price of these acquisitions has been allocated to the assets acquired and liabilities assumed at their estimated fair values at their respective date of acquisition. The results of operations of the Acquired Systems have been included with those of the Company since the dates of acquisition.

      On January 9, 1998, the Company acquired the assets of a cable television system serving approximately 17,200 basic subscribers in Clearlake, California and surrounding communities (the "Clearlake System") for a purchase price of $21,400. The purchase price has been allocated based on an independent appraisal as follows: approximately $5,973 to property, plant and equipment, and approximately $15,427 to intangible assets. Additionally, approximately $226 of direct acquisition costs has been allocated to other assets. In the first quarter of 1998, the Company recorded acquisition reserves related to this acquisition in the amount of approximately $370, which are included in accrued expenses. The acquisition of the Clearlake System and related closing costs and adjustments were financed with borrowings under the Company's bank credit facilities (see Note 3).

      On January 23, 1998, the Company acquired the assets of cable television systems serving approximately 260,100 basic subscribers in various regions of the United States (the "Cablevision Systems")

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
                                  (Unaudited)
for a purchase price of approximately $308,200. The purchase price has been allocated based on an independent appraisal as follows: approximately $205,500 to property, plant and equipment, and approximately $102,700 to intangible assets. Additionally, approximately $3,500 of direct acquisition costs has been allocated to other assets. In the first quarter of 1998, the Company recorded acquisition reserves related to this acquisition in the amount of approximately $3,750, which are included in accrued expenses. The acquisition of the Cablevision Systems and related closing costs and adjustments were financed with equity contributions, borrowings under the Company's bank credit facilities, and other bank debt (see Note 3).

      On October 1, 1998, the Company acquired the assets of a cable television system serving approximately 3,800 basic subscribers in Caruthersville, Missouri (the "Caruthersville System") for a purchase price of $5,000. The purchase price has been allocated as follows: approximately $2,300 to property, plant and equipment, and approximately $2,700 to intangible assets. The acquisition of the Caruthersville System and related closing costs and adjustments were financed with borrowings under the Company's bank credit facilities (see Note 3).

(3) Debt

      As of June 30, 1999 and December 31, 1998, debt consisted of:

                                                           June 30, December 31,
                                                             1999       1998
                                                           -------- ------------
     Mediacom:
       8 1/2% Senior Notes(a)............................. $200,000   $200,000
       7 7/8% Senior Notes(b).............................  125,000        --
     Subsidiaries:
       Bank Credit Facilities(c)..........................   31,000    134,425
       Seller Note(d).....................................    3,629      3,480
                                                           --------   --------
                                                           $359,629   $337,905
                                                           ========   ========

    (a) On April 1, 1998, Mediacom and Mediacom Capital jointly issued $200,000 aggregate principal amount of 8 1/2% Senior Notes due on April 15, 2008. The 8 1/2% Senior Notes are unsecured obligations of the Company, and the indenture for the 8 1/2% Senior Notes stipulates, among other things, restrictions on incurrence of indebtedness, distributions, mergers and asset sales and has cross-default provisions related to other debt of the Company. Interest accrues at 8 1/2% per annum, beginning from the date of issuance and is payable semi-annually on April 15 and October 15 of each year. The 8 1/2% Senior Notes may be redeemed at the option of Mediacom, in whole or part, at any time after April 15, 2003, at redemption prices decreasing from 104.25% of their principal amount to 100% in 2006, plus accrued and unpaid interest.

    (b) On February 26, 1999, Mediacom and Mediacom Capital jointly issued $125,000 aggregate principal amount of 7 7/8% Senior Notes due on February 15, 2011. The 7 7/8% Senior Notes are unsecured obligations of the Company, and the indenture for the 7 7/8% Senior Notes stipulates, among other things, restrictions on incurrence of indebtedness, distributions, mergers and asset sales and has cross-default provisions related to other debt of the Company. Interest accrues at 7 7/8% per annum, beginning from the date of issuance and is payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 1999. The 7 7/8% Senior Notes may be redeemed at the option of Mediacom, in whole or part, at any time after February 15, 2006, at redemption prices decreasing from 103.938% of their principal amount to 100% in 2008, plus accrued and unpaid interest.

                         MEDIACOM LLC AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
                                  (Unaudited)

    (c) On June 24, 1997, the Company entered into an eight and one-half year, $100,000 reducing revolving credit and term loan agreement (the "Western Credit Agreement"). On January 23, 1998, the Company entered into a separate eight and one-half year, $225,000 reducing revolving credit and term loan agreement (the "Southeast Credit Agreement" and together with the Western Credit Agreement, the "Bank Credit Agreements"). By separate amendments dated as of January 26, 1999 to each of the Bank Credit Agreements, the term loans were converted into additional revolving credit loans. At June 30, 1999, the aggregate commitments under the Bank Credit Agreements were $321,000. The Bank Credit Agreements are non-recourse to Mediacom and have no cross-default provisions relating directly to each other. The reducing revolving credit lines under the Bank Credit Agreements make available a maximum commitment amount for a period of up to eight and one-half years, which is subject to quarterly reductions, beginning September 30, 1998, ranging from 0.21% to 11.58% of the original commitment amount of the reducing revolver. The Bank Credit Agreements require mandatory reductions of the reducing revolver credit lines from excess cash flow, as defined, beginning December 31, 1999. The Bank Credit Agreements provide for interest at varying rates based upon various borrowing options and the attainment of certain financial ratios, and for commitment fees of 3/8% to 1/2% per annum on the unused portion of available credit under the reducing revolver credit lines. The average interest rate on outstanding debt under the Bank Credit Agreements was 6.3% and 6.9% for the three months ended June 30, 1999 and December 31, 1998, respectively, before giving effect to the interest rate swap agreements discussed below.

      The Bank Credit Agreements require the Company to maintain compliance with certain financial covenants including, but not limited to, the leverage ratio, the interest coverage ratio, the fixed charge coverage ratio and the pro forma debt service coverage ratio, as defined therein. The Bank Credit Agreements also require the Company to maintain compliance with other covenants including, but not limited to, limitations on mergers and acquisitions, consolidations and sales of certain assets, liens, the incurrence of additional indebtedness, certain restrictive payments, and certain transactions with affiliates. The Company was in compliance with all covenants of its Bank Credit Agreements as of June 30, 1999.

      The Bank Credit Agreements are secured by Mediacom's pledge of all its ownership interests in the subsidiaries and a first priority lien on all the tangible and intangible assets of the operating subsidiaries, other than real property in the case of the Southeast Credit Agreement. The indebtedness under the Bank Credit Agreements is guaranteed by Mediacom on a limited recourse basis to the extent of its ownership interests in the operating subsidiaries. At June 30, 1999, the Company had $260,000 of unused bank commitments under the Bank Credit Agreements, all of which could have been borrowed by the operating subsidiaries for purposes of distributing such borrowed proceeds to Mediacom under the most restrictive covenants.

      As of June 30, 1999, the Company had entered into interest rate exchange agreements (the "Swaps") with various banks pursuant to which the interest rate on $50,000 is fixed at a weighted average swap rate of approximately 6.2%, plus the average applicable margin over the Eurodollar Rate option under the Bank Credit Agreements. Under the terms of the Swaps, which expire from 2000 through 2002, the Company is exposed to credit loss in the event of nonperformance by the other parties to the Swaps. However, the Company does not anticipate nonperformance by the counterparties. During the first quarter of 1999, the net proceeds from the offering of the 7 7/8% Senior Notes, in the amount of approximately $121,900, were used to repay a substantial portion of outstanding debt under the Bank Credit Agreements. As a result of this repayment of floating

                         MEDIACOM LLC AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
                                  (Unaudited)
      rate bank debt, approximately $19,000 of the $50,000 of Swaps outstanding as of June 30, 1999, no longer qualify as hedge instruments. Accordingly, such Swaps have been marked to market as of June 30, 1999, with a fair value of approximately $135 which is included in accrued expenses. The related effect to the consolidated statement of operations was approximately $619, which is included in other income for the three months ended June 30, 1999 and $135, which is included in other expenses for the six months ended June 30, 1999.

    (d) In connection with an acquisition completed in 1996, certain subsidiaries of Mediacom issued to the seller an unsecured senior subordinated note (the "Seller Note") in the amount of $2,800, with a final maturity of June 28, 2006. Interest is deferred throughout the term of the Seller Note and is payable at maturity or upon prepayment. For the five-year period ending June 28, 2001, the annual interest rate is 9.0%. After the initial five-year period, the annual interest rate increases to 15.0%, with an interest clawback for the first five years. After the initial seven-year period, the interest rate increases to 18.0%, with an interest clawback for the first seven years. There are no penalties associated with prepayment of this note.

      The Seller Note agreement contains a debt incurrence covenant limiting the ability of the Company to incur additional indebtedness under the Western Credit Agreement. The Seller Note is subordinated and junior in right of payment to all senior obligations of certain subsidiaries, as defined in the Western Credit Agreement.

      All debt outstanding as of June 30, 1999, matures after December 31, 2004.

(4) Commitments and Contingencies

      Pursuant to the Cable Television Consumer Protection and Competition Act of 1992, the Federal Communications Commission (the "FCC") adopted comprehensive regulations governing rates charged to subscribers for basic cable and cable programming services. The FCC's authority to regulate the rates charged for cable programming services expired on March 31, 1999. Basic cable rates must be set using a benchmark formula. Alternatively, a cable operator can attempt to establish higher rates through a cost-of-service showing. The FCC has also adopted regulations that permit qualifying small cable operators to justify their regulated rates using a simplified rate-setting methodology. This methodology almost always results in rates which exceed those produced by the cost-of-service rules applicable to larger cable television operators. Approximately 70% of the basic subscribers served by the Company's cable television systems are covered by such FCC rules. Once rates for basic cable service have been established pursuant to one of these methodologies, the rate level can subsequently be adjusted only to reflect changes in the number of regulated channels, inflation, and increases in certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming costs and franchise-related obligations. FCC regulations also govern the rates which can be charged for the lease of customer premises equipment and for installation services.

      As a result of such legislation and FCC regulations, the Company's basic cable service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities. The Company believes that it has complied in all material respects with the rate regulation provisions of the federal law. However, the Company's rates for Regulated Services are subject to review by the appropriate franchise authority if it is certified by the FCC to regulate basic cable service rates. If, as a result of the review process, the Company cannot substantiate the rates charged by its cable television systems for Regulated Services, the Company could be required to reduce its rates for Regulated Services to the appropriate level and refund the excess portion of rates received for up to one year prior to the implementation of any increase in rates for Regulated Services.

                         MEDIACOM LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (All dollar amounts in 000's)
                                  (Unaudited)

      The Company's agreements with franchise authorities require the payment of fees of up to 5% of annual revenues. Such franchises are generally nonexclusive and are granted by local governmental authorities for a specified term of years, generally for periods of up to fifteen years.

      On April 29, 1999, a bank issued two irrevocable letters of credit in the aggregate amount of $30,000 in favor of the seller of the Triax Systems (defined below) to secure the Company's performance under the related definitive agreement.

(5) FASB 131--Disclosure about Segments of an Enterprise and Related
Information

      As of December 31, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosure about Segments of an Enterprise and Related Information". This statement requires the Company to report segment financial information consistent with the presentations made to the Company's management for decision-making purposes. All revenues of the Company are derived solely from cable television operations and related activities. The decision making of the Company's management is based primarily on the impact of capital and operational resource allocations on the Company's consolidated system cash flow (defined as operating income (loss) before management fee expense, and depreciation and amortization). The Company's management evaluates such factors as the bandwidth capacity and other cable plant characteristics, the offered programming services, and the customer rates, when allocating capital and operational resources. The Company's consolidated system cash flow for the three months ended June 30, 1999 and 1998 was approximately $18,527, and $16,246, respectively, and for the six months ended June 30, 1999 and 1998 was approximately $35,501 and $27,064, respectively.

(6) Recent Developments

      On April 29, 1999, the Company entered into a definitive agreement to acquire the cable television systems owned by Triax Midwest Associates, L.P. (the "Triax Systems") for a purchase price of $740,000. The Triax Systems serve approximately 341,500 basic subscribers in Arizona, Illinois, Indiana, Iowa, Michigan, Minnesota, Ohio and Wisconsin. Closing is expected in the fourth quarter of 1999 and is subject to regulatory and other customary approvals.

      On May 26, 1999, the Company signed an agreement to purchase the outstanding capital stock of Zylstra Communications Corporation (the "Zylstra Systems") for a purchase price of $21,500. The Zylstra Systems serve approximately 14,000 basic subscribers in Iowa, Minnesota, and South Dakota. Closing is expected in the fourth quarter of 1999 and is subject to regulatory and other customary approvals.

      On July 2, 1999, the Company signed an exclusive agreement, subject to completion of final documents, with SoftNet Systems, Inc. ("SoftNet"), a high-speed broadband Internet access and content services company, to deploy SoftNet Systems' high speed Internet access services throughout the Company's cable television systems. In addition to a revenue sharing arrangement, the Company will receive 3.5 million shares of SoftNet's common stock in exchange for SoftNet's exclusive long-term rights to deliver high-speed Internet access services to the Company's customers. Under the terms of this arrangement, over a period of three years the Company is required to upgrade its cable network to provide two-way communications capability in cable systems passing 900,000 homes, including the Triax and Zylstra Systems, and make available such homes to SoftNet. There can be no assurance that the final documents for the transaction with SoftNet Systems will be completed.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of
Mediacom Capital Corporation:

We have audited the accompanying balance sheet of Mediacom Capital Corporation as of December 31, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Mediacom Capital Corporation as of December 31, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Stamford, Connecticut
March 5, 1999

                          MEDIACOM CAPITAL CORPORATION
                                 BALANCE SHEETS

                                                         June 30,   December 31,
                                                           1999         1998
                                                        ----------- ------------
                                                        (Unaudited)
                        ASSETS
Note receivable--from affiliate for issuance of common
 stock................................................     $100         $100
                                                           ----         ----
    Total assets......................................     $100         $100
                                                           ====         ====
         LIABILITIES AND STOCKHOLDER'S EQUITY
Stockholder's equity
  Common stock, par value $0.10; 200 shares
   authorized; 100 shares issued and outstanding......     $ 10         $ 10
  Additional paid-in capital..........................       90           90
                                                           ----         ----
    Total stockholder's equity........................     $100         $100
                                                           ----         ----
    Total liabilities and stockholder's equity........     $100         $100
                                                           ====         ====



                    See accompanying note to balance sheets

                          MEDIACOM CAPITAL CORPORATION
                             NOTE TO BALANCE SHEETS
                         (All dollar amounts in 000's)
                                  (Unaudited)

(1) Organization

      Mediacom Capital Corporation ("Mediacom Capital"), a New York corporation, wholly-owned by Mediacom LLC ("Mediacom"), was organized on March 9, 1998 for the sole purpose of acting as co-issuer with Mediacom of $200,000 aggregate principal amount of the 8 1/2% senior notes due April 15, 2008. Interest on the 8 1/2% senior notes is payable semi-annually on April 15 and October 15 of each year. Mediacom Capital does not conduct operations of its own.

      On February 26, 1999, Mediacom and Mediacom Capital jointly issued $125,000 aggregate principal amount of 7 7/8% senior notes due on February 15, 2011. The net proceeds from this offering of approximately $121,900 were used to repay a substantial portion of outstanding bank debt under the bank credit facilities of Mediacom's operating subsidiaries. Interest on the 7 7/8% senior notes is payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 1999.

                          Independent Auditors' Report

The Board of Directors
U.S. Cable Television Group, L.P.

      We have audited the accompanying consolidated balance sheets of U.S. Cable Television Group, L.P. and subsidiaries (a wholly-owned subsidiary of Cablevision Systems Corporation) as of December 31, 1997 and 1996, and the related consolidated statements of operations and partners' capital (deficiency) and cash flows for the year ended December 31, 1997, and for the periods from January 1, 1996 to August 12, 1996, and August 13, 1996 to December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Cable Television Group, L.P. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the year ended December 31, 1997, and the periods from January 1, 1996 to August 12, 1996, and August 13, 1996 to December 31, 1996, in conformity with generally accepted accounting principles.

      As discussed in note 1 to the consolidated financial statements, effective August 13, 1996, U.S. Cable Television Group L.P. redeemed certain limited and general partnership interests in a business combination accounted for as a purchase. As a result of the redemption, the consolidated financial information for the period after the redemption is presented on a different cost basis than that for the period before the redemption and therefore, is not comparable.

                                          KPMG Peat Marwick LLP

Jericho, New York
March 20, 1998

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1997 and 1996
                             (Dollars in thousands)

                                                                1997     1996
                                                              -------- --------
                           ASSETS
Cash and cash equivalents...................................  $    281 $     49
Accounts receivable-subscribers (less allowance for doubtful
 accounts of $218 and $122).................................     1,082      995
Other receivables...........................................       502      383
Prepaid expenses and other assets...........................       632      477
Property, plant and equipment, net..........................    84,363   93,543
Excess costs over fair value of net assets acquired (less
 accumulated amortization of $29,158 and $7,952)............   119,363  140,487
Deferred financing costs (less accumulated amortization of
 $1,062 and $292)...........................................     1,771    1,997
                                                              -------- --------
                                                              $207,994 $237,931
                                                              ======== ========
             LIABILITIES AND PARTNER'S CAPITAL
Accounts payable............................................  $ 11,605 $ 10,246
Accrued expenses:
  Franchise fees............................................     1,087    1,089
  Payroll and related benefits..............................     4,463    4,728
  Interest..................................................       879      947
  Other.....................................................     7,174    3,688
Accounts payable-affiliates.................................     1,367      500
Bank debt...................................................   154,960  159,460
                                                              -------- --------
    Total liabilities.......................................   181,535  180,658
Partners' capital...........................................    26,459   57,273
                                                              -------- --------
                                                              $207,994 $237,931
                                                              ======== ========


          See accompanying notes to consolidated financial statements.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                         PARTNERS' CAPITAL (DEFICIENCY)
                             (Dollars in thousands)

                                                                                           Period from         Period from
                                                                        Year ended     August 13,  1996  to January 1, 1996 to
                                                                     December 31, 1997  December 31, 1996    August 12, 1996
                                                                     ----------------- -------------------- ------------------
Revenues............................................................     $ 89,016            $ 32,144           $  49,685
Operating expenses:
  Technical expenses................................................       38,513              15,111              23,467
  Selling, general and administrative expenses......................       22,099               6,677              11,021
  Depreciation and amortization.....................................       46,116              17,842              21,034
                                                                         --------            --------           ---------
    Operating loss..................................................      (17,712)             (7,486)             (5,837)
Other (expense) income:
  Interest expense..................................................      (12,727)             (5,136)            (10,922)
  Interest income...................................................           25                  14                  33
  Other, net........................................................         (400)               (119)                (69)
                                                                         --------            --------           ---------
Net loss............................................................      (30,814)            (12,727)            (16,795)
Partners' capital (deficiency):
  Beginning of period...............................................       57,273                 --              (92,795)
  Capital contribution..............................................          --               70,000                 --
                                                                         --------            --------           ---------
  End of period.....................................................     $ 26,459            $ 57,273           $(109,590)
--------------------------------------------------
                                                                         ========            ========           =========



          See accompanying notes to consolidated financial statements.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                                            Period from        Period from
                                                                          Year ended     August 13, 1996 to January 1, 1996 to
                                                                       December 31, 1997 December 31, 1996   August 12, 1996
                                                                       ----------------- ------------------ ------------------
Cash flows from operating activities
  Net loss............................................................     $(30,814)         $ (12,727)          $(16,795)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization.....................................       46,116             17,842             21,034
    Amortization of deferred financing costs..........................          770                292                477
    (Gain) loss on disposal of equipment..............................         (116)                43                 39
  Changes in assets and liabilities, net of effects of acquisition:
    Accounts receivable, net..........................................          (87)               634               (625)
    Other receivables.................................................         (119)                94               (129)
    Prepaid expenses and other assets.................................         (155)               131               (204)
    Accounts payable and accrued expenses.............................        4,510                265             (2,318)
    Accounts payable to affiliates....................................          867               (576)             1,029
                                                                           --------          ---------           --------
Net cash provided by operating activities.............................       20,972              5,998              2,508
                                                                           --------          ---------           --------
Cash flows from investing activities:
  Capital expenditures................................................      (15,769)            (5,317)           (11,995)
  Proceeds from sale of equipment.....................................          155                 53                 48
                                                                           --------          ---------           --------
  Net cash used in investing activities...............................      (15,614)            (5,264)           (11,947)
                                                                           --------          ---------           --------
Cash flows from financing activities:
  Advance from V Cable................................................          --                 --              70,000
  Cash paid for redemption of partners' interests.....................          --              (4,010)               --
  Additions to excess costs...........................................          (82)               (98)               --
  Additions to deferred financing costs...............................         (544)            (2,289)
  Proceeds from bank debt.............................................       10,300            159,810                --
  Repayment of bank debt..............................................      (14,800)              (350)               --
  Repayment of senior debt............................................          --            (153,538)           (60,807)
                                                                           --------          ---------           --------
  Net cash (used in) provided by financing activities.................       (5,126)              (475)             9,193
                                                                           --------          ---------           --------
Net increase (decrease) in cash and cash equivalents..................          232                259               (246)
Cash and cash equivalents at beginning of period......................           49               (210)                36
                                                                           --------          ---------           --------
Cash and cash equivalents at end of period............................     $    281          $      49           $   (210)
--------------------------------------------------
                                                                           ========          =========           ========

          See accompanying notes to consolidated financial statements.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in thousands)

(1) The Company

      U.S. Cable Television Group, L.P. (the "Company") was formed for the purpose of acquiring, owning and operating cable television systems, which are generally operated pursuant to non-exclusive franchises awarded by states or local government authorities for specified periods of time. The Company currently operates cable television systems serving portions of the southeastern and midwestern United States. The Company's revenues are derived principally from the provision of cable television services, which include recurring monthly fees paid by subscribers.

      Prior to the Redemption discussed in the next paragraph, the partnership consisted of V Cable, Inc. ("V Cable"), a wholly-owned subsidiary of Cablevision Systems Corporation ("CSC"), with an indirect 1% general partnership interest and a 19% limited partnership interest, General Electric Capital Corporation ("GECC"), with a 72% limited partnership interest and various individuals and entities owning the remaining 8% partnership interest, as general and/or limited partners (the "Predecessor Company"). Profits and losses were allocated in accordance with the Amended and Restated Agreement of Limited Partnership.

      On March 18, 1996, V Cable advanced $70 million to the Company which was considered a capital contribution coincident with the Redemption. On August 13, 1996, the Company redeemed the partnership interests not already owned by V Cable ("the Redemption") for a payment of approximately $4 million to the holders of 8% of the partnership interests and the repayment of the balance of the debt owed to General Electric Capital Corporation ("GECC") of approximately $154 million. The payment of $4 million and repayment of the GECC debt was financed under a new $175 million credit facility (Note 4). As a result of the Redemption, which was accounted for as a purchase, the consolidated financial information for the periods after the Redemption is presented on a different cost basis than that for the period before the Redemption and, therefore, is not comparable due to the change in ownership.

      Subsequent to the Redemption, V Cable, through wholly-owned subsidiaries, holds an indirect 1% general partnership interest and a direct 99% limited partnership interest (the "Successor Company"). The partnership will terminate December 1, 2030, unless earlier termination occurs as provided in the Amended and Restated Agreement of Limited Partnership.

      As a result of the capital contribution of $70,000 (discussed above), the $4,010 Redemption price and $98 of miscellaneous transaction costs, the Successor Company effectively paid $74,108 to acquire net liabilities of $74,331, which resulted in excess costs over fair value of $148,439, as follows:

     Purchase price and transaction costs............................ $  74,108
                                                                      ---------
     Net liabilities acquired:
       Cash, receivables and prepaids................................     2,504
       Property, plant and equipment.................................    98,212
       Accounts payables and accrued expenses........................   (20,433)
       Accounts payable-affiliate....................................    (1,076)
       Senior debt...................................................  (153,538)
                                                                      ---------
                                                                        (74,331)
                                                                      ---------
       Excess costs over fair value of net liabilities acquired...... $ 148,439
                                                                      =========

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)

      For purposes of the consolidated financial statements for the year ended December 31, 1997, and for the period from August 13, 1996 to December 31, 1996, this excess cost is being amortized over a 7 year period.

      On August 29, 1997, the Company and CSC entered into an agreement with Mediacom LLC ("Mediacom") to sell to Mediacom substantially all of the assets and cable systems owned by the Company. The transaction was consummated on January 23, 1998, for a sales price of approximately $311 million (the "Mediacom Sale").

(2) Significant Accounting Policies

   Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

   Revenue Recognition

      The Company recognizes revenues as cable television services are provided to subscribers.

   Long-Lived Assets

      Property, plant and equipment, including construction materials, are recorded at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems and the costs of new subscriber installations. Property, plant and equipment are being depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases.

      With respect to the Predecessor Company, franchise costs were amortized on the straight-line basis over the average term of the franchises (approximately 4-12 years) and excess costs over fair value of net assets acquired were amortized over a 15 year period on the straight-line basis. As mentioned in note 1, the Successor Company is amortizing excess costs over fair value of net assets acquired over 7 years.

      The Company implemented the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective January 1, 1996. The Company reviews its long-lived assets (property, plant and equipment, and related intangible assets that arose from business combinations accounted for under the purchase method) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. The adoption of Statement No. 121 had no impact on the Company's financial position or results of operations.

   Deferred Financing Costs

      Costs incurred to obtain debt are deferred and amortized on the straight-line basis over the term of the related debt.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)

   Income Taxes

      The Company operates as a limited partnership; accordingly, its taxable income or loss is includable in the tax returns of the partners, and therefore, no provision for income taxes has been made on the books of the Company. ECC Holding Corporation ("ECC"), one of the Company's subsidiaries, is a corporate entity and as such is subject to federal and state income taxes. Income tax amounts in these consolidated financial statements pertain to ECC.

      ECC accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the liability method of accounting for deferred income taxes and permits the recognition of deferred tax assets, subject to an ongoing assessment of realizability.

   Cash Flows

      For purposes of the statement of cash flows, the Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. The Company paid cash interest of approximately $12,026 for the year ended December 31, 1997, $13,610 for the period from January 1, 1996 to August 12, 1996, and $4,189 for the period from August 13, 1996 to December 31, 1996, respectively.

   Use of Estimates in Preparation of Financial Statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)


(3) Property, Plant and Equipment

      Property, plant and equipment and estimated useful lives at December 31, 1997 and 1996, are as follows:

                                                                    Estimated
                                                1997      1996    Useful lives
                                              --------  --------  -------------
Cable television transmission and
 distribution systems:
  Customer equipment......................... $  5,175  $  6,810        5 years
  Headends...................................    7,539     6,338        9 years
  Infrastructure.............................   94,920    81,502       10 years
  Program, service and test equipment........    2,824     2,141      4-7 years
  Microwave equipment........................       95        78      4-7 years
  Construction in progress (including
   materials and supplies)...................      699       521
                                              --------  --------
                                               111,252    97,390
Furniture and fixtures.......................      722       591        5 years
Transportation...............................    3,782     2,886        4 years
Land and land improvements...................      863     1,074       30 years
Leasehold improvements.......................    1,612     1,305  Term of Lease
                                              --------  --------
                                               118,231   103,246
Less accumulated depreciation................  (33,868)   (9,703)
                                              --------  --------
                                              $ 84,363  $ 93,543
                                              ========  ========

(4) Debt

   Bank Debt

      In August 1996, the Successor Company repaid the balance of the debt owed to GECC of approximately $154,000. The repayment of the GECC debt was financed under a new $175,000 credit facility. The credit facility is with a group of banks led by the Bank of New York, as agent, and consists of a three year $175,000 revolving credit facility maturing on August 13, 1999. The revolving credit facility is payable in full upon maturity. As of December 31, 1997 and 1996, the Company had outstanding borrowings under its revolving credit facility of $154,960 and $159,460, inclusive of overdraft amounts of $1,900 and $0, respectively, leaving unrestricted and undrawn funds available amounting to $21,940 and $15,540. Amounts outstanding under the facility bear interest at varying rates based upon the bank's LIBOR rate, as defined in the loan agreement. The weighted average interest rate was 7.1% and 7.6% on December 31, 1997 and 1996, respectively. The Company is also obligated to pay fees of .375% per annum on the unused loan commitment. Substantially all of the general and limited partnership interests in the Company have been pledged in support of the borrowings under the credit agreement. The credit facility contains various restrictive covenants, with which the Company was in compliance at December 31, 1997.

      In January 1998, all amounts outstanding under the bank debt were repaid from the proceeds from the Mediacom Sale.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)


   Junior Subordinated Note

      In August 1996, the Predecessor Company's Junior Term Loan and related accrued interest was forgiven by GECC in the amount of $35,560.

(5) Income Taxes

      ECC has a net operating loss carryforward for federal income tax purposes of approximately $65,500 expiring in varying amounts through 2012.

      The tax effects of temporary differences which give rise to significant deferred tax assets or liabilities and the corresponding valuation allowance at December 31, 1997 and 1996, are as follows:

                          Deferred Assets                       1997     1996
                          ---------------                      -------  -------
     Depreciation and amortization............................ $ 7,132  $ 7,132
     Allowance for doubtful accounts..........................      51       51
     Benefits of tax loss carry forward.......................  27,510   26,166
                                                               -------  -------
     Net deferred tax assets..................................  34,693   33,349
     Valuation allowance...................................... (34,693) (33,349)
                                                               -------  -------
                                                                   --       --
                                                               =======  =======

      ECC has provided a valuation allowance for the total amount of the net deferred tax assets since realization of these assets is not assured.

(6) Operating Leases

      The Company leases certain office and transmission facilities under terms of operating leases expiring at various dates through 2008. The leases generally provide for fixed annual rental payments plus real estate taxes and certain other costs. Rent expense for the year ended December 31, 1997, and the periods from January 1, 1996 to August 12, 1996, and from August 13, 1996 to December 31, 1996, amounted to approximately $778, $505, and $303, respectively.

      The Company rents space on utility poles for its operations. Pole rental expense for the year ended December 31, 1997, and for the periods from January 1, 1996 to August 12, 1996, and from August 13, 1996 to December 31, 1996, amounted to approximately $1,440, $912, and $547, respectively.

      In connection with the Mediacom sale, the Company was relieved of all of its future obligations under its operating leases.

(7) Related Party Transactions

      CSC has interests in several entities engaged in providing cable television programming and other services to the cable television industry. During the year ended December 31, 1997 and for the periods from January 1, 1996 to August 12, 1996, and from August 13, 1996 to December 31, 1996, the Company was charged approximately $742, $510 and $268, respectively, by these entities for such services. At December 31, 1997 and 1996, the Company owed approximately $65 and $60, respectively, to these companies for such programming services which is included in accounts payable-affiliates in the accompanying consolidated balance sheet.

                       U.S. CABLE TELEVISION GROUP, L.P.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                            (Dollars in thousands)


      CSC provides the Company with general and administrative services. For the year ended December 31, 1997 and for the periods from January 1, 1996 to August 12, 1996, and from August 13, 1996 to December 31, 1996, these charges totaled approximately $3,059, $2,274 and $1,712, respectively. Amounts owed to CSC at December 31, 1997 and 1996, for such expenses were approximately $1,109 and $408, respectively, and is included in accounts payable-affiliates in the accompanying consolidated balance sheet.

(8) Benefit Plan

      During 1989, the Company adopted a 401 (k) savings plan (the "Plan"). Employee participation is voluntary. Under the provisions of the Plan, employees may defer up to 15% of their annual compensation (as defined). The Company currently contributes 50% of the contributions made by participating employees subject to a limit of 6% of the employee's compensation. The Company may make additional contributions at its discretion. For the year ended December 31, 1997, and for the periods from January 1, 1996 to August 12, 1996, and from August 13, 1996 to December 31, 1996, expense relating to this Plan amounted to $165, $189 and $138, respectively.

      The Company does not provide postretirement benefits for any of its employees.

(9) Disclosures About The Fair Value Of Financial Instruments

   Cash and Cash Equivalents, Accounts Receivable-Subscribers, Other Receivables, Accounts Payable, Accrued Expenses, and Accounts Payable-Affiliates

      Carrying amounts approximate fair value due to the short maturity of these instruments.

   Bank Debt

      The carrying amounts of the Company's long term debt instruments approximate fair value as the underlying variable interest rates are adjusted for market rate fluctuations.

                          Independent Auditor's Report

The Board of Directors
U.S. Cable Television Group, L.P.

      We have audited the accompanying consolidated balance sheets of U.S. Cable Television Group, L.P. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations and partners' capital (deficiency) and cash flows for the periods from January 1, 1996 to August 12, 1996 and August 13, 1996 to December 31, 1996, and for each of the years in the two year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Cable Television Group, L.P. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the periods from January 1, 1996 to August 12, 1996 and August 13, 1996 to December 31, 1996, and for each of the years in the two year period ended December 31, 1995 in conformity with generally accepted accounting principles.

      As discussed in note 1 to the consolidated financial statements, effective August 13, 1996, U.S. Cable Television Group L.P. redeemed certain limited and general partnership interests in a business combination accounted for as a purchase. As a result of the redemption, the consolidated financial information for the period after the redemption is presented on a different cost basis than that for the period before the redemption, and therefore, is not comparable.

                                          KPMG Peat Marwick LLP

Jericho, New York
April 1, 1997, except as to Note 11,
which is as of January 23, 1998

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1995
                             (Dollars in thousands)

                                                              1996     1995
                                                            -------- --------
                          ASSETS
Cash and cash equivalents.................................. $     49 $     36
Accounts receivable--subscribers (less allowance for
 doubtful accounts of $122 and $202).......................      995    1,004
Other receivables..........................................      383      348
Accounts receivable from affiliates........................      --        75
Prepaid expenses and other assets..........................      477      404
Property, plant and equipment, net.........................   93,543  101,439
Deferred franchise costs (less accumulated amortization of
 $92,787)..................................................      --    13,738
Excess cost over fair value of net assets acquired (less
 accumulated amortization of $7,952 and $22,272)...........  140,487   61,197
Deferred financing and other costs (less accumulated
 amortization of $292 and $4,452)..........................    1,997    1,620
                                                            -------- --------
                                                            $237,931 $179,861
                                                            ======== ========
      LIABILITIES AND PARTNERS' CAPITAL (DEFICIENCY)
Accounts payable........................................... $ 10,246 $  4,170
Accrued expenses:
  Franchise fees...........................................    1,089      995
  Payroll and related benefits.............................    4,728    3,796
  Programming costs........................................      --     7,216
  Interest.................................................      947      --
  Other....................................................    3,688    7,442
Accounts payable to affiliates.............................      500      --
Bank debt..................................................  159,460      --
Senior debt................................................      --   214,392
Junior subordinated note...................................      --    34,645
                                                            -------- --------
    Total liabilities......................................  180,658  272,656
Partners' capital (deficiency).............................   57,273  (92,795)
                                                            -------- --------
                                                            $237,931 $179,861
                                                            ======== ========

          See accompanying notes to consolidated financial statements.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                         PARTNERS' CAPITAL (DEFICIENCY)
                                  (see note 1)
                             (Dollars in thousands)

                                   Period from  Period from
                                    August 13,  January 1,     Year Ended
                                     1996 to      1996 to     December  31,
                                   December 31, August 12,  ------------------
                                       1996        1996       1995      1994
                                   ------------ ----------- --------  --------
Revenue...........................   $ 32,144    $  49,685  $ 76,568  $ 71,960
                                     --------    ---------  --------  --------
Operating expenses:
  Technical expenses..............     15,111       23,467    34,895    29,674
  Selling, general and
   administrative expenses........      6,677       11,021    19,875    20,776
  Depreciation and amortization...     17,842       21,034    36,329    41,861
                                     --------    ---------  --------  --------
  Operating loss..................     (7,486)      (5,837)  (14,531)  (20,351)
Other (expense) income:
  Interest expense................     (5,136)     (10,922)  (26,157)  (24,195)
  Interest income.................         14           33        70       236
  Other, net......................       (119)         (69)     (241)   (1,280)
                                     --------    ---------  --------  --------
Net loss..........................    (12,727)     (16,795)  (40,859)  (45,590)
Partners' capital (deficiency):
  Beginning of period.............        --       (92,795)  (51,936)   (6,346)
  Capital contribution............     70,000          --        --        --
                                     --------    ---------  --------  --------
End of year.......................   $ 57,273    $(109,590) $(92,795) $(51,936)
                                     ========    =========  ========  ========


          See accompanying notes to consolidated financial statements.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (see note 1)
                             (Dollars in thousands)

                                   Period from  Period from
                                    August 13,  January 1,     Year Ended
                                     1996 to      1996 to     December 31,
                                   December 31, August 12,  ------------------
                                       1996        1996       1995      1994
                                   ------------ ----------- --------  --------
Cash flows from operating
 activities:
  Net loss........................  $ (12,727)   $(16,795)  $(40,859) $(45,590)
  Adjustments to reconcile net
   loss to net cash provided by
   operating activities:
    Depreciation and
     amortization.................     17,842      21,034     36,329    41,861
    Amortization of deferred
     financing costs..............        292         477        746       752
    Loss on disposal of
     equipment....................         43          39        104       192
    Interest on senior
     subordinated debentures......        --          --      10,022     9,038
    Interest on junior
     subordinated debentures......        --          --       3,970     3,516
  Changes in assets and
   liabilities, net of effects of
   acquisition:
    Accounts receivables, net.....        634        (625)      (546)      (47)
    Other receivables.............         94        (129)      (225)      (54)
    Prepaid expenses and other
     assets.......................        131        (204)        (3)       80
    Accounts payable and accrued
     expenses.....................        265      (2,318)     3,193     2,995
    Accounts payable to
     affiliates...................       (576)      1,029       (744)      575
                                    ---------    --------   --------  --------
Net cash provided by operating
 activities.......................      5,998       2,508     11,987    13,318
                                    ---------    --------   --------  --------
Cash flows used in investing
 activities:
  Capital expenditures............     (5,317)    (11,995)   (20,502)  (21,359)
  Proceeds from sale of
   equipment......................         53          48        430       --
                                    ---------    --------   --------  --------
  Net cash used in investing
   activities.....................     (5,264)    (11,947)   (20,072)  (21,359)
                                    ---------    --------   --------  --------
Cash flows from financing
 activities:
  Advance from V Cable............        --       70,000        --        --
  Cash paid for redemption of
   partners' interests............     (4,010)        --         --        --
  Additions to excess costs.......        (98)        --         --        --
  Additions to deferred financing
   costs..........................     (2,289)        --         --        --
  Proceeds from bank debt.........    159,810         --       8,000       --
  Repayment of bank debt..........       (350)        --         --        --
  Repayment of senior debt........   (153,538)    (60,807)       --        --
  Repayment of note payable.......        --          --         --        (35)
                                    ---------    --------   --------  --------
  Net cash used in financing
   activities.....................       (475)      9,193      8,000       (35)
Net increase in cash and cash
 equivalents......................        259        (246)       (85)   (8,076)
Cash and cash equivalents at
 beginning of period..............       (210)         36        121     8,197
                                    ---------    --------   --------  --------
Cash and cash equivalents at end
 of period........................  $      49    $   (210)  $     36  $    121
                                    =========    ========   ========  ========

          See accompanying notes to consolidated financial statements.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in thousands)

(1) The Company

      U.S. Cable Television Group, L.P. (the "Company") was formed for the purpose of acquiring, owning and operating cable television systems, which are generally operated pursuant to non-exclusive franchises awarded by states or local government authorities for specified periods of time. The Company currently operates cable television systems serving portions of the southeastern and Midwestern United States. The Company's revenues are derived principally from the provision of cable television services, which include recurring monthly fees paid by subscribers.

      Prior to the Redemption discussed in the next paragraph, the partnership consisted of V Cable, Inc. ("V Cable"), a wholly-owned subsidiary of Cablevision Systems Corporation ("CSC"), with an indirect 1% general partnership interest and a 19% limited partnership interest, General Electric Capital Corporation ("GECC"), with a 72% limited partnership interest and various individuals and entities owning the remaining 8% partnership interest, as general and/or limited partners (the "Predecessor Company"). Profits and losses were allocated in accordance with the Amended and Restated Agreement of Limited Partnership.

      On March 18, 1996, V Cable advanced $70 million to the Company which was considered a capital contribution coincident with the Redemption. On August 13, 1996, the Company redeemed the partnership interests not already owned by V Cable ("the Redemption") for a payment of approximately $4 million to the holders of 8% of the partnership interests and the repayment of the balance of the debt owed to General Electric Capital Corporation ("GECC") of approximately $154 million. The payment of $4 million and repayment of the GECC debt was financed under a new $175 million credit facility (Note 4). As a result of the Redemption, which was accounted for as a purchase, the consolidated financial information for the periods after the Redemption is presented on a different cost basis than that for the period before the Redemption and, therefore, is not comparable due to the change in ownership.

      Subsequent to the Redemption, V Cable, through wholly-owned subsidiaries, holds an indirect 1% general partnership interest and a direct 99% limited partnership interest (the "Successor Company"). The partnership will terminate December 1, 2030, unless earlier termination occurs as provided in the Amended and Restated Agreement of Limited Partnership.

      As a result of the capital contribution of $70,000 (discussed above), the $4,010 Redemption price and $98 of miscellaneous transaction costs, the Successor Company effectively paid $74,108 to acquire net liabilities of $74,331, which resulted in excess costs over fair value of $148,439, as follows:

     Purchase price and transaction costs............................ $  74,108
                                                                      ---------
     Net liabilities acquired:
       Cash, receivables and prepaids................................     2,504
       Property, plant and equipment.................................    98,212
       Accounts payables and accrued expenses........................   (20,433)
       Accounts payable--affiliate...................................    (1,076)
       Senior debt...................................................  (153,538)
                                                                      ---------
                                                                        (74,331)
                                                                      ---------
     Excess costs over fair value of net liabilities acquired........ $ 148,439
                                                                      =========

      For purposes of the consolidated financial statements for the period from August 13, 1996 to December 31, 1996, this excess cost amount is being amortized over a 7 year period.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)


(2) Significant Accounting Policies

   Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

   Revenue Recognition

      The Company recognizes revenues as cable television services are provided to subscribers.

   Long-Lived Assets

      Property, plant and equipment, including construction materials, are recorded at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems and the costs of new subscriber installations. Property, plant and equipment are being depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases.

      With respect to the Predecessor Company, franchise costs were amortized on the straight-line basis over the average term of the franchises (approximately 4-12 years) and excess costs over fair value of net assets acquired were amortized over a 15 year period on the straight-line basis. As mentioned in note 1, the Successor Company is amortizing excess costs over fair value of net assets acquired over 7 years.

      The Company implemented the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective January 1, 1996. The Company reviews its long-lived assets (property, plant and equipment, and related intangible assets that arose from business combinations accounted for under the purchase method) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. The adoption of Statement No. 121 had no impact on the Company's financial position or results of operations.

   Deferred Financing and Other Costs

      Costs incurred to obtain debt are deferred and amortized on the straight-line basis over the term of the related debt. Other costs consist of organization costs in 1995 which were amortized over a five year period on the straight line basis.

   Income Taxes

      The Company operates as a limited partnership; accordingly, its taxable income or loss is includable in the tax returns of the partners, and therefore, no provision for income taxes has been made on the books of the Company. ECC Holdings Corporation ("ECC"), one of the Company's subsidiaries, is a corporate entity and as such is subject to federal and state income taxes. Income tax amounts in these consolidated financial statements pertain to ECC.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)

(2) Significant Accounting Policies (continued)

      ECC accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the liability method of accounting for deferred income taxes and permits the recognition of deferred tax assets, subject to an ongoing assessment of realizability.

   Cash Flows

      For purposes of the statement of cash flows, the Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. The Company paid cash interest of approximately $13,610 for the period from January 1, 1996 to August 12, 1996, $4,189 for the period from August 13, 1996 to December 31, 1996 and $8,761 and $12,900 for the years ended December 31, 1995 and 1994, respectively.

   Use of Estimates in Preparation of Financial Statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) Property, Plant and Equipment

      Property, plant and equipment and estimated useful lives at December 31, 1996 and 1995 are as follows:

                                                                   Estimated
                                              1996      1995     Useful lives
                                            --------  ---------  -------------
Cable television transmission and
 distribution systems:
  Converters............................... $  6,810  $  18,609        5 years
  Headends.................................    6,338     27,363        9 years
  Distribution systems.....................   81,502    171,570       10 years
Program, service, microwave and test
 equipment.................................    2,219      4,396      4-7 years
Construction in progress (including
 materials and supplies)...................      521        675
                                            --------  ---------
                                              97,390    222,613
Furniture and fixtures.....................      591      4,429        5 years
Vehicles...................................    2,886      7,411        4 years
Building and improvements..................    1,074      2,895       30 years
Leasehold improvements.....................    1,305        --   Term of Lease
Land.......................................      --         852
                                            --------  ---------
                                             103,246    238,200
Less accumulated depreciation..............   (9,703)  (136,761)
                                            --------  ---------
                                            $ 93,543  $ 101,439
                                            ========  =========

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)

(4) Debt

   Bank Debt

      As discussed in Note 1, on August 13, 1996, the Successor Company paid GECC approximately $154,000 in exchange for GECC's limited partnership interests in the Company and in satisfaction of the outstanding balance of all indebtedness due GECC. The repayment of the GECC debt was financed under a new $175,000 credit facility. The credit facility is with a group of banks led by the Bank of New York, as agent, and consists of a three year $175,000 revolving credit facility maturing on August 13, 1999. The revolving credit facility is payable in full upon maturity. As of December 31, 1996, the Company has outstanding borrowings under its revolving credit facility of $159,460, leaving unrestricted and undrawn funds available amounting to $15,540. Amounts outstanding under the facility bear interest at varying rates based upon the bank's LIBOR rate, as defined in the loan agreement. The weighted average interest rate was 7.6% on December 31, 1996. The Company is also obligated to pay fees of .375% per annum on the unused loan commitment.

      Substantially all of the general and limited partnership interests in the Company have been pledged in support of the borrowings under the credit agreement. The credit facility contains various restrictive covenants, with which the Company was in compliance at December 31, 1996.

   Senior Debt and Junior Subordinated Note

      At December 31, 1995, the credit agreement between the Predecessor Company and GECC (the "Credit Agreement") was composed of a Senior Loan Agreement and a Junior Loan Agreement. Under the Senior Loan Agreement, GECC had provided a $30,000 revolving line of credit (the "Revolving Line"), a $104,443 term loan (the "Series A Term Loan") with interest payable currently and, a $92,302 term loan (the "Series B Term Loan") with payment of interest deferred until December 31, 2001. Under the Junior Loan Agreement, GECC had provided a $24,039 term loan (the "Junior Term Loan") with payment of interest deferred until December 31, 2001. The senior loan agreement and junior loan agreement are collectively referred to as the "Loan Agreements".

      At December 31, 1995, the Predecessor Company's outstanding debt to GECC, which was all due on December 31, 2001, was comprised of the following:

     Senior Debt
       Revolving line of credit, with interest at varying rates....... $  8,000
       Series A Term Loan, with interest at 10.12%....................  104,443
       Series B Term Loan, with interest at 10.62%....................  101,949
                                                                       --------
         Total Senior Debt............................................  214,392
     Junior Subordinated Note, with interest at 12.55%................   34,645
                                                                       --------
         Total debt................................................... $249,037
                                                                       ========

(5) Income Taxes

      ECC has a net operating loss carryforward for federal income tax purposes of approximately $21,708 expiring in varying amounts through 2011.

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)

      The tax effects of temporary differences which give rise to significant deferred tax assets or liabilities and the corresponding valuation allowance at December 31, 1996 and 1995 are as follows:

   Deferred Assets

                                                                                                              1996      1995
                                                                                                            --------  --------
     Depreciation and amortization......................................................................... $  7,132  $ (9,572)
     Allowance for doubtful accounts.......................................................................       51        85
     Benefits of tax loss carry forwards...................................................................    9,117    24,783
                                                                                                            --------  --------
     Net deferred tax assets...............................................................................   16,300    15,296
     Valuation allowance...................................................................................  (16,300)  (15,296)
                                                                                                            --------  --------
                                                                                                            $    --   $    --
     --------------------------------------------------
                                                                                                            ========  ========

      ECC has provided a valuation allowance for the total amount of the net deferred tax assets since realization of these assets is not assured due principally to a history of operating losses. The amount of the valuation allowance increased by $1,004 during the year ended December 31, 1996.

(6) Operating Leases

      The Company leases certain office and transmission facilities under terms of operating leases expiring at various dates through 2008. The leases generally provide for fixed annual rental payments plus real estate taxes and certain other costs. Rent expense for the periods from January 1, 1996 to August 12, 1996 and from August 13, 1996 to December 31, 1996 amounted to approximately $505 and $303, respectively, and for the years ended December 31, 1995 and 1994 amounted to $705 and $635, respectively.

      The Company rents space on utility poles for its operations. The Company's pole rental agreements are for varying terms, and management anticipates renewals as they expire. Pole rental expense for the periods from January 1, 1996 to August 12, 1996 and from August 13, 1996 to December 31, 1996 amounted to approximately $912 and $547, respectively, and for the years ended December 31, 1995 and 1994 amounted to $1,312 and $1,199, respectively.

      The minimum future annual rental payments for all operating leases, including pole rentals from January 1, 1997 through December 31, 2008, at rates presently in force at December 31, 1996, are approximately: 1997, $1,902; 1998, $1,764; 1999, $1,735; 2000, $1,657; 2001, $1,599; and thereafter $2,945.

(7) Related Party Transactions

      CSC has interests in several entities engaged in providing cable television programming and other services to the cable television industry. For the periods from January 1, 1996 to August 12, 1996 and from August 13, 1996 to December 31, 1996, the Company was charged approximately $510 and $268, respectively, and for the years ended December 31, 1995 and 1994 the Company was charged approximately $568 and $407, respectively, by these entities for such services. At December 31, 1996 and 1995, the Company owed approximately $60 and $107 to these companies for such programming services which is included in accounts payable-affiliates in the accompanying consolidated balance sheets.

      CSC provides the Company with general and administrative services. For the periods from January 1, 1996 to August 12, 1996 and from August 13, 1996 to December 31, 1996, the Company was charged $2,274

                       U.S. CABLE TELEVISION GROUP, L.P.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (Dollars in thousands)

and $1,712, respectively, and for the years ended December 31, 1995 and 1994 these charges totaled approximately $3,530 and $3,300. Amounts owed to CSC at December 31, 1996 and 1995 for such expenses were approximately $408 and $365 and is included in accounts payable-affiliates in the accompanying consolidated balance sheet.

(8) Benefit Plan

      During 1989, the Company adopted a 401K savings plan (the "Plan"). Employee participation is voluntary. Under the provisions of the Plan, employees may defer up to 15% of their annual compensation (as defined). The Company currently contributes 50% of the contributions made by participating employees subject to a contribution cap of 6% of the employee's compensation. The Company may make additional contributions at its discretion. Expense relating to this Plan amounted to $327, $321 and $295 in 1996, 1995 and 1994, respectively.

      The Company does not provide postretirement benefits for any of its employees.

(9) Disclosures About The Fair Value Of Financial Instruments

   Cash and Cash Equivalents, Accounts Receivable--Subscribers, Other Receivables, Prepaid Expenses and Other Assets, Accounts Payable, Accrued Expenses, and Accounts Payable to Affiliates

      The carrying amount approximates fair value due to the short maturity of these instruments.

   Bank Debt

        The fair value of the company's long term debt instruments approximates its book value since the interest rate is LIBOR-based and accordingly is adjusted for market rate fluctuations.

   Senior and Junior Debt

      At December 31, 1995, the carrying amount of the Senior and Junior Debt approximated fair value.

(10) Commitments

      CSC and its cable television affiliates (including the Company) have an affiliation agreement with a program supplier whereby CSC and its cable television affiliates are obligated to make Base Rate Annual Payments, as defined and subject to certain adjustments pursuant to the agreement, through 2004. The Company would be contingently liable for its proportionate share of Base Rate Annual Payments, based on subscriber usage, of approximately; $1,276 in 1997; $1,320 in 1998 and $1,366 in 1999. For the years 2000 through 2004, such payments would increase by percentage increases in the Consumer Price Index, or five percent, whichever is less, over the prior year's Base Annual Payment.

(11) Subsequent Event

      On August 29, 1997, CSC and certain of its wholly-owned subsidiaries entered into an agreement with Mediacom LLC ("Mediacom") to sell to Mediacom cable systems owned by the Company. The transaction was consummated on January 23, 1998 for a sales price of approximately $311 million.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Triax Midwest Associates, L.P.:

We have audited the accompanying balance sheets of TRIAX MIDWEST ASSOCIATES, L.P. (a Missouri limited partnership) as of December 31, 1997 and 1998, and the related statements of operations, partners' deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Triax Midwest Associates, L.P. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Denver, Colorado
February 26, 1999

                         TRIAX MIDWEST ASSOCIATES, L.P.

                                 BALANCE SHEETS

         As of December 31, 1997 and 1998 and June 30, 1999 (Unaudited)
                                 (In Thousands)

                                                                    June 30,
                                                 1997      1998       1999
                                               --------  --------  -----------
                                                                   (Unaudited)
                    ASSETS
Cash.......................................... $  3,297  $  2,327   $  2,820
Receivables, net of allowance of $554, $331
 and $330, respectively.......................    2,555     2,303      1,890
Property, plant and equipment, net............  124,616   153,224    162,168
Purchased intangibles, net....................  157,671   185,268    165,170
Deferred costs, net...........................    5,980     6,995      3,511
Other assets..................................    2,202     2,911      2,324
                                               --------  --------   --------
                                               $296,321  $353,028   $337,883
                                               ========  ========   ========
      LIABILITIES AND PARTNERS' DEFICIT
Accrued interest expense...................... $  6,057  $  5,383   $  5,003
Accounts payable and other accrued expenses...   11,582    11,714     12,113
Subscriber prepayments and deposits...........      695       828        823
Payables to affiliates........................      359       348        350
Debt..........................................  323,604   404,418    409,290
                                               --------  --------   --------
                                                342,297   422,691    427,579
Partners' deficit.............................  (45,976)  (69,663)   (89,696)
                                               --------  --------   --------
                                               $296,321  $353,028   $337,883
                                               ========  ========   ========


   The accompanying notes to the financial statements are an integral part of these balance sheets.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                            STATEMENTS OF OPERATIONS

              For the Years Ended December 31, 1996, 1997 and 1998
        and for the Six Months Ended June 30, 1998 and 1999 (Unaudited)
                                 (In Thousands)

                                                                  For the
                                                             Six Months Ended
                         For the Years Ended December 31,        June 30,
                         ----------------------------------  ------------------
                            1996        1997        1998       1998      1999
                         ----------  ----------  ----------  --------  --------
                                                                (Unaudited)
Revenues................ $   60,531  $  101,521  $  119,669  $ 57,155  $ 67,257
Operating expenses:
  Programming...........     12,934      20,066      25,275    11,882    15,213
  Operating, selling,
   general and
   administrative.......     16,459      26,050      32,241    13,935    16,263
  Management fees.......      2,667       3,573       4,048     1,933     2,218
  Administration fees
   paid to an
   affiliate............        444       1,482       1,826       843     1,040
  Depreciation and
   amortization.........     26,492      48,845      65,391    28,451    35,644
                         ----------  ----------  ----------  --------  --------
                             58,996     100,016     128,781    57,044    70,378
                         ----------  ----------  ----------  --------  --------
Operating income
 (loss).................      1,535       1,505      (9,112)      111    (3,121)
Other expenses:
  Interest..............     18,311      26,006      29,358    13,558    16,252
                         ----------  ----------  ----------  --------  --------
Net loss before
 cumulative effect of
 accounting change......    (16,776)    (24,501)    (38,470)  (13,447)  (19,373)
Cumulative effect of
 accounting change......        --          --          --        --       (660)
                         ----------  ----------  ----------  --------  --------
Net loss................ $  (16,776) $  (24,501) $  (38,470) $(13,447) $(20,033)
                         ==========  ==========  ==========  ========  ========


   The accompanying notes in the financial statements are an integral part of these statements.

                        TRIAX MIDWEST ASSOCIATES, L.P.

                        STATEMENTS OF PARTNERS' DEFICIT

             For the Years Ended December 31, 1996, 1997 and 1998
            and for the Six Months Ended June 30, 1999 (Unaudited)
                                (In Thousands)

                                                                     Pre Recapitalization Limited
                                                                          Partners (Note 1)
                                                                    -------------------------------       Post
                                                      Accumulated                                   Recapitalization
                                                       Residual     Special                             Limited
                     Non-Managing      Managing     Equity Interest Limited   Cavalier                  Partners
                    General Partner General Partner     of TTC      Partner  Cable, L.P. All Others     (Note 1)      Total
                    --------------- --------------- --------------- -------  ----------- ---------- ---------------- --------
                      (Effective      (Effective
                      August 30,      August 30,
                         1996)           1996)
BALANCES,
December 31,
1995.............      $(83,549)         $ --           $  --       $   --    $    --     $    --       $    --      $(83,549)
 Net Loss for the
 eight month
 period ended
 August 30,
 1996............        (9,022)           --              --           --         --          --            --        (9,022)
                       --------          -----          ------      -------   --------    --------      --------     --------
BALANCES, August
30, 1996.........       (92,571)           --              --           --         --          --            --       (92,571)
 Cash redemption
 of partnership
 interests.......           --             --              --        (6,680)   (12,071)    (19,500)          --       (38,251)
 Allocation of
 partners'
 capital in
 connection with
 recapitalization..         --             --              --         6,680     12,071      19,500       (38,251)         --
 Accumulation of
 residual equity
 interest of
 TTC.............           (62)           --               62          --         --          --            --           --
 Cash
 contributions...         1,100            --              --           --         --          --         50,250       51,350
 Issuance of
 limited
 partnership
 units in
 connection with
 acquisition of
 cable
 properties......           --             --              --           --         --          --         59,765       59,765
 Cash
 distributions to
 DD Cable
 Partners........           --             --              --           --         --          --         (4,200)      (4,200)
 Syndication
 costs...........           (26)           --              --           --         --          --         (2,578)      (2,604)
 Net loss for the
 four month
 period ended
 December 31,
 1996............           (78)           --              --           --         --          --         (7,676)      (7,754)
                       --------          -----          ------      -------   --------    --------      --------     --------
BALANCES,
December 31,
1996.............       (91,637)           --               62          --         --          --         57,310      (34,265)
 Accumulation of
 residual equity
 interest of
 TTC.............          (488)           --              488          --         --          --            --           --
 Cash
 contributions...           --             --              --           --         --          --         13,043       13,043
 Syndication
 costs...........           --             --              --           --         --          --           (253)        (253)
 Net loss for the
 year ended
 December 31,
 1997............          (245)           --              --           --         --          --        (24,256)     (24,501)
                       --------          -----          ------      -------   --------    --------      --------     --------
BALANCES,
December 31,
1997.............       (92,370)           --              550          --         --          --         45,844     $(45,976)
 Accumulation of
 residual equity
 interest of
 TTC.............          (738)           --              738          --         --          --            --           --
 Cash
 contributions...           --             --              --           --         --          --         15,000       15,000
 Syndication
 costs...........           --             --              --           --         --          --           (217)        (217)
 Net Loss for the
 year ended
 December 31,
 1998............          (385)           --              --           --         --          --        (38,085)     (38,470)
                       --------          -----          ------      -------   --------    --------      --------     --------
BALANCES,
December 31,
1998.............       (93,493)           --            1,288          --         --          --         22,542      (69,663)
 Accumulation of
 residual equity
 interest of TTC
 (Unaudited).....          (472)           --              472          --         --          --            --           --
 Net Loss for the
 six months ended
 June 30, 1999
 (Unaudited).....          (200)           --              --           --         --          --        (19,833)     (20,033)
                       --------          -----          ------      -------   --------    --------      --------     --------
BALANCES, June
30, 1999
(Unaudited)......      $(94,165)         $ --           $1,760      $   --    $    --     $    --       $  2,709     $(89,696)
                       ========          =====          ======      =======   ========    ========      ========     ========

  The accompanying notes to the financial statements are an integral part of these statements.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                            STATEMENTS OF CASH FLOWS

              For the Years Ended December 31, 1996, 1997 and 1998
        and For the Six Months Ended June 30, 1998 and 1999 (Unaudited)
                                 (In Thousands)

                             For the Years Ended           For the Six Months
                                 December 31,                Ended June 30,
                         ------------------------------  -----------------------
                           1996       1997      1998        1998        1999
                         ---------  --------  ---------  ----------- -----------
                                                         (Unaudited) (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss..............    (16,776)  (24,501)   (38,470)    (13,447)   (20,033)
 Adjustments to
  reconcile net loss to
  net cash flows from
  operating
  activities--
 Depreciation and
  amortization.........     26,492    48,845     65,391      28,451     35,644
 Accretion of interest
  on preferred stock
  obligation...........         90       --         --          --         --
 Amortization of
  deferred loan costs..        370       651        790         348        446
 Cumulative effect of
  accounting change....        --        --         --          --         660
 Loss (gain) on asset
  dispositions.........        --        --       1,732        (492)         2
 Decrease (increase) in
  subscriber
  receivables, net.....      1,926      (503)        93        (550)       413
 (Increase) decrease in
  other assets.........         (7)     (556)      (623)       (516)       672
 Increase (decrease) in
  accrued interest
  expense..............        181     1,312       (674)     (6,057)      (381)
 Increase (decrease) in
  accounts payable and
  other accrued
  expenses.............      4,502       525       (452)     (1,555)       199
 (Decrease) increase in
  subscriber
  prepayments and
  deposits.............     (2,684)       13        129          62         (5)
 Write-off loan costs..        174       --         --          --         --
 (Decrease) increase in
  payables to
  affiliates...........        (31)      113        (11)         23          2
                         ---------  --------  ---------   ---------   --------
  Net cash flows from
   operating
   activities..........     14,237    25,899     27,905       6,267     17,619
                         ---------  --------  ---------   ---------   --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchase of property,
  plant and equipment..    (10,275)  (23,101)   (36,122)    (14,906)   (21,358)
 Acquisition of
  properties, including
  purchased
  intangibles..........        --    (71,850)   (86,255)    (23,112)       (20)
 Proceeds from exchange
  of properties,
  including
  intangibles..........        --        --       1,594       1,594        --
 Proceeds from sale of
  properties, including
  intangibles..........        --        --       1,674         367        268
 Cash paid for
  franchise costs......       (582)     (776)    (2,122)     (3,664)      (528)
 Cash paid for other
  intangibles..........       (823)      (37)       --          --         (90)
                         ---------  --------  ---------   ---------   --------
  Net cash flows from
   investing
   activities..........    (11,680)  (95,764)  (121,231)    (39,721)   (21,728)
                         ---------  --------  ---------   ---------   --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from
  borrowings...........    275,000    67,000    399,000     345,000     12,000
 Repayment of debt.....   (268,477)  (14,000)  (319,000)   (313,000)    (7,000)
 Contributions from
  partners.............     51,350    13,043     15,000         --         --
 Cash redemptions of
  partnership
  interests............    (38,251)      --         --          --         --
 Cash distributions to
  DD Cable Partners....     (4,200)      --         --          --         --
 Payments on capital
  leases...............       (314)     (322)      (703)       (272)      (392)
 Cash paid for loan
  costs................     (5,683)      (80)    (1,724)     (1,570)        (6)
 Cash paid for
  syndication costs....     (2,604)     (253)      (217)        --         --
 Repayment of preferred
  stock obligations....     (2,760)      --         --          --         --
                         ---------  --------  ---------   ---------   --------
  Net cash flows from
   financing
   activities..........      4,061    65,388     92,356      30,158      4,602
                         ---------  --------  ---------   ---------   --------
NET INCREASE (DECREASE)
 IN CASH...............      6,618    (4,477)      (970)     (3,296)       493
CASH, beginning of
 period................      1,156     7,774      3,297       3,297      2,327
                         ---------  --------  ---------   ---------   --------
CASH, end of period....  $   7,774  $  3,297  $   2,327   $       1   $  2,820
                         =========  ========  =========   =========   ========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Cash paid during the
  period for interest..  $  16,848  $ 24,043  $  29,209   $  19,267   $ 16,186
                         =========  ========  =========   =========   ========
SUPPLEMENTAL SCHEDULE
 OF NON-CASH INVESTING
 AND FINANCING
 ACTIVITIES:
 Property additions
  financed by capital
  leases...............  $     391  $  1,313  $   1,517   $     678   $    481
                         =========  ========  =========   =========   ========
 Net book value of
  assets divested in
  exchange.............  $     --   $    --   $   4,404   $   4,404   $    --
                         =========  ========  =========   =========   ========
 Net book value of non-
  monetary assets
  acquired in
  exchange.............  $     --   $    --   $   2,958   $   2,958   $    --
                         =========  ========  =========   =========   ========

   The accompanying notes to the financial statements are an integral part of these statements.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                         NOTES TO FINANCIAL STATEMENTS

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

(1) THE PARTNERSHIP

   Organization and Capitalization

Triax Midwest Associates, L.P. (the "Partnership") is a Missouri limited partnership originally formed for the purpose of acquiring, constructing and operating cable television properties, located primarily in Indiana, Illinois, Iowa, Minnesota and Wisconsin. The Partnership was capitalized and commenced operations on June 1, 1988. The non-managing general partner is Triax Cable General Partner, L.P. ("Triax Cable GP"), a Missouri limited partnership. The general partner of Triax Cable GP is Midwest Partners, L.L.C. The managing general partner of the Partnership is Triax Midwest General Partner, L.P., a Delaware limited partnership, and its general partner is Triax Midwest, L.L.C.

   Partnership Recapitalization

On August 30, 1996 (the "Contribution Date"), the Partnership completed a recapitalization of the Partnership in which new credit facilities were put in place (Note 4), additional partnership interests were issued and selected partnership interests were redeemed. Under the terms of a partnership amendment and other related documents, the Partnership received approximately $50.3 million in cash from new limited partners in exchange for limited partnership interests ("New Cash Partners"). Approximately $38.3 million in cash was then utilized to redeem the special limited partnership interest and certain other existing limited partnership interests. For financial reporting purposes, this portion of the Partnership Recapitalization was accounted for as an equity transaction with no effect on the carrying value of the Partnership's assets. However, for tax purposes, even though the New Cash Partners assumed the redeemed limited partners' tax basis capital accounts, they will be entitled to additional outside tax basis reflecting the amount invested.

In addition, the Partnership purchased certain net assets of DD Cable Partners, L.P. and DD Cable Holdings, Inc. ("DD Cable") through the net issuance of approximately $55.6 million in limited partnership interests. For financial reporting purposes, the acquisition was accounted for under the purchase method of accounting at fair market value. For tax purposes, the basis in the acquired net assets was recorded at DD Cable's historical tax basis. This results in a built-in gain on these assets based on the difference between the fair market value and tax basis of the assets at August 30, 1996.

In connection with the Partnership Recapitalization, the general partnership interest of Triax Cable GP was converted to a non-managing general partnership interest. Triax Cable GP then contributed an additional $1.1 million to maintain its approximate 1% proportionate interest in the Partnership. Triax Midwest General Partner, L.P. ("Midwest GP" or the "Managing General Partner") was appointed the managing general partner. The general partner of Midwest GP is Triax Midwest, L.L.C., a wholly-owned subsidiary of Triax Telecommunications Company, L.L.C. ("TTC"). Midwest GP made no partnership equity contributions to the Partnership and received only a residual interest in the Partnership, as discussed below under "Allocations of Profits, Losses, Distributions and Credits Subsequent to Partnership Recapitalization".

As provided for in the Partnership Agreement, as amended, certain of the New Cash Partners (the "Committed Partners") committed to fund additional monies totaling $50.0 million for future acquisitions of the Partnership through August 1999. In conjunction with the Partnership's Indiana and Illinois Acquisitions during 1997 and the Illinois acquisition of September 30, 1998 (Note 3), certain limited partners contributed approximately $13.0 million and $15.0 million, respectively. Of these total contributions, approximately $27.0 million was contributed by the Committed Partners, which reduced their total funding commitment to approximately $23.0 million.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

During 1997, TTC and certain officers of TTC (the "Officers") purchased limited partner interests in Triax Investors Midwest, L.P. ("Investors Midwest"), which holds a limited partner interest in the Partnership. Subsequent to TTC's and the Officers' purchase of these Investors Midwest interests, Investors Midwest elected to distribute its interest in the Partnership to certain of its partners, resulting in TTC owning a direct limited partner interest in the Partnership.

The Partnership Agreement, as amended, provides that on August 30, 2001 each limited partner has the option to sell its interest to the Partnership for fair market value at the time of the sale. The fair market value is to be determined by appraised value approved by a majority vote of the Advisory Committee. In accordance with the Partnership Agreement, if the Partnership is unable to finance the acquisition of such interests, such selling limited partners can cause the liquidation of the Partnership.

   Allocation of Profits, Losses, Distributions and Credits Subsequent to Partnership Recapitalization

   Distributions

Cash distributions are to be made to both the limited partners and Triax Cable GP equal to their adjusted capital contributions, then to the limited partners and Triax Cable GP in an amount sufficient to yield a return of 13% per annum, compounded annually (the "Priority Return"), then varying rates of distribution to the Managing General Partner (17% to 20%) and to the limited partners and Triax Cable GP (83% to 80%) based on internal rates of return earned by the New Cash Partners, as set forth in the Amended and Restated Partnership Agreement, on their adjusted capital contributions.

   Losses from Operations

The Partnership will allocate its losses to the limited partners and Triax Cable GP according to their proportionate interests in the book value of the Partnership, except losses will not be allocated to any limited partner which would cause the limited partner's capital account to become negative by an amount greater than an amount which the limited partners are obligated to contribute to the Partnership.

   Profits and Gains

Generally, the Partnership will allocate its profits according to the limited partners' and Triax Cable GP's proportionate interests in the book value of the Partnership until profits allocated to limited partners equal losses previously allocated to them. A special allocation of gain equal to the difference between the fair value and tax basis of contributed property will be made, with respect to partners contributing property to the Partnership, upon the sale of the contributed Partnership assets.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

   Revenue Recognition

Revenues are recognized in the period the related services are provided to the subscribers.

   Income Taxes

No provision has been made for federal, state or local income taxes because they are the responsibility of the individual partners. The principal difference between tax and financial reporting results from different depreciable tax basis in various assets acquired (Note 1).

   Property, Plant and Equipment

Property, plant and equipment are stated at cost. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged directly to expense when incurred. The Partnership capitalized a portion of technician and installer salaries to property, plant and equipment, which amounted to $1,134,000 in 1996, $1,196,132 in 1997, $1,333,296 in 1998 and
$601,889 and $590,351 for the six months ended June 30, 1998 and 1999, respectively.

Depreciation and amortization are computed using the straight-line method over the following estimated useful lives (amounts in thousands):

                                1997       1998     June 30, 1999     Life
                              ---------  ---------  ------------- -------------
                                                                  Predominantly
     Property, plant and
      equipment.............. $ 217,561  $ 266,965    $ 288,560     10 years
     Less--Accumulated
      depreciation...........   (92,945)  (113,741)    (126,392)
                              ---------  ---------    ---------
                              $ 124,616  $ 153,224    $ 162,168
                              =========  =========    =========

   Purchased Intangibles

Purchased intangibles are being amortized using the straight-line method over the following estimated useful lives (amounts in thousands):

                                1997       1998     June 30, 1999     Life
                              ---------  ---------  ------------- -------------
     Franchises.............. $ 245,028  $ 310,544    $ 311,056    5-11.5 years
     Noncompete..............       400      1,595        1,595         3 years
     Goodwill................    12,804     12,804       12,804        20 years
                              ---------  ---------    ---------
                                258,232    324,943      325,455
     Less--Accumulated
      amortization...........  (100,561)  (139,675)    (160,285)
                              ---------  ---------    ---------
                              $ 157,671  $ 185,268    $ 165,170
                              =========  =========    =========

   Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the difference between the carrying value and fair value of the long-lived asset.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited) Deferred Costs

Deferred costs are being amortized using the straight-line method over the following estimated useful lives (amounts in thousands):

                                                           June 30,
                                          1997     1998      1999       Life
                                         -------  -------  --------  ----------
     Deferred loan costs................ $ 5,763  $ 7,488  $ 7,493    2-7 years
     Organizational costs...............     858      858      --    5-10 years
     Other..............................     500      500      500
                                         -------  -------  -------
                                           7,121    8,846    7,993
     Less--Accumulated amortization.....  (1,141)  (1,851)  (4,482)
                                         -------  -------  -------
                                         $ 5,980  $ 6,995  $ 3,511
                                         =======  =======  =======

   Organizational Costs

American Institute of Certified Public Accountants Statement of Position 98-5 ("SOP 98-5") provides guidance on the financial reporting of start-up and organization costs. SOP 98-5 broadly defines start-up activities and requires the costs of such start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 and the initial application is reported as a cumulative effect of a change in accounting principle. Effective January 1, 1999, the Partnership recognized a cumulative effect of an accounting change adjustment related to net deferred organization costs totaling approximately $660,000 as of December 31, 1998.

   Reclassifications

Certain amounts in the accompanying financial statements have been reclassified to conform to the current year presentation.

(3) ACQUISITIONS/SALES

On August 30, 1996, the Partnership purchased certain cable television system assets, located in Illinois, Minnesota, Wisconsin and Iowa, from DD Cable, including the assumption of certain liabilities of the acquired business. The acquisition was financed by issuing net limited partnership interests valued at approximately $55.6 million. In addition, the Partnership utilized a portion of newly executed $375 million credit facility (Note 4) to repay approximately $116 million of existing indebtedness of DD Cable.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

The purchase price was allocated to the acquired assets and liabilities as follows (amounts in thousands):

     Current assets                             $   3,519
     Property, plant and equipment                 59,786
     Franchise costs                              117,007
                                                ---------
         Subtotal                                 180,312
     Less--current liabilities assumed             (4,579)
                                                ---------
                                                  175,733
     Less--cash distributed for:
       Payment of existing DD Cable debt         (115,968)
       Cash distributions to DD Cable              (4,200)
                                                ---------
         Total net partnership interest issued  $  55,565
                                                =========

On June 30, 1997, the Partnership acquired certain cable television system assets, located in Indiana, including certain liabilities of the acquired business, from Triax Associates I, L.P. (the "Indiana Acquisition"). The purchase price of $52.0 million was accounted for by the purchase method of accounting and was allocated to the acquired assets and liabilities as follows (amounts in thousands):

     Current assets                     $   316
     Property, plant and equipment       18,793
     Franchise costs                     33,007
     Non-compete                            200
                                        -------
       Subtotal                          52,316
     Less--current liabilities assumed     (403)
                                        -------
       Total cash paid for acquisition  $51,913
                                        =======

Also on June 30, 1997, the Partnership acquired certain cable television system assets, located in Illinois, including certain liabilities of the acquired business, from an unrelated third party (the "Illinois Acquisition"). The purchase price of $20.1 million was accounted for by the purchase method of accounting.

The Indiana and Illinois Acquisitions were financed by partners' contributions of approximately $13.0 million and proceeds of $60.0 million on the revolving credit facility.

On September 30, 1998, the Partnership purchased certain cable television system assets, located in Illinois, from an unrelated third party ("Marcus"), including the assumption of certain liabilities of the acquired business. The acquisition was financed by partners' contributions of $15.0 million and proceeds of approximately $45.8 million from the revolving credit facility.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

The purchase price was allocated to the acquired assets and liabilities as follows (amounts in thousands):

     Current assets                     $   109
     Property, plant and equipment       10,000
     Franchise costs                     50,555
     Non-compete                            500
                                        -------
       Subtotal                          61,164
     Less--current liabilities assumed     (328)
                                        -------
       Total cash paid for acquisition  $60,836
                                        =======

The Partnership has reported the operating results of DD Cable, the Indiana Acquisition and Marcus from the respective acquisition dates. The following tables show the unaudited pro forma results of operations for the year of the acquisitions and their prior year:

                                  For the Year Ended December 31, 1996
              -----------------------------------------------------------------

                                                                                Unaudited
                             Actual                                       Pro Forma Results(/1/)
                            --------                                      ----------------------
REVENUES                    $ 60,531                                             $ 99,554
                            ========                                             ========
NET LOSS                    $(16,776)                                            $(28,878)
                            ========                                             ========

(/1/)Presents pro forma effect of the DD Cable Acquisition and the Indiana
    Acquisition.

                                  For the Year Ended December 31, 1997
              -----------------------------------------------------------------

                                                                                Unaudited
                             Actual                                       Pro Forma Results(/2/)
                            --------                                      ----------------------
REVENUES                    $101,521                                             $118,722
                            ========                                             ========
NET LOSS                    $(24,501)                                            $(31,001)
                            ========                                             ========
(/2/)Presents pro forma effect of the Indiana Acquisition and Marcus.

                                  For the Year Ended December 31, 1998
              -----------------------------------------------------------------

                                                                                Unaudited
                             Actual                                       Pro Forma Results(/3/)
                            --------                                      ----------------------
REVENUES                    $119,669                                             $128,182
                            ========                                             ========
NET LOSS                    $(38,470)                                            $(41,754)
                            ========                                             ========

(/3/)Presents pro forma effect of Marcus.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

On June 30, 1998, the Partnership purchased certain cable television system assets, located in Indiana, from an unrelated third party, including the assumption of certain liabilities of the acquired business. The acquisition was financed by proceeds of approximately $22.8 million from the revolving credit facility. The purchase price was allocated to the acquired assets and liabilities as follows (amounts in thousands):

     Property, plant and equipment..................................... $ 8,383
     Franchise costs...................................................  14,499
     Non-compete.......................................................     200
                                                                        -------
       Subtotal........................................................  23,082
     Less--current liabilities assumed.................................    (270)
                                                                        -------
       Total cash paid for acquisition................................. $22,812
                                                                        =======

On January 21, 1998, the Partnership acquired certain cable television system assets located in Gilberts, Illinois, including certain liabilities of the acquired business, from an unrelated third party (the "Gilberts Acquisition"). The purchase price of approximately $307,000 was accounted for by the purchase method of accounting.

On December 31, 1998, the Partnership acquired certain cable television system assets, located in Kentland, Indiana, including certain liabilities of the acquired business, from an unrelated third party (the "Kentland Acquisition"). The purchase price of $2.5 million was accounted for by the purchase method of accounting, $200,000 of which will be paid during 1999, and has been recorded as other accrued expenses in the accompanying balance sheet.

The Indiana, Kentland and Gilberts Acquisitions were financed by proceeds on the revolving credit facility.

On February 27, 1998, the Partnership closed on an Asset Exchange Agreement with an unrelated third party whereby the Partnership conveyed certain systems serving approximately 3,700 subscribers in exchange for another system in Illinois serving approximately 2,400 subscribers and received approximately $1,600,000 in cash consideration. A gain of approximately $150,000 was recognized on this transaction, and was recorded against write-off of retired plant in the accompanying statement of operations.

On June 30, 1998, the Partnership sold certain cable television system assets located in Central City, Iowa, including certain liabilities of the system, to an unrelated third party for cash of approximately $367,000.

On September 30, 1998, the Partnership sold certain cable television system assets related to five systems in Iowa, including certain liabilities of the systems, to an unrelated third party for cash of approximately $1.3 million.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

(4) DEBT

Debt consists of the following at December 31, 1997, 1998 and June 30, 1999 (amounts in thousands):

                                                                     June 30,
                                                    1997     1998      1999
                                                  -------- -------- -----------
                                                                    (Unaudited)
     Bank Revolving credit loan, due June 30,
      2006, interest payable at rates based on
      varying interest rate options.............  $ 82,000 $ 97,000  $102,000
     Term A Loan, due June 30, 2006, interest
      payable at rates based on varying interest
      rate options..............................   180,000  220,000   220,000
     Term B Loan, due June 30, 2007, interest
      payable at rates based on varying interest
      rate options..............................    35,000   60,000    60,000
     Term C Loan, due June 30, 2007, interest
      payable at 9.48%..........................    25,000   25,000    25,000
     Various equipment loans and vehicle
      leases....................................     1,604    2,418     2,290
                                                  -------- --------  --------
                                                  $323,604 $404,418  $409,290
                                                  ======== ========  ========

In connection with the Partnership Recapitalization discussed in Note 1, the Partnership entered into a $375 million credit facility with a group of lenders, consisting of a Revolving Credit Loan, Term A, Term B and Term C Loans. A commitment fee is charged on the daily unused portion of the available commitment. This fee ranges from 1/4% to 3/8% per annum based on the Partnership's leverage ratio, as defined. The Revolving Credit Loan and each of the Term A, B, and C Loans are collateralized by all of the property, plant and equipment of the Partnership, as well as the rights under all present and future permits, licenses and franchises.

On June 24, 1998, the Partnership completed a restructuring of the Revolving Credit Loan and the Term A, B and C Loans. Under the terms of the restructuring agreement, the total availability of this facility increased from $375 million to $475 million, in order to complete certain planned acquisitions (see Note 3) and to provide for future growth.

The Partnership entered into LIBOR interest rate agreements with the lenders related to the Revolving Credit Loan and the Term A and Term B Loans. The Partnership fixed the interest rate for the Revolving Credit Loan on $71 million at 7.38% for the period from April 6, 1999 to July 6, 1999 and on $25 million at 7.38% for the period from April 26, 1999 to July 26, 1999. The Term A Loan and Term B Loans are fixed at 7.38% and 7.50%, respectively, for the period from April 26, 1999 to July 26, 1999. In addition, the Partnership has entered into various interest rate swap transactions covering $195 million in notional amount as of June 30, 1999, which fixes the weighted average three-month variable rate at 5.6%. These swap transactions expire at various dates through October 2000.

The Term A Loan requires principal payments to be made quarterly, beginning in September 2000. The quarterly payments begin at $1,375,000 per quarter and increase each September 30th thereafter. The Term B and Term C Loans require total quarterly principal payments of $177,083 for the quarters ending September 2000 and December 2000. Quarterly principal payments totaling $88,542 are then required through December 31, 2005, at which time the quarterly payments increase to $3,187,500 through December 31, 2006 and $35,062,500 at March 31, 2007. The Loans are due in full on June 30, 2007.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

The loan agreements contain various covenants, the most restrictive of which relate to maintenance of certain debt coverage ratios, meeting cash flow goals and limitations on indebtedness.

Debt maturities required on all debt as of December 31, 1998 are as follows (amounts in thousands):

     Year                                                                Amount
     ----                                                               --------
     1999.............................................................. $    775
     2000..............................................................    3,861
     2001..............................................................   16,375
     2002..............................................................   31,417
     2003..............................................................   39,407
     Thereafter........................................................  312,583
                                                                        --------
                                                                        $404,418
                                                                        ========

(5) RELATED PARTY TRANSACTIONS

During the eight month period ending August 31, 1996, TTC provided management services to the Partnership for a fee equal to 5% of gross revenues, as defined. Charges for such management services amounted to approximately $1,567,000. TTC also allocated certain overhead expenses to the Partnership which primarily relate to employment costs. These overhead expenses amounted to approximately $371,000 for the eight months ended August 31, 1996.

Commencing August 30, 1996, the Partnership entered into an agreement with TTC to provide management services to the Partnership for a fee equal to 4% of gross revenues, as defined. The agreement also states the Partnership will only be required to pay a maximum fixed monthly payment of $275,000, which can be adjusted for any acquisitions or dispositions by the Partnership at a rate of $.8333 per acquired/disposed subscriber. Charges for such management services provided by TTC amounted to approximately $1,100,000, $3,573,000 and $4,048,000 in 1996, 1997 and 1998, respectively, and $1,933,000 and $2,218,000 for the six months ended June 30, 1998 and 1999, respectively. The remainder of the management fees earned but unpaid will be distributable to TTC only after Triax Cable GP and the limited partners have been distributed their original capital investments and then the deferred and unpaid portion of the management fee will be paid pari passu with the first 7.5% of the Priority Return, as defined. The earned but unpaid fees totaled approximately $62,000, $488,000 and $738,000 in 1996, 1997 and 1998, respectively, and $353,000 and $422,000 for the six months ended June 30, 1998 and 1999, respectively. The cumulative unpaid fees totaled approximately $62,000, $550,000, $1,288,000 and $1,760,000 as of December 31,
1996, 1997, 1998 and June 30, 1999, respectively. These amounts have been reflected in the statement of partners' deficit as "accumulated residual equity interest of TTC", which has been allocated to the non-managing General Partner.

Commencing August 30, 1996, the Partnership entered into a programming agreement with InterMedia Capital Management II, L.P. ("InterMedia"), an affiliate of DD Cable, to purchase programming at InterMedia's cost, which includes volume discounts InterMedia might earn. Included in this agreement is a provision that requires the Partnership to remit to InterMedia an administrative fee, based on a calculation stipulated in the agreement, which amounted to approximately $444,000, $1,482,000 and $1,826,000 in 1996, 1997 and
1998, respectively, and $843,000 and $1,040,000 for the six months ended June 30, 1998 and 1999, respectively.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

(6) LEASES

The Partnership leases office facilities, headend sites and other equipment under noncancelable operating lease agreements, some of which contain renewal options. Total rent expense, including month-to-month rental arrangements, was approximately $364,000, $583,000 and $737,000 in 1996, 1997 and 1998,
respectively, and $336,000 and $413,000 for the six months ended June 30, 1998 and 1999, respectively. Pole attachment fees totaled approximately $496,000, $798,000 and $970,000 in 1996, 1997 and 1998, respectively, and $473,000 and
$538,000 for the six months ended June 30, 1998 and 1999, respectively.

Future minimum rental commitments under noncancelable operating leases subsequent to December 31, 1998 are as follows (amounts in thousands):

     Year                                                                 Amount
     ----                                                                 ------
     1999................................................................  $685
     2000................................................................  $511
     2001................................................................  $377
     2002................................................................  $298
     2003................................................................  $238
     Thereafter..........................................................  $757

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximates fair value because of the nature of the investments and the length of maturity of the investments.

The estimated fair value of the Partnership's debt instruments are based on borrowing rates that would be substantially equivalent to existing rates, therefore, there is no material difference in the fair market value and the current value.

(8) REGULATORY MATTERS

In October 1992, Congress enacted the Cable Television Consumer and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. In April 1993, the Federal Communications Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services (other than programming offered on a per-channel or per-program basis). The FCC implemented regulation, which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and to the FCC in response to complaints on rates for cable programming services.

On February 22, 1994, the FCC issued further regulations which modified the FCC's previous benchmark approach, adopted interim rules to govern cost of service proceedings initiated by cable operators, and lifted the stay of rate regulations for small cable systems, which were defined as all systems serving 1,000 or fewer subscribers.

On November 10, 1994, the FCC adopted "going forward" rules that provided cable operators with the ability to offer new product tiers priced as operators elect, provided certain limited conditions are met, permit cable operators to add new channels at reasonable prices to existing cable programming service tiers, and created an additional option pursuant to which small cable operators may add channels to cable programming service tiers.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

In May 1995, the FCC adopted small company rules that provided small systems regulatory relief by implementing an abbreviated cost of service rate calculation method. Using this methodology, for small systems seeking to establish rates no higher than $1.24 per channel, the rates are deemed to be reasonable.

In February 1996, the Telecommunications Act of 1996 ("1996 Act") was enacted which, among other things, deregulated cable rates for small systems on their programming tiers.

Federal law is expected to eliminate the regulation of rates for non-basic cable programming service tiers after March 31, 1999.

Management of the Partnership believes they have complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including rate setting provisions. To date, the FCC's regulations have not had a material adverse effect on the Partnership due to the lack of certifications by the local franchising authorities. Several rate complaints have been filed against the Partnership with the FCC. However, management does not believe this matter will have a material adverse impact on the Partnership.

(9) COMMITMENTS AND CONTINGENCIES

      The Partnership has been named as a defendant in a class action lawsuit in the state of Illinois, challenging the Partnership's policy for charging late payment fees when customers fail to pay for subscriber services in a timely manner. The Partnership is currently in settlement negotiations with the plaintiffs and expects the litigation to be settled by the end of the year. However, management does not believe the ultimate outcome of this matter will have a material adverse effect on its financial condition.

(10) EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (UNAUDITED)

      On April 29, 1999, the Partnership entered into a definitive agreement to sell its cable television system assets to Mediacom LLC for $740 million, subject to adjustment for subscriber benchmarks and other pro-rations in the normal course. The sale is expected to occur in the fourth quarter of 1999 subject to regulatory and other customary approvals.

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Mediacom have not changed since the date hereof.

Until       , 1999 (25 days after the date of this prospectus), all dealers, that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

      Section 420 of the New York Limited Liability Company Law (the "New York Act") empowers a limited liability company to indemnify and hold harmless, and advance expenses to, any member, manager or other person, or any testator or intestate of such member, manager or other person, from and against any and all claims and demands whatsoever; provided, however, that no indemnification may be made to or on behalf of any member, manager or other person if a judgment or other final adjudication adverse to such member, manager or other person establishes (a) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

      Section 15.2 of Mediacom's Third Amended and Restated Operating Agreement (the "Operating Agreement") provides as follows:

        The Company shall, to the fullest extent permitted by the New York Act, indemnify and hold harmless each Member or any of their respective shareholders, members, partners, officers, directors, employees or control persons (as such term is defined in the Securities Act) of such Members and any of the members of the Executive Committee (collectively, the "Indemnified Persons") against all claims, liabilities and expenses of whatever nature relating to activities undertaken in connection with the Company, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel, accountants' an experts' and other fees, costs and expenses reasonably incurred in connection with the investigation, defense or disposition (including by settlement) of any action, suit or other proceeding, whether civil or criminal, before any court or administrative body in which such Indemnified Person may be or may have been involved, as a party or otherwise, or with which such Indemnified Person may be or may have been threatened, while acting as such Indemnified Person, provided that no indemnity shall be payable hereunder against any liability incurred by such Indemnified Person by reason of such Indemnified Person's gross negligence, fraud or willful violation of the law or the Operating Agreement or with respect to any matter as to which such Indemnified Person shall have been adjudicated not to have acted in good faith.

      Article 7, Section 722 of the New York Business Corporation Law (the "Business Corporation Law") empowers a corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

      Section 722 also empowers a corporation to indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

      Section 7 of the Mediacom Capital's Certificate of Incorporation provides as follows:

        The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.

      Article VII of Mediacom Capital's By-Laws provides as follows:

        The Corporation shall indemnify any person to the full extent permitted, and in the manner provided, by the New York Business Corporation Law, as the same now exists or may hereafter be amended.

Item 21. Exhibits and Financial Statement Schedules.

      (a) Exhibits

      The following exhibits are filed as part of this Registration Statement:

 Exhibit
 Number                           Exhibit Description
 -------                          -------------------
  2.1    Asset Purchase and Sale Agreement, dated as of May 23, 1996, by and between Mediacom California LLC and Booth American Company(/1/)
  2.2    Asset Purchase Agreement, dated as of August 29, 1996, between
         Mediacom and Saguaro Cable TV Investors, L.P.(/1/)
  2.3    Asset Purchase Agreement, dated as of August 29, 1996, between
         Mediacom California LLC and Valley Center Cablesystems, L.P.(/1/)
  2.4    Asset Purchase Agreement, dated as of December 24, 1996, by and between Mediacom and American Cable TV Investors 5, Ltd.(/1/)
  2.5    Asset Purchase Agreement, dated May 22, 1997, between Mediacom
         California LLC and CoxCom, Inc.(/1/)
  2.6    Asset Purchase Agreement, dated September 17, 1997, between Mediacom
         California LLC and Jones Cable Income Fund 1-B/C Venture(/1/)

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
  2.7    Asset Purchase Agreement, dated August 29, 1997, among Mediacom, U.S.
         Cable Television Group, L.P., ECC Holding Corporation, Missouri Cable
         Partners, L.P. and Cablevision Systems Corporation(/1/)
  2.8    Asset Purchase Agreement, dated June 24, 1998, among Mediacom
         Southeast, Mediacom, Bootheel Video, Inc. and CSC Holdings(/2/)
  2.9    Asset Purchase Agreement, dated April 29, 1999 between Mediacom and
         Triax Midwest Associates, L.P.(/3/)
  2.10   Stock Purchase Agreement, dated May 25, 1999 among Mediacom, Charles
         D. Zylstra, Kara M. Zylstra and Trusts created under the Will dated
         June 3, 1982 of Roger E. Zylstra, deceased, for the benefit of Charles
         D. Zylstra and Kara M. Zylstra(/4/)
  3.1(a) Articles of Organization of Mediacom filed July 17, 1995(/1/)
  3.1(b) Certificate of Amendment of the Articles of Organization of Mediacom
         filed December 8, 1995(/1/)
  3.2    Third Amended and Restated Operating Agreement of Mediacom(/1/)
  3.3    Certificate of Incorporation of Mediacom Capital filed March 9,
         1998(/1/)
  3.4    By-Laws of Mediacom Capital(/1/)
  3.5    Certificate of Formation of Mediacom Arizona LLC filed September 5,
         1996(/1/)
  3.6    Operating Agreement of Mediacom Arizona LLC(/1/)
  3.7    Certificate of Formation of Mediacom California LLC filed November 22,
         1995(/1/)
  3.8    Operating Agreement of Mediacom California LLC(/1/)
  3.9    Certificate of Formation of Mediacom Delaware LLC filed December 27,
         1996(/1/)
  3.10   Operating Agreement of Mediacom Delaware LLC(/1/)
  3.11   Certificate of Formation of Mediacom Southeast LLC filed August 21,
         1997(/1/)
  3.12   Operating Agreement of Mediacom Southeast LLC(/1/)
  4.1(a) Indenture, dated as of February 26, 1999, between Mediacom, Mediacom
         Capital and Bank of Montreal Trust Company, as Trustee(/2/)
  4.1(b) Exchange and Registration Rights Agreement dated February 26, 1999 between Mediacom, Mediacom Capital and Chase Securities, Inc.(/2/)
  4.1(c) Purchase Agreement dated February 19, 1999 between Mediacom, Mediacom
         Capital and Chase Securities, Inc.(/2/)
  5.1    Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C. regarding the validity of the Exchange Notes, including consent
  8.1    Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C. regarding material federal income tax matters, including consent

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.1    Management Agreement dated as of December 27, 1996 by and between
         Mediacom Arizona LLC and Mediacom Management(/1/)
 10.2    First Amended and Restated Management Agreement dated December 27,
         1996 by and between Mediacom California LLC and Mediacom
         Management(/1/)
 10.3    Management Agreement dated June 24, 1997 by and between Mediacom
         Delaware LLC and Mediacom Management(/1/)
 10.4    Management Agreement dated January 23, 1998 by and between Mediacom
         Southeast LLC and Mediacom Management(/1/)
 10.5(a) Second Amended and Restated Credit Agreement dated as of June 24, 1997 for the Western Credit Facility(/1/)
 10.5(b) Amendment No. 1 to the Western Credit Facility dated as of January 13,
         1998(/1/)
 10.5(c) Amendment No. 2 to the Western Credit Facility dated as of March 24,
         1998(/1/)
 10.5(d) Amendment No. 3 to the Western Credit Facility dated as of July 1,
         1998(/2/)
 10.5(e) Amendment No. 4 to the Western Credit Facility dated as of January 26,
         1999(/2/)
 10.6(a) Credit Agreement dated as of January 23, 1998 for the Southeast Credit
         Facility(/1/)
 10.6(b) Amendment No. 1 to the Southeast Credit Facility dated as of March 24,
         1998(/1/)
 10.6(c) Amendment No. 2 to the Southeast Credit Facility dated as of July 1,
         1998(/2/)
 10.6(d) Amendment No. 3 to the Southeast Credit Facility dated as of January
         26, 1999(/2/)
 10.7    Indenture, dated as of April 1, 1998, between Mediacom, Mediacom
         Capital and Bank of Montreal Trust Company, as Trustee(/1/)
 12.1    Computation of the Deficiency of Earnings to Fixed Charges
 21.1    Subsidiaries of Mediacom
 23.1    Consent of Arthur Andersen LLP
 23.2    Consent of Arthur Andersen LLP
 23.3    Consent of KPMG LLP
 23.5    Consents of Cooperman Levitt Winikoff Lester & Newman, P.C. (included in Exhibits 5.1 and 8.1)
 24.1    Powers of Attorney (included as part of signature pages)
 25.1    Statement of Eligibility on Form T-1 of Trustee
 27.1    Financial Data Schedule
 99.1    Form of Letter of Transmittal with respect to the Exchange Offer

-----------------------------
(/1/)Filed as an exhibit to Registrants' Registration Statement on Form S-4
  (File No. 333-57285).
(/2/)Filed as an exhibit to Registrants' Annual Report on Form 10-K for the fiscal year ended December 31, 1998.
(/3/)Filed as an exhibit to Registrants' Quarterly Report on Form 10-Q for the
  quarterly period ended March 31, 1999.
(/4/)Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.

      (b) Financial Statement Schedules

      None.

Item 22. Undertakings.

      Mediacom LLC and Mediacom Capital Corporation (the "Registrants") hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

      The undersigned Registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrants undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      The Registrants undertake that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrants hereby undertake that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Middletown, State of New York, on August 25, 1999.

                                          MEDIACOM LLC

                                                   /s/ Rocco B. Commisso
                                          By: _________________________________
                                                 Rocco B. Commisso Manager

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Rocco B. Commisso and Mark E. Stephan as such person's true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              Signature                            Title                   Date
              ---------                            -----                   ----

        /s/ Rocco B. Commisso          Manager, Chairman and          August 25, 1999
______________________________________  Chief Executive Officer
          Rocco B. Commisso             (principal executive
                                        officer)

         /s/ Mark E. Stephan           Senior Vice President,         August 25, 1999
______________________________________  Chief Financial Officer and
           Mark E. Stephan              Treasurer (principal
                                        financial officer and
                                        principal accounting
                                        officer)

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Middletown, State of New York, on August 25, 1999.

                                          MEDIACOM CAPITAL CORPORATION

                                                   /s/ Rocco B. Commisso
                                          By: _________________________________
                                                Rocco B. Commisso President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Rocco B. Commisso and Mark E. Stephan as such person's true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              Signature                            Title                   Date
              ---------                            -----                   ----

        /s/ Rocco B. Commisso          Chief Executive Officer,       August 25, 1999
______________________________________  President and Director
          Rocco B. Commisso             (principal executive
                                        officer)

         /s/ Mark E. Stephan           Chief Financial Officer,       August 25, 1999
______________________________________  Treasurer and Secretary
           Mark E. Stephan              (principal financial
                                        officer and principal
                                        accounting officer)